EXHIBIT 10.2

EXECUTION VERSION

AMENDED AND RESTATED

ASSET-BASED REVOLVING CREDIT AGREEMENT

Dated as of January 30, 2015

among

Albertson’s LLC,

as the Lead Borrower

Albertsons Holdings LLC,

as Holdco

for

The Borrowers Named Herein

The Guarantors Named Herein

Bank of America, N.A.,

as Administrative Agent and Collateral Agent

and

The Lenders Party Hereto

Bank of America, N.A.,

Citibank, N.A.,

Credit Suisse Securities (USA) LLC,

Morgan Stanley Senior Funding, Inc.,

Barclays Bank PLC,

Deutsche Bank Securities Inc.,

PNC Capital Markets LLC,

SunTrust Bank

and

U.S. Bank National Association,

as Co-Syndication Agents

Capital One Business Credit Corp.

Regions Bank

TD Bank, N.A.

Wells Fargo Bank, National Association,

as Co-Documentation Agents

Bank of America, N.A.,

Citigroup Global Markets Inc.,

Credit Suisse Securities (USA) LLC,

Morgan Stanley Senior Funding, Inc.,

Barclays Bank PLC,

Deutsche Bank Securities Inc.,

PNC Capital Markets LLC,

SunTrust Robinson Humphrey, Inc.

and

U.S. Bank National Association,

as Joint Lead Arrangers and Joint Bookrunners

-i-

-ii-

-iii-

-iv-

SCHEDULES

1.01	Borrowers
1.02	Accounting Periods
1.03	Real Estate Subsidiaries
1.04	Unrestricted Subsidiaries
1.05	L/C Issuer Sublimit
2.01	Commitments and Applicable Percentages
2.03(a)	Existing Letters of Credit
4.01	Restatement Effective Date Documents
5.01	Loan Parties Organizational Information
5.06	Litigation
5.09	Environmental Matters
5.12	Subsidiaries; Other Equity Investments
5.16	Intellectual Property Matters
5.18	Collective Bargaining Agreements
5.20(a)	DDAs
5.20(b)	Credit Card Arrangements
5.23	Material Contracts
5.27	Participation Agreements
6.02	Financial and Collateral Reporting
6.20	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Revolving Note
C-2	Swing Line Note
D	Assignment and Assumption
E	Borrowing Base Certificate
F	Solvency Certificate
G	U.S. Tax Compliance Certificate
H	Intercreditor Agreement
I	Facility Guaranty
J	Security Agreement

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ASSET-BASED REVOLVING CREDIT AGREEMENT

This AMENDED AND RESTATED ASSET-BASED REVOLVING CREDIT AGREEMENT (“Agreement”) is entered into as of January 30, 2015 among Albertson’s LLC, a Delaware limited liability company (the “Lead Borrower”), the Persons named on Schedule 1.01 hereto (together with the Lead Borrower and each other Person that becomes a Borrower hereunder in accordance with the terms hereof, collectively, the “Borrowers”), Albertsons Holdings LLC (“Holdco”), the Guarantors, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Bank of America, N.A. as Administrative Agent and Collateral Agent; and the Co-Syndication Agents and Co-Documentation Agents (each as defined herein).

PRELIMINARY STATEMENTS

WHEREAS, Holdco, the Borrowers, the Agents, and certain Lenders are party to that certain Asset-Based Revolving Credit Agreement dated as of March 21, 2013 (as amended on September 19, 2013, as supplemented by an increase joinder on December 27, 2013, and amended on August 22, 2014, the “Existing Credit Agreement”).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“AB LLC” means AB Acquisition LLC, a Delaware limited liability company.

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain an Excess Availability Percentage at least equal to fifteen percent (15%). For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing (i) so long as such Event of Default has not been waived, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to achieve the Excess Availability Percentage as required hereunder, until the Excess Availability Percentage has exceeded fifteen percent (15%) for thirty (30) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“Accommodation Payment” has the meaning provided in Section 10.20(d).

“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation whether or not constituting “accounts” as defined in the UCC, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” includes Health-Care-Insurance Receivables (as defined in the UCC).

“Accounting Period” means, subject to Section 7.13, Holdco’s four (4) week accounting periods as set forth on Schedule 1.02 hereto.

“ACH” means automated clearing house transfers.

“Acquisition” means, with respect to any Person (a) a purchase of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition of any Store locations or other operating assets of any Person (other than Stores received in an exchange or acquired with the proceeds of a Disposition described in clause (q) of the definition of “Permitted Dispositions”), in each case, for which the aggregate consideration payable in connection with such acquisition or group of transactions which are part of a common plan is $75,000,000 or more.

“Additional Commitment Lender” has the meaning provided in Section 2.15(d).

“Additional Commitments” has the meaning provided in Section 2.15(a).

“Adjusted LIBOR Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent (1%)) equal to the LIBOR Rate for such Interest Period multiplied by the Statutory Reserve Rate. The Adjusted LIBOR Rate will be adjusted automatically as to all LIBOR Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Adjusted Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, and (b) (i) before and after giving effect to such transaction or payment, the Excess Availability Percentage will be equal to or greater than seventeen and a half percent (17.5%), (ii) after giving effect to such transaction or payment, the Excess Availability Percentage is projected to be equal to or greater than seventeen and a half percent (17.5%) for the subsequent thirteen (13) four (4) week Accounting Periods, and (iii) the pro forma Consolidated Fixed Charge Coverage Ratio calculated for the most recently ended trailing thirteen (13) four (4) week Accounting Period for which financial statements were required to be delivered pursuant to Section 6.01 hereof, after giving effect to such transaction or payment shall be greater than 1.00:1.00. Prior to undertaking any transaction or payment which is subject to the Adjusted Payment Conditions, the Loan Parties shall deliver to the Administrative Agent an officer’s certificate (1) confirming that no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment and (2) setting forth calculations showing satisfaction of the conditions contained in clause (b) above (which, with respect to the projected Excess Availability Percentage shall be on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Administrative Agent).

“Adjustment Date” means the first day of each Quarterly Accounting Period, commencing with the first such day following the second full Quarterly Accounting Period ending after the Restatement Effective Date.

“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent hereunder.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (b) any director, officer, managing member, partner, trustee, or beneficiary of that Person, and (c) any Person which beneficially owns or holds ten percent (10%) or more of any class of Voting Stock of such Person; provided that it is understood that SVU shall not be deemed an Affiliate of any Loan Party solely due to the transactions contemplated by the Transition Services Agreement or other relationships, facts or circumstances existing on the Restatement Effective Date (including, but not limited to, representation on the board of directors of SVU).

“Affiliated Debt Fund” means a Sponsor Affiliated Lender that is a bona fide diversified debt fund that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Agent(s)” means, individually, the Administrative Agent, the Collateral Agent, the Arrangers, the Co-Syndication Agents, and the Co-Documentation Agents, and collectively means all of them.

“Agent Parties” has the meaning provided in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders. As of the Restatement Effective Date, the Aggregate Commitments total $3,000,000,000.

“Agreement” means this Credit Agreement.

“Albertson’s Credit Card” means any private label credit card issued by any Loan Party to customers or prospective customers.

“Albertson’s Group” means, collectively, Holdco and its Subsidiaries (but excluding, for all purposes other than the financial statements, Unrestricted Subsidiaries).

“Albertson’s Private Label Accounts” means mean all Accounts (including rights to payment of finance charges, interest or fees) due to any Loan Party pursuant to an Albertson’s Credit Card and any revolving charge accounts maintained by any Loan Party for any of its retail customers.

“Allocable Amount” has the meaning provided in Section 10.20(d).

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means:

(a) From and after the Restatement Effective Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid below; and

(b) From and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Excess Availability Percentage for the most recent Quarterly Accounting Period ended immediately preceding such Adjustment Date; provided, however, if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such other rate for any applicable periods and shall be due and payable within ten (10) Business Days after demand from the Administrative Agent if such other rate would have been higher.

Level	Average Daily Excess Availability Percentage	LIBOR Margin	Base Rate Margin
I	Greater than 66%	1.50%	0.50%
II	Less than or equal to 66% but greater than or equal to 20%	1.75%	0.75%
III	Less than 20%	2.00%	1.00%

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments of any Class represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 2.06 or Section 8.02 or if the Aggregate Commitments of a Class have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, at any time of calculation, (a) with respect to Commercial Letters of Credit, a per annum rate equal to 50% of the Applicable Margin for Loans which are LIBOR Rate Loans, and (b) with respect to Standby Letters of Credit, a per annum rate equal to the Applicable Margin for Loans which are LIBOR Rate Loans.

“Appraised Value” means (a) with respect to Eligible Inventory, Eligible Perishable Inventory and Eligible Pharmacy Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of such Eligible Inventory, Eligible Perishable Inventory or Eligible Pharmacy Inventory as set forth in the Loan Parties’ inventory stock ledger, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Administrative Agent and (b) with respect to the Loan Parties’ Scripts, the average per-script orderly liquidation value of the Loan Parties’ Scripts as set forth in the most recent appraisal of the Loan Parties’ Scripts conducted by an independent appraiser reasonably satisfactory to the Administrative Agent.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages any Fund that is a Lender.

“Arranger(s)” means Bank of America, N.A., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Deutsche Bank Securities Inc., PNC Capital Markets LLC, SunTrust Robinson Humphrey, Inc. and U.S. Bank National Association, in their capacities as joint lead arrangers and joint bookrunners.

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of March 21, 2013, by and among the Lead Borrower, NAI and certain subsidiaries of NAI.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds administered, advised or managed by the same entity or entities that are Affiliates of one another.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the financial statements of Lead Borrower and Safeway delivered pursuant to Section 4.01(e)(i).

“Auto-Extension Letter of Credit” has the meaning provided in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Restatement Effective Date to the earliest of (a) the day immediately preceding the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items that are addressed or excluded through eligibility criteria, such reserves as the Administrative Agent implements on the Restatement Effective Date and from time to time determines in its Permitted Discretion as being appropriate, based on events, conditions, or circumstances which arose after the Original Closing Date or of which the Administrative Agent first became aware after the Original Closing Date, (a) to reflect the impediments to the Agents’ ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect the value of any component of the Borrowing Base, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Administrative Agent’s Permitted Discretion (but are not limited to), reserves based on (i) any rental payments, service charges or other amounts due or to become due to lessors of real property to the extent Inventory or Records are located in or on such property or such Records are needed to monitor or otherwise deal with the Collateral (other than for locations where Administrative Agent has received a Collateral Access Agreement executed and delivered by the owner and lessor of such real property); provided that, the Availability Reserves established pursuant to this clause (i) as to retail store locations that are leased shall not exceed at any time the aggregate of amounts payable for the next one (1) month to the lessors of such retail store locations, and only with respect to retail store locations in those States where any right of the lessor to Inventory may be pari passu with or have priority over the Lien of Administrative Agent therein; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii)

outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, and other Taxes or claims of the PBCG (in each case to the extent such Taxes and other governmental charges are due and payable (except if being contested in good faith in appropriate proceedings and for which adequate reserves have been taken)) which have priority over the Liens of the Collateral Agent in the Collateral; (iv) salaries, wages and benefits due to employees of any Borrower; (v) Customer Credit Liabilities; (vi) customer deposits; (vii) reserves for reasonably anticipated changes in Appraised Value between appraisals; (viii) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the Liens of the Collateral Agent in the Collateral, (ix) amounts due to vendors on account of consigned goods; (x) Cash Management Reserves; (xi) Bank Product Reserves; (xii) payables to vendors entitled to the benefits of PACA or PASA, or any similar statute or regulation; and (xiii) obligations with respect to money orders and lottery proceeds. The amount of any Availability Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by the Administrative Agent in good faith.

“Average Daily Excess Availability Percentage” means the average of the Excess Availability Percentages for each day of the immediately preceding Quarterly Accounting Period.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Product Reserves” means such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Bank Products” means any services or facilities provided to any Loan Party by any Agent, any Arranger, any Lender, or any of their respective Affiliates (or any Person that was an Agent, an Arranger, a Lender, or an Affiliate of an Agent, an Arranger or a Lender on the Restatement Effective Date or at the time it entered into such Bank Products), including, without limitation, on account of (a) Swap Contracts and (b) purchase cards, but excluding Cash Management Services and the Term Loans.

“Banker’s Acceptance” means a time draft or bill of exchange or other deferred payment obligation relating to a Commercial Letter of Credit which has been accepted by the Issuing Lender.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) the LIBOR Rate plus 1.0%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in Bank of America’s prime rate, the Federal Funds Rate or the LIBOR Rate, respectively, shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Blocked Account” has the meaning provided in Section 6.12(a)(ii).

“Blocked Account Agreement” means with respect to a deposit account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, establishing control (as defined in the UCC) of such account by the Collateral Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Dominion Trigger Event, to comply only with the instructions originated by the Collateral Agent without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated pursuant to Section 6.12(b), (c) or (d), other than any bank with whom a Blocked Account Agreement is not required to be, executed in accordance with the terms hereof.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower Materials” means materials and/or information provided by or on behalf of the Loan Parties hereunder.

“Borrowers” has the meaning provided in the introductory paragraph hereto. At the request of the Lead Borrower and with the consent of the Administrative Agent, any Restricted Subsidiary of Holdco that is a Domestic Subsidiary may be designated as a Borrower, subject to (i) executing and delivering a joinder agreement to this Agreement and such other documents as the Administrative Agent reasonably requests in which case such Borrower shall be jointly and severally liable with the other Borrowers for all Obligations under this Agreement and (ii) the Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act reasonably requested by the Lenders.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a) 90% multiplied by the face amount of Eligible Credit Card Receivables; plus

(b) 90% multiplied by the face amount of Eligible Pharmacy Receivables (net of Receivables Reserves applicable thereto); plus

(c) the lesser of (i) 85% multiplied by the Appraised Value of Scripts multiplied by the number of such Scripts, or (ii) the Script Cap; plus

(d) the Cost of Eligible Inventory (exclusive of Perishable Inventory and Eligible Pharmacy Inventory), net of Inventory Reserves, multiplied by 90% multiplied by the Appraised Value of Eligible Inventory (exclusive of Perishable Inventory and Eligible Pharmacy Inventory); plus

(e) the Cost of Eligible Pharmacy Inventory, net of Inventory Reserves, multiplied by 90% multiplied by the Appraised Value of Eligible Pharmacy Inventory; plus

(f) the lesser of (i) the Cost of Eligible Perishable Inventory, multiplied by 90% multiplied by the Appraised Value of Eligible Perishable Inventory, or (ii) the Perishables Cap; minus

(g) the then amount of all Availability Reserves.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit E hereto (with such changes therein as may be reasonably requested by the Administrative Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Administrative Agent.

“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of, or are in fact closed in, the state where the Agent’s office is located, except that if determination of Business Day shall relate to any LIBOR Rate Loans the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable LIBOR Rate market.

“Capital Expenditures” means, without duplication and with respect to the Albertson’s Group for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of the Albertson’s Group (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of the Albertson’s Group for such period, in each case prepared in accordance with GAAP; provided that Capital Expenditures shall not include (i) expenditures by the Albertson’s Group in connection with the Safeway Acquisition and Permitted Acquisitions, (ii) any such expenditure made to restore, replace or rebuild property, to the extent such expenditure is made with (x) Net Proceeds from a Disposition or (y) insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation and (iii) any such expenditure funded or financed with the proceeds of Permitted Indebtedness (other than any revolving indebtedness).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of any Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Casa Ley” means Casa Ley, S.A. de C.V.

“Cash Collateral Account” means a deposit or securities account established by one or more of the Loan Parties with Bank of America in the name of the Collateral Agent (or as the Collateral Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Collateral Agent, in which deposits are required to be made in accordance with Section 2.03(g) or 8.02(c).

“Cash Collateralize” has the meaning provided in Section 2.03(g). Derivatives of such term have corresponding meanings.

“Cash Management Reserves” means such reserves as the Administrative Agent, from time to time, determines in its Permitted Discretion reflecting the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any cash management services or facilities provided to any Loan Party by any Agent, any Arranger or any Lender or any of their respective Affiliates (or any Person that was an Agent, an Arranger, a Lender or an Affiliate of an Agent, an Arranger, or a Lender at the time it entered into Cash Management Services), including, without limitation: (a) ACH transactions, (b) controlled disbursement services, or treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, and (e) credit or debit cards.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the Restatement Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203, H.R. 4173), all Laws relating thereto and all interpretations and applications thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, for the purpose of this Agreement, be deemed to be adopted subsequent to the Restatement Effective Date.

“Change of Control” means an event or series of events by which:

(a) prior to a Qualified IPO, Equity Investors fail to own directly or indirectly, in the aggregate, more than fifty percent (50%) of the voting power of the total outstanding voting Equity Interests of Holdco; or

(b) subsequent to or in connection with a Qualified IPO, any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Equity Investors, acquires directly or indirectly, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), more than 50% of the total voting power of the voting Equity Interests of Holdco or any direct or indirect parent of Holdco; or

(c) Holdco fails at any time to own, directly or indirectly, of record and beneficially, 100% of the Equity Interests of the Lead Borrower and, after giving effect to the Safeway Acquisition, Safeway, in each case, free and clear of all Liens other than Permitted Encumbrances.

“Change of Control Purchase Offer” shall mean any offer to purchase the Existing Safeway Notes upon a “Change of Control Triggering Event” pursuant to the indenture and other documents governing the Existing Safeway Notes.

“Class,” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are the Loans pursuant to the initial Credit Extension, Loans pursuant to Additional Commitments or Extended Loans, (b) any Commitment, refers to whether such Commitment is a Commitment in respect of Loans pursuant to the initial Credit Extension or a Commitment in respect of a Class of Loans to be made pursuant to an Increase Joinder or an Extension Amendment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Loans pursuant to Additional Commitments and Extended Loans that have different terms and conditions shall be construed to be in different Classes.

“Co-Documentation Agents” means Capital One Business Credit Corp., Regions Bank, TD Bank, N.A., Wells Fargo Bank, National Association.

“Co-Syndication Agents” means Bank of America, N.A., Citibank, N.A., Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Deutsche Bank Securities Inc., PNC Capital Markets LLC, SunTrust Bank and U.S. Bank National Association.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Collateral Agent, which will exclude, for the avoidance of doubt, Excluded Property (including all Real Estate).

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agents executed by (a) a bailee or other Person in possession of Collateral, (b) a mortgagee in connection with Indebtedness secured by a mortgage on Real Estate, or (c) any landlord of Real Estate leased by any Loan Party (except any Stores), in each case, pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Collateral Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Collateral Agent with a reasonable time to Dispose of the Collateral, or remove the Collateral from such Real Estate, and (v) makes such other agreements with the Collateral Agent as the Agents may reasonably require.

“Collateral Agent” means Bank of America, acting in such capacity for its own benefit and the benefit of the other Credit Parties, and its successors hereunder.

“Collection Account” has the meaning provided in Section 6.12(e).

“Commercial Letter of Credit” means any letter of credit or similar instrument (including, without limitation, Bankers’ Acceptances) issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of Committed Loans of the same Type and Class and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning provided in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a Conversion of Committed Loans from one Type to the other, or (c) a continuation of LIBOR Rate Loans, pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit A.

“Company Material Adverse Effect” means any change, event, occurrence, development, effect, condition, circumstance or matter that, individually or in the aggregate, (i) has materially and adversely affected the assets, properties, business, financial condition or results of operation of Safeway and its Subsidiaries (as defined in the Safeway Merger Agreement), taken as a whole, or (ii) would reasonably be expected to prevent or materially impair or delay the performance by Safeway prior to the Effective Time (as defined in the Safeway Merger Agreement) of its obligations to consummate the transactions contemplated hereby; provided, however, that any change, event, occurrence, development, effect, condition, circumstance or matter resulting from or relating to any of the following shall not be considered, or taken into account in determining whether there has been a Company Material Adverse Effect: (a) except as it relates to clause (ii) above, the pendency, negotiation, consummation or public announcement of the Acquisition, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, Governmental Entities (as defined in the Safeway Merger Agreement) or employees; (b) global or national economic, monetary or financial conditions, including changes or developments in credit markets (including changes in prevailing interest or exchange rates), financial or securities markets (including the disruption thereof and any decline in the price of any security or market index), or economic, business or regulatory conditions anywhere in the world; (c) national or international political or social conditions; (d) the commencement, continuation or escalation of a war, armed hostilities or other international or national emergency, calamity or act of terrorism or any weather-related or other force majeure event or natural disaster or act of God or other comparable events or the worsening thereof; (e) any change in applicable Laws (as defined in the Safeway Merger Agreement), GAAP (as defined in the Safeway Merger Agreement), applicable stock exchange listing requirements, accounting principles or in the interpretation or enforcement thereof, in each case, after the Restatement Effective Date; (f) the industries in which Safeway and its Subsidiaries operate; (g) any failure to meet any internal or external projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (except that the underlying cause of any such failure may be considered and taken into account in determining whether there has been a Company Material Adverse Effect); (h) any action taken or not taken by Safeway or its Subsidiaries pursuant to the Safeway Merger Agreement (except as it relates to clause (ii) above) or at AB LLC’s written request; (i) the identity of, or any facts or circumstances relating to, the Parent Entities (as defined in the Safeway Merger Agreement) or their respective Subsidiaries or (j) any change, event, occurrence, development, effect, condition, circumstance or matter arising out of or relating to any action taken in compliance with Section 5.9 of the Safeway Merger Agreement; provided, that the incremental extent of any disproportionate change, event, occurrence, development, effect, condition, circumstance or matter described in clause (b), (c), (d), (e) or (f) with respect to Safeway and its Subsidiaries, taken as a whole, relative to other similarly situated Persons (as defined in the Safeway Merger Agreement) in the food and drug retail business may be considered and taken into account in determining whether there has been a Company Material Adverse Effect.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to the Consolidated Net Income of the Albertson’s Group for the most recently completed Measurement Period plus, without duplication, to the extent the same was deducted in calculating such Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Charges; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted under Section 7.09; plus

(5) the Original Closing Date Transaction Payments and the Restatement Date Transaction Payments; plus

(6) any expenses or charges (other than Consolidated Non-cash Charges) related to any issuance of Equity Interests, Investment, Acquisition, Disposition, recapitalization or the incurrence or repayment or amendment of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful or meeting the dollar amount thresholds specified herein), including (i) such fees, expenses or charges related to the issuance of the Loans, the Term Loan Facility Indebtedness, (ii) any amendment or other modification of this Agreement or other Indebtedness, and (iii) commissions, discounts, yield or other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(7) the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(8) any costs or expense incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Lead Borrower or Safeway or the net cash proceeds of an issuance of Equity Interests of the Lead Borrower or Safeway (other than Disqualified Stock); plus

(9) the amount of any minority interest expense consisting of income of a Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in such period in calculating Consolidated Net Income, net of any cash distributions made to such third parties in such period; plus

(10) any unusual, non-recurring or extraordinary expenses, losses or charges;

less, without duplication, (i) non-cash income or gain increasing Consolidated Net Income for such period, excluding any such items to the extent they represent (1) the reversal in such period of an accrual of, or reserve for, potential cash expense in a prior period, (2) any non-cash gains with respect to cash actually received in a prior period to the extent such cash did not increase Consolidated Net Income in a prior period or (3) items representing ordinary course accruals of cash to be received in future periods; plus (ii) any net gain from discontinued operations or net gains from the disposal of discontinued operations to the extent increasing Consolidated Net Income.

In addition, to the extent not already included in the Consolidated Net Income of Albertson’s Group, notwithstanding anything to the contrary in the foregoing, Consolidated EBITDA shall include the amount of net cash proceeds received by or contributed to the Borrowers and their Restricted Subsidiaries from business interruption insurance.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for the specified period minus (ii) Capital Expenditures made during such period, minus (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash by the Albertson’s Group during such period to (b) Debt Service Charges for such period, in each case, of or by the Albertson’s Group, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts or agreements governing Hedging Obligations, but excluding any non-cash or deferred interest or Swap Contract or Hedging Obligation costs and (b) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case of or by the Albertson’s Group for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any Measurement Period, the aggregate of the Net Income of the Albertson’s Group for such period, determined on a Consolidated basis in accordance with GAAP; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Lead Borrower) shall be excluded;

(4) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(5) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6) an amount equal to the maximum amount of tax distributions permitted to be made to the holders of Equity Interests of such Person or any parent company of such Person in respect of such period in accordance with Section 7.06(i) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(7) (a) the non-cash portion of “straight-line” rent expense shall be excluded and (b) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included;

(8) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of ASC 830 shall be excluded;

(9) the income (or loss) of any non-consolidated entity during such Measurement Period in which any other Person has a joint interest shall be excluded, except to the extent of the amount of cash dividends or other distributions actually paid in cash to any of the Albertson’s Group during such period, and

(10) the income (or loss) of a Subsidiary during such Measurement Period and accrued prior to the date it becomes a Subsidiary of any of the Albertson’s Group or is merged into or consolidated with any of the Albertson’s Group or that Person’s assets are acquired by any of the Albertson’s Group shall be excluded.

“Consolidated Non-cash Charges” means, with respect to the Albertson’s Group for any period, the aggregate depreciation, amortization, impairment, compensation, rent and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP (including non-cash charges resulting from purchase accounting in connection with the Transactions, the Restatement Date Transactions or with any Acquisition or Disposition that is consummated after the Original Closing Date), but excluding (i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives under ASC 815 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“Consolidated Taxes” means, with respect to the Albertson’s Group on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes and including, without duplication, an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 7.06(i), which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Contribution Indebtedness” means Indebtedness, Disqualified Stock or Preferred Stock of Holdco or any of its Subsidiaries in an aggregate principal amount not greater than the aggregate amount of cash contributions made to the capital of the Borrowers or the Guarantors, provided that:

(1) such Contribution Indebtedness shall be Indebtedness with a stated maturity later than the stated maturity of the Revolving Loans at such time, and

(2) such Contribution Indebtedness (a) is incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Committed Loans of one Type into Committed Loans of the other Type.

“Corrective Extension Amendment” has the meaning specified in Section 2.16(e).

“Cost” means the lower of cost or market value of Inventory, based upon the Borrowers’ accounting practices used in preparation of the Lead Borrower’s financial statements, which practices are in effect on the Restatement Effective Date (or as may be modified in accordance with changes in GAAP or industry standard). “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold.

“Covenant Trigger Event” means either (a) the occurrence and continuance of any Event of Default, (b) the failure of the Borrowers to maintain Excess Availability Percentage of at least 10% at any time or (c) Excess Availability is less than $200,000,000 at any time. For purposes of this Agreement, the occurrence of a Covenant Trigger Event shall be deemed continuing (i) so long as such Event of Default is continuing and has not been waived and/or (ii) if the Covenant Trigger Event arises as a result of the Borrowers’ failure to achieve Excess Availability or Excess Availability Percentage as required hereunder, until the date Excess Availability Percentage shall have been not less than 10% for thirty (30) consecutive days and Excess Availability shall have been not less than $200,000,000 for thirty (30) consecutive days. The termination of a Covenant Trigger Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Trigger Event in the event that the conditions set forth in this definition again arise.

“Credit Card Issuer” means any Person (other than a Loan Party) who issues or whose members issue credit cards or debit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. or Discover Financial Services, Inc.

“Credit Card Notifications” has the meaning provided in Section 6.12(a)(ii).

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means each right to payment, whether or not it constitutes a “payment intangible” or an “Account” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or by a Credit Card Processor to a Loan Party resulting from purchases by a customer of a Loan Party using credit or debit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates which provide Bank Products or Cash Management Services to the Loan Parties or any of their Subsidiaries, (ii) each Agent, (iii) each L/C Issuer, (iv) each Arranger, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, Bank Product or Cash Management Service, (vi) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Cure Amount” has the meaning specified in Section 8.04(a).

“Cure Expiration Date” has the meaning provided in Section 8.04(a).

“Cure Right” has the meaning provided in Section 8.04(a).

“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits of the Borrowers.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debt Refinancing” means all obligations under any Indebtedness of Safeway and its Subsidiaries other than Indebtedness permitted under this Agreement shall have been repaid on the Restatement Effective Date, and all Liens securing such indebtedness shall have been released.

“Debt Service Charges” means for any Measurement Period, the sum of (a) Consolidated Interest Charges (other than Escrow Interest Expenses) paid in cash or required to be paid in cash for such Measurement Period (net of interest income for such Measurement Period), plus (b) the scheduled principal payments required to be made in cash on account of Indebtedness (excluding the Obligations, and any Synthetic Lease Obligations, but including, without limitation, the principal portion of scheduled payments of Capital Lease Obligations) for such Measurement Period, in each case determined on a Consolidated basis for the Albertson’s Group in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the giving of any notice or passage of time or both would constitute an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans, plus (iii) 2% per annum; provided, however, that with respect to a LIBOR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 9.16(f), any Lender that, as determined by the Administrative Agent, (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder (other than as a result of a good faith dispute), (b) has notified any Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due (other than as a result of a good faith dispute), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any

Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Acquisition” means any Acquisition that is not, in accordance with the agreement governing such Acquisition, subject to a financing contingency and that has been designated by the Lead Borrower in writing to the Agent as a “Designated Acquisition” which designation shall include a description of any Indebtedness (the “Designated Indebtedness”) expected to be incurred to finance such Designated Acquisition.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject or target of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, assignment, exclusive license, lease or other disposition (including any sale and leaseback transaction) (whether in one transaction or in a series of transactions) of any property by any Person, including (i) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (ii) any sale, transfer, assignment, or other disposition of any Equity Interests of another Person, but, for the avoidance of doubt, not the issuance by such Person of its Equity Interests.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, in each case, on or prior to the date that is 91 days after the date set forth in clause (a) of the definition of Maturity Date; provided, however, that (a) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (b) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of Holdco or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdco or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require Holdco or its Subsidiaries to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.

“Divested Properties” means the stores required to be divested, transferred or otherwise sold by the Albertson’s Group in connection with the Safeway Acquisition pursuant to an agreement with or order issued by the Department of Justice, the Federal Trade Commission or similar regulatory authority.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of a Borrower that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Dominion Trigger Event” means either (a) the occurrence and continuance of any Event of Default, (b) the failure of the Borrowers to maintain Excess Availability Percentage of at least 12.5% for three (3) consecutive Business Days or (c) Excess Availability is less than $275,000,000 at any time. For purposes of this Agreement, the occurrence of a Dominion Trigger Event shall be deemed continuing (i) so long as such Event of Default is continuing and has not been waived and/or (ii) if the Dominion Trigger Event arises as a result of the Borrowers’ failure to achieve Excess Availability or Excess Availability Percentage as required hereunder, until the date Excess Availability Percentage shall have been not less than 12.5% and Excess Availability shall have been not less than $275,000,000, in each case, for thirty (30) consecutive days; provided a Dominion Trigger Event may be discontinued only once in any period of thirteen (13) consecutive four (4) week Accounting Periods notwithstanding that the Event of Default has been waived or is no longer continuing or that Excess Availability and the Excess Availability Percentage shall have been not less than the amounts required above for thirty (30) consecutive days. The termination of a Dominion Trigger Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Dominion Trigger Event in the event that the conditions set forth in this definition again arise.

“Earn-Out Obligations” means, with respect to any Acquisition, all obligations of any Loan Party or any Subsidiary thereof to make any cash earn-out payment, performance payment or similar obligation that is payable only in the event certain future performance goals are achieved with respect to the assets or business acquired pursuant to the documentation relating to such Acquisition, but excluding any working capital adjustments, indemnity obligations or payments for services or licenses provided by such sellers in such Acquisition.

“Eastern Division Assets” shall mean the assets, operations and real estate relating to the stores constituting the Eastern Division of Safeway to be disposed of pursuant to the Eastern Division Sale Agreement (including the Equity Interests of NAI Saturn Eastern LLC, the Subsidiary of Safeway that owns such assets, operations and real estate).

“Eastern Division Sale” means the sale of the Eastern Division Assets to NAI pursuant to the Eastern Division Sale Agreement.

“Eastern Division Sale Agreement” means the Membership Interest Purchase Agreement, to be entered into contemporaneously with the closing of the Safeway Acquisition, by and between NAI and Safeway, pursuant to which Safeway will sell the Eastern Division Assets to NAI.

“Eligible Assignee” means, subject to Section 10.06(b) hereof, (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or entity engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by the Administrative Agent, provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries or any competitor of a Loan Party identified in writing by the Lead Borrower to the Administrative Agent prior to the effective time of the applicable assignment, provided further that, notwithstanding the foregoing, Sponsor Affiliated Lenders may hold up to ten percent (10%) of the Aggregate Commitments and of the Obligations.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from a Credit Card Issuer and/or a Credit Card Processor, and in each case originated in the ordinary course of business of such Loan Party, and (ii) in each case is acceptable to the Administrative Agent in its Permitted Discretion, and is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (i) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, an Account shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication of any Reserve or of any of clauses (a) through (i) below or otherwise, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer, a Credit Card Processor or Credit Card Issuer pursuant to the terms of any agreement or understanding); provided that setoffs of fees and chargebacks of the applicable Credit Card Issuer or Credit Card Processor in the ordinary course of business (or as a result of changes in the policies of the applicable Credit Card Issuer or Credit Card Processor applicable to its customers generally) shall not reduce the face amount of an Account and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable but only as long as such Credit Card Receivable falls within any of the following categories:

(a) Credit Card Receivables which do not constitute an “Account” or a “payment intangible” (as defined in the UCC);

(b) Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c) Credit Card Receivables (i) that are not subject to a perfected first-priority security interest in favor of the Collateral Agent (it being the intent that chargebacks in the ordinary course by Credit Card Processors or Credit Card Issuers shall not be deemed violative of this clause) (other than Permitted Encumbrances not having priority over the Lien of the Collateral Agent), or (ii) with respect to which a Loan Party does not have good and valid title thereto, free and clear of any Lien (other than Liens granted to the Collateral Agent pursuant to the Security Documents and Permitted Encumbrances not having priority over the Lien of the Collateral Agent);

(d) Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback (other than offset of fees and chargebacks of the applicable Credit Card Processor or Credit Card Issuer in the ordinary course (or as a result of changes in the policies of the applicable Credit Card Processor applicable to its customers generally) has been asserted (to the extent of such disputed amount, claim, counterclaim, offset or chargeback);

(e) Credit Card Receivables as to which the Credit Card Processor has the right under certain circumstances existing as of any date of determination to require a Loan Party to repurchase the Accounts from such Credit Card Processor;

(f) Credit Card Receivables due from a Credit Card Processor or Credit Card Issuer of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;

(g) Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable issuer with respect thereto;

(h) Credit Card Receivables which do not conform in all material respects to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(i) Credit Card Receivables which the Administrative Agent determines in its Permitted Discretion to be uncertain of collection due to the creditworthiness of the applicable Credit Card Issuer or Credit Card Processor; or

(j) Credit Card Receivables which are subject to any receivables financing facility or securitization arrangement, including any Receivables Financing.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, items of Inventory of a Loan Party that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Loan Parties’ business that, except as otherwise agreed by the Administrative Agent in its Permitted Discretion, (A) complies in all material respects with each of the representations and warranties respecting Inventory made by the Loan Parties in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below. The following items of Inventory shall not be included in Eligible Inventory, but only so long as such Inventory falls within any of the following categories:

(a) Inventory that is not solely owned by a Loan Party or a Loan Party does not have good and valid title thereto;

(b) Inventory that is leased by or is on consignment to a Loan Party or which is consigned by a Loan Party to a Person which is not a Loan Party;

(c) Inventory that is not located in the United States of America (excluding territories or possessions of the United States);

(d) Inventory that is not at a location that is owned or leased by a Loan Party, except (i) Inventory in transit between such owned or leased locations, or (ii) to the extent that (x) the Loan Parties have furnished the Administrative Agent with any UCC financing statements or other documents that are necessary to perfect its security interest in such Inventory at such location, and (y) if requested by the Administrative Agent, the Loan Parties have used commercially reasonable efforts to cause the Person owning any such location to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Administrative Agent (failing which the Administrative Agent may establish an Availability Reserve in such amounts as it deems appropriate from time to time);

(e) Inventory that is located in a distribution center leased by a Loan Party unless the Loan Parties have used commercially reasonable efforts to cause the applicable lessor to deliver to the Collateral Agent a Collateral Access Agreement (failing which the Administrative Agent may establish an Availability Reserve in such amounts as it deems appropriate from time to time);

(f) Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, work-in-process, raw materials, or that constitute spare parts, samples, promotional, marketing, bags, labels, packaging and shipping materials or supplies used or consumed in a Loan Party’s business, (iv) are not in compliance in all material respects with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (v) are bill and hold goods;

(g) Inventory that is not subject to a perfected first-priority (subject to Permitted Encumbrances not having priority over the Lien of the Collateral Agent) security interest in favor of the Collateral Agent;

(h) [Reserved];

(i) Inventory that is not insured in compliance with the provisions of this Agreement;

(j) Inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;

(k) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Loan Party or any of its Subsidiaries has received notice of a dispute in respect of any such agreement, and such dispute limits the Administrative Agent’s ability to sell such Inventory; or

(l) Inventory acquired in a Permitted Acquisition which is not of the type usually sold in the ordinary course of the Loan Parties’ business, unless and until the Collateral Agent has completed or received (A) an appraisal of such Inventory from appraisers satisfactory to the Collateral Agent and establishes an advance rate and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (B) such other due diligence as the Agents may require, all of the results of the foregoing to be reasonably satisfactory to the Agents.

“Eligible Medicaid Accounts” means, as of the date of determination thereof, Medicaid Accounts, as to which (i) the claim for reimbursement related to such Account has been submitted to the appropriate Fiscal Intermediary or a Third Party Payor who is responsible for submitting the claim to the Fiscal Intermediary, in accordance with the applicable regulations under Medicaid within thirty (30) days from the date the related goods were sold or services were rendered, (ii) the person to whom the goods were sold or the services rendered is an eligible Medicaid recipient at the time such goods are sold or such services are rendered and such eligibility has been verified by the Loan Party making such sale or providing such service, (iii) such Account is owed to a Loan Party who is not known to be under any investigation under any Health Care Law (other than the periodic audits or reviews conducted by a Fiscal Intermediary in the ordinary course of business) or subject to any action or proceeding concerning the status of such Loan Party as a certified Medicaid provider (other than routine surveys and site visits) and/or the payments under Medicaid to such Loan Party have not been contested, suspended, delayed, deferred or otherwise postponed due to any investigation, action or proceeding by any Fiscal Intermediary, the U.S. Justice Department or any other Governmental Authority, (iv) the amount of such Account does not exceed the amounts to which the Loan Party making such sale or providing such service is entitled as reimbursement for such eligible Medicaid recipient under applicable Medicaid regulations, (v) all authorization and billing procedures and documentation required in order for the Loan Party making such sale or providing such service to be reimbursed and paid on such Account by the Fiscal Intermediary have been properly completed and satisfied to the extent required in order for such Loan Party to be so reimbursed and paid and (vi) the terms of the sale or service giving rise to such Accounts and all practices of such Loan Party with respect to such Accounts comply in all material respects with applicable Law.

“Eligible Medicare Accounts” means, as of the date of determination thereof, as to Medicare Accounts, as to which (i) the claim for reimbursement related to such Account has been submitted to the appropriate Fiscal Intermediary, or a Third Party Payor who is responsible for submitting the claim to the Fiscal Intermediary, in accordance with the applicable regulations under Medicare within thirty (30) days from the date the related goods were sold or services were rendered, (ii) the person to whom the goods were sold or the services were rendered is an eligible Medicare beneficiary at the time such goods are sold or such services were rendered and such eligibility has been verified by the Loan Party making such sale or providing such service, (iii) such Account is owed to a Loan Party who is not known to be under any investigation under any Health Care Law (other than the periodic audits or reviews conducted by a Fiscal Intermediary in the ordinary course of business) or subject to any action or proceeding concerning the status of such Loan Party as a Medicare supplier (other than routine surveys and site visits) and/or the payments under Medicare to such Loan Party have not been contested, suspended, delayed, deferred or otherwise postponed due to any investigation, action or proceeding by any Fiscal Intermediary, the U.S. Justice Department or any other Governmental Authority, (iv) the amount of such Account does not exceed the amounts to which the Loan Party making such sale or providing such service is entitled as reimbursement for such eligible Medicare beneficiary under applicable Medicare regulations; (v) all authorization and billing procedures and documentation required in order for the Loan Party making such sale or providing such service to be reimbursed and paid on such Account by the Fiscal Intermediary have been properly completed and satisfied to the extent required for such Loan Party to be so reimbursed and paid; and (vi) the terms of the sale or service giving rise to such Accounts and all practices of such Loan Party with respect to such Accounts comply in all material respects with applicable Law.

“Eligible Perishable Inventory” means, as of the date of determination thereof, Perishable Inventory that satisfies each of the requirements of Eligible Inventory.

“Eligible Pharmacy Inventory” means Eligible Inventory which is Pharmaceutical Inventory.

“Eligible Pharmacy Receivables” means each Pharmacy Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Pharmacy Receivable (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from Third Party Payors, and other Persons reasonably acceptable to the Administrative Agent, and in each case originated in the ordinary course of business of the applicable Loan Party, (ii) is non-recourse to the Loan Parties and has been adjudicated or is otherwise due to a Loan Party for pharmacy related services, and (iii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of the clauses below. Without limiting the foregoing, to qualify as an Eligible Pharmacy Receivable, a Pharmacy Receivable shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of a Pharmacy Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges, processing fees or other allowances (including any amount that the applicable Loan Party may be obligated to rebate to a customer, or to pay to the Third Party Payors, direct customers or other Persons pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Pharmacy Receivable but not yet applied by the applicable Loan Party to reduce the amount of such Pharmacy Receivable. Unless otherwise approved from time to time in writing by the Administrative Agent, none of the following Pharmacy Receivables shall be an Eligible Pharmacy Receivable but only so long as such Pharmacy Receivables falls within any of the following categories:

(a) Pharmacy Receivables that have been outstanding for more than sixty (60) days after the electronic transaction posting date for them;

(b) Pharmacy Receivables due from any Third Party Payor to the extent that fifty percent (50%) or more of all Pharmacy Receivables from such Third Party Payor are not Eligible Pharmacy Receivables under clause (a) above;

(c) Pharmacy Receivables to the extent that the aggregate amount of such Accounts owing by a single account debtor constitute more than twenty-five (25%) percent (or such higher percent as the Administrative Agent from time to time approve in writing) of the aggregate amount of all otherwise Eligible Pharmacy Receivables (but the portion of the Accounts not in excess of the applicable percentage shall not be deemed to be ineligible solely by virtue of this clause (c));

(d) Pharmacy Receivables which do not constitute an “Account” (as defined in the UCC);

(e) Pharmacy Receivables (i) that are not subject to a perfected first-priority security interest in favor of the Collateral Agent, senior in priority to all other Liens other than Permitted Encumbrances which have priority over the Liens of the Collateral Agent by operation of applicable Law, or (ii) with respect to which a Loan Party does not have good and valid title thereto;

(f) Pharmacy Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(g) Pharmacy Receivables constituting Eligible Medicare Accounts or Eligible Medicaid Accounts, or are owed by Governmental Authorities to the extent that they exceed $75,000,000 in the aggregate;

(h) Pharmacy Receivables due from a Third Party Payor who is not duly authorized to conduct business in the United States of America or which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(i) Pharmacy Receivables which are acquired in a Permitted Acquisition unless and until the Collateral Agent has completed an appraisal and audit of such Pharmacy Receivables and otherwise agree that such Pharmacy Receivables shall be deemed Eligible Pharmacy Receivables;

(j) Pharmacy Receivables as to which (i) the Loan Party making the sale giving rise to such Pharmacy Receivables does not have a valid and enforceable agreement with the Third Party Payor providing for payment to such Loan Party or there is a default thereunder that could be a basis for such Third Party Payor ceasing or suspending any payments to such Loan Party, or (ii) the prescription drugs sold giving rise to such Pharmacy Receivables are not of the type that are covered under the agreement with the Third Party Payor or the party receiving such goods is not entitled to coverage under such agreement, (iii) the Loan Party making the sale giving rise to such Pharmacy Receivables has not received confirmation from such Third Party Payor that the party receiving the prescription drugs is entitled to coverage under the terms of the agreement with such Third Party Payor and the Loan Party is entitled to reimbursement for such Pharmacy Receivables, (iv) the amount of such Pharmacy Receivables exceeds the amounts to which the Loan Party making such sale is entitled to reimbursement for the prescription drugs sold under the terms of such agreements (but solely to the extent of such excess), (v) there are contractual or statutory limitations or restrictions on the rights of the Loan Party making such sale to assign its rights to payment arising as a result thereof or to grant any security interest therein which limitations or restrictions have not been satisfied or waived, (vi) all authorization and billing procedures and documentation required in order for the Loan Party making such sale to be reimbursed and paid on such Pharmacy Receivables by the Third Party Payor have not been properly completed and satisfied to the extent required for such Loan Party to be so reimbursed and paid, and (vii) the terms of the sale giving rise to such Pharmacy Receivables and all practices of such Loan Party with respect to such Pharmacy Receivables do not comply in all material respects with applicable federal, state, and local laws and regulations;

(k) Pharmacy Receivables which do not conform in all material respects to all representations, warranties, covenants, or other provisions in the Loan Documents relating to Pharmacy Receivables;

(l) Pharmacy Receivables which the Administrative Agent determines in its Permitted Discretion to be uncertain of collection due to the creditworthiness of the Third Party Payor;

(m) Pharmacy Receivables which are subject to any receivables financing facility or securitization arrangement, including any Receivables Financing; or

(n) Pharmacy Receivables constituting Medicaid Accounts or Medicare Accounts that are not Eligible Medicaid Accounts or Eligible Medicare Accounts, respectively.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions and waste water discharges.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, natural resource damages, costs of environmental remediation, regulatory oversight fees, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC.

“Equity Contribution” means the new cash contributions (directly or indirectly) by the Equity Investors to AB LLC in an amount equal to $1,250,000,000 which will be contributed to Holdco as common and/or preferred equity of Holdco (provided that any such preferred equity shall be reasonably acceptable to the Arrangers).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“Equity Investors” means (i) the Sponsor and any other Funds or managed accounts advised or managed by any Sponsor or any of Sponsor’s Affiliates, and (ii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any Equity Investor specified in clause (i) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of Holdco (a “Permitted Group”), so long as (1) each member of the Permitted Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than an Equity Investor specified in clause (i) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Group.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Holdco within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Holdco or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in reorganization (within the meaning of Title IV of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, a failure to make by its due date a required installment under Section 430(j) of the Code with respect to a Pension Plan or a failure to make a required contribution to a Multiemployer Plan; (g) a determination that a Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate.

“Escrow Debt” shall mean any Indebtedness (including any Guarantees in respect thereof) or designated cash that is on deposit under arrangements reasonably satisfactory to the Administrative Agent as of the date hereof of Holdco and/or one or more Restricted Subsidiaries issued for purposes of financing the Safeway Acquisition, refinancing Indebtedness of the Lead Borrower, Safeway or their subsidiaries in connection with the Safeway Acquisition or otherwise funding the other transactions related to the consummation of the Safeway Acquisition, and paying related premiums, fees and expenses; provided, that (I) such Indebtedness will only be “Escrow Debt” to the extent that (a) the cash proceeds thereof (together with (i) an additional amount sufficient to fund any special mandatory redemption or repayment premium required to be paid if such Indebtedness is redeemed or repaid because (x) Holdco or one of its Subsidiaries advises the applicable escrow agent that the conditions to release cannot be satisfied, (y) the Safeway Acquisition does not close (or any other release condition is not satisfied) by March 5, 2015 (or June 5, 2015, if the “Initial End Date” (as defined in the Safeway Merger Agreement) has been extended to June 5, 2015 pursuant to Section 7.1(b)(i) thereof as in effect on the date hereof) or (z) because less than all of the Existing Safeway Notes were repurchased or redeemed within the required time period and (ii) an additional amount equal to any accrued but unpaid interest and/or ticking or similar fees on such Indebtedness as of any applicable date of determination) are on deposit with a third-party escrow agent that is a bank or trust company (the “escrow agent”) under arrangements pursuant to which such proceeds will only be released (i) upon the satisfaction of specified conditions in connection with the closing of the Safeway Acquisition, (ii) in connection with the repurchase or redemption of any Existing Safeway Notes or (iii) to fund the payment of interest and/or ticking or other similar fees on or the redemption or repayment of such Indebtedness pursuant to the terms thereof and (b) no principal payments are required in respect of such Indebtedness prior to the closing of the Safeway Acquisition except to the extent funded from amounts on deposit with the escrow agent and (II) such Indebtedness shall cease to be Escrow Debt after June 5, 2015, provided, further, that from and after the release of the cash proceeds of such Indebtedness by the escrow agent, such Indebtedness shall cease to constitute “Escrow Debt” hereunder. For the avoidance of doubt, neither the proceeds of the Escrow Debt nor any account in which the proceeds of any Escrow Debt are maintained shall be subject to the Lien of the Collateral Agent or subject to any Collateral delivery or perfection requirements (including with respect to Blocked Account Agreements) hereunder or under any Loan Document.

“Escrow Interest Expense” shall mean any interest expense (including any ticking or other similar fees) attributable to Escrow Debt during any period in which it constitutes or constituted Escrow Debt.

“Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof or cured with the consent of the Required Lenders.

“Excess Availability” means, as of any date of determination thereof by the Administrative Agent, the result, if a positive number, of:

(a) The Loan Cap minus

(b) The Total Outstandings.

In calculating Excess Availability at any time and for any purpose under this Agreement, the Lead Borrower shall certify to the Administrative Agent that all accounts payable and Taxes are being paid in accordance with customary practices, except for amounts being disputed in good faith by appropriate proceedings.

“Excess Availability Condition” means, at the time of determination with respect to any Disposition, that (a) no Default or Event of Default then exists or would arise as a result of such Disposition, (b) before and after giving pro forma effect to such Disposition, the Excess Availability Percentage will be equal to or greater than twenty-two and a half percent (22.5%) and (c) after giving effect to such Disposition, the Excess Availability Percentage is projected to be equal to or greater than twenty-two and a half percent (22.5%) for the following six (6) four (4) week Accounting Periods. Prior to undertaking any transaction or payment which is subject to the Excess Availability Condition, the Loan Parties shall deliver to the Administrative Agent an officer’s certificate (1) confirming that no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment and

(2) setting forth calculations showing satisfaction of the conditions contained in clause (b) above (which, with respect to projected Excess Availability, shall be on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Administrative Agent).

“Excess Availability Percentage” means the percentage obtained by dividing Excess Availability by the Loan Cap.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the net cash proceeds, property or assets received by the Loan Parties or their respective Restricted Subsidiaries from contributions to the common equity capital of the Lead Borrower or Safeway (other than proceeds in connection with a Cure Right).

“Excluded Property” has the meaning ascribed to such term in the Security Agreement.

“Excluded Subsidiary” means (a) at the Lead Borrower’s option, any Subsidiary that is not a wholly owned Subsidiary of Holdco, (b) any Captive Insurance Subsidiary, (c) any Foreign Subsidiary or any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (d) any Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes and that has no material assets other than the stock of one or more Foreign Subsidiaries that are CFCs, (e) any not-for-profit Subsidiary, (f) each Immaterial Subsidiary, (g) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Lead Borrower, the burden or cost (including any adverse tax consequences) of providing the guarantee shall outweigh the benefits to be obtained by the Lenders therefrom, (h) each Unrestricted Subsidiary, (i) any Subsidiary acquired following the Original Closing Date that is prohibited from guaranteeing the Obligations by applicable Law or Contractual Obligations that are in existence at the time of acquisition and not entered into in contemplation thereof or if guaranteeing the Obligation would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval license or authorization has been obtained), and (j) each Real Estate Financing Loan Party and any special purpose securitization vehicle (or similar entity), including any Receivables Subsidiary; provided that no Subsidiary that guarantees Term Loan Facility Indebtedness (other than the Real Estate Financing Loan Parties) shall be deemed to be an Excluded Subsidiary at any time such guarantee is in effect.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time such guarantee or grant of a security interest by such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Agents, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) taxes imposed on or measured by such recipient’s net income (however denominated), franchise taxes and branch profits taxes, in each case imposed by a jurisdiction as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable Lending Office located in, such jurisdiction or as a result of any other present or former connection between such recipient and such jurisdiction (other than a connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents, or sold or assigned any interest in any Loan, Letter of Credit or Loan Document), (b) in the case of a Lender (other than any Lender becoming a party hereto pursuant to a request by any Loan Party under Section 10.13), any U.S. federal withholding tax that is imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01, (c) any taxes attributable to a Lender’s failure to comply with Section 3.01(e), and (d) any U.S. federal withholding taxes imposed under FATCA.

“Executive Order” has the meaning provided in Section 5.31.

“Existing Class” has the meaning provided in Section 2.16(a).

“Existing Commitment” has the meaning provided in Section 2.16(a).

“Existing Credit Agreement” has the meaning assigned to such term in the Preamble hereto.

“Existing Letters of Credit” has the meaning provided in Section 2.03.

“Existing Loans” has the meaning provided in Section 2.16(a).

“Existing Safeway Debentures” means, to the extent not otherwise retired, repaid, redeemed, discharged or defeased, Safeway’s 7.45% Debentures due 2027 and 7.25% Debentures due 2031.

“Existing Safeway Notes” means, to the extent not otherwise retired, repaid, redeemed, discharged or defeased, Safeway’s 5.00% Senior Notes due 2019, 3.95% Notes due 2020, 4.75% Senior Notes due 2021 and not more than $80,000,000 in principal amount of Safeway’s 3.40% Senior Notes due 2016 and not more than $100,000,000 in principal amount of Safeway’s 6.35% Senior Notes due 2017.

“Extended Class” has the meaning provided in Section 2.16(a).

“Extended Commitments” has the meaning provided in Section 2.16(a).

“Extended Loans” has the meaning provided in Section 2.16(a).

“Extending Lender” has the meaning provided in Section 2.16(b).

“Extension Amendment” has the meaning provided in Section 2.16(c).

“Extension Date” has the meaning provided in Section 2.16(d).

“Extension Election” has the meaning provided in Section 2.16(b).

“Extension Request” has the meaning provided in Section 2.16(a).

“Extension Series” means all Extended Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Facility Guaranty” means the amended and restated guarantee made by the Guarantors in favor of the Agents and the other Credit Parties as of the Restatement Effective Date in form of Exhibit I hereto.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as determined by the Lead Borrower in its good faith discretion. Fair Market Value may be (but need not be) conclusively established by means of an officer’s certificate or resolutions of the Board of Directors of the Lead Borrower setting out such Fair Market Value as determined by such Officer or such Board of Directors in good faith.

“Farm Products” means crops, livestock, supplies used or produced in a farming operation and products of crops or livestock and including farm products as such term is defined in the Food Security Act and the UCC.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Original Closing Date (and as amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future United States Treasury Department regulations or other official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the current Code (or any amended or successor version described above) and any intergovernmental agreements (and any related laws or official administrative guidance) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the second amended and restated fee agreement, dated as of April 4, 2014, by and among the Lead Borrower, the Administrative Agent and the other parties thereto.

“Fiscal Intermediary” means any qualified insurance company or other Person that has entered into an ongoing relationship with any Governmental Authority to make payments to payees under Medicare, Medicaid or any other Federal, State or local public health care or medical assistance program pursuant to any of the Health Care Laws.

“Fiscal Month” means any four (4) week Accounting Period of Holdco.

“Fiscal Year” means, subject to Section 7.13, any period of 13 consecutive Accounting Periods ending on or about the Thursday closest to the last day of February of each calendar year.

“Food Security Act” means the Food Security Act of 1985, 7 U.S.C. Section 1631 et. seq., as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“Food Security Act Notices” has the meaning set forth in Section 8.21 hereof.

“Foreign Assets Control Regulations” has the meaning set forth in Section 5.31.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary of a Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state, county, provincial, municipal, local or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any agency, authority or instrumentality (including any bilateral or multilateral agency authority or instrumentality formed by treaty) exercising executive, legislative, judicial, regulatory, administrative, military, peacekeeping or police powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements of checks, drafts and other items for payment of money for collection or deposit in the ordinary course of business.

The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means Holdco and each Subsidiary of Holdco existing on the Restatement Effective Date that is not a Borrower hereunder (other than an Excluded Subsidiary) and (ii) each other Subsidiary of Holdco that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.11 after the Restatement Effective Date.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature which in each case are regulated pursuant to, or which could not reasonably be expected to result in liability under any Environmental Law.

“Health Care Laws” means all federal, state and local laws, rules, regulations, interpretations, guidelines, ordinances and decrees primarily relating to patient healthcare, any health care provider, medical assistance and cost reimbursement program, as now or at any time hereafter in effect, including, but not limited to, the Social Security Act, the Social Security Amendments of 1972, the Medicare-Medicaid Anti-Fraud and Abuse Amendments of 1977, the Medicare and Medicaid Patient and Program Protection Act of 1987, HIPAA, the Federal False Claim Act, the Federal Anti-Kickback Statute, and the Patient Protection and Afford Care Act, as amended.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under (1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices, in each case not for purposes of speculation or taking a “market view”.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information, Technology, Economic and Clinical Health Act of 2009 (HITECH), as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“HIPAA Compliance Date” has the meaning specified in Section 5.26.

“HIPAA Compliance Plan” has the meaning specified in Section 5.26.

“HIPAA Compliant” has the meaning set forth in Section 5.26 hereto.

“Holdco” means Albertson’s Holdings LLC, a Delaware limited liability company.

“Honor Date” has the meaning provided in Section 2.03(c)(i).

“Immaterial Subsidiary” means each Restricted Subsidiary designated in writing by the Lead Borrower to the Administrative Agent at any time or from time to time as an Immaterial Subsidiary, that, as of the last day of the Fiscal Year of Holdco most recently ended or, if organized or acquired after the end of such Fiscal Year, at the date of designation, had revenues or total assets for such year in an amount that is less than 2% of the consolidated revenues or total assets, as applicable, of Holdco and its Restricted Subsidiaries for such year (which, for any Immaterial Subsidiary or proposed Immaterial Subsidiary organized or acquired since such date, shall be determined on a pro forma basis as if such Subsidiary were in existence or acquired on such date); provided that all such Immaterial Subsidiaries, taken together, as of the last day of the Fiscal Year of Holdco most recently ended, shall not have revenues or total assets for such year in an amount that is equal to or greater than 5% of the consolidated revenues or total assets, as applicable, of Holdco and its Restricted Subsidiaries for such year (which, for any Immaterial Subsidiary or proposed Immaterial Subsidiary organized or acquired since such date, shall be determined on a pro forma basis as if such Subsidiary were in existence on such date). Any Restricted Subsidiary that executes a Guarantee of the Obligations shall not be deemed an Immaterial Subsidiary and shall be excluded from the calculations above.

“Increase Effective Date” has the meaning provided in Section 2.15(d).

“Increase Joinder” has the meaning provided in Section 2.15(f).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables and similar obligations) which purchase price is due more than one year after the later of the date of placing the property in service or taking delivery and title thereto;

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided, however, that the amount of such Indebtedness will be the lesser of the Fair Market Value of such asset at such date of determination, and the amount of such Indebtedness of such other Person;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person in respect of Disqualified Stock; and

(h) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person of the type described in clauses (a) through (f) (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

provided, that obligations under or in respect of Receivables Financings or Hedging Obligations shall be deemed not to constitute Indebtedness. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Indebtedness that has been defeased or for which funds have been irrevocably deposited with the applicable trustee for redemption shall be deemed to be $0. Accrual of interest, the accretion of accreted value, the amortization or accretion of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be Indebtedness. Guarantees of, or obligations in respect of letters of credit bankers’ acceptances or similar instruments relating to, or Liens securing, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant. Indebtedness that is cash collateralized shall not be deemed to be Indebtedness hereunder to the extent of such cash collateralization.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing.

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means United States and non-United States: (a) patents and patent applications; (b) trademarks, service marks, trade names, trade dress, business names, designs, logos, indicia of origin, and other source and/or business identifiers; (c) Internet domain names and associated websites; (d) copyrights, including copyrights in computer software; (e) industrial designs, databases, data, trade secrets, know-how, technology, unpatented inventions and other confidential or proprietary information; (f) all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; (g) all tangible and intangible property embodying the copyrights and unpatented inventions (whether or not patentable); (h) license agreements related to any of the foregoing and income therefrom; (i) books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; (j) all other intellectual property; and (k) all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” means each of (a) the amended and restated intercreditor agreement dated as of the Restatement Effective Date, by and among the Collateral Agent, the Term Loan Agent, the other agents party thereto (if any), the Borrowers and the Guarantors, as may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof, and (b) one or more other intercreditor agreements entered into pursuant to Section 9.18 with the representative for the lenders under any Indebtedness secured by any Permitted Encumbrances on Collateral on usual and customary terms and conditions reasonably acceptable to the Collateral Agent.

“Interest Payment Date” means, (a) as to any Loan of any Class other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first Business Day of each month and the Maturity Date.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or Converted to or continued as a LIBOR Rate Loan and ending on the date one, two, three or six months thereafter (or with the consent of all applicable Lenders, nine or twelve months thereafter), as selected by the Lead Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) no Interest Period shall extend beyond the Maturity Date for the Class of Loans of which such LIBOR Rate Loan is part; and

(iv) notwithstanding the provisions of clause (iii), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBOR Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent Conversion or continuation of such Borrowing.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory to the extent not taken into account in determining the cost of liquidation of such Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Administrative Agent’s Permitted Discretion, include (but are not limited to) reserves based on:

(a) Obsolescence;

(b) Shrink;

(c) Imbalance;

(d) Change in Inventory character;

(e) Change in Inventory composition;

(f) Change in Inventory mix;

(g) Mark-downs (both permanent and point of sale);

(h) Retail mark-ons and mark-ups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(i) Out-of-date and/or expired Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (c) any Acquisition, or (d) any other investment of money or capital in another Person in order to obtain a profitable return. For purposes of covenant compliance, the amount of any outstanding Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, net of any repayments thereof.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by each L/C Issuer and any Borrower (or any Subsidiary) or in favor of each L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means an agreement, in form reasonably satisfactory to the Administrative Agent, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor.

“Laws” means each international, foreign, Federal, state or local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, license, or authorization and permit or any agreement with any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each Lender with an L/C Issuer Sublimit (other than Deutsche Bank AG, Cayman Islands Branch) in its capacity as an issuer of Letters of Credit hereunder, or any successor or additional issuer of Letters of Credit hereunder (which successor or additional issuer may only be a Lender or Affiliate of a Lender which has agreed in writing to be a L/C Issuer and which is selected by the Lead Borrower and acceptable to the Administrative Agent in its reasonable discretion, in which case all or any portion of any then existing L/C Issuer’s L/C Issuer Sublimit (as agreed between the Lead Borrower, the Administrative Agent and such new L/C Issuer) may be transferred to such new L/C Issuer); provided that as of the Restatement Effective Date, Deutsche Bank AG, Cayman Islands Branch shall be an L/C Issuer with respect to the Letters of Credit in Schedule 7.03 that specifies Deutsche Bank AG, Cayman Islands Branch as an issuer and such Letters of Credit shall be deemed issued under this Agreement as of the date hereof; provided, further, that notwithstanding anything to the contrary in this Agreement, Deutsche Bank AG, Cayman Islands Branch shall have no obligation to issue Letters of Credit other than as described in the immediately preceding proviso. Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the applicable L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Issuer Sublimit” means (i) with respect to any L/C Issuer listed on Schedule 1.05, the amount set forth opposite such L/C Issuer’s name on such Schedule as the same may be reduced from time to time pursuant to the terms of this Agreement and (ii) with respect to any other L/C Issuer, the amount specified to be such L/C Issuer’s “L/C Issuer Sublimit” at the time such L/C Issuer becomes an L/C Issuer (as contemplated by the definition of “L/C Issuer”), as the same may be reduced from time to time pursuant to the terms of this Agreement; provided that with the consent of the Lead Borrower and the Administrative Agent not to be unreasonably withheld or delayed, any L/C Issuer may assign in whole or part a portion of its L/C Issuer Sublimit to any other Lender who consents to such assignment.

“L/C Obligations” means, as at any date of determination and without duplication, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Borrower” has the meaning set forth in the preamble hereto.

“Lease” means any written agreement, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Administrative Agent.

“Letter of Credit” means each Banker’s Acceptance, each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is two days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $1,250,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments. A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Aggregate Commitments (with each such reduction to result in a pro rata reduction in the L/C Issuer Sublimit of each L/C Issuer).

“LIBOR Borrowing” means a Borrowing comprised of LIBOR Rate Loans.

“LIBOR Rate” means:

(a) for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, and if the LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise determined by the Administrative Agent.

“LIBOR Rate Loan” means a Committed Loan that bears interest at a rate based on the Adjusted LIBOR Rate.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purpose of this Agreement, each Person shall be deemed to be the owner of any property that it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes. In no event shall the term “Lien” be deemed to include any license of Intellectual Property unless such license contains a grant of a security interest in such Intellectual Property.

“Liquidation” means the exercise by the Administrative Agent or Collateral Agent of those rights and remedies accorded to such Agents under the Loan Documents and applicable Laws as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or “going-out-of-business,” “store closing” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments or (b) the Borrowing Base.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the Credit Card Notifications, the Security Documents, the Intercreditor Agreement, the Facility Guaranty, each Joinder Agreement and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended from time to time.

“Loan Parties” means, collectively, the Borrowers and each Guarantor (other than Holdco).

“LTIP Agreements” shall mean the AB LLC Long Term Incentive Plan, as amended and the AB Acquisition LLC Senior Executive Retention Plan, as amended.

“Management Services Agreement” means the Management Services Agreement by and between AB Management Services Corp. and Lead Borrower dated as of the Original Closing Date, as the same may be hereafter amended, modified, supplemented, extended, renewed, restated, or replaced, in each case so long as not materially adverse to the Lenders.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities, or financial condition of the Loan Parties and their Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Agent or any Lender under the Loan Documents, or of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties, taken as a whole, of this Agreement or the Security Documents.

“Material Contract” means, with respect to any Person, each contract (other than the Loan Documents) to which such Person is a party as to which the breach, nonperformance, or cancellation by any party thereto would have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $150,000,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be excluded, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” means (i) with respect to the Loans arising under the initial Commitments hereunder that have not been extended pursuant to Section 2.16, the date that is the fifth anniversary after the Restatement Effective Date (the “Original Loan Maturity Date”), (ii) with respect to any tranche of Extended Loans, the final maturity date as specified in the applicable Extension Amendment and (iii) with respect to any Loans arising under the Additional Commitments, the final maturity date as specified in the applicable Increase Joinder; provided that the Maturity Date for all Classes of Loans and Commitments shall be 91 days prior to the scheduled maturity date (after giving effect to all applicable extensions) of the principal of any Indebtedness issued following the Restatement Effective Date (excluding Indebtedness under this Agreement), any Ratably Secured Notes, any Term Loan Facility Indebtedness or any Senior Acquisition Safeway Indebtedness, in each case, if the aggregate principal amount of all Indebtedness described above that is due on such date exceeds $250,000,000 (excluding for all purposes of such calculation, Capital Lease Obligations).

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed four (4) consecutive Quarterly Accounting Periods of Holdco for which financial statements were required to have been delivered pursuant to Section 6.01 hereof.

“Medicaid” means the health care program jointly financed and administered by the federal and state governments under Title XIX of the Social Security Act.

“Medicaid Account” means any Accounts of Loan Parties arising pursuant to goods sold or services rendered by Loan Parties to eligible Medicaid beneficiaries to be paid by a Fiscal Intermediary or by the United States of America acting under the Medicaid program, any State or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act or any other Governmental Authority under Medicaid.

“Medicare” means the health care program under Title XVIII of the Social Security Act.

“Medicare Account” means any Accounts of Borrowers or Guarantors arising pursuant to goods sold or services rendered by Borrowers or Guarantors to eligible Medicare beneficiaries to be paid by a Fiscal Intermediary or by the United States of America acting under the Medicare program or any other Governmental Authority under Medicare.

“Merger Sub” means Saturn Acquisition Merger Sub, Inc., a Delaware corporation.

“MoneyGram” means MoneyGram Payment Systems, Inc., together with its successors and assigns.

“MoneyGram Agreement” means that certain Master Trust Agreement, from time to time in effect, by and between the Lead Borrower and MoneyGram.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Holdco or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NAI” means New Albertson’s, Inc., an Ohio corporation.

“NAI Purchase Agreement” means the Stock Purchase Agreement dated as of January 10, 2013 by and among SVU, AB LLC, and NAI.

“NAI Services Agreement” means the Services Agreement by and between NAI and Lead Borrower dated as of the Original Closing Date, as the same may be hereafter amended, modified, supplemented, extended, renewed, restated, or replaced, in each case so long as not materially adverse to the Lenders.

“Net Income” means, with respect to the Albertson’s Group, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means with respect to any Disposition by any Loan Party, or any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party, the excess, if any, of (i) the sum of cash and Cash Equivalents received by any Loan Party in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Collateral Agent’s Lien on such asset and that is required to be repaid (or for which an escrow is required to be established for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents or under any Bank Products or Cash Management Services) or Indebtedness or other obligations of any Restricted Subsidiary that is disposed of in such transaction, plus (B) the reasonable and customary out-of-pocket fees and expenses incurred by such Loan Party in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, advisor, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates) plus (C) amounts provided as a reserve against any liabilities (x) under any indemnification obligation or purchase price adjustment associated with such Disposition or (y) related to any of the applicable assets and retained by a Loan Party including, without limitation, Pension Plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), plus (D) in the case of any Disposition by, or any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of by a non-wholly owned Loan Party, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (D)) attributable to non-controlling interests or not available for distribution to or for the account of a Loan Party as a result thereof, plus (E) taxes paid or reasonably estimated to be payable as a result thereof.

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means (a) a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C-1, and (b) the Swing Line Note, as each may be amended, supplemented or modified from time to time.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, covenants, and indemnities of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities; provided, that the Obligations of any Guarantor shall not include any Excluded Swap Obligations of such Guarantor.

“OFAC” has the meaning specified in Section 5.31.

“OID” has the meaning specified in Section 2.15(e)(ii).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Original Closing Date” means March 21, 2013.

“Original Closing Date Transaction Payments” means transaction closing fees in aggregate amount of $20,000,000 payable contemporaneously with the Original Closing Date to the Sponsor (directly, or indirectly through AB LLC) and to management of the Lead Borrower.

“Other Liabilities” means any obligation on account of (a) any Cash Management Services furnished to any of the Loan Parties and/or (b) any Bank Product furnished to any of the Loan Parties, as each may be amended from time to time, but in each case only if and to the extent that the provider of such Bank Product or Cash Management Service has furnished the Administrative Agent with notice thereof as required under Section 9.12 hereof; provided, that the Other Liabilities of any Guarantor shall not include any Excluded Swap Obligations of such Guarantor.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding, however, any such amounts imposed as a result of an assignment (“Assignment Taxes”), but only to the extent such Assignment Taxes (i) do not relate to an assignment made at the request of the Lead Borrower pursuant to Section 10.13 and (ii) are imposed as a result of a present or former connection between the assignor or assignee and the jurisdiction imposing such Tax (other than a connection arising from such assignor or assignee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Excess Availability is less than zero.

“PACA” means the Perishable Agriculture Commodities Act, 1930 and all regulations promulgated thereunder, as amended from time to time.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PASA” means the Packers and Stockyard Act, 1921 and all regulations promulgated thereunder, as amended from time to time.

“Patriot Act” has the meaning provided in Section 10.17.

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, and (b)(i) before and after giving effect to such transaction or payment, the Excess Availability Percentage will be equal to or greater than seventeen and a half percent (17.5%), and the projected Excess Availability Percentage for the immediately following thirteen (13) four (4) week Accounting Periods will be equal to or greater than seventeen and a half percent (17.5%), and (ii) the pro forma Consolidated Fixed Charge Coverage Ratio calculated on a trailing thirteen (13) four (4) week Accounting Period basis for which financial statements were required to be delivered pursuant to Section 6.01 hereof, after giving effect to such transaction or payment shall be greater than 1.10:1.00. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Administrative Agent an officer’s certificate (1) confirming that no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment and (2) setting forth calculations showing satisfaction of the conditions contained in clause (b) above (which, with respect to the projected Excess Availability Percentage shall be on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Administrative Agent).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“PDC” means, collectively, (i) Property Development Centers LLC, (ii) PDC I, Inc., (iii) Association of Unit Owners Safeway Beretania, (iv) Eureka Land Management, LLC and (v) Paradise Development, LLC, and each of their respective Subsidiaries.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Borrower or any ERISA Affiliate or to which a Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” shall have the meaning set forth in the Amended and Restated Security Agreement.

“Perishable Inventory” means Inventory included in the following categories as reported by the Loan Parties consistent with then-current industry practices: bakeries, produce, floral, dairy, fresh seafood, meat and deli.

“Perishables Cap” means at any time of calculation, an amount not to exceed 25% of the Borrowing Base (without giving effect to the Script Cap).

“Permitted Acquisition” means an Acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person in which all of the following conditions are satisfied:

(a) no Default or Event of Default shall have occurred and be continuing or would result therefrom (other than in respect of any Permitted Acquisition made pursuant to a legally binding commitment entered into at a time when no Default exists or would result therefrom);

(b) Any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Permitted Indebtedness;

(c) The Loan Parties shall have satisfied the Adjusted Payment Conditions;

(d) Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law; and

(e) If the Person which is the subject of such Acquisition will be maintained as a Restricted Subsidiary of a Loan Party, or if the assets acquired in an Acquisition will be transferred to a Restricted Subsidiary which is not then a Loan Party, such Restricted Subsidiary shall have been joined as a “Borrower” hereunder or as a Guarantor, as the Lead Borrower and the Administrative Agent shall agree, and the Collateral Agent shall have received a first priority (subject, in each case, to Permitted Encumbrances having priority over the Lien of the Collateral Agent by operation of applicable Law) security interest in such Restricted Subsidiary’s Equity Interests and property of such Restricted Subsidiary and of the same nature as constitutes Collateral under the Security Documents.

Notwithstanding anything to the contrary herein, the Safeway Acquisition shall be deemed to be a “Permitted Acquisition.”

“Permitted Cure Security” means any Equity Interest of Holdco other than any Disqualified Stock; provided that any such Equity Interests issued for purposes of exercising a Cure Right pursuant to Section 8.04 that are not common Equity Interests shall be on terms and conditions reasonably acceptable to the Administrative Agent.

“Permitted Discretion” means the Administrative Agent’s good faith credit judgment acting in accordance with the Administrative Agent’s past practices for asset-based lending in the retail industry and based upon any factor or circumstance which it reasonably believes in good faith: (a) will or is reasonably likely to adversely affect the value of the Collateral, the enforceability or priority of the Collateral Agent’s Liens thereon in favor of the Credit Parties or the amount which the Collateral Agent and the Credit Parties would likely receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (b) that any collateral report or financial information delivered to the Administrative Agent by or on behalf of the Loan Parties is incomplete, inaccurate or misleading in any material respect; (c) will or is reasonably likely to materially increase the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving any Loan Party; or (d) will or is reasonably likely to create a Default or Event of Default. Notwithstanding the foregoing, it shall not be within Permitted Discretion for the Administrative Agent to establish Reserves which are duplicative of each other whether or not such reserves fall under more than one reserve category.

“Permitted Disposition” means any of the following:

(a) Dispositions of (i) inventory in the ordinary course of business, (ii) goods held for sale in the ordinary course of business and (iii) other assets (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to lapse or become abandoned) having Fair Market Value not exceeding $150,000,000 in the aggregate per Fiscal Year for any such Dispositions in the ordinary course of business;

(b) non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries, provided that such licenses shall not interfere with the ability of the Administrative Agent to exercise any of its rights and remedies with respect to any of the Collateral or have a material adverse effect on the value of the Intellectual Property;

(c) licenses for the conduct of licensed departments within the Loan Parties’ Stores and leases or other occupancy agreements for banks and for other uses customarily located in the Loan Parties’ Stores, in each case in the ordinary course of business, but only to the extent that such licenses, leases and occupancy agreements do not have a Material Adverse Effect on the operations of such Stores;

(d) Dispositions of Equipment (including abandonment of or other failures to maintain and preserve) so long as after giving effect to such Disposition, no Default or Event of Default shall exist or have occurred and be continuing;

(e) Dispositions among the Loan Parties or by any Restricted Subsidiary to a Loan Party;

(f) Dispositions by any Restricted Subsidiary which is not a Loan Party to another Restricted Subsidiary that is not a Loan Party;

(g) contributions of real property by a Loan Party to a Real Estate Subsidiary, provided that the Loan Parties have caused such Real Estate Subsidiary to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Administrative Agent in the event that a Loan Party or any Subsidiary will occupy such Real Estate and maintain Collateral thereon;

(h) any Disposition which constitutes a Permitted Investment, Restricted Payment permitted under Section 7.06 or Permitted Encumbrance (or an enforcement thereof), and any transaction permitted by Section 7.04;

(i) Dispositions by any Loan Party or any Restricted Subsidiary of its right, title and interest in and to any Real Estate and related fixtures, including, without limitation, Dispositions to any other Restricted Subsidiary or in connection with sale-leaseback transactions provided that the Loan Parties shall have used commercially reasonable efforts to cause the Person acquiring such Real Estate to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Administrative Agent in the event that a Loan Party or any Subsidiary will occupy such Real Estate and maintain Collateral thereon;

(j) Dispositions of the Equity Interests of any Real Estate Financing Loan Party or Unrestricted Subsidiary;

(k) (i) Dispositions consisting of the compromise, settlement or collection of accounts receivable in the ordinary course of business and consistent with past practice and (ii) sales of assets received by a Borrower or any Subsidiary upon foreclosure of a Permitted Encumbrance;

(l) Dispositions consisting of (i) leases, assignments or subleases in the ordinary course of business, including leases of closed Stores, and (ii) the grant of any license or sublicense of patents, trademarks, know-how and any other intellectual property or other general intangibles; provided that such grant of license or sublicense shall not prohibit the sale or liquidation of property of the type included in the Borrowing Base;

(m) Dispositions of cash and Permitted Investments described in clauses (a) through (f) of the definition of “Permitted Investments,” in each case on ordinary business terms;

(n) Dispositions of other assets outside of the ordinary course of business, provided that after giving effect to such Disposition the Excess Availability Condition shall have been satisfied (it being understood and agreed that the Net Proceeds from such Dispositions may be used to repay the Obligations in order to satisfy the Excess Availability Condition); and

(o) (i) a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions, and (ii) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(p) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of a Borrower or any of its Subsidiaries;

(q) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (including to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business);

(r) any exchange of assets for assets or services (other than current assets) related to a similar business of comparable or greater market value or usefulness to the business of the Albertson’s Group as a whole, as determined in good faith by the Lead Borrower;

(s) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(t) any disposition of Excluded Property (or the Equity Interests of Persons substantially all of the assets of which constitute Excluded Property);

(u) Dispositions to effectuate Section 5.4 of the Safeway Merger Agreement;

(v) Dispositions of the Eastern Division Assets pursuant to the Eastern Division Sale Agreement;

(w) Dispositions of Divested Properties required pursuant to Section 5.9 of the Safeway Merger Agreement;

(x) Dispositions of the assets of, and the Equity Interests in, PDC and Casa Ley;

(y) any disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than a Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(z) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(aa) the unwinding of any Hedging Obligations or Swap Contracts pursuant to its terms.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04 (other than clause (a)(iv) of such section);

(b) Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Laws, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04 (other than clause (a)(iv) of such section);

(c) Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA; provided, however, that Permitted Encumbrances shall not include any pledges or deposits to secure California workers’ compensation self-insurance liabilities of, or originally incurred by, SVU, NAI or any of their current or former Subsidiaries attributable to periods prior to the Original Closing Date;

(d) Pledges and deposits to secure or relating to the performance of bids, trade contracts, government contracts and leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) (i) Liens in respect of judgments that would not constitute an Event of Default hereunder, and (ii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to such notices and rights and for which adequate reserves have been made to the extent required by GAAP;

(f) (i) Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties taken as a whole and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property, and (ii) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party (in each case, other than a Loan Party or any Restricted Subsidiary) on property over which a Loan Party or any Restricted Subsidiary of a Loan Party has easement rights or on any leased property with respect to which a Loan Party or a Restricted Subsidiary is the tenant and subordination or similar arrangements relating thereto and (iii) any condemnation or eminent domain proceedings affecting any real property;

(g) Liens existing on the Restatement Effective Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased (other than as permitted as “Permitted Indebtedness”), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder) (provided that clauses (i) and (iii) shall not apply to Indebtedness incurred to refinance, refund, extend, renew or replace the Existing Safeway Notes or the Existing Safeway Debentures);

(h) Liens on fixed or capital assets acquired by any Loan Party securing Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness so long as such Liens shall not extend to any other property or assets of the Loan Parties, other than replacements thereof and additional and accessions to such property and the products and proceeds thereof;

(i) Liens pursuant to any Loan Documents;

(j) Landlords’ and lessors’ Liens in respect of rent not in default for more than any applicable grace period, not to exceed thirty (30) days;

(k) Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Restatement Effective Date and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions and securities intermediaries;

(m) Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party or Liens on equipment of the Borrowers and their Subsidiaries granted in the ordinary course of business to a client or supplier at which such equipment is located;

(n) Voluntary Liens on property (other than property of the type included in the Borrowing Base) in existence at the time such property is acquired pursuant to a Permitted Acquisition or other Permitted Investment (or other acquisition or investment not prohibited hereunder) or is otherwise merged or consolidated with a Restricted Subsidiary or on such property of a Restricted Subsidiary of a Loan Party in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition or other Permitted Investment (or other acquisition or investment not prohibited hereunder) or is otherwise merged or consolidated with a Restricted Subsidiary; provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition or other Permitted Investment or other acquisition or investment not prohibited hereunder and do not attach to any other assets of any Loan Party or any Restricted Subsidiary;

(o) Liens in favor of customs and revenues authorities imposed by applicable Laws arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(p) Liens consisting of claims under PACA or PASA;

(q) Liens on cash and cash equivalents deposited with the escrow agent with respect to any Escrow Debt;

(r) Liens securing Permitted Ratio Debt (as defined in and incurred in compliance with the terms of the Term Loan Credit Agreement as in effect on the Restatement Effective Date) and any Permitted Refinancings thereof provided such Liens on the assets comprising ABL Priority Collateral are junior to those securing the Obligations and subject at all times to the Intercreditor Agreement;

(s) Liens or rights of setoff against credit balances of Loan Parties or Restricted Subsidiaries with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to such Loan Party or Restricted Subsidiary in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of Loan Parties or Restricted Subsidiaries to secure the obligations of Loan Parties or Restricted Subsidiaries to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(t) Security interests in investments in purchasing cooperatives permitted by the definition of Permitted Investments, which are granted to the applicable cooperative to secure obligations of a Loan Party to such cooperative arising in connection with purchases from such cooperative or other customary transactions between such Loan Party and such cooperative;

(u) The security or other interests of MoneyGram in the Trust Funds, which are granted to MoneyGram to secure the obligations of the Loan Parties arising under the MoneyGram Agreement; provided that such security interest of MoneyGram in the Trust Funds is subordinate to that of the Administrative Agent and does not extend to any of the property of the Loan Parties other than the Trust Funds;

(v) Liens described in Schedule B of the mortgage policies insuring mortgages securing Term Facility Indebtedness (which, for the avoidance of doubt, shall include Liens on Real Property described in Schedule 10.1 to the Term Credit Agreement);

(w) Liens solely on any cash earnest money deposits made by a Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder or consisting of an agreement to sell any property (including liens on assets deemed to arise as a result thereof);

(x) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” arising in connection with a Qualified Receivables Financing;

(y) Liens on Collateral securing Term Loan Facility Indebtedness which Liens shall at all times be subject to the Intercreditor Agreement;

(z) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(aa) deposits made in the ordinary course of business to secure liability to insurance carriers and Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(bb) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses (including software and other technology licenses) entered into by a Borrower or any of its Subsidiaries in the ordinary course of business;

(cc) Liens on the assets of, and Equity Interests in, Real Estate Financing Loan Parties pursuant to a Qualified Real Estate Financing Facility;

(dd) Liens in favor of any Loan Party;

(ee) Liens incurred by a Restricted Subsidiary that is not a Loan Party securing any Permitted Indebtedness of a Restricted Subsidiary that is not a Loan Party;

(ff) Liens on the Collateral securing obligations in respect of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt (in each case as defined in and incurred in compliance with the terms of the Term Loan Credit Agreement as in effect on the Restatement Effective Date) and any Permitted Refinancing of any of the foregoing; provided that (x) any such Liens securing any Permitted Refinancing in respect of Permitted First Priority Refinancing Debt are subject to the Intercreditor Agreement as Liens securing “Additional Senior Debt” and (y) any such Liens securing any Permitted Refinancing in respect of Permitted Junior Priority Refinancing Debt are subject to a customary intercreditor agreement as Liens securing “Additional Junior Debt” or equivalent term;

(gg) Liens not otherwise permitted by any one or more of the foregoing clauses; provided that (i) the aggregate principal amount of obligations secured thereby does not exceed $200,000,000 at any time, (ii) no such Lien extends to, or covers any assets included in the Borrowing Base and (iii) if any such Lien is granted over any of the ABL Priority Collateral, such Lien must be subject to the Intercreditor Agreement and junior in all respects to the Liens in favor of the Obligations under this Agreement;

(hh) Liens securing Senior Safeway Acquisition Debt incurred pursuant to clause (w) of the definition of “Permitted Indebtedness,” and Permitted Refinancings thereof so long as such Liens are subject to an intercreditor agreement in form and substance reasonably satisfactory to the Collateral Agent and such Liens on ABL Priority Collateral are junior to the Liens securing the Obligations under this Agreement;

(ii) Liens securing Existing Safeway Notes and Existing Safeway Debentures permitted under clause (x) of the definition of “Permitted Indebtedness,” and Permitted Refinancings thereof so long as such Liens are subject to an intercreditor agreement in form and substance reasonably satisfactory to the Collateral Agent and such Liens on ABL Priority Collateral are junior to the Liens securing the Obligations under this Agreement;

(jj) Liens on cash deposits, securities or other property in deposit or securities accounts in connection with the redemption, defeasance, repurchase or other discharge of any notes issued by Holdco or any of its Subsidiaries to the extent not prohibited by Section 7.07 of this Agreement;

(kk) Liens on the assets of, or Equity Interests in, PDC and Casa Ley;

(ll) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(mm) Liens on Excluded Property;

(nn) Liens securing Indebtedness permitted pursuant to clauses (d), (e), (l), (m), (n) (to the extent the related Permitted Indebtedness is permitted to be secured), (o) and (p);

(oo) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (g), (n) (r), (y), and (ff); provided, however, that (x) such new Lien shall be limited to all or part of the same property that was encumbered by the original Lien (plus improvements on such property) or could have been encumbered by the original Lien (provided, that this clause (x) shall not apply to Indebtedness incurred to refinance, refund, extend, renew or replace the Existing Safeway Notes or Existing Safeway Debentures (or any successive refinancings, refundings, extensions, renewals or replacements thereof)), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under such clause at the time the original Lien became a Permitted Encumbrance, plus accretion of original issue discount, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided that such Liens with respect to the foregoing clauses (r), (y) and (ff) are subject to an intercreditor agreement in form and substance reasonably satisfactory to the Collateral Agent and such Liens on ABL Priority Collateral are junior to the Liens securing the Obligations under this Agreement; provided, further that nothing contained in this subsection (oo) shall prevent a Borrower or any Restricted Subsidiary from pledging any asset to secure any Indebtedness (including refinancing Indebtedness) of Safeway and its Subsidiaries, so long as Safeway and its Subsidiaries were otherwise permitted to incur or maintain such Indebtedness under the terms of this Agreement; and

(pp) Liens on cash collateral deposited into any escrow account issued in connection with any Permitted Acquisition pursuant to customary escrow arrangements reasonably satisfactory to the Administrative Agent to the extent such cash collateral represents the proceeds of such financing and additional amounts to pay accrued interest and/or the redemption price of such securities.

“Permitted Holdco Indebtedness” shall mean any Indebtedness of Holdco provided that (i) immediately after giving pro forma effect thereto and to the use of the proceeds thereof, no Event of Default shall be continuing or result therefrom, (ii) such Indebtedness has a maturity no earlier, and a Weighted Average Life to Maturity equal to or greater, than 91 days after the Maturity Date set forth in clause (i) of the definition thereof, (iii) such Indebtedness shall not have any financial maintenance covenants and (iv) if such Indebtedness is secured by the Equity Interests in the Lead Borrower or Safeway, such Indebtedness is subject to an intercreditor agreement in form and substance reasonably satisfactory to the Collateral Agent.

“Permitted Indebtedness” means each of the following:

(a) Indebtedness outstanding on the Restatement Effective Date and listed on Schedule 7.03 and any Permitted Refinancing thereof:

(b) Indebtedness among the Lead Borrower, Safeway and their Restricted Subsidiaries; provided that all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent; provided, further, that any subsequent issuance or transfer of any Equity Interests or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to a Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(c) without duplication of Indebtedness described in clause (g) below, purchase money Indebtedness of any Loan Party incurred after the Restatement Effective Date to finance the acquisition, lease, construction or improvement of any fixed or capital assets, including Attributable Indebtedness under Capital Lease Obligations and Synthetic Lease Obligations, and

any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof, provided, however, that (i) the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed the greater of $750,000,000 and 3.25% of the Total Assets at the time of incurrence, (ii) such Indebtedness is incurred prior to or within two hundred and seventy days (270) after such acquisition, lease, construction or improvement (other than Permitted Refinancing thereof), and (iii) such Indebtedness does not exceed the cost of acquisition, lease, construction or improvement of such fixed or capital assets;

(d) obligations (contingent or otherwise) of any Loan Party or any Restricted Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view”;

(e) obligations in respect of self-insurance and obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and similar instruments and performance and completion guarantees and similar obligations, in each case, incurred in the ordinary course of business;

(f) Permitted Ratio Debt (as defined in and incurred in compliance with the terms of the Term Loan Credit Agreement as in effect on the Restatement Effective Date) and any Permitted Refinancings thereof;

(g) Indebtedness with respect to the deferred purchase price for any Permitted Acquisition or other Permitted Investment, provided that such Indebtedness (other than Earn-Out Obligations) does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, has a final maturity which extends beyond the Maturity Date, and is subordinated to the Obligations on terms reasonably acceptable to the Agents; provided, further, that any such Indebtedness constituting Earn-Out Obligations is paid within 30 days after such amount becomes due;

(h) Indebtedness of any Person that becomes a Restricted Subsidiary of a Loan Party in a Permitted Acquisition, Permitted Investment (or other acquisition not prohibited hereunder), which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Restricted Subsidiary of a Loan Party) and Permitted Refinancings thereof;

(i) the Obligations;

(j) Indebtedness arising from indemnification obligations in favor of SVU pursuant to the NAI Purchase Agreement;

(k) Subordinated Indebtedness and Permitted Holdco Indebtedness;

(l) Indebtedness arising pursuant to appeal bonds or similar instruments required in connection with judgments that do not result in a Default or Event of Default;

(m) obligations in respect of letters of credit existing as of the Restatement Effective Date to secure obligations of the type described in clauses (c) and (d) of the definition of “Permitted Encumbrances”;

(n) Guarantees of Indebtedness described in this definition;

(o) Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is non-recourse (except for Standard Securitization Undertakings) to a Borrower or any of its Subsidiaries (other than such Receivables Subsidiary);

(p) Indebtedness with respect to all obligations and liabilities, contingent or otherwise, in respect of letters of credit, acceptances and similar facilities incurred in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(q) Indebtedness to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Lead Borrower, Holdco or any other direct or indirect parent of a Borrower permitted by Section 7.06;

(r) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(s) (A) obligations under Cash Management Services and other Indebtedness in respect of netting services, automatic clearinghouse arrangements or (B) Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within ten Business Days of its incurrence;

(t) Term Loan Facility Indebtedness;

(u) Indebtedness of Real Estate Financing Loan Parties under a Qualified Real Estate Financing Facility and Permitted Refinancings thereof;

(v) Credit Agreement Refinancing Indebtedness (as defined in and incurred in compliance with the terms of the Term Loan Credit Agreement as in effect on the Restatement Effective Date);

(w) Senior Safeway Acquisition Debt and Permitted Refinancings thereof;

(x) Indebtedness in respect of Existing Safeway Notes and Existing Safeway Debentures and Permitted Refinancings thereof;

(y) Indebtedness owing by Casa Ley and/or PDC (whether or not owing to any Borrower or any Restricted Subsidiary and Permitted Refinancings thereof);

(z) Indebtedness secured by cash deposits, securities or other property in deposit or securities accounts in connection with the redemption, defeasance, repurchase or other discharge of any notes to the extent not prohibited by Section 7.07 of this Agreement;

(aa) Indebtedness not specifically described herein in an aggregate principal amount not to exceed $500,000,000 at any time outstanding;

(bb) any Escrow Debt;

(cc) Indebtedness of a Borrower or any Restricted Subsidiary incurred in the ordinary course of business under guarantees of Indebtedness of suppliers, licensees, franchisees or customers in an aggregate amount not to exceed $150,000,000 at any one time outstanding;

(dd) Indebtedness of Foreign Subsidiaries of a Borrower in an amount not to exceed the greater of (x) $500,000,000 or (y) 2.25% of the Total Assets of all Foreign Subsidiaries at the time of such incurrence and any Permitted Refinancing thereof;

(ee) to the extent constituting Indebtedness, obligations in respect of (i) customer deposits and advance payments received in the ordinary course of business; (ii) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business and (iii) any customary cash management, cash pooling or netting or setting off arrangements or automatic clearinghouse arrangements in the ordinary course of business; and

(ff) Contribution Indebtedness and any Permitted Refinancing thereof.

For purposes of determining compliance with this definition of “Permitted Indebtedness,” in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (ff) above, the Lead Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (i) all Indebtedness outstanding under the Loan Documents will at all times be deemed to be outstanding in reliance only on the exception in clause (i) above, and (ii) all Term Loan Facility Indebtedness will be deemed to be outstanding in reliance only on the exception in clause (t) above.

“Permitted Investments” means each of the following:

(a) as long as no Dominion Trigger Event is then in effect at the time of the making of such Investment or would arise therefrom (collectively, “Cash Equivalents”) (including the subsequent monetization thereof):

(i) U.S. dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(ii) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v) commercial paper issued by a corporation (other than an Affiliate of Holdco) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(vi) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(vii) Indebtedness issued by Persons (other than the Sponsor or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and

(viii) investment funds investing at least 95% of their assets in securities of the types described in clauses (i) through (vii) above.

(b) Investments (x) existing on the Restatement Effective Date, and set forth on Schedule 7.02, (y) made pursuant to binding commitments (whether or not subject to conditions) in effect on the Restatement Effective Date and set forth on Schedule 7.02 or (z) that replace, refinance, refund, renew or extend any Investment described under either of the immediately preceding clauses (x) or (y) but not any increase in the amount thereof unless required by the terms of the Investment or otherwise permitted hereunder;

(c) (i) Investments by any Loan Party and its Restricted Subsidiaries in their respective Restricted Subsidiaries outstanding on the Restatement Effective Date, (ii) additional Investments by any Loan Party and its Restricted Subsidiaries in Loan Parties, (iii) additional Investments by Restricted Subsidiaries of the Loan Parties that are not Loan Parties in other Restricted Subsidiaries that are not Loan Parties and (iv) additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties as long as the Adjusted Payment Conditions are satisfied;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees constituting Permitted Indebtedness;

(f) Investments by any Loan Party in Swap Contracts permitted hereunder;

(g) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with customers and suppliers, in each case in the ordinary course of business;

(h) loans or advances to officers, directors and employees of any Loan Party (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdco, AB LLC or any direct or indirect parent thereof (provided that the proceeds of the purchases made with such loans and advances shall be contributed to a Borrower in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under clause (iii) above shall not exceed $50,000,000;

(i) advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(j) (i) Investments constituting Permitted Acquisitions, (ii) acquisitions to effectuate Section 6.1(c) or (d) of the Asset Purchase Agreement and (iii) the acquisition of any property locations from any Person for which the aggregate consideration payable in connection with such acquisition is less than $175,000,000;

(k) Investments consisting of deposits, prepayments and other credits to suppliers in the ordinary course of business;

(l) obligations of retail account debtors to any Borrower or Guarantor arising from Albertson’s Private Label Accounts;

(m) the endorsement of instruments for collection or deposit in the ordinary course of business;

(n) as long as no Dominion Trigger Event exists at the time of the making of such Investment or would arise therefrom, intercompany loans and advances by any Loan Party to the Real Estate Subsidiaries in an aggregate amount outstanding at any time not to exceed $75,000,000, resulting from payments made by such Loan Party on account of expenses and liabilities (other than Indebtedness) of the Real Estate Subsidiaries incurred in the ordinary course of business (including in respect of maintenance and repairs of Real Estate), so long as each such loan or advance is repaid upon the earlier to occur of (i) ninety (90) days after the date such Loan Party pays such expense or liability or (ii) the date such Real Estate Subsidiary is no longer a Subsidiary of any Loan Party;

(o) investments arising from the contribution of Real Estate of a Loan Party to the Real Estate Subsidiaries on or after the Restatement Effective Date;

(p) Investments in the Equity Interests of, or in obligations of, a purchasing or distribution cooperative of which a Loan Party is a member in the ordinary course of its business;

(q) Investments consisting of non-cash consideration received in connection with the Permitted Dispositions;

(r) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(s) Investments the payment for which consists of Equity Interests of Holdco or any other direct or indirect parent of a Borrower;

(t) Investments of a Restricted Subsidiary acquired after the Original Closing Date or of an entity merged into or consolidated with a Restricted Subsidiary in accordance with the definition of Unrestricted Subsidiary after the Original Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(u) any Investment consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of the Albertson’s Group or any transaction permitted under Section 7.09;

(v) other Investments not specifically described herein (other than the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary (including as a result of a merger or consolidation)); provided that the Loan Parties shall have satisfied the Adjusted Payment Conditions;

(w) Investments required pursuant to Section 5.4(c) of the Safeway Merger Agreement (including the transfer of the real property listed in Disclosure Schedule 8.3(i) from Safeway to PDC pursuant to the Safeway Merger Agreement upon the consummation of the Safeway Acquisition);

(x) Investments consisting of (i) purchases, redemptions or other acquisitions of any notes issued by a Borrower or any of its Subsidiaries, or (ii) cash, securities or other property in deposit or securities accounts created in connection with the redemption, defeasance, repurchase, satisfaction or discharge of any such notes or any Permitted Refinancing in respect thereof, in each case, in accordance with Section 7.07;

(y) any Investment made with (a) Wellness Center Assets having a Fair Market Value not in excess of $300,000,000 or (b) Excluded Property, including, in each case, any such Investment made in an Unrestricted Subsidiary or joint venture (or similar entity);

(z) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(aa) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(bb) Investments made in connection with the Transactions;

(cc) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary and not entered into in contemplation thereof;

(dd) Investments in receivables owing to Holdco or any Restricted Subsidiary created or acquired in the ordinary course of business;

(ee) to the extent constituting an Investment, Permitted Encumbrances or Permitted Indebtedness;

(ff) Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited hereunder; and

(gg) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdco or any of its Subsidiaries.

provided, however, that notwithstanding the foregoing, (i) after the occurrence and during the continuance of a Dominion Trigger Event, no new Investments of the type specified in clause (a) shall be permitted unless either (A) no Loans are then outstanding, or (B) the Investment is a temporary Investment pending expiration of an Interest Period for a LIBOR Rate Loan, the proceeds of which Investment will be applied to the Obligations after the expiration of such Interest Period, and (ii) to the extent not already subject to the perfected security interest of the Collateral Agent under the Security Documents, such Investments are pledged to the Collateral Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Collateral Agent.

“Permitted Overadvance” means an Overadvance made by the Administrative Agent, in its Permitted Discretion, which:

(a) is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b) is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or

(c) is made to pay any other amount chargeable to any Loan Party hereunder; and

(d) together with all other Permitted Overadvances then outstanding, shall not (i) exceed five percent (5%) of the Borrowing Base at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless the Required Lenders otherwise agree;

provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Lender’s obligations with respect to Letters of Credit, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, and further provided that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06 hereof).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium (including any customary tender premiums) thereon plus other amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (measured at the time such modification, refinancing, refunding, renewal, replacement or extension occurs), (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement and (e) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor or guarantor of, and shall not have greater guarantees or security than, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (except in the case of the Existing Safeway Notes and the Existing Safeway Debentures).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Pharmaceutical Inventory” means all Inventory consisting of products that can be dispensed only on order of a licensed professional.

“Pharmaceutical Laws” means federal, state and local laws, rules or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered, relating to dispensing, storing or distributing prescription medicines or products, including laws, rules or regulations relating to the qualifications of Persons employed to do the same.

“Pharmacy Receivables” means Accounts arising from the sale of prescription drugs or other Inventory which can be dispensed only through an order of a licensed professional.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by a Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Event” means:

(a) any Disposition of any property or asset of a Loan Party of the type included in the Borrowing Base (and excluding, for the avoidance of doubt, proceeds from the disposition of the Eastern Division Assets, the assets of, and Equity Interests in, Casa Ley and PDC, and repayments of intercompany loans made by Safeway to PDC contemplated by the Safeway Merger Agreement); provided that unless a Dominion Trigger Event is continuing any such Dispositions generating Net Proceeds not in excess of $75,000,000, or consisting of sales of Inventory in the ordinary course of business shall not be a Prepayment Event;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of property or asset of a Loan Party of the type included in the Borrowing Base; provided that unless a Dominion Trigger Event is continuing any such transaction generating Net Proceeds not in excess of $75,000,000 shall not be a Prepayment Event, unless in either case of clause (a) or (b), (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Collateral Agent or (ii) prior to the occurrence of a Dominion Trigger Event, the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received within 360 days of the occurrence of the disposition of, damage to or loss of, the assets being Disposed of, repaired or replaced, or committed to be so utilized within such period and are actually utilized within the later of such 360-day period or 180 days after such commitment.

“Qualified IPO” means the issuance by Holdco or any direct or indirect parent of Holdco of its common Equity Interests (i) pursuant to an effective registration statement (other than a Form S-8) filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act or (ii) after which the common Equity Interests of Holdco or any direct or indirect parent of Holdco are listed on an internationally recognized securities exchange or dealer quotation system.

“Qualified Real Estate Financing Facility” means (i) any credit facility made available to a Real Estate Subsidiary that is non-recourse to a Borrower or any of its other Subsidiaries (other than Real Estate Subsidiaries party to such credit facility) and secured by the Real Estate of Real Estate Subsidiaries and (ii) any sale and leaseback of Real Estate of Real Estate Subsidiaries, as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the board of directors of the Lead Borrower shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Lead Borrower and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to and by the Receivables Subsidiary are made at Fair Market Value, and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Lead Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Albertson’s Group (other than a Receivables Subsidiary) to secure the Obligations shall not be deemed a Qualified Receivables Financing.

“Quarterly Accounting Period” means any period of three (3) or four (4) consecutive Accounting Periods designated as a “Quarterly Accounting Period” on Schedule 1.02 hereto.

“Ratably Secured Notes” shall mean the Existing Safeway Notes and the Existing Safeway Debentures.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Real Estate Financing Loan Parties” means any Real Estate Subsidiaries that are borrowers or guarantors under a Qualified Real Estate Financing Facility.

“Real Estate Subsidiary” means any Restricted Subsidiary of Holdco that (a) does not engage in any business other than (i) owning or leasing real property or (ii) owning directly or indirectly the Equity Interests of the Restricted Subsidiaries described in clause (i), or a holding company of any such Subsidiary. As of the Restatement Effective Date, the Persons listed on Schedule 1.03 constitute all of the Real Estate Subsidiaries.

“Receivables Financing” means any transaction or series of transactions pursuant to which the Albertson’s Group may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Albertson’s Group), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of a Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any hedging obligations pursuant to a Swap Contract entered into by such Borrower or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such Reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion with respect to the determination of the collectability in the ordinary course of Eligible Pharmacy Receivables, including, without limitation, on account of dilution.

“Receivables Subsidiary” means a wholly owned Subsidiary of a Borrower (or other Person formed for the purposes of engaging in a Qualified Receivables Financing with a Borrower or its Subsidiaries in which a Borrower or any of its Subsidiaries makes an Investment and to a Borrower or any of its Subsidiaries transfers accounts receivable and related assets) which engages in no activities other than in connection with the Receivables Financing, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business and which is designated by the board of directors of Lead Borrower or Safeway (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by a Borrower or any of its Restricted Subsidiaries (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates a Borrower or any of its Restricted

Subsidiaries (other than a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of a Borrower or any of its Restricted Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither a Borrower nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms which such Borrower reasonably believes to be no less favorable to such Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of such Borrower or such Subsidiary, and

(c) to which neither a Borrower nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the board of directors of the Lead Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Lead Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Albertson’s Group as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, Conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, at least two Lenders holding more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, at least two Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all (if any) Inventory Reserves, Availability Reserves, and Receivables Reserves.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, treasurer or assistant treasurer, or secretary or assistant secretary of a Loan Party (or any individual performing substantially similar functions regardless of his or her title) or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Effective Date” means the date on which the conditions precedent set forth in Section 4.01 of this Agreement are satisfied.

“Restatement Date Transaction Payments” means transaction closing fees in an aggregate amount of $35,000,000 payable contemporaneously with the Restatement Effective Date to the Sponsor (directly, or indirectly through AB LLC) and to management of the Loan Parties.

“Restatement Date Transactions” means (i) the Equity Contribution, (ii) the Debt Refinancing and the Safeway Notes Repurchases, (iii) the consummation of the Safeway Acquisition and the other transactions contemplated by the Safeway Merger Agreement and the sale of the Eastern Division Assets, (iv) the incurrence of the initial Credit Extensions hereunder, the Term Loan Facility Indebtedness and Senior Safeway Acquisition Debt incurred on or prior to the Restatement Effective Date (including the entering into of the escrow agreements, the funding of the escrow accounts and the release of the funds therefrom), (v) the securing of the Ratably Secured Notes and (vi) the payment of fees and expenses (including OID and upfront fees) in connection with the foregoing.

“Restricted Payment” means the declaration or payment of any dividend or other distribution (whether in cash, securities or other property) on account of any Equity Interests of a Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation, termination of, or other acquisition for value of, any such Equity Interests.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Holdco that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Safeway” means Safeway Inc., a Delaware corporation.

“Safeway Acquisition” means the direct or indirect acquisition by Holdco of Safeway and its Subsidiaries pursuant to the Safeway Merger Agreement.

“Safeway Merger Agreement” means the Agreement and Plan of Merger dated as of March 6, 2014, by and among AB LLC, Holdco, the Lead Borrower, Saturn Acquisition Merger Sub, Inc., a newly formed, wholly owned subsidiary of Holdco, and Safeway.

“Safeway Notes Repurchases” means any purchase, redemption, defeasance, discharge, or retirement of the Existing Safeway Notes pursuant to the Change of Control Purchase Offers or otherwise.

“Safeway Services Agreement” shall mean one or more services agreement between Safeway and NAI to be entered into contemporaneously with or subsequent to the Safeway Acquisition.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Script Cap” means at any time of calculation, an amount not to exceed 30% of the Borrowing Base (without giving effect to the Perishables Cap).

“Scripts” means the pharmaceutical customer list owned and controlled by each Loan Party relating to certain items and services, including, without limitation, any drug price data, drug eligibility data, clinical drug information and health information of a pharmaceutical customer that is not protected under Sections 1171 through 1179 of the Social Security Act or other applicable Law.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Amended and Restated Security Agreement dated as of the Restatement Effective Date among the Loan Parties and the Collateral Agent in the form of Exhibit J hereto.

“Security Documents” means the Amended and Restated Security Agreement, the Blocked Account Agreements, the Credit Card Notifications, and each other security agreement or other instrument or document executed and delivered by any Loan Party to the Collateral Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Senior Safeway Acquisition Debt” means any Indebtedness of the Loan Parties in the form of senior secured notes, senior secured credit facilities, or any combination thereof to be issued in connection with the consummation of the Safeway Acquisition in an aggregate principal amount of up to (a) $1,145,000,000 minus (b) the positive difference, if any, between (i) $645,000,000, and (ii) the aggregate principal amount of the Existing Safeway Notes purchased on (or within 90 days after) the date the Safeway Acquisition is consummated.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Albertson’s Group as of that date determined in accordance with GAAP.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Similar Business” means any business conducted or proposed to be conducted by Holdco and its Restricted Subsidiaries on the Restatement Effective Date or any business that is similar, reasonably related, incidental, ancillary or complementary thereto, or is a reasonable extension, development or expansion thereof.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person will be greater than the amount that would be required to pay the probable liability of such Person on its debts and other liabilities, subordinated, contingent or otherwise, as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Acquisition Agreement Representations” shall mean (i) with respect to the Safeway Acquisition, the representations and warranties covered by the condition in Section 6.2(a) of the Safeway Merger Agreement (but only with respect to the representations and warranties that are material to the interest of the Lenders, and only to the extent that AB LLC (or its applicable Affiliate) has the right to terminate its obligations under the Safeway Merger Agreement or decline to consummate the Safeway Acquisition as a result of a breach of such representations and warranties and (ii) with respect to any Designated Acquisition, the representations and warranties set forth in the definitive agreement therefor that are material to the interest of the Lenders, and only to the extent that a Loan Party has the right to terminate its obligations under such agreement or decline to consummate the Permitted Acquisition or Investment as a result of a breach of such representations and warranties.

“Specified Existing Commitment Class” has the meaning specified in Section 2.16(a).

“Specified Representations” means the representations Sections 5.01(a), 5.01(b)(ii), 5.02(a), 5.04, 5.13, 5.18 (subject to the exceptions set forth in Section 6.20), 5.19, 5.30, 5.31, 5.32, 5.33 and 5.34.

“Specified Transaction” means any incurrence or repayment of Indebtedness (other than for working capital purposes) or Investment or capital contribution that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any acquisition or any disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of a Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, or any Disposition of a business unit, line of business or division of a Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Sponsor” means, individually and collectively, (a) Cerberus Capital Management L.P., (b) Lubert-Adler Real Estate Fund V, L.P., (c) Klaff Realty, L.P., (d) Schottenstein Stores Corporation, and (e) Kimco Realty Corporation.

“Sponsor Affiliated Lender” means financial institutions (including commercial finance companies), investment funds or managed accounts with respect to which any Sponsor or an Affiliate of such Sponsor is an Affiliate or an advisor or manager in the ordinary course of business, provided, that, (a) no Sponsor Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, and (ii) receive any information or material prepared by, or for the use of, the Administrative Agent or any Lender (including, without limitation any commercial finance examinations or appraisals) or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans), or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender or any of their respective Affiliates with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or any other such Lender under the Loan Documents and (b) each Sponsor Affiliated Lender (other than an Affiliated Debt Fund) shall be deemed to have voted in the same proportion as Lenders that are not Sponsor Affiliated Lenders in connection with any amendment, waiver or consent hereunder, except that (1) the Commitment of a Sponsor Affiliated Lender may not be increased or extended without the consent of such Lender and (2) Sponsor Affiliated Lenders shall be entitled to vote in connection with any amendment, waiver or consent hereunder that adversely affects the Sponsor Affiliated Lender disproportionately as compared to other affected Lenders. For clarity, except as provided in clause (b) above, if any action requires the consent of any “affected Lender,” the Sponsor Affiliated Lender shall be deemed to have consented to such action.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Albertson’s Group which the Lead Borrower has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Store Account” means any account at a bank that is used solely for receiving store receipts from a Store (together with any other deposit accounts at any time established or used by any Loan Party for receiving such store receipts from any Store).

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations pursuant to subordination provisions in form and on terms reasonably approved in writing by the Administrative Agent.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Equity Interests or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

“SVU” has the meaning set forth in the Existing Credit Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means any obligation under a Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means the promissory note of the Borrowers substantially in the form of Exhibit C-2, payable to the Swing Line Lender or its registered assigns, evidencing the Swing Line Loans made by the Swing Line Lender.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $150,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent and collateral agent under the Term Loan Documents, or any successor administrative agent or collateral agent under the Term Loan Documents.

“Term Loan Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of the date hereof, among the Lead Borrower, the lenders party thereto from time to time and Credit Suisse AG, Cayman Islands Branch (as successor to Citibank, N.A.), as administrative agent and collateral agent thereunder, as such agreement may be amended, amended and restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time.

“Term Loan Documents” means the “Loan Documents” as defined in the Term Loan Credit Agreement, as the same may be amended, amended and restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not a Term Loan Document).

“Term Loan Facility Indebtedness” means Indebtedness of the Loan Parties in respect of the Term Loans in an aggregate principal amount not to exceed (A) $6,296,032,167 plus (B) the amount of any Permitted Notes and/or Incremental Term Loans (each as defined in and incurred in compliance with the terms of the Term Loan Credit Agreement as amended and modified on or prior to the Restatement Effective Date) and Permitted Refinancings thereof).

“Term Loans” means Indebtedness under the Term Loan Credit Agreement.

“Termination Date” means the earliest to occur of (i) the latest Maturity Date of any Class of Loans, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (iii) the termination of the remaining Commitments in accordance with the provisions of Section 2.06 hereof.

“Third Party Payors” means any private health insurance company that is obligated to reimburse or otherwise make payments to pharmacies which sell prescription drugs to eligible patients under Medicare, Medicaid or any insurance contract with such private health insurer.

“Total Assets” shall mean the total consolidated assets of the Albertson’s Group, as shown on the most recent financial statements of Holdco that the Administrative Agent has received in accordance with Section 6.01 hereof or, prior to the delivery of any financial statements pursuant to Section 6.01 hereof, Section 4.01(e).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations; provided that for purposes of Section 2.09(a), the Total Outstandings shall not include the outstanding amount of any Swing Line Loans.

“Trading with the Enemy Act” has the meaning set forth in Section 5.31.

“Transactions” has the meaning set forth in the Existing Credit Agreement.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the Original Closing Date by and between the Lead Borrower and SVU as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Trust Funds” has the same meaning assigned to it in the MoneyGram Agreement (as in effect on the Restatement Effective Date).

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the Restatement Effective Date shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine); provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfections or priority of Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdictions and any successor statute, as in effect from time to time, for purposes of the provisions hereof relating to such perfection or priority or for purposes of definitions relating to such provisions.

“UFCA” has the meaning specified in Section 10.20(d).

“UFTA” has the meaning specified in Section 10.20(d).

“Unintentional Overadvance” means an Overadvance which, to the Administrative Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(2)(iii).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) as of the Restatement Effective Date, each Subsidiary of Holdco listed on Schedule 1.04, (ii) any Subsidiary of Holdco designated by the Board of Directors of Holdco as an Unrestricted Subsidiary pursuant to this definition subsequent to the Restatement Effective Date, (iii) each Receivables Subsidiary, and (iv) any Subsidiary of an Unrestricted Subsidiary.

Holdco may at any time after the Restatement Effective Date designate any Restricted Subsidiary an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) after giving effect to such designation on a pro forma basis, (a) the Consolidated Fixed Charge Coverage Ratio for the Measurement Period most recently ended on or prior to the date of such designation is at least 1.00 to 1.00 and (b) Excess Availability Percentage is at least 15% and (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Term Loan Facility Indebtedness, Senior Safeway Acquisition Debt, Permitted Unsecured Refinancing Debt and any Permitted Ratio Debt, Permitted First Priority Refinancing Debt, and Permitted Junior Priority Refinancing Debt (each as defined in and incurred in compliance with the terms of the Term Loan Credit Agreement as in effect on the Restatement Effective Date). Holdco shall be deemed to have designated the entities comprising PDC and their Subsidiaries as Unrestricted Subsidiaries effective on the Restatement Effective Date. Other than with respect to Subsidiaries designated as Unrestricted Subsidiaries on the Restatement Effective Date, the designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Restatement Effective Date shall constitute an Investment by Holdco therein at the date of designation in an amount equal to the Fair Market Value of Holdco’s and its Subsidiaries’ investment therein. Other than with respect to Subsidiaries designated as Unrestricted Subsidiaries on the Restatement Effective Date designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by Holdco in such Unrestricted Subsidiary pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Borrowers’ Investment in such Subsidiary. The amount of Holdco’s and its Subsidiaries’ Investment in the entities constituting PDC at the time of designation as an Unrestricted Subsidiary and at the time of any subsequent redesignation as a Restricted Subsidiary shall be zero. Notwithstanding the foregoing, neither the Lead Borrower, Safeway nor any direct or indirect parent of the Lead Borrower or Safeway shall be permitted to be an Unrestricted Subsidiary.

“U.S. Lender” means any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” means with respect to any Person, (a) one (1) or more classes of Equity Interests of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Equity Interests of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Equity Interests of such Person convertible or exchangeable without restriction at the option of the holder thereof into Equity Interests of such Person described in clause (a) of this definition.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by (ii) the sum of all such payments.

“Wellness Center Assets” means the personal property assets comprising the wellness centers of Holdco and its Subsidiaries.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein and without including the effect of any changes to lease accounting that requires the assets and liabilities arising under operating leases to be recognized in any statement of financial position.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

1.06 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, the Consolidated Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section 1.06.

(b) For purposes of calculating the Consolidated Fixed Charge Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Measurement Period and (ii) subsequent to such Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Measurement Period. If since the beginning of any applicable Measurement Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Lead Borrower or any of its Subsidiaries since the beginning of such Measurement Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.06, then the Consolidated Fixed Charge Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.06.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Lead Borrower to the extent consistent with Regulation S-X or are otherwise reasonably identifiable and factually supportable, including the amount of cost savings, operating expense reductions and synergies that have been realized or are expected to be realized within 12 months after the closing date of such Specified Transaction (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions.

(d) Interest on a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Lead Borrower to be the rate of interest implicit in such Capital Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Lead Borrower or Subsidiary may designate.

(e) Notwithstanding anything in this Agreement to the contrary, with respect to any Designated Acquisition and the incurrence of any Designated Indebtedness or Lien in connection therewith, compliance with the Adjusted Payment Conditions test required by this Agreement for such Designated Acquisition or such Designated Indebtedness shall be determined on the date the definitive acquisition agreement for such Designated Acquisition is entered into and, only with respect to the tests described in clause (b)(i) and (ii) of the definition of “Adjusted Payment Conditions”, at the time of closing of such Designated Acquisition and incurrence of such Designated Indebtedness and, thereafter until consummation of such Designated Acquisition or the termination of such definitive agreement relating to such Designated Acquisition, all other incurrence tests under this Agreement shall be required to be complied with on an actual basis without giving effect to such Designated Acquisition and on a pro forma basis after giving effect to such Designated Acquisition and the incurrence of such Designated Indebtedness.

1.07 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.08 Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf, and not in such Person’s individual capacity.

1.09 Effect of Restatement. On the Restatement Effective Date, this Agreement shall amend, restate and supersede the Existing Credit Agreement in its entirety and all commitments of the Lenders thereunder shall terminate and be replaced by the Commitments hereunder; provided that all Obligations outstanding under the Existing Credit Agreement shall remain outstanding as Obligations hereunder until paid in accordance herewith (and this Agreement shall not constitute a novation or forgiveness of any such Obligations under the Existing Credit Agreement). Any references in any Loan Document to the “Credit Agreement” (or any similar term) shall refer to this Agreement.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans; Reserves.

(a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans in Dollars (each such loan, a “Committed Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Commitment, or (y) such Lender’s Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:

(i) after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the Loan Cap,

(ii) after giving effect to any Committed Borrowing, the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and

(iii) the Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit.

Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or LIBOR Rate Loans, as further provided herein.

(b) The Administrative Agent shall have the right, at any time and from time to time after the Restatement Effective Date in its Permitted Discretion to establish, modify or eliminate Reserves upon three (3) Business Days’ prior written notice to the Lead Borrower (during which period the Administrative Agent shall be available to discuss in good faith any such proposed Reserve with the Lead Borrower and the Loan Parties may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or modification no longer exists); provided that no such prior notice shall be required for (1) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent and Customer Credit Liabilities), or (2) changes to Reserves or establishment of additional Reserves if it would be reasonably likely that a Material Adverse Effect to the Lenders would occur were such Reserve not changed or established prior to the expiration of such three (3) Business Day period, or (3) changes to Reserves when a Default or Event of Default exists. Promptly after the Administrative Agent has knowledge that the event, condition or matter which is the basis for the establishment of a Reserve no longer exists, the Administrative Agent shall eliminate such Reserve.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Committed Loans (other than Swing Line Loans) shall be either Base Rate Loans or LIBOR Rate Loans as the Lead Borrower may request subject to and in accordance with this Section 2.02. All Swing Line Loans shall be only Base Rate Loans. Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time.

(b) Each Committed Borrowing, each Conversion of Committed Loans from one Type to the other, and each continuation of LIBOR Rate Loans shall be made upon the Lead Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, Conversion to or continuation of LIBOR Rate Loans or of any Conversion of LIBOR Rate Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Each Borrowing of, Conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or Conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Lead Borrower is requesting a Committed Borrowing, a Conversion of Committed Loans from one Type to the other, or a continuation of LIBOR Rate Loans, (ii) the requested date of the Borrowing, Conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, Converted or continued,

(iv) the Class and Type of Committed Loans to be borrowed or to which existing Committed Loans are to be Converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Lead Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice requesting a Conversion or continuation, then the applicable Committed Loans shall be made as, or Converted to, Base Rate Loans. Any such automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans. If the Lead Borrower requests a Borrowing of, Conversion to, or continuation of LIBOR Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be Converted to a LIBOR Rate Loan.

(c) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the relevant Class of the amount of its Applicable Percentage of the applicable Class of Committed Loans, and if no timely notice of a Conversion or continuation is provided by the Lead Borrower, the Administrative Agent shall notify each Lender of the details of any automatic Conversion to Base Rate Loans described in Section 2.02(b). In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall use reasonable efforts to make all funds so received available to the Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Administrative Agent either by (i) crediting the account of the Lead Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Lead Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Lead Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(d) The Administrative Agent, without the request of the Lead Borrower, may advance any interest, fee, service charge, expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby, except that with respect to any third-party fees and expenses, the Administrative Agent shall only make such an advance in the event that the Borrowers, after receipt of an invoice therefor, fail to make such payment when due. The Administrative Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under Section 2.05(c). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(e) Except as otherwise provided herein, a LIBOR Rate Loan may be continued or Converted only on the last day of an Interest Period for such LIBOR Rate Loan. During the existence of an Event of Default, no Loans may be requested as, Converted to or continued as LIBOR Rate Loans without the consent of the Required Lenders.

(f) The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Lead Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(g) After giving effect to all Committed Borrowings, all Conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to LIBOR Rate Loans.

(h) The Administrative Agent, the Lenders, the Swing Line Lender and each L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Borrowers, the Lenders, the Swing Line Lender and each L/C Issuer and the Borrowers and each Lender shall be bound thereby. Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Base Rate Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(c). The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letters of Credit or of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Swing Line Loans. The Administrative Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Restatement Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Loan Cap, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Lead Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No L/C Issuer shall issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) [Reserved]; or

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Administrative Agent may agree) or all the Lenders have approved such expiry date.

(iii) No L/C Issuer shall issue any Letter of Credit without the prior consent of the Administrative Agent if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) such Letter of Credit is to be denominated in a currency other than Dollars; provided that if such L/C Issuer, in its discretion, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in the currency in which such Letter of Credit was denominated;

(D) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder;

(E) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, except as provided in Section 9.16;

(F) the aggregate Outstanding Amount of L/C Obligations in respect of Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Issuer Sublimit; or

(G) such Letter of Credit is a commercial letter of credit or banker’s acceptance unless such L/C Issuer generally issues such type of instruments for other borrowers.

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(vi) The letters of credit set forth on Schedule 2.03(a) (the “Existing Letters of Credit”) have been established and issued by applicable L/C Issuer indicated thereon for the account of the Lead Borrower pursuant to the Existing Credit Agreement, and shall be deemed to have been issued under this Agreement on the Restatement Effective Date.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least two Business Days (or such other date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as each L/C Issuer may reasonably require. Additionally, the Lead Borrower shall furnish to applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as applicable L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Lead Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable L/C Issuer’s usual and customary business practices. Immediately upon the issuance or amendment of each Letter of Credit, each Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the applicable

L/C Issuer, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the Stated Amount of such Letter of Credit. Upon any change in the Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Lenders.

(iii) If the Lead Borrower so requests in any applicable Letter of Credit Application, each L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Lead Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) applicable L/C Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that applicable L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clauses (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Lead Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each L/C Issuer will also deliver to the Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Lead Borrower and the Administrative Agent thereof not less than two (2) Business Days prior to the Honor Date (as defined below); provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such L/C Issuer and the Lenders with respect to any such payment. No later than 11:00 a.m. on the first Business Day after the later of the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”) or the date that the L/C Issuer notifies the Lead Borrower of such drawing, the Borrowers shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(b) for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan

Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice from the Administrative Agent pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse each L/C Issuer for any amount drawn under any Letter of Credit issued by it, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse each L/C Issuer for amounts drawn under Letters of Credit issued by it, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Lead Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse an L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent pursuant to Section 2.03(g)), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of an L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries; or

(vi) the fact that any Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing, any such reimbursement by the Borrowers shall be without prejudice and shall not constitute a waiver of any claim that the Borrowers may have against any L/C Issuer, the Administrative Agent or the Lenders arising out of or relating to any Letter of Credit.

The Lead Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Lead Borrower’s instructions or other irregularity, the Lead Borrower will promptly notify the applicable L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final non-appealable judgment of a court of competent jurisdiction; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or such L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit), and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the written request of the Administrative Agent, if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, within one Business Day after such request, Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuers and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 103% of the Outstanding Amount of all L/C Obligations, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). The Borrowers hereby grant to the Collateral Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing to secure all Obligations. Such cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America, except that Permitted Investments of the type listed in clause (a) of the definition thereof may be made at the request of the Lead Borrower at the option and in the sole discretion of the Administrative Agent (and at the Borrowers’ risk and expense); interest or profits, if any, on such investments shall accumulate in such account. If at any time the Administrative Agent reasonably determines that any funds held as cash collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as cash collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as cash collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as cash collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the applicable L/C Issuer and, to the extent not so applied, shall thereafter be applied, to the extent permitted under applicable Law, to satisfy other Obligations.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Lead Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a quarterly basis in arrears. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate as provided in Section 2.08(b) hereof.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the applicable L/C Issuer for its own account a fronting fee (i) with respect to each Commercial Letter of Credit, at a rate equal to 0.125% per annum, computed on the amount of such Letter of Credit, and payable upon the issuance or amendment thereof, and (ii) with respect to each Standby Letter of Credit, at a rate equal to 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fees shall be due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the applicable L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed Loan Cap, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and provided further that the Swing Line Lender shall not be obligated to make any Swing Line Loan at any time when any Lender is at such time a Defaulting Lender hereunder, unless the Swing Line Lender has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the Swing Line Lender’s risk with respect to such Lender. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the amount of such Swing Line Loan. The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Administrative Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business

Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers either by (i) crediting the account of the Lead Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Swing Line Lender by the Lead Borrower; provided, however, that if, on the date of the proposed Swing Line Loan, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may (and with respect to any Swing Line Loans that is outstanding on the date that is one week after the funding thereof, shall) request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Lead Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans on the first Business Day of each month and the Maturity Date. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) The Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) three Business Days prior to any date of prepayment of LIBOR Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and, if LIBOR Rate Loans, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) The Borrowers may, upon irrevocable notice from the Lead Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Outstandings at any time exceed the Loan Cap as then in effect, the Borrowers shall immediately prepay the Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Loan Cap as then in effect.

(d) The Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations in accordance with the provisions of Section 6.12 hereof.

(e) The Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations in an amount equal to the Net Proceeds paid in cash received by a Loan Party on account of a Prepayment Event, irrespective of whether a Dominion Trigger Event then exists and is continuing, provided, however, unless a Dominion Trigger Event has occurred and is continuing, Borrowers shall only be required to prepay the Loans and Cash Collateralize the L/C Obligations with Net Proceeds arising from a Prepayment Event in an amount equal to the lesser of (i) such Net Proceeds or (ii) the amounts advanced or available to be advanced against the assets subject to the Prepayment Event based upon the applicable advance rates in the Borrowing Base. In addition, if a Borrower or any of its Subsidiaries receives Net Proceeds from any disposition of Divested Properties, the Borrowers shall promptly prepay an amount of Loans equal to the least of (x) the amount of such Net Proceeds, (y) the amount of Loans borrowed in connection with the Restatement Date Transactions and (z) $300,000,000 (in the case of subclauses (y) and (z) when aggregated with all previous repayments pursuant to this sentence).

(f) Prepayments made pursuant to Section 2.05(c), (d) and (e) above, first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Committed Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, fourth, the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Committed Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrowers for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the applicable L/C Issuer or the Lenders, as applicable. Subject to the foregoing, outstanding Prime Rate Loans shall be prepaid before outstanding LIBOR Rate Loans are prepaid. Any prepayment of LIBOR Rate Loans pursuant to this Section 2.05 made other than on the last day of an Interest Period applicable thereto, shall be accompanied by payment of all breakage costs payable under Section 3.05 associated therewith. In order to avoid such breakage costs, as long as no Event of Default has occurred and is continuing, at the request of the Lead Borrower, the Administrative Agent shall hold all amounts required to be applied to LIBOR Rate Loans in the Cash Collateral Account and will apply such funds to the applicable LIBOR Rate Loans at the end of the then pending Interest Period therefor (provided that the foregoing shall in no way limit or restrict the Administrative Agent’s rights upon the subsequent occurrence of an Event of Default).

(g) Prepayments made pursuant to this Section 2.05 shall not reduce the Aggregate Commitments hereunder.

(h) Any notice of a prepayment to be made with the proceeds from the incurrence of Indebtedness or in connection with the closing of another transaction (including any notice of termination or reduction of Commitments made pursuant to Section 2.06 below) may state that such prepayment, termination or reduction is conditioned on the consummation of such incurrence or other transaction, and no Default or Event of Default shall occur if such prepayment, termination or reduction is not made because such condition is not satisfied.

2.06 Termination or Reduction of Commitments.

(a) The Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, terminate the Commitments of any Class, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the Commitments of any Class, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, and (C) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans hereunder would exceed the Swing Line Sublimit.

(b) If, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c) The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Commitments under this Section 2.06. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees (including, without limitation, commitment fees and Letter of Credit Fees) and interest in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) The Borrowers shall repay to the Lenders on the Maturity Date of each Class of Loans the aggregate principal amount of Committed Loans of such Class outstanding on such date.

(b) To the extent not previously paid, the Borrowers shall repay the outstanding balance of the Swing Line Loans on the Termination Date.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b) below, (i) each LIBOR Rate Loan shall bear interest, on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBOR Rate for such Interest Period plus the Applicable Margin for such Class of Loans; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b) (i) if any amount payable under any Loan Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Law while such Event of Default is continuing.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to (i) 0.25% multiplied by the average daily amount by which the Aggregate Commitments exceed the Total Outstandings if such average daily excess amount over the most recently ended Quarterly Accounting Period as a percentage of the Aggregate Commitments is less than 50% or (ii) 0.375% multiplied by the average daily amount by which the Aggregate Commitments exceed the Total Outstandings if such average daily excess amount over the most recently ended Quarterly Accounting Period as a percentage of the Aggregate Commitments is greater than or equal to 50%; provided that the commitment fee shall be 0.375% for the period prior to the first Adjustment Date. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Restatement Effective Date, and on the last day of the Availability Period.

(b) Other Fees. The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, the Class thereof, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff; provided, however, that any such payments by the Borrowers shall be without prejudice and shall not constitute a waiver of any claim that the Borrowers may have against the Administrative Agent or any Lender hereunder. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall, at the option of the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue until such next succeeding Business Day. If any payment (other than with respect to payment of a LIBOR Loan) to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Rate Loans (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. if the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period, if such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment hereunder.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations owing to the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Settlement Amongst Lenders.

(a) The amount of each Lender’s Applicable Percentage of outstanding Loans (including outstanding Swing Line Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swing Line Loans and repayments of Loans (including Swing Line Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(b) The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans and Swing Line Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all Committed Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

2.15 Increase in Commitments.

(a) Request for Increase. Provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Lead Borrower may from time to time after the Restatement Effective Date, request an increase in the Aggregate Commitments (each, an “Additional Commitment”) by an amount (for all such requests) not exceeding $750,000,000 in the aggregate; provided that (i) any such request for an increase shall be in a minimum amount of $35,000,000, and (ii) the Lead Borrower may make a maximum of four (4) such requests. At the time of sending such notice, the Lead Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall promptly notify the Lead Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, to the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower, the Administrative Agent, in consultation with the Lead Borrower, will use its commercially reasonable efforts to arrange for other Eligible Assignees to become a Lender hereunder and to issue Commitments in an amount equal to the amount of the Additional Commitments requested by the Lead Borrower and not accepted by the existing Lenders (and the Lead Borrower may also invite additional Eligible Assignees to become Lenders), provided, however, that without the consent of the Administrative Agent and the Lead Borrower, at no time shall the Commitment of any Additional Commitment Lender be less than $5,000,000; provided, further, that the Lead Borrower may elect to implement Additional Commitments for which Lenders and other Eligible Assignees have agreed to increase or issue Commitments notwithstanding that the aggregate amount thereof is less than the amount originally requested.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Lead Borrower and the Lenders and other Eligible Assignees being allocated an Additional Commitment (each, an “Additional Commitment Lender”) of the final allocation of such increase and the Increase Effective Date and on the Increase Effective Date (i) the Aggregate Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Additional Commitments, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Lenders.

(e) Required Terms. The terms and provisions of Loans made pursuant to Additional Commitments shall be, as set forth in the applicable Increase Joinder, provided, however, that:

(i) the maturity date of the Loans made pursuant to the Additional Commitments shall not be earlier than the Original Loan Maturity Date;

(ii) the Applicable Margins for the Loans made pursuant to the Additional Commitments shall be determined by the Lead Borrower and the Additional Commitment Lenders; provided that in the event that the all-in-yield for any Loans made pursuant to Additional Commitments is greater than that applicable to the Loans made pursuant to the initial Commitments, then the Applicable Margins for the Loans made pursuant to the initial Commitments shall be increased to the extent necessary so that the all-in-yield for the Loans made pursuant to the Additional Commitments are equal to the all-in-yield for the Loans made pursuant to the initial Commitments; provided, further, that in determining the all-in-yield, (x) original issue discount or upfront fees payable by the Lead Borrower to the Lenders in the primary syndication of any Class of Commitments shall be excluded and (y) customary arrangement or commitment fees payable to the Arrangers (or their respective Affiliates) or to one or more arrangers (or their respective Affiliates) of the Additional Commitments shall be excluded to the extent they are not shared with all Lenders; and

(iii) except as set forth in clauses (i) and (ii) above, the Loans pursuant to the Additional Commitments shall have the same terms (including, for the avoidance of doubt, the guarantees and security) as the Loans pursuant to the original Commitments.

(f) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Lead Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except (A) to the extent that such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects, (B) specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (C) except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and (2) no Default or Event of Default then exists or would result therefrom, (ii) the Borrowers, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents (the “Increase Joinder”) in such form as the Administrative Agent shall reasonably require; (iii) the Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders as the Lead Borrower and such Additional Commitment Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees to the Administrative Agent as the Lead Borrower and the Administrative Agent may agree; (v) if reasonably requested by the Administrative Agent, the Borrowers shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers reasonably satisfactory to the Administrative Agent and dated such date; and (vi) the Borrowers and the Additional Commitment Lenders shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested; and (vii) no Default or Event of Default exists. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(g) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.16 Extensions of Commitments.

(a) The Borrowers may at any time and from time to time request (which such request shall be offered equally to all Lenders of such Class) that all or a portion of the Commitments of any Class or the Extended Commitments of any Class (and, in each case, including any previously extended Commitments), existing at the time of such request (each, an “Existing Commitment” and any related revolving credit loans under any such facility, “Existing Loans”; each Existing Commitment and related Existing Loans together being referred to as an “Existing Class”) be converted or exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Loans related to such Existing Commitments (any such Existing Commitments which have been so extended, “Extended Commitments” and any related revolving credit loans, “Extended Loans”; each Extended Commitment and related Extended Loans together being referred to as an “Extended Class”) and to provide for other terms consistent with this Section 2.16. Prior to entering into any Extension Agreement with respect to any Extended Commitments, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Commitments) (an “Extension Request”) setting forth the proposed terms of the Extended Commitments to be established thereunder, which terms shall be identical in all material respects to those applicable to the Existing Commitments from which they are to be extended

(the “Specified Existing Commitment Class”) except that (w) all or any of the final maturity dates of such Extended Commitments may be delayed to later dates than the final maturity dates of the Existing Commitments of the Specified Existing Commitment Class, (x)(A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment premiums with respect to the Extended Commitments may be different from those for the Existing Commitments of the Specified Existing Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A) and (y)(1) the undrawn revolving credit commitment fee rate with respect to the Extended Commitments may be different from those for the Specified Existing Commitment Class and (2) the Extension Agreement may provide for other covenants and terms that apply to any period after the Maturity Date of the Specified Existing Commitment Class; provided that, notwithstanding anything to the contrary in this Section 2.16 or otherwise, (I) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Loans under any Extended Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Loans of the Specified Existing Commitment Class (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of the Specified Existing Commitment Class), (II) assignments and participations of Extended Commitments and Extended Loans shall be governed by the assignment and participation provisions set forth in Section 10.6 and (III) permanent repayments of Extended Loans (and corresponding permanent reduction in the related Extended Commitments) shall be permitted as may be agreed between the Borrowers and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Loans or Commitments of any Existing Class converted or exchanged into Extended Loans or Extended Commitments pursuant to any Extension Request. Any Extended Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Commitments of the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date).

(b) The Lead Borrower shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its sole discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.16. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Existing Commitments of an Existing Class subject to such Extension Request converted or exchanged into an Extended Class shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Commitments which it has elected to convert or exchange into an Extended Class (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Existing Commitments subject to Extension Elections exceeds the amount requested for the Extended Class pursuant to the Extension Request, Existing Commitments subject to Extension Elections shall be converted to or exchanged to an Extended Class on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the amount of Existing Commitments included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Agreement. Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, unless expressly agreed by the holders of each affected Existing Commitment of the Specified Existing Commitment Class (as well as the Swing Line Lender and L/C Issuers), such Extended Commitment shall not be treated more favorably than all Existing Commitments of the Specified Existing Commitment Class for purposes of the obligations of a Lender in respect of Swing Line Loans under Section 2.04 and Letters of Credit under Section 2.03, except that the applicable Extension Amendment may provide that the last day for making Swing Line Loans and/or issuing Letters of Credit may be extended and the related obligations to issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the Swing Line Loans and/or applicable L/C Issuer, as applicable, has consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c) The Extended Class shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Class established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any Extended Class in an aggregate principal amount that is less than $5,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount). In connection with any Extension Amendment, the Lead Borrower shall, if requested by the Administrative Agent, deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the first sentence of this clause (c)) and covering customary matters and (ii) to the effect that such Extension Amendment, including the Extended Commitments provided for therein, does not breach or result in a default under the provisions of Section 10.01 of this Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Class of Existing Commitments is converted or exchanged to extend the related scheduled Maturity Date(s) in accordance with paragraph (a) above (an “Extension Date”), in the case of the Existing Commitments of each Extending Lender under any Specified Existing Commitment Class, the aggregate principal amount of such Existing Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments so converted or exchanged by such Lender on such date (or by any greater amount as may be agreed by the Borrowers and such Lender), and such Extended Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Commitment Class and from any other Existing Revolving Commitments (together with any other Extended Commitments so established on such date) and (B) if, on any Extension Date, any Existing Loans of any Extending Lender are outstanding under the Specified Existing Commitment Class, such Loans (and any related participations) shall be deemed to be converted or exchanged to Extended Loans (and related participations) of the applicable Class in the same proportion as such Extended Commitments of such Class to Extending Lender’s Specified Existing Commitments Class.

(e) In the event that the Administrative Agent determines in its sole discretion that the allocation of the Extended Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Agreement, then the Administrative Agent, the Borrowers and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of such Extension Agreement, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion or exchange and extension of Existing Commitments (and related Applicable Percentage), as the case may be, in such amount as is required to cause such Lender to hold Extended Commitments (and related Applicable Percentage) of the applicable Extension Series into which such other commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Agreement, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrowers and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Agreement described in Section 2.16(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.16(c).

(f) No conversion or exchange of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(g) This Section 2.16 shall supersede any provisions in Section 2.12, 2.13 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.16 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Commitments without such Lender’s consent.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY;

APPOINTMENT OF LEAD BORROWER

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Loan Party hereunder or under any other Loan Document shall (except to the extent required by applicable law) be made free and clear, of and without reduction or withholding for, any Taxes; provided that if any Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable law to deduct any Taxes from or in respect of such payments, then (i) if the Tax in question is an Indemnified Tax or Other Tax the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01) each Lender (or, in the case of a payment made to an Agent for its own account, such Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Loan Parties. The Loan Parties shall, jointly and severally, indemnify the Agents and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by such Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of the Collateral Agent or a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments to be made to such Lender hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Administrative Agent), at the time or times prescribed by law or reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by law or reasonably requested by the Lead Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be provided on or prior to the Restatement Effective Date and on or before such documentation expires or becomes obsolete or inaccurate in any respect or after the occurrence of any event requiring a change in the documentation most recently delivered. In addition, any Lender, if requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, each Lender shall deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Administrative Agent, whichever of the following is applicable:

(1) Each U.S. Lender shall deliver to the Lead Borrower and the Administrative Agent duly completed copies of IRS Form W-9 (or any successor form), certifying that such U.S. Lender is exempt from U.S. federal backup withholding,

(2) Each Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party, and such other related documentation as required under the Code,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor form),

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) of Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G (any such certificate, a “United States Tax Compliance Certificate”) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and certifying that no payments under any Loan Document are effectively connected with such Foreign Lender’s conduct of a United States trade or business and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form), or

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any

other required information (or any successor forms) from each beneficial owner that would be required under this Section 3.01(e) if such beneficial owner were a Lender, as applicable (provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such direct or indirect partners), or

(v) any other form prescribed law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by law to permit the Lead Borrower to determine the withholding or deduction required to be made.

Notwithstanding any other provision of this Section 3.01(e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(f) Treatment of Certain Refunds. If and to the extent the Administrative Agent or any Lender determines in its sole discretion exercised in good faith that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which it has received amounts pursuant to this Section 3.01, it shall pay to the Lead Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent or Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of such Administrative Agent or such Lender, agree to repay the amount paid over to the Lead Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Administrative Agent or such Lender in the event that such Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) FATCA. If a payment made to any Lender under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Administrative Agent and the Lead Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable law and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Lead Borrower and the Administrative Agent to comply with their FATCA obligations and to determine whether such Lender has not complied with such Lender’s FATCA obligations and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(g), “FATCA” includes any amendments made to FATCA after the date of this Agreement.

(h) Lenders. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer and any Swing Line Lender.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such

Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Rate Loans or to Convert Base Rate Loans to LIBOR Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, Convert all LIBOR Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans. Upon any such prepayment or Conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or Converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a LIBOR Rate Loan or a Conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or (c) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, Conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have Converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on LIBOR Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of Taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable under Section 3.01 or any Excluded Tax); or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or each L/C Issuer hereunder

(whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer and delivery of the certificate contemplated by Section 3.04(c), the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has had the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time upon the request of such Lender or L/C Issuer and the delivery of the certificate contemplated by Section 3.04(c), the Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company, as the case may be, for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or each L/C Issuer specifying the Change in Law and setting forth the amount or amounts necessary to compensate such Lender or each L/C Issuer or its holding company, as the case may be, and the method for calculating such amount or amounts as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower and the Administrative Agent shall be conclusive absent manifest error. The Borrowers shall pay such Lender or each L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Lead Borrower; or

(c) any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;

including any loss or reasonable out-of-pocket expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Lead Borrower and shall be conclusive absent manifest error.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use commercially reasonable good faith efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount or indemnification payment to any Lender, the Administrative Agent or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives notice pursuant to Section 3.02, then the Borrowers may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

3.08 Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b) Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension. Neither the Administrative Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension on the Restatement Effective Date is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Restatement Effective Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement;

(ii) a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv) copies of each Loan Party’s Organization Documents (or a certification that such Organization Documents have not been amended since the date such Organization Documents were previously delivered to the Agents under the Existing Credit Agreement) and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v) a certificate signed by a Responsible Officer of the Lead Borrower certifying as to the conditions set forth in clauses (d) and (h) of this Section 4.01;

(vi) evidence that the Debt Refinancing shall occur on the Restatement Effective Date (or within 90 days after the Restatement Effective Date pursuant to arrangements reasonably satisfactory to the Administrative Agent) and that all Indebtedness under the Existing Credit Agreement (and all accrued interest and fees thereunder) shall be paid on the Restatement Effective Date;

(vii) a solvency certificate signed by the Chief Financial Officer of the Lead Borrower substantially in the form attached hereto as Exhibit F;

(viii) the Security Agreement and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;

(ix) all other Loan Documents set forth on Schedule 4.01;

(x) (A) appraisals (based on net liquidation value) by a third party appraiser reasonably acceptable to the Collateral Agent of all Inventory and Scripts of the Borrowers and (B) a written report regarding the results of a commercial finance examination of the Loan Parties, in each case, which may be in abbreviated desktop form; for the avoidance of doubt, the Administrative Agent acknowledges deliverables under this clause (x) have been received prior to the date hereof;

(xi) a Borrowing Base Certificate prepared as of the last day of the most recent Fiscal Month ending at least 20 calendar days prior to the Restatement Effective Date;

(xii) results of searches or other evidence reasonably satisfactory to the Agents (in each case dated as of a date reasonably satisfactory to the Administrative Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and releases or subordination agreements reasonably satisfactory to the Agents are being tendered concurrently with the Restatement Effective Date or other arrangements reasonably satisfactory to the Administrative Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(xiii) Uniform Commercial Code financing statements required by Law or reasonably requested by the Agents to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been (or have been authorized by the Loan Parties to be) so filed, registered or recorded to the satisfaction of the Administrative Agent;

(xiv) a Committed Loan Notice; and

(xv) a customary legal opinion (including no conflicts with all indentures and other material debt documents of the Lead Borrower) (A) from Schulte Roth & Zabel LLP, counsel to the Loan Parties (B) from Greenberg Traurig LLP, California, Illinois, and Texas counsel to the Loan Parties, and (C) from Bodman PLC, Michigan counsel to the Loan Parties, in each case addressed to the Agents and each Lender.

(b) Prior to or substantially simultaneously with the initial Credit Extension on the Restatement Effective Date, the Lead Borrower shall have received the Equity Contribution.

(c) The Safeway Acquisition shall have been or, substantially concurrently with the initial borrowing under this Agreement, shall be consummated in accordance with the terms of the Safeway Merger Agreement.

(d) Since December 28, 2013, there shall not have occurred any Company Material Adverse Effect.

(e) The Arrangers shall have received (i) audited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows of the Lead Borrower and Safeway for the three most recently completed Fiscal Years of the Lead Borrower ended at least 90 days prior to the Restatement Effective Date, and (ii) unaudited condensed consolidated balance sheets and related condensed consolidated statements of income, shareholders’ equity and cash flows of the Lead Borrower and Safeway for each subsequent quarterly accounting period (other than the fourth quarterly accounting period of the Lead Borrower’s and Safeway’s fiscal years) ended at least 45 days prior to the Restatement Effective Date.

(f) All fees required to be paid on the Restatement Effective Date pursuant to the Fee Letter and this Agreement and reasonable and documented out-of-pocket expenses required to be paid on the Restatement Effective Date pursuant to this Agreement, in each case to the extent invoiced at least two business days prior to the Restatement Effective Date, shall have been paid (which amounts may be offset against the proceeds of the Loans).

(g) The Administrative Agent shall have received at least five (5) Business Days prior to the Restatement Effective Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, that has been reasonably requested by the Arrangers at least 10 days prior to the Restatement Effective Date.

(h) The Specified Representations and the Specified Acquisition Agreement Representations shall be true in all material respects.

(i) (i) The Intercreditor Agreement and the Term Loan Documents shall each have been duly executed and delivered by each party thereto, and shall be in full force and effect and (ii) the Lead Borrower shall have received the gross cash proceeds from the Senior Safeway Acquisition Debt and Term Loan Facility Indebtedness.

(j) On the Restatement Effective Date, immediately after giving effect to all Credit Extensions made (or deemed to have been made) on the Restatement Effective Date, Excess Availability shall be not less than $1,000,000,000.

4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension after the initial Credit Extension on the Restatement Effective Date (other than a Committed Loan Notice requesting only a Conversion of Committed Loans to the other Type, or a continuation of LIBOR Rate Loans) and of each L/C Issuer to issue each Letter of Credit after the initial L/C Credit Extensions requested on the Restatement Effective Date is in each case subject to the following conditions precedent:

(a) The representations and warranties of each Loan Party contained in Article V or any other Loan Document, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, each L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a Conversion of Committed Loans to the other Type or a continuation of LIBOR Rate Loans) submitted by the Lead Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Lenders otherwise direct the Administrative Agent to cease making Committed Loans, the Lenders will fund their Applicable Percentage of all Loans and L/C Advances and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, are agreed to by the Administrative Agent; provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights of the Credit Parties as a result of any such failure to comply.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Administrative Agent and the other Credit Parties that:

5.01 Existence, Qualification and Power. Each Loan Party and each Restricted Subsidiary thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Restatement Effective Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Collateral Agent under the Security Documents); or (d) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which such Person is a party, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof) or (b) such as have been obtained or made and are in full force and effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Albertson’s Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all Material Indebtedness and other liabilities, direct or contingent, of the Albertson’s Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited Consolidated balance sheet of each of the Lead Borrower and Safeway of the most recent date delivered pursuant to Section 4.01, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Quarterly Accounting Period ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Lead Borrower and its Subsidiaries, or Safeway and its Subsidiaries, as applicable, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the Restatement Effective Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The Consolidated forecasted balance sheets and statements of income and cash flows of the Albertson’s Group delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ good faith estimate of its future financial performance (it being understood that such forecasted financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular forecasts will be realized, that actual results may differ and that such differences may be material).

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after commercially reasonable investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Restricted Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as disclosed in Schedule 5.06, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens.

(a) Each of the Loan Parties and each Restricted Subsidiary thereof has good record and valid title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for Permitted Encumbrances and such defects in title or failure to have such title or other interest as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each Restricted Subsidiary has good and valid title to, valid leasehold interests in, or valid licenses or other rights to use all personal property and assets material to the ordinary conduct of its business, except for Permitted Encumbrances or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Encumbrances and such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Schedule 7.02 sets forth a complete and accurate list of all Investments of the type described in clause (b) of the definition of “Permitted Investments” held by any Loan Party or any Subsidiary of a Loan Party on the Restatement Effective Date, showing as of the Restatement Effective Date the amount, obligor or issuer and maturity, if any, thereof.

(d) Schedule 7.03 sets forth a complete and accurate list of all Material Indebtedness of the type described in clause (a) of the definition of “Permitted Indebtedness” of each Loan Party or any Restricted Subsidiary of a Loan Party on the Restatement Effective Date, showing as of the Restatement Effective Date the amount, obligor or issuer and maturity thereof.

5.09 Environmental Compliance.

(a) Except for any matters that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party or any Restricted Subsidiary thereof (i) is in violation of any Environmental Law or has failed to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law at any Material Property, (ii) is subject to any Environmental Liability, (iii) is in receipt of any pending written notice of claim with respect to any Environmental Liability or (iv) is presently aware of any basis for any Environmental Liability; and

(b) Except as otherwise set forth on Schedule 5.09, no Loan Party or any Restricted Subsidiary thereof is undertaking, and no Loan Party or any Restricted Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, which investigation, assessment, remedial or response action could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Taxes. Except for failures that could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, the Loan Parties and each of their Restricted Subsidiaries have filed all Tax returns and reports required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income or assets or otherwise due and payable (including in the capacity of withholding agent), except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Liens (other than Permitted Encumbrances on account thereof) have has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no current, pending or proposed Tax audit, deficiency, assessment or other claim or proceeding with respect to any Loan Party or any of their Subsidiaries that, individually, or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.11 ERISA Compliance.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except where non-compliance could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that individually or in the aggregate could reasonably be expected to have a Material Adverse

Effect; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and to the best knowledge of the Lead Borrower, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.12 Subsidiaries; Equity Interests. As of the Restatement Effective Date: (a) the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.12, which Schedule sets forth, as of the Restatement Effective Date, the legal name, jurisdiction of incorporation or formation and outstanding Equity Interests of each such Restricted Subsidiary, (b) all of the outstanding Equity Interests in such Restricted Subsidiaries have been validly issued, are fully paid and non-assessable, and are owned by a Loan Party (or a Restricted Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.12 free and clear of all Liens except for Liens in favor of the Collateral Agent under the Loan Documents and Permitted Encumbrances which do not have priority over the Liens of the Collateral Agent. Except as set forth in Schedule 5.12, as of the Restatement Effective Date, there are no outstanding rights to purchase any Equity Interests in any Restricted Subsidiary. As of the Restatement Effective Date, the Loan Parties have no equity investments in any other Person other than those specifically disclosed in Schedule 7.02. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect as of the Restatement Effective Date.

5.13 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b) None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14 Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, on the Restatement Effective Date, could reasonably be expected to result in a Material Adverse Effect on the Restatement Effective Date. No report, financial statement, certificate or other factual written information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (excluding projected financial information, forward-looking statements and general industry or general economic data) (in each case, as modified or supplemented by other information so furnished) and taken as a whole, contains (to the knowledge of the Loan Parties, in the case of any document or information provided to the Loan Parties pursuant to the NAI Purchase Agreement or the Safeway Merger Agreement) any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular projections will be realized, that actual results may differ and that such differences may be material).

5.15 Compliance with Laws. Each of the Loan Parties and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16 Intellectual Property; Licenses, Etc. Except, in each case, as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Loan Parties and their Subsidiaries own, or possess the right to use, all of the Intellectual Property that is reasonably necessary for the operation of their respective businesses as currently conducted. Except, in each case, as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the operation of their respective businesses by any Loan Party or any Subsidiary does not violate, dilute, or misappropriate and has not, in the past three (3) years infringed, any Intellectual Property rights held by any other Person, and except as disclosed in Schedule 5.16, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Lead Borrower, threatened in writing against any Loan Party or Restricted Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17 Labor Matters. There are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Restricted Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters except to the extent that any such violation could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Restricted Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state Law that has not been satisfied that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all payments due from any Loan Party and its Restricted Subsidiaries, or for which any claim may be made against any Loan Party or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Restricted Subsidiary has made a pending demand for recognition that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Restricted Subsidiaries is bound that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.18 Security Documents.

(a) The Security Agreement creates in favor of the Collateral Agent, for the benefit of the Credit Parties referred to therein, a legal, valid, and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the filing of UCC financing statements in proper form, and delivery to the Collateral Agent of all possessory collateral required to be delivered by the Security Agreement and/or the obtaining of “control” (as defined in the UCC) by the Collateral Agent (or, so long as the Intercreditor Agreement is in effect and the Term Loan Agent is acting as agent for the Collateral Agent pursuant thereto for purposes of obtaining possession of or establishing control over certain Collateral, to or by the Term Loan Agent), the Collateral Agent for the benefit of the Credit Parties, will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral (other than those DDAs for which the Agents have not required a Blocked Account Agreement) that may be perfected under the UCC (in effect on the date this representation is made) by filing, recording or registering a financing statement or by obtaining control or possession, in each case prior and superior in right to any other Person to the extent required by the Loan Documents, subject to Permitted Encumbrances having priority under applicable Law.

(b) When the Security Agreement (or a short form thereof) in proper form is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified on Schedule II of the Security Agreement, the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property Collateral (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person to the extent required by the Loan Documents, subject to Permitted Encumbrances having priority under applicable Law (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Restatement Effective Date).

5.19 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.20 Deposit Accounts; Credit Card Arrangements.

(a) Annexed hereto as Schedule 5.20(a) is a list of all DDAs maintained by the Loan Parties as of the Restatement Effective Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

(b) Annexed hereto as Schedule 5.20(b) is a list describing all arrangements as of the Restatement Effective Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.21 [Reserved].

5.22 [Reserved].

5.23 Material Contracts. Schedule 5.23 sets forth all Material Contracts to which any Loan Party is a party as of the Restatement Effective Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Administrative Agent on or before the Restatement Effective Date, subject to confidentiality restrictions contained therein. The Loan Parties are not in breach or in default of or under any Material Contract which would reasonably likely result in a Material Adverse Effect and have not received any written notice of the intention of any other party thereto to terminate any Material Contract prior to the end of its current term.

5.24 [Reserved].

5.25 Pharmaceutical Laws.

(a) The Loan Parties have obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of their businesses under any Pharmaceutical Law, except where the failure to obtain such permits, licenses or other authorizations would not reasonably be expected to have a Material Adverse Effect.

(b) The Loan Parties are in compliance with all terms and conditions of all such permits, licenses, orders and authorizations, and are also in compliance with all Pharmaceutical Laws, including all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Pharmaceutical Laws, except where the failure to comply with such terms, conditions or laws would not reasonably be expected to have a Material Adverse Effect.

(c) None of the Loan Parties has any liabilities, claims against it or presently outstanding notices imposed or based upon any provision of any Pharmaceutical Law, except for such liabilities, claims, citations or notices which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.26 HIPAA Compliance. To the extent that and for so long as a Loan Party is a “covered entity” within the meaning of HIPAA, such Loan Party (i) has undertaken or will promptly undertake all applicable surveys, audits, inventories, reviews, analyses and/or assessments (including any required risk assessments) of all areas of its business and operations required by HIPAA; (ii) has developed or will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) has implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Loan Party is or becomes HIPAA Compliant.

For purposes hereof, “HIPAA Compliant” shall mean that a Loan Party to the extent legally required (i) is or will use commercially reasonable efforts to be in compliance in all material respects with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) and (ii) is not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that has or could reasonably be expected to have a Material Adverse Effect.

5.27 Compliance With Health Care Laws.

(a) Each Loan Party is in compliance with all Health Care Laws, including all Medicare and Medicaid program rules and regulations applicable to it, except where the failure to so comply does not have or could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, no Loan Party has received notice of any violation of any provisions of the Medicare and Medicaid Anti-Fraud and Abuse or Anti-Kickback Amendments of the Social Security Act (presently codified in Section 1128(B)(b) of the Social Security Act) or the Medicare and Medicaid Patient and Program Protection Act of 1987.

(b) Each Loan Party has maintained all records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the Federal and State Medicare and Medicaid programs as required by the Health Care Laws or other applicable Law or regulation, except where the failure to maintain such records does not have or could not reasonably be expected to have a Material Adverse Effect. Each Loan Party has all necessary permits, licenses, franchises, certificates and other approvals or authorizations of Governmental Authority as are required under Health Care Laws and under such HMO or similar licensure laws and such insurance laws and regulations, as are applicable thereto, and with respect to those facilities and other businesses that participate in Medicare and/or Medicaid, to receive reimbursement under Medicare and Medicaid, except where the failure to obtain could not reasonably be expected to cause a Material Adverse Effect.

(c) Each Loan Party which is a Certified Medicare Provider or Certified Medicaid Provider has in a timely manner filed all requisite cost reports, claims and other reports required to be filed in connection with all Medicare and Medicaid programs due on or before the Restatement Effective Date, all of which are complete and correct in all material respects. There are no claims to the best of each Loan Party’s knowledge, actions or appeals pending (and no Loan Party has filed any claims or reports which should result in any such claims, actions or appeals) before any Third Party Payor or Governmental Authority, including without limitation, any Fiscal Intermediary, the Provider Reimbursement Review Board or the Administrator of HCFA, with respect to any Medicare or Medicaid cost reports or claims filed by any Loan Party on or before the Restatement Effective Date. No validation review or program integrity review related to a Loan Party which could reasonably likely have a Material Adverse Effect has been conducted by any Third Party Payor or Governmental Authority in connection with Medicare or Medicare programs, and to the best of each Loan Party’s knowledge, no such reviews are scheduled, pending or threatened against or affecting any Loan Party, or any of its assets, or, the consummation of the transactions contemplated hereby. To the best of each Loan Party’s knowledge, there currently exist no restrictions, deficiencies, required plans of correction actions or other such remedial measures with respect to Federal and State Medicare and Medicaid certifications or licensure against such parties.

(d) Schedule 5.27 hereto sets forth an accurate, complete and current list, as of the Restatement Effective Date, of all participation agreements of the Loan Parties with health maintenance organizations, insurance programs, preferred provider organizations and other Third Party Payors and all such agreements are in full force and effect and no material default exists thereunder.

5.28 [Reserved].

5.29 Notices from Farm Products Sellers, etc.

(a) The Loan Parties have not, within the one (1) year period prior to the Restatement Effective Date, received any written notice pursuant to the applicable provisions of the PASA, PACA, the Food Security Act, the UCC or any other applicable local laws from (i) any supplier or seller of Farm Products or (ii) any lender to any such supplier or seller or any other Person with a security interest in the assets of any such supplier or seller, or (iii) the Secretary of State (or equivalent official) or other Governmental Authority of any State, Commonwealth or political subdivision thereof in which any Farm Products purchased by such Loan Party are produced, in any case advising or notifying the Loan Parties of the intention of such supplier or seller or other Person to preserve the benefits of any trust applicable to any assets of the Loan Parties established in favor of such supplier, seller or other Person under the provisions of any law or claiming a Lien with respect to any perishable agricultural commodity or any other Farm Products which may be or have been purchased by the Loan Parties or any related or other assets of the Loan Parties.

(b) The Lead Borrower is not a “live poultry dealer” (as such term is defined in the PASA) or otherwise purchases or deals in live poultry of any type whatsoever. The Loan Parties do not purchase livestock pursuant to cash sales as such term is defined in the PASA. The Lead Borrower is not engaged in, and shall not engage in, raising, cultivating, propagating, fattening, grazing or any other farming, livestock or agricultural operations.

5.30 USA PATRIOT Act Notice. Each Loan Party is in compliance, in all material respects, with Patriot Act, to the extent each Loan Party is legally required to comply with the Patriot Act.

5.31 Office of Foreign Assets Control. Neither the advance of the Loans nor the use of the proceeds of the Loans, nor the lending, contribution or otherwise making available such proceeds to any Subsidiary, joint venture partner or other individual or entity, will be used to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions. Neither the Borrowers, nor any of their Subsidiaries, nor, to the knowledge of the Borrowers and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.

5.32 Use of Proceeds. On the Restatement Effective Date, the proceeds of the initial Commitments (in addition to Letters of Credit issued hereunder) will, subject to the Loan Cap, be used to finance a portion of the Restatement Date Transactions. Following the Restatement Effective Date, the Loans will be used by the Albertson’s Group for working capital (including the purchase of Inventory) and general corporate purposes (including Permitted Acquisitions and other Investments).

5.33 Anti-Money Laundering. No Borrower or Guarantor, none of its Subsidiaries and, to the knowledge of senior management of each Borrower or Guarantor, none of its Affiliates and none of their respective officers, directors, brokers or agents of such Borrower or Guarantor, such Subsidiary or

Affiliate (i) has violated or is in violation of any applicable anti-money laundering law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

5.34 FCPA. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 120 days after the end of each Fiscal Year of Holdco, (x) a Consolidated balance sheet of the Albertson’s Group as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (y) a copy of management’s discussion and analysis with respect to the financial statements of such Fiscal Year, all of which shall be in form and detail reasonably satisfactory to the Administrative Agent;

(b) as soon as available, but in any event within 60 days after the end of each of the first three Quarterly Accounting Periods of each Fiscal Year of Holdco, (x) a Consolidated balance sheet of the Albertson’s Group as at the end of such Quarterly Accounting Period and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Quarterly Accounting Period and for the portion of Holdco’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Accounting Period of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of Holdco as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Albertson’s Group as of the end of such Quarterly Accounting Period in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of purchase accounting adjustments resulting from the consummation of the Transactions and the absence of footnotes and that prior Fiscal Year results are not required to be restated for changes in discontinued operations and (y) a copy of management’s discussion and analysis with respect to the financial statements of such Quarterly Accounting Period, all of which shall be in form and detail reasonably satisfactory to the Administrative Agent;

(c) as soon as available, but in any event within 45 days after the end of each of the Accounting Periods of each Fiscal Year of Holdco beginning with the Accounting Period ending February 28, 2015 (other than (x) in the case of an Accounting Period that coincides with the end of a Quarterly Accounting Period (other than the last Quarterly Accounting Period of any Fiscal Year), in which case the financial statements required by this clause (c) shall be due 60 days after the end of such Accounting Period or (y) an Accounting Period that coincides with the end of a Fiscal Year), a Consolidated balance sheet of the Albertson’s Group as at the end of such Accounting Period, and the related Consolidated statements of income or operations, and cash flows for such Accounting Period, and for the portion of Holdco’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Accounting Period of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of Holdco as fairly presenting in all material respects the financial condition, results of operations, and cash flows of the Albertson’s Group as of the end of such Accounting Period in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and that prior Fiscal Year results are not required to be restated for changes in discontinued operations; provided that prior to the Accounting Period ending February 28, 2015, the Loan Parties shall deliver (I) a Consolidated balance sheet of the Lead Borrower as at the end of January 22, 2015 and the related Consolidated statements of income or operations for such period and (II) a Consolidated balance sheet of Safeway as at the end of January 31, 2015 and the related Consolidated statements of income or operations for such period, in each case accompanied by the comparative financial information for such period required pursuant to the immediately preceding subclauses (A) and (B).

(d) as soon as available, but in any event no more than 60 days after the end of each Fiscal Year of Holdco (or, in the case of the first Fiscal Year of Holdco ended after the Restatement Effective Date, 120 days), forecasts prepared by management of Holdco, in form reasonably satisfactory to the Administrative Agent, of the Loan Cap and the Consolidated balance sheets and statements of income or operations and cash flows of the Albertson’s Group on a quarterly basis (except that the Loan Cap shall be projected on a monthly basis) for the immediately following Fiscal Year (including the fiscal year in which the Maturity Date occurs); it being understood and agreed that (i) any forecasts furnished hereunder are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (ii) no assurance is given by the Loan Parties that the results or forecast in any such projections will be realized and (iii) the actual results may differ from the forecasted results set forth in such projections and such differences may be material.

6.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its Registered Public Accounting Firm certifying such financial statements;

(b) (i) On or prior to the fifteenth (15th) day of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided that at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, such Borrowing Base Certificate shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday, and (ii) within three (3) Business Days after the consummation of the Disposition of any Collateral included in the Borrowing Base in connection with the closure of fifteen of more Stores, a Borrowing Base Certificate showing the Borrowing Base after giving effect to the consummation of such Disposition;

(c) promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Restricted Subsidiary, or any audit of any of them;

(d) without duplication of any other reports required hereunder, the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule; and

(e) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent (or any Lender acting through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), or (c) or Section 6.02(d) may (but shall not be required to) be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Lead Borrower shall deliver paper copies of such documents to the Administrative Agent if the Administrative Agent requests the Lead Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Lead Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above. The Loan Parties hereby acknowledge that the Administrative Agent and/or the Arranger will make available to the Lenders and each L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”).

6.03 Notices. Promptly after any Responsible Officer of the Lead Borrower obtains knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect;

(d) the receipt of any written notice from a supplier, seller, or agent pursuant to the Food Security Act, PACA or PASA of the intention of such Person to preserve the benefits of any trust applicable to any assets of any Loan Party under the provisions of the PASA, PACA or any other statute and such Loan Party shall promptly provide the Administrative Agent with a true, correct and complete copy of such notice and other information delivered to or on behalf of such Loan Party pursuant to the Food Security Act; or

(e) of the commencement of, or any material development in, any litigation or proceeding affecting the Lead Borrower or any Restricted Subsidiary in each case that has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (x) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets (including in its capacity as a withholding agent); (y) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, carriers and suppliers, sellers, or agents of Perishable Inventory and Farm Products) which, if unpaid, would by Law become a Lien upon its property; and (z) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and (iv) no Lien has been filed with respect thereto (other than Permitted Encumbrances) or (b) the failure to make payment pending such contest could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Agents with respect to determining Reserves pursuant to this Agreement.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence (and, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, good standing) under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties or that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty or condemnation events excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case of clauses (a) and (b), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain insurance substantially consistent with past practices and as disclosed to the Agents prior to the Restatement Effective Date (including a program of self-insurance) and as is customarily carried under similar circumstances by other Persons in the same or similar businesses operating in the same or similar locations, and as is reasonably acceptable to the Administrative Agent. Fire and extended coverage or “all-risk” policies maintained with respect to any Collateral shall be endorsed to include a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agents, which endorsements shall provide that none of the Borrowers, the Administrative Agent, the Collateral Agent, or any other party shall be a coinsurer and such other provisions as the Agents may reasonably require from time to time to protect the interests of the Lenders and all first party property insurance covering Collateral shall name the Collateral Agent as additional insured or loss payee, as applicable, and all liability insurance shall name the Collateral Agent as additional insured.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a)(i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP and (ii) such contest effectively suspends enforcement of the contested Laws; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records; Accountants.

(a) Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Albertson’s Group; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Albertson’s Group.

(b) At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Administrative Agent and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Administrative Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Administrative Agent; provided that an officer of the Lead Borrower shall be entitled to participate in any such discussions.

6.10 Inspection Rights.

(a) Permit representatives and independent contractors of the Administrative Agent and Collateral Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, however, that when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Administrative Agent to conduct commercial finance examinations and other evaluations at the frequency specified below, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. The Loan Parties shall pay the reasonable and documented out-of-pocket fees and expenses of the Administrative Agent and such professionals with respect to such examinations and evaluations. Notwithstanding the foregoing, except as provided in the provisos to this sentence, the Administrative Agent shall be permitted to conduct one (1) commercial finance examination each Fiscal Year at the Loan Parties’ expense; provided that, in the event that Excess Availability Percentage is at any time less than 25%, the Administrative Agent shall be permitted to conduct up to two (2) commercial finance examinations in any twelve-month period at the Borrowers’ expense; provided further that, at any time an Event of Default has occurred and is continuing, the Administrative Agent shall be permitted to conduct one (1) commercial finance examination each Quarterly Accounting Period (and in any event no more than four each Fiscal Year) at the Borrowers’ expense. Notwithstanding the foregoing, the Administrative Agent may cause additional commercial finance examinations to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law, at the expense of the Loan Parties.

(c) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including appraisers) retained by the Administrative Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base. The Loan Parties shall pay the reasonable and documented out-of-pocket fees and expenses of the Administrative Agent and such professionals with respect to such appraisals. Notwithstanding the foregoing, except as provided in the provisos to this sentence, the Administrative Agent shall be permitted to conduct up to one Inventory appraisal and one Scripts appraisal in any twelve-month period at the Loan Parties’ expense; provided that in the event that the Excess Availability Percentage is at any time less than or equal to 25%, the Administrative Agent shall be permitted to conduct up to two (2) Inventory appraisals and two (2) Scripts appraisals in any twelve-month period at the Borrowers’ expense; provided further that if an Event of Default has occurred and is continuing the Administrative Agent shall be permitted to conduct one (1) Inventory appraisal and one (1) Scripts appraisal each Quarterly Accounting Period (and in any event no more than four each Fiscal Year) at the Borrowers’ expense. Notwithstanding the foregoing, the Administrative Agent may cause additional appraisals to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law, at the expense of the Loan Parties.

6.11 Additional Loan Parties. Notify the Administrative Agent promptly after any Person becomes a Subsidiary (other than any Excluded Subsidiary but including any Unrestricted Subsidiary being reclassified as a Restricted Subsidiary, and promptly thereafter (and in any event within fifteen (15) Business Days) if requested by the Administrative Agent, (i) cause any such Person to become a Borrower or Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement to this Agreement or a counterpart of the Facility Guaranty or such other document as the Administrative Agent shall deem reasonably appropriate for such purpose, (ii) grant a Lien to the Collateral Agent on such Person’s assets on the same types of assets which constitute Collateral under the Security Documents to secure the Obligations, and (iii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness, in each case in form, content and scope reasonably satisfactory to the Administrative Agent. In no event shall compliance with this Section 6.11 waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or Guarantor or permit the inclusion of any acquired assets in the computation of the Borrowing Base.

6.12 Cash Management.

(a) The Loan Parties party to the Existing Credit Agreement have, and the Loan Parties that become party hereto and the date hereof shall within 90 days after the Restatement Effective Date or such longer period as the Administrative Agent may reasonably agree, shall:

(i) deliver to the Administrative Agent copies of notifications (each, a “Credit Card Notification”) which have been executed on behalf of such Loan Party and delivered to such Loan Party’s credit card clearinghouses and Credit Card Processors listed on Schedule 5.20(b); and

(ii) enter into a Blocked Account Agreement reasonably satisfactory in form and substance to the Agents with respect to each DDA maintained with any Blocked Account Bank (collectively, the “Blocked Accounts”); provided that Blocked Accounts shall not include (i) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s salaried employees, (ii) any zero balance account, (iii) any Store Account maintained at a bank at which the Loan Parties maintain fewer than 25 Store Accounts, (iv) accounts solely used for cash deposits subject to Permitted Encumbrances, and (v) any deposit account or lockbox specifically and exclusively for the receipt by the Loan Parties of Medicare Accounts or Medicaid Accounts, provided that such deposit accounts are under the control of a Loan Party and such Loan Party has directed payments from those accounts to the Blocked Accounts.

(b) Deposit all cash proceeds from sales of Inventory in every form, including, without limitation, cash and checks from each Store (other than Medicare Accounts and Medicaid Accounts) into the Store Account of such Loan Party used solely for such purpose in accordance with the then current practices of such Loan Party, but in any event no less frequently than once every three (3) Business Days; provided that each Store may retain in such Store funds of up to an average of $50,000 immediately after each deposit of funds from such Store into the applicable Store Account. All collected funds on deposit in the Store Accounts (including Store Accounts described in clause (iv) of Section 6.12(a)(ii)) shall be sent by wire transfer or other electronic funds transfer on each Business Day to the Blocked Accounts, except nominal amounts which are required to be maintained in such Store Accounts under the terms of such Loan Party’s arrangements with the bank at which such Store Accounts are maintained (which amounts, together with all amounts held at the retail store locations and not yet deposited in the Store Accounts, shall not in the aggregate exceed $100,000,000 (provided that such amount shall be permanently reduced each time a retail store of any Loan Party is closed or sold by $50,000 and increased by $50,000 each time a store is opened or acquired pursuant to any Permitted Acquisition) at any one time, except to the extent from time to time additional amounts may be held in Stores or the Store Accounts on Saturday, Sunday or other days where the applicable depository bank is closed, which additional amounts are to be, and shall be, transferred on the next Business Day to the Blocked Accounts) and except as the Administrative Agent may otherwise agree.

(c) On or prior to the Restatement Effective Date, establish and maintain a separate lockbox and deposit account into which the Loan Parties shall promptly deposit, and shall direct each Fiscal Intermediary or other Third Party Payor in accordance with the applicable Medicare and Medicaid regulations to directly remit, all payments in respect of any Medicare Accounts or Medicaid Accounts. Such separate lockboxes and deposit accounts shall only be used for purposes of receiving payments in respect of Medicare Accounts and Medicaid Accounts and shall be under the sole control of the applicable Loan Party; provided, that (i) the Loan Parties shall authorize, direct and instruct the depository banks at which such separate lockboxes and deposit accounts are maintained to remit by federal funds wire transfer all funds received or deposited into such deposit accounts amounts on deposit in such accounts on a daily basis to one of the Blocked Accounts, which instructions by Loan Parties to such banks may only be changed after not less than three (3) Business Days’ prior written notice to such banks and the Administrative Agent and (ii) any change in such instructions without the prior written consent of the Administrative Agent shall be an Event of Default hereunder.

(d) Subject to exceptions for Stores and Store Accounts in clause (b) and Medicare Accounts and Medicaid Accounts in clause (c) above, ACH or wire transfer no less frequently than once every Business Day (and whether or not there are then any outstanding Obligations) to a Blocked Account all proceeds of Accounts or other Collateral, including all proceeds from sales of Inventory, all amounts payable to each Borrower from Credit Card Issuers and Credit Card Processors and all other proceeds of Collateral.

(e) Each Blocked Account Agreement shall require that, after the Blocked Account Bank’s receipt of written notice from the Collateral Agent given after the occurrence and during the continuance of a Dominion Trigger Event, the Blocked Account Bank shall effectuate the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Collateral Agent at Bank of America (the “Collection Account”) of all funds in such Blocked Account.

(f) The Collection Account shall at all times be under the sole dominion and control of the Collateral Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Collection Account, (ii) the funds on deposit in the Collection Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Collection Account shall be applied pursuant to Section 8.03 on a daily basis after the occurrence and during the continuation of a Dominion Trigger Event. In the event that, notwithstanding the provisions of this Section 6.12, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Collateral Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Collection Account or dealt with in such other fashion as such Loan Party may be instructed by the Collateral Agent.

(g) Upon the request of the Administrative Agent after the occurrence and during the continuance of a Dominion Trigger Event, cause bank statements and/or other reports to be delivered to the Administrative Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

6.13 Information Regarding the Collateral.

(a) Furnish to the Administrative Agent at least fifteen (15) days (or such shorter period as the Administrative Agent may agree) prior written notice of any change in: (i) any Loan Party’s legal name; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility, but excluding in-transit Collateral); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties shall not effect or permit any change referred to in the preceding sentence unless the Loan Parties have undertaken all such action, if any, reasonably requested by the Administrative Agent under the UCC or otherwise that is required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.

(b) From time to time as may be reasonably requested by the Administrative Agent, the Lead Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Restatement Effective Date that is required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default resulting from the matters disclosed therein.

6.14 Physical Inventories.

(a) Cause not less than two physical inventories to be undertaken, at the expense of the Loan Parties, in each Fiscal Year and periodic cycle counts, in each case consistent with past practices, conducted by such inventory takers as are reasonably satisfactory to the Collateral Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be reasonably satisfactory to the Collateral Agent. The Collateral Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Lead Borrower, within 30 days following the completion of such inventory, shall provide the Collateral Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b) Permit the Collateral Agent, in its Permitted Discretion, if any Event of Default exists, to cause additional such inventories to be taken as the Collateral Agent determines (each, at the expense of the Loan Parties).

6.15 [Reserved]

6.16 Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Law, or which any Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties, provided that no such document, financing statement, agreement, instrument or action taken shall, in the Loan Parties’ good faith determination, materially increase the obligations or liabilities of the Loan Parties hereunder or have any Material Adverse Effect on the Loan Parties.

(b) If any material assets of the type constituting Collateral are acquired by any Loan Party after the Restatement Effective Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), notify the Agents thereof, and the Loan Parties will, within sixty (60) days after such acquisition, cause such assets to be subjected to a Lien securing the Obligations and take such actions as shall be reasonably necessary to perfect such Liens, including actions described in paragraph (a) of this Section 6.16, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.16(b) waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.16(b) if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute consent to the inclusion of any acquired assets in the computation of the Borrowing Base.

6.17 [Reserved].

6.18 [Reserved].

6.19 ERISA. The Lead Borrower will furnish to the Administrative Agent promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that a Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if a Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, a Borrower and/or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof.

6.20 Post-Closing Collateral Actions. The Lead Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests and to satisfy such other conditions within the applicable time periods set forth on Schedule 6.20, as such time periods may be extended by the Administrative Agent, in its sole discretion.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Restricted Subsidiary to, and with respect to Section 7.03, 7.07, and 7.15, Holdco will not, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired; sign or suffer to exist any security agreement authorizing any Person thereunder to file a financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Restricted Subsidiaries; or assign as security or otherwise transfer as security any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

7.02 Investments. Make any Investments, except Permitted Investments.

7.03 Indebtedness; Disqualified Stock. (a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness, or (b) issue Disqualified Stock.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) (i) any Restricted Subsidiary may merge, amalgamate or consolidate with a Borrower (including a merger, the purpose of which is to reorganize a Borrower into a new jurisdiction in the United States); provided that such Borrower (as a newly recognized entity) shall be the continuing or surviving Person and (ii) any Restricted Subsidiary may merge, amalgamate or consolidate with one or more other Restricted Subsidiaries); provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b) (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve or a Borrower or any Subsidiary may change its legal form if the Lead Borrower determines in good faith that such action is in the best interest of Albertson’s Group and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, (x) any Borrower shall remain a Borrower and (y) a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Holdco or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Section 7.02 (other than clause (e) of the definition of Permitted Investments) and Section 7.03, respectively;

(d) so long as no Default exists or would result therefrom, a Borrower may merge with any other Person; provided that (i) such Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not a Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Agent, (C) each Loan Party, unless it is the other party to such merger or consolidation, shall have confirmed that its obligations under the Loan Documents, including the Guarantee, shall continue to apply to the Successor Company’s obligations under the Loan Agreements, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Security Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, and (E) such Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Security Document comply with this Agreement; provided further that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, such Borrower under this Agreement;

(f) so long as no Default exists or would result therefrom (in the case of a merger involving a Loan Party), any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary or a Borrower, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 and Section 6.16;

(g) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05; and

(h) any merger, dissolution, liquidation, consolidation or Disposition in connection with the Transactions or the Restatement Date Transactions shall be permitted.

7.05 Dispositions. Make any Disposition, except Permitted Dispositions. To the extent any Collateral is Disposed of in a Permitted Disposition to any Person other than any Loan Party and the Net Proceeds therefrom are applied in accordance with this Agreement, such Collateral shall be sold free and clear of all Liens created by the Loan Documents.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a) each Restricted Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;

(b) each Restricted Subsidiary of a Loan Party which is not a Loan Party may make Restricted Payments to another Restricted Subsidiary that is not a Loan Party;

(c) [Reserved];

(d) Loan Parties and their Restricted Subsidiaries may make Restricted Payments permitted by Sections 7.02, 7.04 or 7.09;

(e) the Loan Parties may repurchase Equity Interests from, or pay dividends and make distributions to Holdco, and Holdco may repurchase Equity Interests from, or pay dividends and make distributions to, AB LLC, to enable AB LLC, solely, to repurchase Equity Interests held by a current or former employee, officer or director upon the termination, retirement or death of any such employee, officer or director, provided that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Dominion Trigger Event shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, and (iii) the aggregate amount of all payments for such repurchases in any Fiscal Year shall not exceed $85,000,000 plus amounts of such repurchases permitted to have been made in prior Fiscal Years but not made, up to a maximum carry forward amount in any Fiscal Year of $60,000,000; plus the Net Proceeds received by a Borrower or any of its Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of Holdco or any direct or indirect parent of Holdco (to the extent contributed to a Borrower) to members of management, directors or consultants of the Lead Borrower,

Safeway or any of their Subsidiaries, or any direct or indirect parent of the Lead Borrower or Safeway that occurs after the Restatement Effective Date other than proceeds of a Cure Amount; plus the Net Proceeds of key man life insurance policies received by the Lead Borrower or Safeway or any other direct or indirect parent of the Lead Borrower or Safeway (in each case, to the extent contributed to a Borrower) and their Subsidiaries after the Restatement Effective Date; less the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii) of this Section 7.06(e); (provided that cancellation of Indebtedness owing to a Borrower or any Restricted Subsidiary from members of management, directors, employees or consultants of Holdco, or any direct or indirect parent company or Restricted Subsidiaries in connection with a repurchase of Equity Interests pursuant to this clause (e) of Holdco or any direct or indirect parent company will not be deemed to constitute a Restricted Payment);

(f) if the Payment Conditions are satisfied, a Borrower may declare or pay cash dividends and distributions to the equity holders of such Borrower;

(g) Loan Parties and their Subsidiaries may declare and make dividend payments or other Restricted Payments payable (i) solely in Equity Interests (other than Disqualified Stock not otherwise permitted by Section 7.03) of such Person, or (ii) with the proceeds of a substantially concurrent sale of Equity Interests (other than Disqualified Stock) of Holdco or any direct or indirect parent thereof (to the extent contributed to a Borrower);

(h) Loan Parties and their Restricted Subsidiaries may make repurchases of Equity Interests in Holdco or in any other direct or indirect parent thereof or any Restricted Subsidiary of Holdco deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants

(i) (1) with respect to any taxable period ending after the Restatement Effective Date for which a Borrower is treated as a partnership for U.S. federal income tax purposes, distributions to a Borrower’s equity owners in an aggregate amount equal to the product of (A) the taxable income of a Borrower for such taxable period, reduced by any cumulative net taxable loss with respect to all prior taxable periods ending after the Restatement Effective Date (determined as if all such taxable periods were one taxable period) to the extent such cumulative net taxable loss would have been deductible by the partners against such taxable income if such loss had been incurred in the taxable period in question (assuming that the partners have no items of income, gain, loss, deduction or credit other than through a Borrower) and (B) the highest combined marginal U.S. federal, state and local income and Medicare tax rate applicable to any equity owner of a Borrower for such taxable period (taking into account the character of the taxable income in question (long term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitation thereon)), and (2) with respect to any taxable period ending before the Restatement Effective Date for which a Borrower was treated as a partnership for U.S. federal income tax purposes, distributions to a Borrower’s equity owners in an aggregate amount equal to the product of (A) any additional taxable income for such taxable period resulting from a tax audit adjustment made after the Restatement Effective Date and (B) the highest combined marginal U.S. federal, state and local income tax rate applicable to any equity owner of a Borrower for such taxable period (taking into account the character of the additional taxable income in question (long term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitations thereon)) plus any penalties, additions to tax or interest that may be imposed as a result of such audit adjustment; and

(j) a Borrower may make Restricted Payments to any direct or indirect parent of such Borrower to pay (i) amounts equal to the fees and expenses (including franchise and similar Taxes) required to maintain the existence of Holdco or any other direct or indirect parent or holding company of such Borrower, the customary salary, bonus and other benefits (including indemnification, insurance and insurance premiums) payable to, and indemnities provided on behalf of, officers and employees of Holdco or any other direct or indirect parent or holding company of such Borrower, if applicable, and the general corporate operating and overhead expenses of any such direct or indirect parent or holding company of Holdco, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of such Borrower and its Subsidiaries; (ii) for the avoidance of doubt, subject to Section 7.07, to pay, if applicable, amounts equal to amounts required for any direct or indirect parent of such Borrower, to pay interest and/or principal on Indebtedness the proceeds of which have been permanently contributed to such Borrower or any of its Restricted Subsidiaries; (iii) amounts necessary to pay customary and reasonable costs and expenses of financings, acquisitions or offerings of securities of any direct or indirect parent of such Borrower that are not consummated; (iv) costs (including all professional fees and expenses) incurred by any direct or indirect parent of such Borrower in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the indenture or any other agreement or instrument relating to Indebtedness of such Borrower or any Restricted Subsidiary; (v) expenses Incurred by any direct or indirect parent of such Borrower in connection with any public offering or other sale of Equity Interests or Indebtedness: (A) where the net proceeds of such offering or sale are intended to be received by or contributed to a Borrower or a Restricted Subsidiary, (B) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or (C) otherwise on an interim basis prior to completion of such offering so long as direct or indirect parent of a Borrower shall cause the amount of such expenses to be repaid to a Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed; (vi) for the avoidance of doubt, subject to Section 7.07, to permit Holdco to make payments in respect of interest, principal and other amounts in connection with any Indebtedness incurred in connection with the Transactions, the Restatement Date Transactions and any Permitted Refinancing thereof ; and (vii) to permit Holdco to pay any amounts required to be paid by it in connection with or related to its ownership of the Borrowers and their Restricted Subsidiaries;

(k) the Lead Borrower or Safeway may make Restricted Payments to any direct or indirect parent of the Lead Borrower or Safeway, as applicable, to pay fees and expenses of any direct or indirect parent of the Lead Borrower or Safeway, as applicable, other than to Affiliates of the Lead Borrower or Safeway, as applicable, that are not direct or indirect parent companies, related to any unsuccessful equity or debt offering of such parent;

(l) the Lead Borrower or Safeway may make Restricted Payments to any direct or indirect parent of the Lead Borrower or Safeway, as applicable, to pay amounts equal to the fees and expenses related to the Safeway Acquisition and other payments to be made in connection with the Transactions and the Restatement Date Transactions as set forth on Schedule 7.06(l);

(m) Restricted Payments required in connection with the termination of the LTIP Agreements;

(n) Restricted Payments of all amounts under the contingent value rights to be issued under the Safeway Merger Agreement from the net proceeds of any sale of the Equity Interests in Casa Ley or the Equity Interests in or assets of PDC;

(o) Restricted Payments made with the proceeds of substantially concurrent Excluded Contributions;

(p) the distribution, as a dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to Holdco or a Restricted Subsidiary of Holdco by, Unrestricted Subsidiaries or Excluded Property;

(q) purchases of receivables pursuant to a Receivables Repurchase Obligation, the payment or distribution of Receivables Fees, sales, contributions and other transfers of and purchases of assets pursuant to repurchase obligations, in each case in connection with a Qualified Receivables Financing; and

(r) distributions required in connection with a Qualified Real Estate Financing Facility.

7.07 Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness (other than the Obligations or Indebtedness between Loan Parties), or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) payments in respect of the Obligations, (b) regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Permitted Indebtedness (other than Subordinated Indebtedness), (c) repayments and prepayments of Subordinated Indebtedness in accordance with and subject to the subordination terms thereof, (d) voluntary prepayments, repurchases, redemptions, defeasances or other satisfaction of Permitted Indebtedness as long as the Adjusted Payment Conditions are satisfied, (e) Permitted Refinancings of any Indebtedness, (f) payments with respect to Obligations (as defined in the Term Loan Credit Agreement as in effect on the Restatement Effective Date), (g) the conversion of any Indebtedness to Equity Interests (other than Disqualified Stock) of Holdco or any other direct or indirect parent of Holdco or the repayment of Indebtedness with the proceeds of an issuance of Equity Interests (other than Disqualified Stock or Preferred Stock) of Holdco or any other direct or indirect parent of Holdco, (h) the purchase, redemption, acquisition, retirement, defeasance or discharge of any notes issued by Safeway or any of its subsidiaries within 90 days of the Restatement Effective Date and any Permitted Refinancing in respect thereof; provided that immediately after giving effect to such purchase, redemption, acquisition or defeasance, Excess Availability shall be not less than $1,000,000,000 and (i) redemptions or redemptions of Indebtedness funded solely with Escrow Debt.

7.08 Change in Nature of Business. Engage in any material line of business other than a Similar Business.

7.09 Transactions with Affiliates. Directly or indirectly:

(a) Purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, shareholder, director or other Affiliate of Holdco or any Restricted Subsidiary involving aggregate consideration in excess of $25,000,000 for a single transaction or series of related transactions or in excess of $250,000,000 for all transactions following the Restatement Effective Date, except:

(i) on fair and reasonable terms that are not materially less favorable to the Lead Borrower, Safeway and their Restricted Subsidiaries, taken as a whole, as would be obtainable by the Lead Borrower, Safeway or their Restricted Subsidiaries with a Person other than an Affiliate at the time of such transaction (or, if earlier, at the time such transaction is contractually agreed),

(ii) Real Estate leased by the Lead Borrower, Safeway and their Restricted Subsidiaries from the Real Estate Subsidiaries,

(iii) Real Estate leased by the Lead Borrower, Safeway and their Restricted Subsidiaries from the Sponsor (or its Affiliates) on the Restatement Effective Date;

(iv) Permitted Dispositions and Permitted Investments;

(v) transactions between or among the Lead Borrower, Safeway and their Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary or is merged or consolidated with a Restricted Subsidiary as a result of such transaction;

(vi) transactions to effect the Transactions and the Restatement Effective Date Transactions;

(vii) transactions for which the board of directors has received a written opinion from an Independent Financial Advisor to the effect that the financial terms of such transaction are fair, from a financial standpoint, to the Albertson’s Group or not less favorable to the Albertson’s Group than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate;

(viii) any agreement (other than with Sponsor) as in effect as of the Restatement Effective Date and set forth on Schedule 7.09 or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Restatement Effective Date) or any transaction contemplated thereby;

(ix) (i) the issuance of Equity Interests (other than Disqualified Stock) of a Borrower to Holdco or to any director, officer, employee or consultant thereof, (ii) the issuance of Equity Interests of Holdco and the granting of registration rights and other customary rights in connection therewith, or (iii) any contribution to the capital of a Borrower or any Restricted Subsidiary, as applicable;

(x) (x) transactions with Affiliates that are customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Albertson’s Group in the reasonable determination of the board of directors or the senior management of the Lead Borrower or Safeway, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party and (y) transactions with joint ventures and Unrestricted Subsidiaries in the ordinary course of business;

(xi) the existence of, or the performance by the Albertson’s Group of its obligations under the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Restatement

Effective Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Albertson’s Group of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Restatement Effective Date shall only be permitted by this clause (xii) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Restatement Effective Date;

(xii) transactions between the Loan Parties or any of their Restricted Subsidiaries and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of the Lead Borrower, Safeway or any other direct or indirect parent of a Borrower; provided, however, that such director abstains from voting as a director of such Borrower or such direct or indirect parent of such Borrower, as the case may be, on any matter involving such other Person;

(xiii) transactions pursuant to the NAI Services Agreement or the Safeway Services Agreement;

(xiv) transactions pursuant to Section 7.04 and 7.06;

(xv) transactions required pursuant to the Safeway Merger Agreement or contingent value rights agreements entered into in connection with the Safeway Merger Agreement;

(xvi) the Eastern Division Sale and other transactions contemplated by the Eastern Division Sale Agreement;

(xvii) pledges of Equity Interests of Unrestricted Subsidiaries;

(xviii) transactions entered into in good faith which provide for shared employees, services and/or facilities arrangements and which provide cost savings and/or other operational efficiencies;

(xix) (a) sales and purchase arrangements, joint purchasing arrangements and other service agreements in the ordinary course of business between, on the one hand, the Borrowers and their Restricted Subsidiaries and, on the other hand, NAI and its Subsidiaries, for the sale and purchase, at cost, of inventory, equipment and supplies, (b) leases between NAI and/or its Subsidiaries and a Borrower and/or any of its Restricted Subsidiaries, (c) certain transactions between NAI and/or its Subsidiaries and Holdco and/or any of its Restricted Subsidiaries with respect to self-insurance matters and residual pharmacy transactions, (d) services provided by the Borrowers and their Restricted Subsidiaries to NAI and its Subsidiaries in the areas of finance, legal, human resources and public affairs, store development, information technology, marketing, merchandising, asset protection, customer services, supply chain, risk management and insurance, separation and store closings, store operations and strategic procurement, (e) pharmacy operation services provided by NAI and its Subsidiaries to the Borrowers and their Restricted Subsidiaries, (f) license agreements between Safeway and NAI, (g) sales of electricity between Safeway and NAI, and (h) arrangements for the use of certain IT and other infrastructure between Safeway and NAI;

(xx) (a) sales and purchase arrangements, joint purchasing arrangements and other service agreements in the ordinary course of business between, on the one hand, the Borrowers and their Restricted Subsidiaries and, on the other hand, SVU and its Subsidiaries, for the sale and purchase, at cost, of inventory, equipment and supplies, and leases between SVU and Holdco or any of its Restricted Subsidiaries, and (b) one-time payments to be made in connection with the termination and/or transition of certain services under the transition services agreement between such Persons;

(xxi) any purchases by Holdco’s Affiliates of Indebtedness or Disqualified Stock of a Borrower or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not Holdco’s Affiliates; provided that such purchases by Holdco’s Affiliates are on the same terms as such purchases by such Persons who are not Holdco’s Affiliates;

(xxii) transactions contractually agreed to between an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary and not entered into in contemplations thereof; and

(xxiii) transactions permitted by clause (b) below.

(b) make any payments (whether by dividend, loan or otherwise) to any officer, shareholder, director or other Affiliate of a Borrower or any Restricted Subsidiary in excess of in excess of $25,000,000 for a single payment or series of related payments or in excess of $250,000,000 for all payments following the Restatement Effective Date, including, without limitation, on account of management, consulting or other fees for management or similar services, or pay or reimburse expenses incurred by any officer, shareholder, director or other Affiliate of such Borrower or such Restricted Subsidiary, except:

(i) reasonable compensation to, and indemnity provided on behalf of, current, former and future officers, employees and directors for services rendered to such Borrower or such Restricted Subsidiary in the ordinary course of business (including the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Holdco or any direct or indirect parent of a Borrower or of a Restricted Subsidiary, as appropriate, in good faith);

(ii) payments by such Borrower or such Restricted Subsidiary to AB LLC and for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by Holdco and AB LLC on behalf of such Borrower or such Restricted Subsidiary, in the ordinary course of their respective businesses as the same may be directly attributable to such Borrower or such Restricted Subsidiary and actual and necessary reasonable out-of-pocket expenses for the maintenance of the corporate existence of Holdco and AB LLC;

(iii) payments by such Borrower or a Restricted Subsidiary to Sponsor or an Affiliate of Sponsor for the reasonable out-of-pocket costs of actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing financial and similar types of services paid for by Sponsor or such Affiliate on behalf of such Borrower or a Restricted Subsidiary;

(iv) any payments required to be made pursuant to the Eastern Division Sale Agreement or the Safeway Merger Agreement;

(v) amounts payable to SB Capital Group LLC in respect of out-of-pocket expenses incurred in connection with liquidation services provided to Borrowers and Guarantors as provided in Section 3.7 of the Operating Agreement for AB LLC (as in effect on the Restatement Effective Date);

(vi) amounts payable pursuant to employment and severance arrangements between Albertson’s Group and their respective current, former and future officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business and payments or loans (or cancellation of loans) to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of Holdco in good faith;

(vii) payments by the Albertson’s Group to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of Holdco and/or AB LLC or any other direct or indirect parent of Holdco in good faith;

(viii) amounts payable pursuant to the Management Services Agreement, including any guarantees of compensation to Service Provider Personnel (as defined in the Management Services Agreement) up to the amounts payable thereunder;

(ix) payments of all fees and expenses related to the Transactions and the Restatement Effective Date Transactions;

(x) payments of the Original Closing Date Transaction Payments and the Restatement Date Transaction Payments;

(xi) (a) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Sponsor (directly, or indirectly through AB LLC) in an aggregate amount in any Fiscal Year not to exceed $20,000,000 plus all out-of-pocket reasonable expenses incurred by the Sponsor or any of its Affiliates in connection with the performance of management, consulting, monitoring, advisory or other services with respect to Albertson’s Group; and (b) the payment to Sponsor or an Affiliate of Sponsor for the reasonable out-of-pocket costs of actual and necessary reasonable out-of-pocket legal, accounting, insurance, marketing, financial and similar types of services paid for by Sponsor or such Affiliate on behalf of Holdco or any Restricted Subsidiary;

(xii) payments resulting from transactions for which the board of directors has received a written opinion from an Independent Financial Advisor to the effect that the financial terms of such transaction are fair, from a financial standpoint, to the Albertson’s Group or not less favorable to the Albertson’s Group than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate;

(xiii) payments permitted pursuant to Section 7.06 and, in the case of Section 7.06(i), the entering into of any tax sharing agreement or arrangement with respect to any such payments;

(xiv) amounts payable pursuant to the NAI Services Agreement or the Safeway Services Agreement;

(xv) payments between or among the Lead Borrower, Safeway and their Restricted Subsidiaries;

(xvi) payments pursuant to any agreement, arrangement or transaction permitted under clause (a) above.

7.10 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Loan Party to Guarantee the Obligations, (iii) of any Restricted Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Collateral Agent; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, other than, in each case, (i) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Loan Party or any Restricted Subsidiary, (ii) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Loan Party or any Restricted Subsidiary, (iii) any provision in an agreement for a Disposition permitted hereunder that limits the transfer of or the imposition of any Lien on the assets to be disposed of thereunder, (iv) any provision in an agreement relating to Permitted Indebtedness described in clauses (a), (c) and (g) of the definition thereof that restricts Liens on property financed by or securing such Indebtedness, (v) any other provision in any agreement relating to Permitted Indebtedness that is no more restrictive or burdensome than the comparable provision in this Agreement (except that this proviso shall not apply to contractual restrictions described in clause (a)(iv) or (b) above), (vi) any encumbrance or restriction contained in any agreement of a Person acquired in a Permitted Investment, which encumbrance or restriction was in existence at the time of such Permitted Investment (but not created in connection therewith or in contemplation thereof) and which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the property and assets of the Person so acquired, (vii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are permitted hereunder, (viii) contractual obligations in existence on the Restatement Effective Date and the extension or continuation thereof, provided that any such encumbrances or restrictions contained in such extension or continuation are no less favorable to the Agents and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued, (ix) customary restrictions pursuant to any Qualified Receivables Financing, (x) the Term Loan Credit Agreement as in effect on the Restatement Effective Date and Permitted Refinancings thereof provided the encumbrances contained therein are no more restrictive than those set forth in the Term Loan Credit Agreement as in effect on the Restatement Effective Date, (xi) represent Indebtedness of a Restricted Subsidiary of the Lead Borrower which is not a Loan Party which is permitted by Section 7.03 to the extent applying only to such Restricted Subsidiary, (xii) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under clauses (c), (g) and (u) of the definition of Permitted Indebtedness but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (xiii) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xiii) arise in connection with cash or other deposits permitted under clauses (c), (d), (t), (u), (w), (z) or (aa) of the definition of Permitted Encumbrances or clauses (a), (i) and (k) of the definition of Permitted Investments and in all instances limited to such cash or deposit or (xiv) any document or instrument governing or related to any Escrow Debt.

7.11 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) in violation of Regulation U of the FRB or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purposes other than (i) on the Restatement Effective Date, to finance a portion of the Restatement Date Transactions and to pay fees and expenses in connection therewith and (ii) following the Restatement Effective Date, for working capital purposes (including the purchase of Inventory), general corporate purposes (including Permitted Acquisitions and other Investments) and any other purpose not prohibited by the terms of this Agreement.

7.12 Amendment of Material Documents.

(a) (i) Amend, modify or waive any of a Loan Party’s rights under its Organization Documents in a manner materially adverse to the Credit Parties; or (ii) amend, modify or waive any document governing any Material Indebtedness (other than on account of any Permitted Refinancing) to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents or would be reasonably likely to have a Material Adverse Effect;

(b) Amend, modify or waive the Transition Services Agreement or the Safeway Services Agreement, in each case, to the extent that such amendment, modification or waiver would result in a Default or Event of Default or would reasonably be expected to have a Material Adverse Effect.

7.13 Fiscal Year/Quarter. Change the Fiscal Year or Quarterly Accounting Periods of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP; provided, however, that the Loan Parties may, upon written notice to the Agent from the Lead Borrower, change their Quarterly Accounting Periods and Fiscal Year to any other quarterly accounting periods and fiscal year reasonably acceptable to the Administrative Agent, in which case the Lead Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such changes.

7.14 Deposit Accounts; Credit Card Processors. (a) Open new DDAs or Blocked Accounts unless the Loan Parties shall have delivered to the Administrative Agent appropriate Blocked Account Agreements consistent with the provisions of, and to the extent required by, Section 6.12 and otherwise reasonably satisfactory to the Administrative Agent, or (b) enter into any agreements with Credit Card Processor other than the ones expressly contemplated herein or in Section 6.12 hereof unless the Loan Parties shall have delivered to the Administrative Agent appropriate Credit Card Notifications consistent with the provisions of Section 6.12 and reasonably satisfactory to the Administrative Agent.

7.15 Permitted Activities. Holdco shall not engage in any material operating or business activities; provided that the following shall be permitted in any event: (i) its ownership of the Equity Interests of the Borrowers and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents and any other Indebtedness, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of the Borrowers and guaranteeing the obligations of the Borrowers, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdco and the Borrowers and its other Subsidiaries, (vii) holding any cash or property (but not operating any property), (viii) providing indemnification to officers, managers and directors, (ix) the performance of its obligations under and in connection with its Organization Documents, the Term Loan Documentation, the NAI Purchase Agreement, the Eastern Division Sale Agreement, the other agreements contemplated by the NAI Purchase Agreement and the Eastern Division Sale Agreement, the Transactions, the Safeway Merger Agreement, the Restatement Date Transactions, any agreements contemplated by Section 7.08(b)(ii) and any other agreements contemplated hereby and thereby, and (x) any activities related, complementary or incidental to the foregoing. Holdco shall not incur any Liens on Equity Interests of the Lead Borrower or Safeway other than those for the benefit of the Obligations, Senior Safeway Acquisition Debt, Term Loan Facility Indebtedness and any Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt, and Permitted Ratio Debt (each as defined in and incurred in compliance with the terms of the Term Loan Credit Agreement as in effect on the Restatement Effective Date), Permitted Holdco Indebtedness and Permitted Refinancing Indebtedness in respect of any of the foregoing.

7.16 Consolidated Fixed Charge Coverage Ratio. The Borrowers will not permit the Consolidated Fixed Charge Coverage Ratio for any Measurement Period to be lower than 1.00 to 1.00; provided that such Consolidated Fixed Charge Coverage Ratio will only be tested upon the occurrence of a Covenant Trigger Event, as of the last day of the Measurement Period ending immediately prior to the date on which such Covenant Trigger Event shall have occurred and shall continue to be tested as of the last day of each Measurement Period thereafter until such Covenant Trigger Event is no longer continuing; provided further that the results of operation and indebtedness of any Unrestricted Subsidiaries shall not be taken into account for purposes of compliance with this Section 7.16.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. The occurrence and continuance of any of the following (after giving effect to the giving of any notice or any passage of time or both, if any, specified below with respect to such event or condition) shall constitute an Event of Default:

(a) Non-Payment. The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) any interest on any Loan or other Obligation or fee due hereunder, or any other amount payable hereunder or under any other Loan Document, and such failure under this clause (ii) continues for five (5) Business Days after the payment was due; or

(b) Specific Covenants. (i) Any Loan Party or, in the case of Section 7.03, 7.07 and 7.15, Holdco, fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03, 6.05(a), 6.07, 6.10, 6.11, or 6.12 or Article VII or (ii) any Loan Party fails to perform or observe any term, covenants of agreement contained in Section 6.02(b) and such failure continues unremedied for three (3) consecutive Business Days (or one (1) Business Day if an Accelerated Borrowing Base Delivery Event has occurred and is continuing); or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of the date such Loan Party obtains knowledge of a breach of any such covenant or agreement or the Lead Borrower’s receipt of notice from the Administrative Agent of any such breach; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect (or, if already subject to qualification by materiality, in any respect) when made or deemed made; or

(e) Cross-Default. Holdco or any Loan Party (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (after giving effect to the expiration of any applicable grace periods), or (ii) after the expiration of all grace periods relating thereto, fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs (after giving effect to the expiration of any applicable grace periods), the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract or such similar term used) resulting from (A) any event of default under such Swap Contract as to which a Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party is an Affected Party (as so defined or such similar term used) and, in either event, the Swap Termination Value owed by the Loan Party as a result thereof is greater than $150,000,000; or

(f) Insolvency Proceedings, Etc. Holdco or any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 60 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Holdco or any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issuance or levy; or

(h) Judgments. There is entered against Holdco or any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $150,000,000 and such judgments or orders shall continue unsatisfied or unstayed for a period of 30 consecutive days (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage; it being agreed that a “reservation of rights letter” or similar notice shall not in and of itself constitute a dispute of coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) such judgment or order, by reason of a pending appeal or otherwise, shall not have been satisfied, vacated, discharged, stayed or bonded for a period of 30 consecutive days; or

(i) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted in or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to a Pension Plan, Multiemployer Plan or the PBGC which would be reasonably likely to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which would be reasonably likely to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be (other than pursuant to the terms thereof), or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral (other than an immaterial portion of the Collateral not of the type included in the Borrowing Base), with the priority required by the applicable Security Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Cessation of Business. Except as otherwise expressly permitted hereunder, the Loan Parties, taken as a whole, shall take any action to liquidate all or substantially all of their personal property assets utilized in the operation of their Stores, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of its retail business; or

(m) Guaranty. The termination or attempted termination of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a) declare the Commitments of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) require that the Loan Parties Cash Collateralize the L/C Obligations; and

(d) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the entry of an order for relief (or similar order) with respect to any Loan Party or any Restricted Subsidiary thereof under any Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), subject to the Intercreditor Agreement, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order;

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, expenses and other amounts payable under Section 10.04 (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, each in its capacity as such;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, expenses and other amounts (other than principal, interest and fees) payable to the Lenders and each L/C Issuer (including amounts payable under Section 10.04 to the respective Lenders and each L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Agents of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;

Fourth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fifth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;

Sixth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, and fees (including Letter of Credit Fees), ratably among the Lenders and each L/C Issuer in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and each L/C Issuer in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Administrative Agent for the account of the applicable L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Ninth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04(g), but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to payment of that portion of the Obligations arising from Cash Management Services, ratably among the Credit Parties in proportion to the respective amounts described in this clause Tenth held by them;

Eleventh, to payment of all other Obligations arising from Bank Products (including Swap Contracts), ratably among the Credit Parties in proportion to the respective amounts described in this clause Eleventh held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

8.04 Cure Rights.

(a) Notwithstanding anything to the contrary contained in this Article VIII, in the event that the Borrowers fail to comply with the requirements of Section 7.16 with respect to any Measurement Period for which such covenant is required to be tested, until the expiration of the 10th day subsequent to the later of (x) the first day of the applicable Covenant Trigger Event or (y) the date the certificate calculating the Consolidated Fixed Charge Coverage Ratio for such Measurement Period is required to be delivered pursuant to Section 6.01(b) (the “Cure Expiration Date”), Holdco shall have the right to issue Permitted

Cure Securities for cash or otherwise receive cash contributions (collectively, the “Cure Right”), and upon receipt by Holdco of such cash in return for its Permitted Cure Securities and the contribution of such proceeds to a Borrower (the “Cure Amount”) pursuant to the exercise by Holdco of such Cure Right, the Consolidated Fixed Charge Coverage Ratio under Section 7.16 shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA of the last Quarterly Accounting Period of such Measurement Period shall be increased for such Measurement Period and any subsequent Measurement Period that contains such Quarterly Accounting Period, solely for the purpose of measuring the Consolidated Fixed Charge Coverage Ratio under Section 7.16 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(ii) if, after giving effect to the foregoing pro forma adjustments, the Borrowers shall then be in compliance with Section 7.16, the Borrowers shall be deemed to have satisfied the requirements of Section 7.16 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 7.16 that had occurred shall be deemed cured for purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, (i) in each twelve month period there shall be at least two Quarterly Accounting Periods with respect to which the Cure Right is not exercised, (ii) there shall be no more than five Cure Rights exercised during the term of this Agreement, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 7.16 and (iv) all Cure Amounts shall be disregarded for purposes of determining any baskets or ratios with respect to the other covenants contained in the Loan Documents.

(c) Notwithstanding anything to the contrary contained in Section 8.01 and Section 8.02, (A) upon receipt of the Cure Amount (and designation thereof) by Holdco, the requirements of Section 7.16 shall be deemed satisfied and complied with as of the end of the relevant Quarterly Accounting Period with the same effect as though there had been no failure to comply with the requirements of Section 7.16 and any Event of Default under Section 7.16 (and any other Default as a result thereof) shall be deemed not to have occurred for purposes of the Loan Documents, and (B) neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under Section 7.16 (and any other Default as a result thereof) until and unless the Cure Expiration Date has occurred without the Cure Amount having been contributed and designated; provided that during the period set forth in this clause (B), an Event of Default shall nevertheless be deemed to have occurred and be continuing for all other purposes under the Loan Documents (including restrictions on Borrowings).

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders (in its capacities as a Lender), Swing Line Lender and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and each L/C Issuer, and no Loan Party or any Restricted Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

(b) Each of the Lenders (in its capacities as a Lender), Swing Line Lender and each L/C Issuer hereby irrevocably appoints Bank of America as Collateral Agent and authorizes the Collateral Agent to act as the agent of such Lender, Swing Line Lender and L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Persons serving as the Agents hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its respective opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agents shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Loan Parties, a Lender or each L/C Issuer. In the event that the Agents obtains such actual knowledge or receives such a notice, the Agents shall give prompt notice thereof to each of the other Credit Parties. Upon the occurrence of an Event of Default, the Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agents be required to comply with any such directions to the extent that any Agent believes that its compliance with such directions would be unlawful.

The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

9.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or each L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or each L/C Issuer unless the Administrative Agent shall have received written notice to the contrary from such Lender or each L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

9.06 Resignation of Agents. Any Agent may at any time give written notice of its resignation to the Lenders, each L/C Issuer and the Lead Borrower. Upon receipt of any such notice of resignation,

the Required Lenders shall have the right, subject to the approval of the Lead Borrower (as long as no Event of Default then exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 60 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and each L/C Issuer with the approval of the Lead Borrower (as long as no Event of Default then exists), appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment within 60 days after the retiring Agent gives notices of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders or each L/C Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent hereunder.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agents shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agents.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or the Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, a Lender or each L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, each L/C Issuer, the Administrative Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, each L/C Issuer, the Administrative Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, each L/C Issuer, the Administrative Agent and such Credit Parties under Sections 2.03(i), 2.03(j) and 2.03(k) as applicable, 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and each L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or each L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or each L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or each L/C Issuer in any such proceeding.

9.10 Collateral and Guaranty Matters. The Credit Parties irrevocably authorize and direct the Agents, and Agents shall:

(a) release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) and the expiration or termination of all Letters of Credit (unless cash collateralized or supported by back-to-back letters of credit reasonably satisfactory to each L/C Issuer), (ii) at the time the property subject to such Lien is disposed of or to be disposed of in connection with any disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b) to the extent determined by the Agents in their discretion, subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of “Permitted Encumbrances”; and

(c) release any Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document if (i) such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder (including its designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary or (ii) is the parent holding company of a Real Estate Subsidiary party to a Qualified Real Estate Financing Facility if such guarantee is prohibited by the terms of such Qualified Real Estate Financing Facility; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Term Loan Facility Indebtedness, any Permitted Ratio Debt, any Permitted First Priority Refinancing Debt, any Permitted Junior Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt or any Permitted Refinancing of any of the foregoing (each as defined in and incurred in compliance with the terms of the Term Loan Credit Agreement as in effect on the Restatement Effective Date).

Upon request by any Agent at any time, the Applicable Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty and each other Loan Document pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Agents will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Notice of Transfer. The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.

9.12 Reports and Financial Statements. By signing this Agreement, each Lender:

(a) agrees to furnish the Administrative Agent promptly upon the furnishing of any Bank Product or Cash Management Service and thereafter at such frequency as the Administrative Agent may reasonably request with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Administrative Agent has received written notice thereof from such Lender;

(b) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Lead Borrower hereunder and all Borrowing Base Certificates, commercial finance examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”);

(c) expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other Law of the United States can be perfected only by possession or control. Should any Lender (other than the Agents) obtain possession or control of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

9.14 Indemnification of Agents. The Lenders shall indemnify the Agents, each L/C Issuer and any Related Party, as the case may be (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15 Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.

9.16 Defaulting Lender.

(a) If for any reason any Lender shall become a Defaulting Lender, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) subject to Section 10.01 only with respect to the increase or extension of such Lender’s Commitment, such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, (ii) a Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Applicable Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and (iii) at the option of the Administrative Agent, any further amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loan or existing or future participating interest in any Swing Line Loan or Letter of Credit. The Defaulting Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Defaulting Lender of its Applicable Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.13(c) hereof from the date when originally due until the date upon which any such amounts are actually paid.

(b) The non-Defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Defaulting Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Defaulting Lender’s Commitment to fund future Loans. Upon any such assignment of the Applicable Percentage of any Defaulting Lender, the Defaulting Lender’s share in future Credit Extensions and its rights under the Loan Documents with respect thereto shall terminate on the date of assignment, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Assumption.

(c) Each Defaulting Lender shall indemnify the Administrative Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Applicable Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

(d) If any L/C Obligations exist at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Defaulting Lender’s Applicable Percentage of such L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent any non-Defaulting Lender’s outstanding Loans plus such Lender’s Applicable Percentage of all L/C Obligations plus such Lender’s Applicable Percentage of outstanding Swing Line Loans at such time does not exceed such non-Defaulting Lender’s Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following written notice by the Administrative Agent, Cash Collateralize for the benefit of each L/C Issuer such Defaulting Lender’s Applicable Percentage of the L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(g) for so long as such L/C Obligations are outstanding;

(iii) if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s Applicable Percentage of the L/C Obligations pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(i) with respect to such Defaulting Lender’s Applicable Percentage of the L/C Obligations during the period such portion of the L/C Obligations are Cash Collateralized;

(iv) if the non-Defaulting Lenders’ Applicable Percentage of the L/C Obligations are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.03(i) and Section 2.09(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s Applicable Percentage of the L/C Obligations are neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of each L/C Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.03(i) with respect to such Defaulting Lender’s Applicable Percentage thereof shall be payable to each L/C Issuer until and to the extent that such L/C Obligations are reallocated and/or Cash Collateralized; and

(e) So long as a Lender is a Defaulting Lender, each L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Applicable Percentage of the L/C Obligations will be one hundred percent (100%) covered by the Commitments of the non-Defaulting Lenders in accordance with Section 9.16(d)(i) and/or cash collateral will be provided by the Borrowers in accordance with Section 2.03(g), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 9.16(d)(i) (and such Defaulting Lender shall not participate therein).

(f) In the event that the Administrative Agent, the Lead Borrower and the L/C Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Lenders’ Applicable Percentages of the L/C Obligations shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

9.17 Withholding Tax. To the extent required by applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from any amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.17. The agreements in this Section 9.17 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.17, include any L/C Issuer and any Swing Line Lender.

9.18 Intercreditor Agreements. The Administrative Agent and Collateral Agent are hereby authorized to enter into the Intercreditor Agreement and any usual and customary intercreditor agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such intercreditor agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the intercreditor agreements and (b) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreement and the usual and customary intercreditor agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. In addition, but in conformance with the terms hereof, each Lender hereby authorizes the Administrative Agent and the Collateral Agent to enter into (i) any amendments to any intercreditor agreements, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 7.01 of this Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Administrative Agent and the Required Lenders (or the Administrative Agent, with the consent of the Required Lenders), and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment (including the Maturity Date) of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents (but, for clarity, not including any mandatory payment required by Section 2.05(e)) without the written consent of such Lender;

(c) as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or increase any advance rate, without the written consent of each Lender; provided, however, that only the consent of the Required Lenders of the relevant Class shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(d) as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of such Lender, provided that only the consent of the Required Lenders shall be necessary to permit the extensions of maturity pursuant to Section 2.16;

(e) change any provision of this Section or the definition of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written consent of each Lender;

(g) except for Permitted Dispositions or as provided in Section 9.10, release all or substantially all of the Collateral from the Liens of the Security Documents or release all or substantially all of the value of the Guarantees without the written consent of each Lender;

(h) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written consent of Lenders holding at least 66 2⁄3% of the Total Outstandings and Aggregate Commitments, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves;

(i) modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as otherwise provided in such definition, the time period for a Permitted Overadvance without the written consent of each Lender;

(j) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written consent of each Lender;

(k) modify the definition of (1) “Eligible Assignee” to the extent that such amendment increases the percentage of Loans permitted to be held by a Sponsor Affiliated Lender, or (ii) “Sponsor Affiliated Lender,” in each case, without the written consent of each Lender; and

(l) amend any provision hereof (including Section 10.06) in a manner that restricts a Lender’s ability to assign its right or obligations without the consent of such Lender.

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer (including, without limitation, any increase in such L/C Issuer Sublimit of such L/C Issuer) under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document, (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (vi) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdco, the Borrowers and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

Notwithstanding anything to the contrary herein, (a) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (b) the Lead Borrower shall be permitted to appoint one or more Restricted Subsidiaries that are Domestic Subsidiaries as “Borrowers” hereunder, in each case with the consent of, and pursuant to an amendment reasonably satisfactory to, the Administrative Agent which appropriately incorporates such Borrowers into this Agreement and the other Loan Documents which amendment shall not require the consent of any other Lender.

If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender with respect to the Class of Loans or Commitments that is subject to the related consent, waiver or amendment in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Loan Parties, the Agents, each L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agents or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, each L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Loan Parties, the Agents, each L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Agents, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agents, L/C Issuer and Lenders. The Agents, each L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agents, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agents may be recorded by the Agents, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Arrangers and their respective Affiliates in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable and documented fees, charges and disbursements of (A) outside counsel for the Agents and their Affiliates limited to one law firm and any local counsel reasonably deemed necessary by the Agents, (B) outside consultants for the Agents, (C) appraisers, (D) commercial finance examiners, and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (D) any workout, restructuring or negotiations in respect of any Obligations, and (b) with respect to each L/C Issuer and its Affiliates, all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all reasonable and documented out-of-pocket expenses incurred by the Credit Parties who are not the Agents, an L/C Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agents (and any sub-agent thereof), each Arranger, each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after-Tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party or any Affiliate or equityholder thereof arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Restricted Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence, willful misconduct or material breach of the obligations under any Loan Document of such Indemnitee (but without limiting the obligations of the Loan Parties as to any other Indemnitee) or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a cause of action brought by an Indemnitee against any other Indemnitee (other than (i) claims against an Indemnitee in its capacity or fulfilling its role as an Agent, L/C Issuer, Swing Line Lender or an arranger or a similar role and (ii) claims resulting directly or indirectly from acts or omissions of any Loan Party; provided that, the Loan Parties’ obligation with respect to fees and expenses of counsel, shall be limited to the reasonable and reasonably documented fees, disbursements and other charges of out-of-pocket fees and legal expenses of one firm of counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction and one firm of special counsel, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Lead Borrower of such conflict and thereafter, retains its own counsel, of another firm of counsel for such affected Indemnitee)).

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that the foregoing shall not limit any Loan Party’s indemnity obligations to the extent special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to receive indemnification hereunder. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d) Payments. All amounts due under this Section shall be payable on demand (accompanied by back-up documentation to the extent available).

(e) Survival. The agreements in this Section shall survive the resignation of any Agent or L/C Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion)

to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Agents upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agents, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and each L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans of any Class outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default pursuant to Sections 8.01(a), (f) or (g) has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to Sections 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, L/C Issuer or Swing Line Lender, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents, the Lenders and each L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c) or (g) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections and Section 3.06 and 10.13, and it being understood that the documentation required under Section 3.01(e) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. If a Lender sells a Participation pursuant to Section 10.06(d), that Lender shall (acting solely for this purpose as a non-fiduciary agent of the Borrowers) maintain a register on which is entered the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the Borrowers and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of a Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans are in registered form for U.S. federal income tax purposes.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that a Participant’s right to a greater payment results from a Change in Law after the Participant becomes a Participant.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment or Resignation. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, or resigns as Agent in accordance with the provisions of Section 9.06, Bank of America may, (i) upon 30 days’ notice to the Lead Borrower and the Lenders, resign as L/C Issuer and/or (ii) with duplication of any notice required under Section 9.06, upon 30 days’ notice to the Lead Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Lead Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America and the Lead Borrower to effectively assume the obligations of Bank of America with respect to such Letters of Credit. Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.

10.07 Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties (only if such Credit Party has no knowledge that such source itself is not in breach of a confidentiality obligation).

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof (provided that if such information is furnished by a source known to such Credit Party to be subject to a confidentiality obligation, such source, to the knowledge of such Credit Party, is not in violation of such Obligation by such disclosure), provided that, in the case of information received from any Loan Party or any Subsidiary after the Restatement Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Law, including Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent or the Required Lenders, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender, each L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or each L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, each L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder (other than contingent indemnity obligations for which claims have not been made) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities, and (z) any Obligations that may thereafter arise under Section 10.04 hereof.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(b) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(c) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

In connection with any such replacement, if any such Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within two (2) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of such Lender. Such purchase and sale shall be effective on the date of the payment of such amount to such Lender.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(e) ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17 USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender), which are subject to the Patriot Act (as hereinafter defined) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.

10.18 Time of the Essence. Time is of the essence of the Loan Documents.

10.19 Press Releases.

(a) Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Administrative Agent and without the prior written consent of Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Law and then, in any event, such Credit Party or Affiliate will consult with Administrative Agent before issuing such press release or other public disclosure.

(b) Each Loan Party consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark upon the Lead Borrower’s approval, not to be unreasonably delayed or withheld. Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. The Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.20 Additional Waivers.

(a) The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Collateral Agent or any other Credit Party.

(b) The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c) To the fullest extent permitted by Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Collateral Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Each Loan Party is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

10.21 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.22 Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.23 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents (other than the Intercreditor Agreements), the provision contained in this Agreement shall govern and control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

LEAD BORROWER:

ALBERTSON’S LLC

By:	/s/ Susan McMillan
Name:	Susan McMillan
Title:	Group Vice President, Assistant General Counsel & Assistant Secretary

Signature Page to Albertson’s LLC Credit Agreement (ABL)

CO-BORROWERS:

SPIRIT ACQUISITION HOLDINGS LLC

By:	/s/ Susan McMillan
Name:	Susan McMillan
Title:	Group Vice President, Legal

UNITED SUPERMARKETS, L.L.C.

By:	/s/ Susan McMillan
Name:	Susan McMillan
Title:	Group Vice President, Legal

Signature Page to Albertson’s LLC Credit Agreement (ABL)

CO-BORROWERS:

SATURN ACQUISITION MERGER SUB, INC.

By:	/s/ Paul Rowan
Name:	Paul Rowan
Title:	Executive Vice President, General Counsel, Treasurer & Secretary

Signature Page to Albertson’s LLC Credit Agreement (ABL)

HOLDCO:

ALBERTSON’S HOLDINGS LLC

By:	/s/ Paul Rowan
Name:	Paul Rowan
Title:	Executive Vice President, General Counsel & Secretary

Signature Page to Albertson’s LLC Credit Agreement (ABL)

GUARANTORS:

GOOD SPIRITS LLC
FRESH HOLDINGS LLC
AMERICAN FOOD AND DRUG LLC
EXTREME LLC
NEWCO INVESTMENTS, LLC
NHI INVESTMENT PARTNERS, LP
AMERICAN STORES PROPERTIES LLC
JEWEL OSCO SOUTHWEST LLC
SUNRICH MERCANTILE LLC
ABS REAL ESTATE HOLDINGS LLC
ABS REAL ESTATE INVESTOR HOLDINGS LLC
ABS REAL ESTATE CORP.
ABS REAL ESTATE OWNER HOLDINGS LLC
ABS MEZZANINE I LLC
ABS TX INVESTOR GP LLC
ABS FLA INVESTOR LLC
ABS TX INVESTOR LP
ABS SW INVESTOR LLC
ABS RM INVESTOR LLC
ABS DFW INVESTOR LLC
ASP SW INVESTOR LLC
ABS TX LEASE INVESTOR GP LLC
ABS FLA LEASE INVESTOR LLC
ABS TX LEASE INVESTOR LP
ABS SW LEASE INVESTOR LLC
ABS RM LEASE INVESTOR LLC
ASP SW LEASE INVESTOR LLC
AFDI NOCAL LEASE INVESTOR LLC
ABS NOCAL LEASE INVESTOR LLC
ASR TX INVESTOR GP LLC
ASR TX INVESTOR LP
ABS REALTY INVESTOR LLC
ASR LEASE INVESTOR LLC

By:	/s/ Susan McMillan
Name:	Susan McMillan
Title:	Group Vice President, Assistant General Counsel & Assistant Secretary

Signature Page to Albertson’s LLC Credit Agreement (ABL)

ABS REALTY LEASE INVESTOR LLC
ABS MEZZANINE II LLC
ABS TX OWNER GP LLC
ABS FLA OWNER LLC
ABS TX OWNER LP
ABS TX LEASE OWNER GP LLC
ABS TX LEASE OWNER LP
ABS SW OWNER LLC
ABS SW LEASE OWNER LLC
LUCKY (DEL) LEASE OWNER LLC
SHORTCO OWNER LLC
ABS NOCAL LEASE OWNER LLC
LSP LEASE LLC
ABS RM OWNER LLC
ABS RM LEASE OWNER LLC
ABS DFW OWNER LLC
ASP SW OWNER LLC
ASP SW LEASE OWNER LLC
NHI TX OWNER GP LLC
EXT OWNER LLC
NHI TX OWNER LP
SUNRICH OWNER LLC
NHI TX LEASE OWNER GP LLC
ASR OWNER LLC
EXT LEASE OWNER LLC
NHI TX LEASE OWNER LP
ASR TX LEASE OWNER GP LLC
ASR TX LEASE OWNER LP
ABS MEZZANINE III LLC
ABS CA-O LLC
ABS CA-GL LLC
ABS ID-O LLC
ABS ID-GL LLC
ABS MT-O LLC
ABS MT-GL LLC
ABS NV-O LLC
ABS NV-GL LLC

By:	/s/ Susan McMillan
Name:	Susan McMillan
Title:	Group Vice President, Assistant General Counsel & Assistant Secretary

Signature Page to Albertson’s LLC Credit Agreement (ABL)

ABS OR-O LLC
ABS OR-GL LLC
ABS UT-O LLC
ABS UT-GL LLC
ABS WA-O LLC
ABS WA-GL LLC
ABS WY-O LLC
ABS WY-GL LLC
ABS CA-O DC1 LLC
ABS CA-O DC2 LLC
ABS ID-O DC LLC
ABS OR-O DC LLC
ABS UT-O DC LLC
ABS DFW LEASE OWNER LLC

By:	/s/ Susan McMillan
Name:	Susan McMillan
Title:	Group Vice President, Assistant General Counsel & Assistant Secretary

Signature Page to Albertson’s LLC Credit Agreement (ABL)

USM MANUFACTURING L.L.C. LLANO LOGISTICS, INC.

By:	/s/ Bob Butler
Name:	Bob Butler
Title:	Vice President, Operations

Signature Page to Albertson’s LLC Credit Agreement (ABL)

Effective upon the consummation of the merger of Saturn Acquisition Merger Sub, Inc. with and into Safeway Inc.:

CO-BORROWER:

SAFEWAY INC.

By:	/s/ Robert Gordon
Name:	Robert Gordon
Title:	Vice President & Secretary

Signature Page to Albertson’s LLC Credit Agreement (ABL)

GUARANTORS:

SAFEWAY NEW CANADA, INC.
SAFEWAY CORPORATE, INC.
SAFEWAY STORES 67, INC.
SAFEWAY DALLAS, INC.
SAFEWAY STORES 78, INC.
SAFEWAY STORES 79, INC.
SAFEWAY STORES 80, INC.
SAFEWAY STORES 85, INC.
SAFEWAY STORES 86, INC.
SAFEWAY STORES 87, INC.
SAFEWAY STORES 88, INC.
SAFEWAY STORES 89, INC.
SAFEWAY STORES 90, INC.
SAFEWAY STORES 91, INC.
SAFEWAY STORES 92, INC.
SAFEWAY STORES 96, INC.
SAFEWAY STORES 97, INC.
SAFEWAY STORES 98, INC.
SAFEWAY DENVER, INC.
SAFEWAY STORES 44, INC.
SAFEWAY STORES 45, INC.
SAFEWAY STORES 46, INC.
SAFEWAY STORES 47, INC.
SAFEWAY STORES 48, INC.
SAFEWAY STORES 49, INC.
SAFEWAY STORES 58, INC.
SAFEWAY SOUTHERN CALIFORNIA, INC.
SAFEWAY STORES 28, INC.
SAFEWAY STORES 42, INC.
SAFEWAY STORES 99, INC.
SAFEWAY STORES 71, INC.
SAFEWAY STORES 72, INC.
SSI – AK HOLDINGS, INC.
DOMINICK’S SUPERMARKETS, LLC
DOMINICK’S FINER FOODS, LLC
RANDALL’S FOOD MARKETS, INC.
SAFEWAY GIFT CARDS, LLC
SAFEWAY HOLDINGS I, LLC
GROCERYWORKS.COM, LLC

By:	/s/ Laura A. Donald
Name:	Laura A. Donald
Title:	Vice President & Assistant Secretary

Signature Page to Albertson’s LLC Credit Agreement (ABL)

GROCERYWORKS.COM OPERATING COMPANY, LLC
THE VONS COMPANIES, INC.
STRATEGIC GLOBAL SOURCING, LLC
GFM HOLDINGS LLC
RANDALL’S HOLDINGS, INC.
SAFEWAY AUSTRALIA HOLDINGS, INC.
SAFEWAY CANADA HOLDINGS, INC.
AVIA PARTNERS, INC.
SAFEWAY PHILTECH HOLDINGS, INC.
CONSOLIDATED PROCUREMENT SERVICES, INC.
CARR-GOTTSTEIN FOODS CO.
SAFEWAY HEALTH INC.
LUCERNE FOODS, INC.
EATING RIGHT LLC
LUCERNE DAIRY PRODUCTS LLC
LUCERNE NORTH AMERICA LLC
O ORGANICS LLC
DIVARIO VENTURES LLC

By:	/s/ Laura A. Donald
Name:	Laura A. Donald
Title:	Vice President & Assistant Secretary

Signature Page to Albertson’s LLC Credit Agreement (ABL)

GENUARDI’S FAMILY MARKETS LP

By:	GFM Holdings LLC, its general partner

By:	/s/ Laura A. Donald
Name:	Laura A. Donald
Title:	Vice President & Assistant Secretary

Signature Page to Albertson’s LLC Credit Agreement (ABL)

CAYMAN ENERGY, LLC GFM HOLDINGS I, INC.

By:	/s/ Laura A. Donald
Name:	Laura A. Donald
Title:	Assistant Vice President & Assistant Secretary

Signature Page to Albertson’s LLC Credit Agreement (ABL)

RANDALL’S FOOD & DRUGS LP

By:	RANDALL’S FOOD MARKETS, INC., its general partner

By:	/s/ Laura A. Donald
Name:	Laura A. Donald
Title:	Vice President & Assistant Secretary

Signature Page to Albertson’s LLC Credit Agreement (ABL)

RANDALL’S MANAGEMENT COMPANY, INC. RANDALL’S BEVERAGE COMPANY, INC.

By:	/s/ Steve Hanson
Name:	Steve Hanson
Title:	Vice President & Assistant Secretary

Signature Page to Albertson’s LLC Credit Agreement (ABL)

RANDALL’S INVESTMENTS, INC.

By:	/s/ Elizabeth A. Harris
Name:	Elizabeth A. Harris
Title:	Vice President & Secretary

Signature Page to Albertson’s LLC Credit Agreement (ABL)

BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent

By:	/s/ Brian Lindblom
Name:	Brian Lindblom
Title:	Vice President

Signature Page to Albertson’s LLC Credit Agreement (ABL)

BANK OF AMERICA, N.A., as a Lender, as an L/C Issuer and as Swing Line Lender

By:	/s/ Brian Lindblom
Name:	Brian Lindblom
Title:	Vice President

Signature Page to Albertson’s LLC Credit Agreement (ABL)

Credit Suisse AG, Cayman Islands Branch, as a Lender and as an L/C Issuer

By:	/s/ Bill O’Daly
Name:	Bill O’Daly
Title:	Authorized Signatory

By:	/s/ Sally Reyes
Name:	Sally Reyes
Title:	Authorized Signatory

Signature Page to Albertson’s LLC Credit Agreement

BNP Paribas, as a Lender

By:	/s/ Guelay Mese
Name:	Guelay Mese
Title:	Director

By:	/s/ Govind Gupta
Name:	Govind Gupta
Title:	Vice President

Signature Page to Albertson’s LLC Credit Agreement

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Lisa Hanson
Name:	Lisa Hanson
Title:	Authorized Signatory

Signature Page to Albertson’s LLC Credit Agreement

MORGAN STANLEY BANK, N.A., as an L/C Issuer

By:	/s/ Lisa Hanson
Name:	Lisa Hanson
Title:	Authorized Signatory

Signature Page to Albertson’s LLC Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC., as Co-Syndication Agent

By:	/s/ Lisa Hanson
Name:	Lisa Hanson
Title:	Authorized Signatory

Signature Page to Albertson’s LLC Credit Agreement

City National Bank, as a Lender

By:	/s/ David Knoblauch
Name:	David Knoblauch
Title:	Vice President

Signature Page to Albertson’s LLC Credit Agreement

TD Bank, N.A., as a Lender

By:	/s/ Virginia Pulverenti
Name:	Virginia Pulverenti
Title:	Vice President

Signature Page to Albertson’s LLC Credit Agreement

TD Bank, N.A., as a Co-Documentation Agent

By:	/s/ Virginia Pulverenti
Name:	Virginia Pulverenti
Title:	Vice President

Signature Page to Albertson’s LLC Credit Agreement

TD Bank, N.A., as an L/C Issuer

By:	/s/ Virginia Pulverenti
Name:	Virginia Pulverenti
Title:	Vice President

Signature Page to Albertson’s LLC Credit Agreement

Siemens Financial Services, Inc., as a Lender

By:	/s/ Sharon Prusakowski
Name:	Sharon Prusakowski
Title:	Vice President

By	/s/ Ernest Errigo
Name:	Ernest Errigo
Title:	Sr. Transaction Coordinator

Signature Page to Albertson’s LLC Credit Agreement

FIFTH THIRD BANK, as a Lender and as an L/C Issuer

By:	/s/ Todd S. Robinson
Name:	Todd S. Robinson
Title:	Vice President

[If second signature required]

By
Name:
Title:

Signature Page to Albertson’s LLC Credit Agreement

HSBC Bank USA N.A., as a Lender and as an L/C Issuer

By:	/s/ Adriana D Collins
Name:	Adriana D Collins
Title:	Vice President, Sr Relationship Manager

RESTRICTED – Signature Page to Albertson’s LLC Credit Agreement

RB International Finance (USA) LLC, as a Lender

By:	/s/ John A. Valiska
Name:	John A. Valiska
Title:	First Vice President

By	/s/ Steven VanSteenbergen
Name:	Steven VanSteenbergen
Title:	Vice President

Signature Page to Albertson’s LLC Credit Agreement

First Hawaiian Bank, as a Lender

By:	/s/ Susan Takeda
Name:	Susan Takeda
Title:	Vice President

[If second signature required]

By
Name:
Title:

Signature Page to Albertson’s LLC Credit Agreement

Bank of Hawaii, as a Lender

By:	/s/ Anna Hu
Name:	Anna Hu
Title:	Vice President

Signature Page to Albertson’s LLC Credit Agreement

WEBSTER BUSINESS CREDIT CORPORATION, as a Lender

By:	/s/ Harvey Winter
Name:	Harvey Winter
Title:	Senior Vice President

Signature Page to Albertson’s LLC Credit Agreement

Regions Bank, as a Lender

By:	/s/ Richard Gere
Name:	Richard Gere
Title:	Attorneyin-fact

Signature Page to Albertson’s LLC Credit Agreement

REGIONS BANK, as a Co-Documentation Agent

By:	/s/ Daniel Wells
Name:	Daniel Wells
Title:	Vice President

Signature Page to Albertson’s LLC Credit Agreement

REGIONS BANK, as an L/C Issuer

By:	/s/ Daniel Wells
Name:	Daniel Wells
Title:	Vice President

Signature Page to Albertson’s LLC Credit Agreement

U.S. Bank National Association, as a Lender

By:	/s/ Chris Judge
Name:	Chris Judge
Title:	Vice President

Signature Page to Albertson’s LLC Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as Co-Syndication Agent

By:	/s/ Christopher J. Schaaf
Name:	Christopher J. Schaaf
Title:	Senior Vice President

Signature Page to Albertson’s LLC Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as an L/C Issuer

By:	/s/ Christopher J. Schaaf
Name:	Christopher J. Schaaf
Title:	Senior Vice President

Signature Page to Albertson’s LLC Credit Agreement

Bank of Montreal, as a Lender

By:	/s/ William Kennedy
Name:	William Kennedy
Title:	Vice President

Signature Page to Albertson’s LLC Credit Agreement

Deutsche Bank AG New York Branch, as a Lender

By:	/s/ Lisa Wong
Name:	Lisa Wong
Title:	Vice President

By	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Vice President

Signature Page to Albertson’s LLC Credit Agreement

DEUTSCHE BANK SECURITIES INC., as Co-Syndication Agent

By:	/s/ Frank Fazio
Name:	Frank Fazio
Title:	Managing Director

By	/s/ Stephen R. Lapidus
Name:	Stephen R. Lapidus
Title:	Director

Signature Page to Albertson’s LLC Credit Agreement

DEUTSCHE BANK SECURITIES INC., as an L/C Issuer

By:	/s/ Dusan Lazarov
Name:	Dusan Lazarov
Title:	Director

By	/s/ Michael Winters
Name:	Michael Winters
Title:	Vice President

Signature Page to Albertson’s LLC Credit Agreement

Wells Fargo Bank, National Association, as a Lender and as an L/C Issuer

By:	/s/ Cory Loftus
Name:	Cory Loftus
Title:	Director

Signature Page to Albertson’s LLC Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an L/C Issuer

By:	/s/ Cory Loftus
Name:	Cory Loftus
Title:	Director

Signature Page to Albertson’s LLC Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent

By:	/s/ Cory Loftus
Name:	Cory Loftus
Title:	Director

Signature Page to Albertson’s LLC Credit Agreement

FirstMerit Bank N.A., as a Lender [and as an L/C Issuer]

By:	/s/ John Zimbo
Name:	John Zimbo
Title:	President

Signature Page to Albertson’s LLC Credit Agreement

Citibank, N.A., as a Lender and as an L/C Issuer

By:	/s/ K. Kelly Gunness
Name:	K. Kelly Gunness
Title:	Vice President

Signature Page to Albertson’s LLC Credit Agreement

CITIBANK, N.A., as Co-Syndication Agent

By:	/s/ K. Kelly Gunness
Name:	K. Kelly Gunness
Title:	Vice President

Signature Page to Albertson’s LLC Credit Agreement

NYCB SPECIALTY FINANCE COMPANY, LLC, a wholly owned subsidiary of NEW YORK COMMUNITY BANK, as a U.S. Lender

By:	/s/ William D. Dickerson, Jr.
Name:	William D. Dickerson, Jr.
Title:	Senior Vice President

Signature Page to Albertson’s LLC Credit Agreement

CIT FINANCE, LLC, as a Lender

By:	/s/ Christopher J. Esposito
Name:	Christopher J. Esposito
Title:	Managing Director

Signature Page to Albertson’s LLC Credit Agreement

COMPASS BANK, as a Lender [and as an L/C Issuer]

By:	/s/ Michael Sheff
Name:	Michael Sheff
Title:	Senior Vice President

[If second signature required]

By
Name:
Title:

Signature Page to Albertson’s LLC Credit Agreement

PNC CAPITAL MARKETS LLC, as Co-Syndication Agent

By:	/s/ Anthony J. Foti
Name:	Anthony J. Foti
Title:	Managing Director

Signature Page to Albertson’s LLC Credit Agreement

PNC BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Sari Garrick
Name:	Sari Garrick
Title:	Senior Vice President

Signature Page to Albertson’s LLC Credit Agreement

PNC BANK NATIONAL ASSOCIATION, as an L/C Issuer

By:	/s/ Sari Garrick
Name:	Sari Garrick
Title:	Senior Vice President

Signature Page to Albertson’s LLC Credit Agreement

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ Peter F. Crispino
Name:	Peter F. Crispino
Title:	Duly Authorized Signatory

Signature Page to Albertson’s LLC Credit Agreement

SUNTRUST BANK, as a Lender

By:	/s/ Seth Meier
Name:	Seth Meier
Title:	Director

Signature Page to Albertson’s LLC Credit Agreement

SUNTRUST BANK, as Co-Syndication Agent

By:	/s/ Seth Meier
Name:	Seth Meier
Title:	Director

Signature Page to Albertson’s LLC Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Vice President

Signature Page to Albertson’s LLC Credit Agreement

BARCLAYS BANK PLC, as Co-Syndication Agent

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Vice President

Signature Page to Albertson’s LLC Credit Agreement

BARCLAYS BANK PLC, as an L/C Issuer

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Vice President

Signature Page to Albertson’s LLC Credit Agreement

BRANCH BANKING & TRUST COMPANY, as a Lender

By:	/s/ Bradford F. Scott
Name:	Bradford F. Scott
Title:	Senior Vice President

Signature Page to Albertson’s LLC Credit Agreement

Capital One Business Credit Corp., as a Lender

By:	/s/ Ron Walker
Name:	Ron Walker
Title:	Senior Vice President

[If second signature required]

By:
Name:
Title:

Signature Page to Albertson’s LLC Credit Agreement

CAPITAL ONE BUSINESS CREDIT CORP., as Co-Documentation Agent

By:	/s/ Ron Walker
Name:	Ron Walker
Title:	Senior Vice President

Signature Page to Albertson’s LLC Credit Agreement

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of March 21, 2013 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Albertson’s LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the Borrowers party thereto from time to time (individually, a “Borrower” and, together with the Lead Borrower, the “Borrowers”), (iii) Albertson’s Holdings LLC, a Delaware limited liability company, (iv) the guarantors party thereto, (v) Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (vi) Bank of America, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, (vii) Bank of America, N.A., as L/C Issuer, and (viii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

ARTICLE I The Lead Borrower hereby irrevocably requests [a Committed Borrowing][a Conversion of Committed Loans from one Type to the other][a continuation of LIBOR Rate Loans]:

1.01	On (a Business Day)[1]

1.02	In the amount of $ [2]

1.03	Comprised of [Base Rate][LIBOR Rate]Loans (Type of Committed Loan)[3]

1.04	Class of Borrowing [4]

1.05	For LIBOR Rate Loans: with an Interest Period of months[5]

[1]	Each notice of a Borrowing must be received by the Administrative Agent not later than 12:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, Conversion to or continuation of LIBOR Rate Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans.
[2]	Each Borrowing of, Conversion to, or continuation of LIBOR Rate Loans must be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans must be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.
[3]	Committed Loans may be either Base Rate Loans or LIBOR Rate Loans. If the Type of Committed Loan is not specified, then the applicable Committed Loans will be made as Base Rate Loans.
[4]	Committed Loans may be pursuant to the initial Credit Extension, Additional Commitments or Extended Loans.
[5]	The Lead Borrower may request a Borrowing of LIBOR Rate Loans with an Interest Period of one, two, three or six months. If no election of Interest Period is specified, then the Lead Borrower will be deemed to have specified an Interest Period of one month.

The Lead Borrower hereby represents and warrants (for itself and on behalf of the other Borrowers) that (a) the Borrowing requested herein complies with Section 2.02 and the other provisions of the Credit Agreement and (b) the conditions specified in Sections 4.01 and 4.02 of the Credit Agreement have been satisfied on and as of the date specified in Item 1(a) above.

[signature page follows]

Dated as of the date first written above.

ALBERTSON’S LLC, as Lead Borrower

By:
Name:
Title:

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of March 21, 2013 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Albertson’s LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the Borrowers party thereto from time to time (individually, a “Borrower” and, together with the Lead Borrower, the “Borrowers”), (iii) Albertson’s Holdings LLC, a Delaware limited liability company, (iv) the guarantors party thereto, (v) Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (vi) Bank of America, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, (vii) Bank of America, N.A., as L/C Issuer, and (viii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

The Borrower hereby irrevocably requests a Swing Line Borrowing:

1.	On (a Business Day)[6]

2.	In the amount of $ [7]

The Swing Line Borrowing requested herein complies with the provisions of Section 2.04 of the Credit Agreement.

ALBERTSON’S LLC, as Lead Borrower

By:
Name:
Title:

[6]	Each notice of a Swing Line Borrowing must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested date of any Swing Line Borrowing.
[7]	Each Swing Line Borrowing must be in a minimum amount of $100,000.

EXHIBIT C-1

FORM OF NOTE

NOTE

$	, 2013

FOR VALUE RECEIVED, the undersigned (individually, a “Borrower” and, collectively, the “Borrowers”), jointly and severally promise to pay to the order of                      (hereinafter, with any subsequent holders, the “Lender”), c/o Bank of America, N.A., 100 Federal Street, 9th Floor, Boston, MA 02110, the principal sum of                      ($        ), or, if less, the aggregate unpaid principal balance of Committed Loans made by the Lender to or for the account of any Borrower pursuant to the Credit Agreement dated as of March 21, 2013 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among (i) the Borrowers, (ii) the guarantors party thereto, (iii) Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (iv) Bank of America, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, (v) Bank of America, N.A., as L/C Issuer, and (v) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), with interest at the rate and payable in the manner stated therein.

This is a “Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Administrative Agent’s books and records concerning the Committed Loans, the accrual of interest thereon, and the repayment of such Committed Loans, shall be prima facie evidence of the indebtedness to the Lender hereunder.

No delay or omission by any Agent or the Lender in exercising or enforcing any of such Agent’s or the Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver of any such Event of Default.

Each Borrower, and each endorser and guarantor of this Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. Each Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by any Agent and/or the Lender with respect to this Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of any Borrower or any other Person obligated on account of this Note.

This Note shall be binding upon each Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Lender and its successors, endorsees, and assigns.

The liabilities of each Borrower, and of any endorser or guarantor of this Note, are joint and several, provided, however, the release by any Agent or the Lender of any one or more such Persons shall not release any other Person obligated on account of this Note. Each reference in this Note to any Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Note may seek contribution from any other Person also obligated unless and until all of the Obligations have been paid in full in cash.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND ANY FEDERAL COURT SITTING THEREIN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE BORROWERS AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS NOTE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT AGAINST ANY OF THE BORROWERS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO ABOVE. EACH OF THE BORROWERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Each Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agents and the Lender, in the establishment and maintenance of their respective relationship with the Borrowers contemplated by this Note, are each relying thereon. EACH BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH BORROWER AND THE LENDER, BY ITS ACCEPTANCE HEREOF, CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH BORROWER ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Borrowers have caused this Note to be duly executed as of the date set forth above.

BORROWERS:

ALBERTSON’S LLC

By:
Name:
Title:

EXHIBIT C-2

FORM OF SWING LINE NOTE

SWING LINE NOTE

$75,000,000	, 2013

FOR VALUE RECEIVED, the undersigned (individually, a “Borrower” and, collectively, the “Borrowers”), jointly and severally promise to pay to BANK OF AMERICA, N.A. (hereinafter, with any subsequent holders, the “Swing Line Lender”) or its registered assigns, 100 Federal Street, 9th Floor, Boston, MA 02110, the principal sum of SEVENTY-FIVE MILLION DOLLARS ($75,000,000), or, if less, the aggregate unpaid principal balance of Swing Line Loans made by the Swing Line Lender to or for the account of any Borrower pursuant to the Credit Agreement dated as of March 21, 2013 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among (i) the Borrowers, (ii) the guarantors party thereto, (iii) Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (iv) Albertson’s Holdings LLC, (v) Bank of America, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, (vi) Bank of America, N.A., as L/C Issuer, and (vii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), with interest at the rate and payable in the manner stated therein.

This is a “Swing Line Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Swing Line Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Administrative Agent’s books and records concerning the Swing Line Loans, the accrual of interest thereon, and the repayment of such Swing Line Loans, shall be prima facie evidence of the indebtedness to the Swing Line Lender hereunder.

No delay or omission by any Agent or the Swing Line Lender in exercising or enforcing any of such Agent’s or the Swing Line Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver of any such Event of Default.

Each Borrower, and each endorser and guarantor of this Swing Line Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof.

2

Each Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by any Agent and/or the Lender with respect to this Swing Line Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of any Borrower or any other Person obligated on account of this Swing Line Note.

This Swing Line Note shall be binding upon each Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Swing Line Lender and its successors, endorsees, and assigns.

The liabilities of each Borrower, and of any endorser or guarantor of this Swing Line Note, are joint and several, provided, however, the release by any Agent or the Swing Line Lender of any one or more such Persons shall not release any other Person obligated on account of this Swing Line Note. Each reference in this Swing Line Note to any Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Swing Line Note may seek contribution from any other Person also obligated unless and until all of the Obligations have been paid in full in cash.

THIS SWING LINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND ANY FEDERAL COURT SITTING THEREIN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SWING LINE NOTE OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE BORROWERS AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SWING LINE NOTE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR THE SWING LINE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SWING LINE NOTE OR ANY OTHER LOAN DOCUMENT AGAINST ANY OF THE BORROWERS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SWING LINE NOTE OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO

3

ABOVE. EACH OF THE BORROWERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Each Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agents and the Swing Line Lender, in the establishment and maintenance of their respective relationship with the Borrowers contemplated by this Swing Line Note, are each relying thereon. EACH BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE SWING LINE LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SWING LINE NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH BORROWER AND SWING LINE LENDER, BY ITS ACCEPTANCE HEREOF, CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH BORROWER ACKNOWLEDGES THAT THE SWING LINE LENDER HAS BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS SWING LINE NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[SIGNATURE PAGES FOLLOW]

4

IN WITNESS WHEREOF, the Borrowers have caused this Note to be duly executed as of the date set forth above.

BORROWERS:

ALBERTSON’S LLC

By:
Name:
Title:

1

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement dated as of March 21, 2013 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Albertson’s LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the Borrowers party thereto from time to time (individually, a “Borrower” and, together with the Lead Borrower, the “Borrowers”), (iii) Albertson’s Holdings LLC, a Delaware limited liability company, (iv) the guarantors party thereto, (v) Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (vi) Bank of America, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, (vii) Bank of America, N.A., as L/C Issuer, and (viii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

                              (the “Assignor”) and                      (the “Assignee”) agree as follows:

1.	The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations as a Lender under the Credit Agreement as of the date hereof (including, without limitation, such interest in each of the Assignor’s outstanding Commitments, if any, and the Loans (and related Obligations) owing to it) specified in Section 1 of Schedule I hereto. After giving effect to such sale and assignment, the Assignor’s and the Assignee’s Commitments and the amount of the Loans owing to the Assignor and the Assignee and the amount of Letters of Credit participated in by the Assignor and the Assignee will be as set forth in Section 2 of Schedule I hereto.

2.

The Assignor: (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Liens and that it is legally authorized to enter into this Assignment and Assumption; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in, or in connection with, the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; and (d) confirms, in the case of an Assignee who is not a Lender, an Affiliate of a Lender, or an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect,

1

the principal outstanding balance of the Loans of the Assignor subject to this Assignment and Assumption, is not less than $ , or, if less, the entire remaining amount of the Assignor’s Commitment and the Loans at any time owing to it, unless each of the Administrative Agent, the L/C Issuer and the Swing Line Lender and, so long as no Event of Default pursuant to Sections 8.01(a), (f) or (g) of the Credit Agreement has occurred and is continuing, the Lead Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

3.	The Assignee: (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Credit Agreement, are required to be performed by it as a Lender; (e) specifies as its lending office (and address for notices) the office set forth beneath its name on the signature pages hereof; (f) agrees that, if the Assignee is a Foreign Lender entitled to an exemption from, or reduction of, withholding tax under the law of the jurisdiction in which the applicable Loan Party is resident for tax purposes, it shall deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Loan Parties within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or (iv) any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, United States Federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made; and (g) represents and warrants that it is an Eligible Assignee.

4.	Following the execution of this Assignment and Assumption by the Assignor and the Assignee, it will be delivered, together with a processing and recordation fee in the amount required as set forth in Section 10.06 to the Credit Agreement, to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Assumption shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule I hereto (the “Effective Date”).

2

5.	Upon such acceptance and recording by the Administrative Agent and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consent by the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lead Borrower, as applicable (such consent not to be unreasonably withheld or delayed), from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned by this Assignment and Assumption, shall have the rights and obligations of a Lender under the Credit Agreement, and (b) the Assignor shall, to the extent of the interest assigned by this Assignment and Assumption, be released from its obligations under the Credit Agreement.

6.	Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

7.	This Assignment and Assumption shall be governed by, and be construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

[SIGNATURE PAGE FOLLOWS]

3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Lending Office (and address for notices):

[Address]

Accepted this      day

of         ,         :

BANK OF AMERICA, N.A. as Administrative Agent

By:
Name:
Title:

Schedule I to Assignment and Assumption

Acknowledged and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consented to, this      day of         ,         :

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By:
Name:
Title:

2

Acknowledged and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consented to, this      day of         ,         :

L/C ISSUER:

BANK OF AMERICA, N.A.

By:
Name:
Title:

3

Acknowledged and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consented to, this      day of         ,         :

SWING LINE LENDER:

BANK OF AMERICA, N.A.

By:
Name:
Title:

4

Acknowledged and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consented to, this      day of         ,         :

LEAD BORROWER:

ALBERTSON’S LLC

By:
Name:
Title:

5

Schedule I

Section 1. Percentage/Amount of Commitments/Loans/Letters of Credit Assigned by Assignor to Assignee.

Applicable Percentage assigned by Assignor:		%

Commitment assigned by Assignor:	$

Commitment assigned by Assignor:	$

Aggregate Outstanding Principal Amount of Loans assigned by Assignor:	$

Aggregate Participations assigned by Assignor in L/C Obligations:	$

Section 2. Percentage/Amount of Commitments/Loans/Letters of Credit Held by Assignor and Assignee after giving effect to Assignment and Assumption.

Assignor’s Applicable Percentage		%

Assignee’s Applicable Percentage:		%

Assignor’s Commitment:	$

Assignee’s Commitment:	$

Aggregate Outstanding Principal Amount of Loans Owing to Assignor:	$

Aggregate Outstanding Principal Amount of Loans Owing to Assignee:	$

Aggregate Participations by Assignor in L/C Obligations:	$

Aggregate Participations by Assignee in L/C Obligations:	$

Section 3. Effective Date

Effective Date:	,

6

EXHIBIT E

BORROWING BASE CERTIFICATE

[Template provided separately by BAML]

1

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

CONFIDENTIAL

Form of Solvency Certificate

Date: March 21, 2013

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, a senior authorized financial officer of Albertson’s LLC, a Delaware limited liability company (“Company”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 4.01(a)(vii) of the Credit Agreement, dated as of March 21, 2013, (the “Credit Agreement”) by and among (i) Albertson’s LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the Borrowers party thereto from time to time (individually, a “Borrower” and, together with the Lead Borrower, the “Borrowers”), (iii) Albertson’s Holdings LLC, a Delaware limited liability company, (iv) the guarantors party thereto, (v) Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (vi) Bank of America, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, (vii) Bank of America, N.A., as L/C Issuer, and (viii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The aggregate amount for which assets (both tangible and intangible) in their entirety, of Holdings and its Subsidiaries taken as a whole would change hands between an interested purchaser and a seller, in an arm’s length transaction, where both parties are aware of all relevant facts and neither party is under any compulsion to act.

(b) “Present Fair Salable Value”

The aggregate amount of net consideration that could be expected to be realized from an interested purchaser by a seller, in an arm’s length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise, where both parties are aware of all relevant facts and neither party is under any compulsion to act, where such seller is interested in disposing of an entire operation as a going concern, presuming the business will be continued, in its present form and character, and with reasonable promptness, not to exceed one year.

(c) “Stated Liabilities”

1

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Company and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of Company.

(e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, Company and its Subsidiaries taken as a whole should be able to generate enough cash from operations, asset dispositions, or a combination thereof, to meet their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, Company and its Subsidiaries taken as a whole after consummation of the Transactions should be able to generate enough cash from operations, asset dispositions, or a combination thereof, to meet their respective Stated Liabilities and Identified Contingent Liabilities as they become due, and is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3. For purposes of this certificate, I, or officers of Company under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section 6.01 of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As a senior authorized financial officer of Company, I am familiar with the financial condition of Company and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of Company that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of Company and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Company and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) Company and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

2

IN WITNESS WHEREOF, Company has caused this certificate to be executed on its behalf by Senior Authorized Financial Officer as of the date first written above.

Albertson’s LLC

By:
Name:
Title:

3

EXHIBIT G-1

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of March 21, 2013 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Albertson’s LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the Borrowers party thereto from time to time (individually, a “Borrower” and, together with the Lead Borrower, the “Borrowers”), (iii) Albertson’s Holdings LLC, a Delaware limited liability company, (iv) the guarantors party thereto, (v) Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (vi) Bank of America, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, (vii) Bank of America, N.A., as L/C Issuer, and (viii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Financing Agreement are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Agent with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent in writing and (2) the undersigned shall furnish the Borrower and the Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

G-1-1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

G-1-2

EXHIBIT G-2

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of March 21, 2013 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Albertson’s LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the Borrowers party thereto from time to time (individually, a “Borrower” and, together with the Lead Borrower, the “Borrowers”), (iii) Albertson’s Holdings LLC, a Delaware limited liability company, (iv) the guarantors party thereto, (v) Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (vi) Bank of America, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, (vii) Bank of America, N.A., as L/C Issuer, and (viii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Financing Agreement are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

G-2-1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

G-2-2

EXHIBIT G-3

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of March 21, 2013 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Albertson’s LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the Borrowers party thereto from time to time (individually, a “Borrower” and, together with the Lead Borrower, the “Borrowers”), (iii) Albertson’s Holdings LLC, a Delaware limited liability company, (iv) the guarantors party thereto, (v) Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (vi) Bank of America, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, (vii) Bank of America, N.A., as L/C Issuer, and (viii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Financing Agreement are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

G-3-1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

G-3-2

EXHIBIT G-4

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of March 21, 2013 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Albertson’s LLC, a Delaware limited liability company (the “Lead Borrower”), (ii) the Borrowers party thereto from time to time (individually, a “Borrower” and, together with the Lead Borrower, the “Borrowers”), (iii) Albertson’s Holdings LLC, a Delaware limited liability company, (iv) the guarantors party thereto, (v) Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (vi) Bank of America, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, (vii) Bank of America, N.A., as L/C Issuer, and (viii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) its direct or indirect partners/members are the sole record owners of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Financing Agreement are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

EXHIBIT H

[FORM OF]

INTERCREDITOR AGREEMENT

dated as of March 21, 2013

among

ALBERTSON’S, LLC,

ALBERTSONS HOLDINGS, LLC,

the other GRANTORS from time to time party hereto,

BANK OF AMERICA, N.A.,

as Collateral Agent

under the ABL Credit Agreement

and

CITIBANK, N.A.,

as Collateral Agent

under the Term Credit Agreement

-i-

Exhibit A	Form of Intercreditor Agreement Joinder – Grantor, ABL Collateral Agent or Term Collateral Agent

Exhibit B	Form of Intercreditor Agreement Joinder – Additional Pari Term Debt Agent

-ii-

This INTERCREDITOR AGREEMENT is dated as of March 21, 2013 and is by and among ALBERTSON’S HOLDINGS, LLC, a Delaware limited liability company (“Holdco”), ALBERTSON’S LLC, a Delaware limited liability company (the “Company”), the other GRANTORS (as defined in Section 1.1) from time to time party hereto, BANK OF AMERICA, N.A. (in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise, “BANA”), as ABL Collateral Agent (as defined below) and CITIBANK, N.A., as Term Collateral Agent (as defined below).

RECITALS:

WHEREAS, certain of the Grantors have entered into an Asset-Based Revolving Credit Agreement, dated as of March 21, 2013 (as amended, supplemented, amended and restated, refinanced or otherwise modified and in effect from time to time, the “Original ABL Credit Agreement”), among Holdco, the Company, as borrower, the lenders from time to time party thereto (the “ABL Lenders”), BANA, as administrative agent and collateral agent (in such capacity and together with its successors and assigns in such capacity, the “ABL Collateral Agent”), and the other parties from time to time party thereto;

WHEREAS, pursuant to the various ABL Documents, Grantors have provided guarantees and security for the ABL Obligations;

WHEREAS, certain of the Grantors have entered into a Credit Agreement, dated as of March 21, 2013 (as amended, supplemented, amended and restated, Refinanced or otherwise modified and in effect from time to time, the “Original Term Credit Agreement” and, together with the ABL Credit Agreement, the “Credit Agreements”), among Holdco, the Company, as a borrower, the lenders from time to time party thereto (the “Term Lenders” and, together with the ABL Lenders, the “Lenders”), Citibank, N.A. as administrative agent and collateral agent (acting in such capacity for the Term Secured Parties, and together with its successors and assigns in such capacity, the “Term Collateral Agent”), and the other parties from time to time party thereto;

WHEREAS, pursuant to the various Term Documents, Grantors have provided guarantees and security for the Term Obligations;

WHEREAS, the Company and the other Grantors have secured the ABL Obligations under the ABL Credit Agreement and any other ABL Documents (including any Permitted Refinancing thereof) with a First Priority Lien on the ABL Priority Collateral and a Second Priority Lien on the Pari Term Debt Priority Collateral;

WHEREAS, the Company and the other Grantors have secured the Term Obligations under the Term Credit Agreement and any other Term Documents (including any Permitted Refinancing thereof) with a First Priority Lien on the Pari Term Debt Priority Collateral and a Second Priority Lien on the ABL Priority Collateral; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. Definitions.

1.1. Defined Terms. The following terms when used in this Agreement, including its preamble and recitals, shall have the following meanings:

“ABL Bank Product Obligations” shall mean Cash Management Services secured under the ABL Security Documents and ABL Hedging Obligations.

“ABL Collateral Agent” shall have the meaning set forth in the recitals hereto, and includes any New ABL Agent to the extent set forth in Section 3.4(g).

“ABL Collateral Priority Lien” shall have the meaning set forth in Section 3.4(a)(iv).

“ABL Credit Agreement” means (i) the Original ABL Credit Agreement and (ii) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original ABL Credit Agreement or (y) any subsequent ABL Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such ABL Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit A attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Collateral Agent and the Controlling Term Debt Agent, that the obligations under such ABL Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the ABL Credit Agreement shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Default” means an “Event of Default” (as defined in the ABL Credit Agreement).

“ABL Documents” shall mean the ABL Credit Agreement and the Loan Documents (as defined in the ABL Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any ABL Obligations (including any Permitted Refinancing of any ABL Obligations), and any other document or instrument executed or delivered at any time in connection with any ABL Obligations (including any Permitted Refinancing of any ABL Obligations), together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing.

“ABL Hedging Obligations” shall mean obligations with respect to any Bank Products (as defined in the ABL Credit Agreement) that are secured under the ABL Security Documents.

“ABL Lenders” shall have the meaning set forth in the recitals hereto.

“ABL Obligations” shall mean all obligations (including guaranty obligation) of every nature of each Grantor from time to time owed to the ABL Secured Parties or any of them, under any ABL Document (including any ABL Document in respect of a Permitted Refinancing of any ABL Obligations) and all ABL Bank Product Obligations that are secured under the ABL Security Documents, in each case, whether for principal, premium, interest (including interest, fees and other amounts which, but for the filing of a petition in bankruptcy with respect to Holdco or any of its Subsidiaries, would have accrued on any ABL Obligation (including any Permitted Refinancing of any ABL Obligations), whether or not a claim is allowed against such Person for such interest, fees and other amounts in the related bankruptcy proceeding), reimbursement of amounts drawn under (and obligations to cash collateralize) letters of credit and bank guaranties, fees, expenses, indemnification or otherwise.

“ABL Permitted Encumbrances” shall mean the “Permitted Encumbrances” under, and as defined in, the ABL Credit Agreement as originally in effect.

“ABL Priority Collateral” means all Collateral consisting of the following:

(i) all Inventory;

(ii) all contracts and Documents that evidence the ownership of or right to receive or possess, or that otherwise relate to, any Inventory, including, without limitation, contracts and documents that relate to the acquisition or sale or other disposition of any Inventory;

(iii) all rights of an unpaid vendor with respect to Inventory;

(iv) all Accounts and Receivables;

(v) all Chattel Paper,

(vi) all Scripts (as such term is defined in the ABL Credit Agreement on the date hereof) and prescription files;

(vii) all Deposit Accounts and Securities Accounts;

(viii) all General Intangibles (other than any Capital Stock of the Company or any of its Subsidiaries owned by a Grantor and any IP Collateral), Instruments, Investment Property (other than any Capital Stock of the Company or any of its Subsidiaries owned by a Grantor), Documents, Letter of Credit Rights, Commercial Tort Claims and Supporting Obligations in each case, to the extent evidencing, securing, governing or otherwise related to any of the items referred to in the preceding clauses (i) through (vii);

(ix) all books, Records, Collateral Records and Receivables Records, in each case relating to the foregoing (including any data bases and related data processing software, which contain any info relating to any of the foregoing); and

(x) all substitutions for and replacements, products, accessions, rents, profits and cash and non-Cash Proceeds of any of the foregoing items of ABL Priority Collateral, including, without limitation, Proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing items of ABL Priority Collateral.

For the avoidance of doubt, (A) no proceeds of loans incurred under the ABL Credit Agreement shall constitute ABL Priority Collateral to the extent that the proceeds thereof are used to acquire assets or property that would otherwise constitute Pari Term Debt Priority Collateral and (B) any assets or property that constitute Pari Term Debt Priority Collateral and that are purchased with funds in any disbursement account of a Grantor shall not constitute ABL Priority Collateral.

“ABL Priority Collateral Enforcement Actions” shall have the meaning set forth in Section 4.3(a)(i).

“ABL Priority Collateral Processing and Sale Period” shall have the meaning set forth in Section 4.3(a)(i).

“ABL Secured Parties” shall mean collectively, (a) the lenders (including each swingline lender), the issuing bank(s) of letters of credit or similar instruments, and agents under the ABL Credit Agreement, (b) each other Person to whom any of the ABL Obligations (including any Permitted Refinancing of any ABL Obligations) is owed (including in respect of ABL Bank Product Obligations that constitute ABL Obligations) and (c) all former lenders, issuing bank(s) and agents under the ABL Credit Agreement to the extent that any ABL Obligations (including any Permitted Refinancing of any ABL Obligations) owing to such Persons were incurred while such Persons were lenders, issuing bank(s) or agents under the ABL Credit Agreement and such ABL Obligations (including any Permitted Refinancing of any ABL Obligations) have not been paid or satisfied in full and all new ABL Secured Parties to the extent set forth in Section 3.4(g) hereof.

“ABL Security Documents” shall mean the Security Documents (as defined in the ABL Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing any ABL Obligations (including any Permitted Refinancing of any ABL Obligations) or under which rights or remedies with respect to such Liens are governed, together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing.

“ABL Standstill Period” shall have the meaning set forth in Section 2.2(a)(i).

“Account” shall mean and include an “account” as defined in the UCC.

“Additional Pari Term Debt” means any secured debt ranking equal in right of security with the Term Obligations issued pursuant to an Additional Pari Term Debt Facility and permitted to be incurred and secured under the ABL Credit Agreement and the Term Credit Agreement.

“Additional Pari Term Debt Agent” means, with respect to any Series of Additional Pari Term Debt Obligations, the person or entity that, pursuant to the Additional Pari Term Debt Documents relating to such Additional Pari Term Debt Obligations, holds Liens on the Collateral on behalf of the Additional Pari Term Debt Secured Parties thereunder.

“Additional Pari Term Debt Agent Joinder” shall mean an agreement substantially in the form of Exhibit B.

“Additional Pari Term Debt Bank Products Obligations” shall mean Cash Management Services secured under the Additional Pari Term Debt Security Documents and Additional Pari Term Debt Hedging Obligations.

“Additional Pari Term Debt Documents” means any Additional Pari Term Debt Facility and any Additional Pari Term Debt Security Documents and each of the other agreements, documents and instruments providing for or evidencing any Additional Pari Term Debt Obligations (including any Permitted Refinancing of any Additional Pari Term Debt Obligations), and any other documents or instrument, executed or delivered at any time in connection with any Additional Pari Term Debt Obligation (including any Permitted Refinancing of any Additional Pari Term Debt Obligations), together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing.

“Additional Pari Term Debt Facility” means one or more debt facilities, commercial paper facilities or indentures for which the requirements of Section 7(a) of this Agreement have been satisfied, in each case with banks, other lenders or trustees, providing for revolving credit loans, term loans, letters of credit, notes or other borrowings, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time in accordance with each applicable Secured Credit Document; provided that neither the ABL Credit Agreement nor the Term Credit Agreement shall constitute an Additional Pari Term Debt Facility at any time.

“Additional Pari Term Debt Hedging Obligations” shall mean obligations with respect to any Bank Products (as defined in the Term Credit Agreement) that are secured under the Additional Pari Term Debt Security Documents.

“Additional Pari Term Debt Lien” means a Lien granted pursuant to any Additional Pari Term Debt Security Document to an Additional Pari Term Debt Agent or Additional Pari Term Debt Secured Party at any time upon any property of any Grantor that is Collateral to secure a Series of Additional Pari Term Debt Obligations.

“Additional Pari Term Debt Obligations” means, all obligations (including guaranty obligations) of every nature of each Grantor, from time to time owed to the Additional Pari Term Debt Secured Parties, or any of them, under any Additional Pari Term Debt Document (including any Additional Pari Term Debt Document in respect of a Permitted Refinancing of any Additional Pari Term Debt Obligations) and all Additional Pari Term Debt Hedging Obligations and Cash Management Services that are secured under the Additional Pari Term Debt Security Documents, in each case whether for principal, premium, interest (including interest, fees and other amounts which, but for the filing of a petition in bankruptcy with respect to such Person, would have accrued on any Additional Pari Term Debt Obligation (including any Permitted Refinancing of any Additional Pari Term Debt Obligations), whether or not a claim is allowed against Holdco or any of its Subsidiaries for such interest, fees and other amounts in the related bankruptcy proceeding), reimbursement of amounts drawn under (and obligations to cash collateralize) letters of credit and bank guaranties, fees, expenses, indemnification or otherwise.

“Additional Pari Term Debt Secured Parties” shall mean (a) the lenders and agents under any Additional Pari Term Debt Facility and shall include all former lenders and agents under any Additional Pari Term Debt Facility to the extent that any Additional Pari Term Debt Obligations (including any Permitted Refinancing of any Additional Pari Term Debt Obligations) owing to such Persons were incurred while such Persons were lenders or agents under such Additional Pari Term Debt Facility and such Additional Pari Term Debt Obligations (including any Permitted Refinancing of any Additional Pari Term Debt Obligations) have not been paid or satisfied in full and all Additional Pari Term Debt Secured Parties to the extent set forth in Section 2.4(f) hereof and (b) each other Person to whom any of the Additional Pari Term Debt Obligations (including any Permitted Refinancing of any Additional Pari Term Debt Obligations) is owed (including in respect of Additional Pari Term Debt Bank Product Obligations that constitute Additional Pari Term Debt Obligations).

“Additional Pari Term Debt Security Documents” means the Additional Pari Term Debt Facility (insofar as the same grants a Lien on any collateral) and all collateral trust agreements, security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, guarantees, notes and any other documents or instruments now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Additional Pari Term Debt Obligations of the Grantors owed thereunder to any Additional Pari Term Debt Secured Parties.

“Agreement” shall mean this Intercreditor Agreement as the same may be amended, modified, restated and/or supplemented from time to time in accordance with its terms.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code, and any similar federal or state or non-U.S. law or statute for the supervision, administration or relief of debtors, including, without limitation, bankruptcy or insolvency laws.

“Business Day” shall mean any day other than Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of, or are in fact closed in, the state where the Collateral Agent’s office is located, except that if determination of Business Day shall relate to any LIBOR Rate Loans the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable LIBOR Rate market.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, person or mixed) by that Person as lessee that, in conformity with U.S. GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“Capital Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Management Services” means any cash management services or facilities provided to any Grantor by any Collateral Agent, any Arranger or any Lender or any of their respective Affiliates (as each such term is defined in the applicable Secured Credit Document) (or any Person that was an Collateral Agent, an Arranger, a Lender or an Affiliate of an Collateral Agent, an Arranger, or a Lender (as each such term is defined in the applicable Secured Credit Document) at the time it entered into Cash Management Services), including, without limitation: (a) ACH transactions, (b) controlled disbursement services, or treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, and (e) credit or debit cards.

“Cash Proceeds” shall mean all proceeds of any Collateral received by any Grantor consisting of cash and checks.

“Chattel Paper” shall mean and include all “chattel paper” as defined in the UCC, including, without limitation, “electronic chattel paper” or “tangible chattel paper,” as each term is defined in Article 9 of the UCC.

“Collateral” shall mean all property (whether real, personal, movable or immovable) with respect to which any security interests have been granted (or purported to be granted) by any Grantor pursuant to any ABL Security Document, Term Security Document or Additional Pari Term Debt Security Document.

“Collateral Agents” shall mean, collectively, the ABL Collateral Agent, the Term Collateral Agent and any Additional Pari Term Debt Agent.

“Collateral Records” shall mean all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commercial Tort Claims” shall mean all “commercial tort claims” as such term is defined in Article 9 of the UCC.

“Company” shall have the meaning set forth in the recitals hereto.

“Comparable ABL Security Document” shall mean, in relation to any Collateral subject to any Lien created under any Pari Term Loan Security Document, that ABL Security Document which creates (or purports to create) a Lien on the same Collateral, granted by the same Grantor, as the same may be amended, restated, modified or otherwise supplemented from time to time in accordance with the terms hereof, thereof and each Secured Credit Document.

“Comparable Term Security Document” shall mean, in relation to any Collateral subject to any Lien created under any ABL Security Document, that Pari Term Loan Security Document which creates (or purports to create) a Lien on the same Collateral, granted by the same Grantor, as the same may be amended, restated, modified or otherwise supplemented from time to time in accordance with the terms hereof, thereof and each Secured Credit Document.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the stated amount of such Contingent Obligation.

“Controlling Additional Pari Term Debt Agent” means the Additional Pari Term Debt Agent of the Series of Additional Pari Term Debt Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Additional Pari Term Debt Obligations.

“Controlling Term Debt Agent” means (i) until the Discharge of the Term Obligations, the Term Agent and (ii) from and after the Discharge of the Term Obligations, the Controlling Additional Pari Term Debt Agent.

“Credit Agreements” shall have the meaning set forth in the recitals hereto.

“Defaulting ABL Secured Party” shall have the meaning set forth in Section 3.4(h).

“Defaulting Term Secured Party” shall have the meaning set forth in Section 2.4(h).

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“DIP Financing” shall have the meaning set forth in Section 2.5(a).

“Discharge of ABL Obligations” shall mean, except to the extent otherwise provided in Section 3.4(g), the occurrence of all of the following:

(i) termination or expiration of all commitments to extend credit that would constitute ABL Obligations;

(ii) payment in full in cash of the principal of and interest and premium (if any) on all ABL Obligations (other than any undrawn letters of credit or bank guaranties);

(iii) discharge or cash collateralization (a) (at 105% of the aggregate undrawn amount) of all outstanding letters of credit and bank guaranties constituting ABL Obligations and (b) of all outstanding ABL Bank Product Obligations that constitute ABL Obligations (or, at the option of the ABL Secured Party with respect to such ABL Bank Product Obligations, the termination of the applicable ABL Bank Product Obligations or cash management arrangements and the payment in full in cash of ABL Obligations due and payable in connection with such termination); and

(iv) payment in full in cash of all other ABL Obligations that are outstanding and unpaid at the time the termination, expiration, discharge and/or cash collateralization set forth in clauses (i) through (iii) above have occurred (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made at such time).

“Discharge of Additional Pari Term Debt Obligations” shall mean, except to the extent otherwise provided in Section 2.4(g), the occurrence of all of the following:

(i) termination or expiration of all commitments to extend credit that would constitute Additional Pari Term Debt Obligations;

(ii) payment in full in cash of the principal of and interest and premium (if any) on all Additional Pari Term Debt Obligations;

(iii) discharge or cash collateralization of all outstanding hedging obligations and cash management obligations that constitute Additional Pari Term Obligations (or at the option of the Additional Pari Term Debt Secured Party with respect to such obligations, the termination of the applicable hedging obligations or cash management arrangements and the payment in full in cash of the Additional Pari Term Debt Obligations due and payable in connection with such termination); and

(iv) payment in full in cash of all other Additional Pari Term Debt Obligations that are outstanding and unpaid at the time the termination, expiration, set forth in clauses (i) through (ii) above have occurred (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made at such time).

“Discharge of Term Obligations” shall mean, except to the extent otherwise provided in Section 2.4(g), the occurrence of all of the following:

(i) termination or expiration of all commitments to extend credit that would constitute Term Obligations;

(ii) payment in full in cash of the principal of and interest and premium (if any) on all Term Obligations;

(iii) discharge or cash collateralization of all outstanding Term Bank Products Obligations that constitute Term Obligations (or at the option of the Term Secured Party with respect to such Term Bank Products Obligations, the termination of the applicable Term Hedging Obligations or cash management arrangements and the payment in full in cash of the Term Obligations due and payable in connection with such termination); and

(iii) payment in full in cash of all other Term Obligations that are outstanding and unpaid at the time the termination, expiration, set forth in clauses (i) through (ii) above have occurred (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made at such time).

“Documents” shall mean all “documents” as such term is defined in Article 9 of the UCC.

“Domestic Subsidiary” shall have the meaning provided in the Term Credit Agreement as originally in effect.

“First Priority” shall mean, (i) with respect to any Lien purported to be created on any ABL Priority Collateral pursuant to any ABL Security Document, that such Lien is prior in right to any other Lien thereon, other than any ABL Permitted Encumbrances (excluding ABL Permitted Encumbrances on the assets comprising the ABL Priority Collateral as described in clause (r) or clause (y) of the definition of Permitted Encumbrances in the ABL Credit Agreement) applicable to such ABL Priority Collateral which as a matter of law have priority over the respective Liens on such ABL Priority Collateral created pursuant to the relevant ABL Security Document and (ii) with respect to any Lien purported to be created on any Pari Term Debt Priority Collateral pursuant to any Pari Term Loan Security Document, that such Lien is prior in right to any other Lien thereon, other than any Pari Term Debt Permitted Liens (excluding Pari Term Debt Permitted Liens as described in clause (x) of Section 10.1 of the Term Credit Agreement) applicable to such Pari Term Debt Priority Collateral which as a matter of law have priority over the respective Liens on such Pari Term Debt Priority Collateral created pursuant to the relevant Pari Term Loan Security Document.

“General Intangibles” shall mean “general intangibles” as defined in Article 9 of the UCC.

“Goods” shall mean “goods” as such term is defined in Article 9 of the UCC.

“Grantors” shall mean Holdco, the Company and each of their respective Domestic Subsidiaries that have executed and delivered, or may from time to time hereafter execute and deliver, an ABL Security Document, a Term Security Document or an Additional Pari Term Debt Security Document.

“Holdco” shall have the meaning set forth in the recitals hereto.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) All Attributable Indebtedness (as such term is defined in the ABL Credit Agreement) of such Person;

(g) all obligations of such Person in respect of Disqualified Stock; and

(h) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person of the type described in clauses (a) through (g) (other than by endorsement of negotiable instruments for collection in the ordinary course of business).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and except to the extent such Person’s liability for such Indebtedness is otherwise limited under Law or otherwise. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Insolvency or Liquidation Proceeding” shall mean any of the following: (i) the filing by any Grantor of a voluntary petition in bankruptcy under any provision of any Bankruptcy Law (including, without limitation, the Bankruptcy Code) or a petition to take advantage of any receivership or insolvency laws, including, without limitation, any petition seeking the dissolution, winding up, total or partial liquidation, reorganization, composition, arrangement, adjustment or readjustment or other relief of such Grantor, such Grantor’s debts or such Grantor’s assets or the appointment of a trustee, receiver, liquidator, custodian or similar official for such Grantor or a material part of such Grantor’s property; (ii) the admission in writing by such Grantor of its inability to pay its debts generally as they become due; (iii) the appointment of a receiver, liquidator, trustee, custodian or other similar official for such Grantor or all or a material part of such Grantor’s assets; (iv) the filing of any petition against such Grantor under any Bankruptcy Law (including, without limitation, the Bankruptcy Code) or other receivership or insolvency law, including, without limitation, any petition seeking the dissolution, winding up, total or partial liquidation, reorganization, composition, arrangement, adjustment or readjustment or other relief of such Grantor, such Grantor’s debts or such Grantor’s assets or the appointment of a trustee, receiver, liquidator, custodian or similar official for such Grantor or a material part of such Grantor’s property; (v) the general assignment by such Grantor for the benefit of creditors or any other marshalling of the assets and liabilities of such Grantor; or (vi) a corporate (or similar) action taken by such Grantor to authorize any of the foregoing.

“Instrument” shall mean “instruments” as such term is defined in Article 9 of the UCC.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the ABL Collateral Agent or any Pari Term Debt Agent is the loss payee, mortgagee or additional insured thereof) and (ii) any key man life insurance policies.

“Intercreditor Agreement Joinder” shall mean an agreement substantially in the form of Exhibit A.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

“Inventory” shall mean (i) all “inventory” as defined in Article 9 of the UCC, (ii) all Goods which are returned to or repossessed by any Grantor and that prior to the sale or lease thereof constituted “inventory” as defined in Article 9 of the UCC, (iii) all computer programs embedded in any such Goods described in clauses (i) and (ii) of this definition and (iv) all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

“Investment Property” shall mean all “investment property” as such term is defined in Article 9 of the UCC.

“IP Collateral” means United States and non-United States: (a) patents and patent applications; (b) trademarks, service marks, trade names, trade dress, business names, designs, logos, indicia of origin, and other source and/or business identifiers; (c) Internet domain names and associated websites; (d) copyrights, including copyrights in computer software; (e) industrial designs, databases, data, trade secrets, know-how, technology, unpatented inventions and other confidential or proprietary information; (f) all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; (g) all tangible and intangible property embodying the copyrights and unpatented inventions (whether or not patentable); (h) license agreements related to any of the foregoing and income therefrom; (i) books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; (j) all other intellectual property; and (k) all common law and other rights throughout the world in and to all of the foregoing and shall include all “Intellectual Property Collateral” as such term is defined in the ABL Security Agreement.

“Joint Venture” shall mean a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Lender” shall have the meaning set forth in the recitals hereto.

“Letter of Credit Rights” shall mean “letter-of-credit rights” as such term is defined in Article 9 of the UCC.

“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purpose of this Agreement, each Person shall be deemed to be the owner of any property that it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes. In no event shall the term “Lien” be deemed to include any license of IP Collateral unless such license contains a grant of a security interest in such IP Collateral.

“Money” shall mean “money” as such term is defined in the UCC.

“New ABL Agent” shall have the meaning set forth in Section 3.4(g).

“New Term Agent” shall have the meaning set forth in Section 2.4(g).

“Pari Term Debt Agents” means the Term Collateral Agent and each Additional Pari Term Debt Agent.

“Pari Term Debt Default” means (x) an “Event of Default” (as defined in the Term Credit Agreement) or (y) an “Event of Default” or substantially similar term as defined in each Additional Pari Term Debt Document.

“Pari Term Debt Documents” means the Term Documents and any Additional Pari Term Debt Documents.

“Pari Term Debt Facility” means the Term Credit Agreement and any Additional Pari Term Debt Facility.

“Pari Term Debt Lien” means each Term Lien and each Additional Pari Term Debt Lien.

“Pari Term Debt Obligations” means the Term Obligations and any Additional Pari Term Debt Obligations.

“Pari Term Debt Secured Parties” means the Term Secured Parties and any Additional Pari Term Debt Secured Parties.

“Pari Term Debt Security Documents” means the Term Security Documents and the Additional Pari Term Debt Security Documents.

“Pari Term Debt Permitted Liens” shall mean the “Permitted Liens” under, and as defined in, the Term Credit Agreement as originally in effect, that are permitted under each Additional Pari Term Document.

“Pari Term Debt Priority Collateral” shall mean all real property, equipment, IP Collateral, Equity Interests in the Borrowers and the Guarantors (other than Holdco) and all other assets pledged pursuant to the Pari Term Debt Security Documents to secure the Pari Term Debt Obligations (in each case, other than the ABL Priority Collateral).

“Pari Term Debt Priority Collateral Enforcement Action Notice” shall have the meaning set forth in Section 4.3(a).

“Pari Term Debt Priority Collateral Enforcement Actions” shall have the meaning set forth in Section 4.3(a).

“Pari Term Debt Collateral Priority Lien” shall have the meaning set forth in Section 2.4(a).

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium (including any customary tender premiums) thereon plus other amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) at the time thereof, no Event of Default (as such term is defined in any Secured Credit Document) shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Pari Term Debt Obligations or ABL Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, provided that a certificate of a Responsible Officer delivered to each Collateral Agent stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (e) the terms applicable to such Indebtedness so modified, refinanced, refunded, renewed, replaced or extended and, if applicable, the related guarantees of such Indebtedness, shall not violate the applicable requirements contained in any Pari Term Debt Documents or ABL Documents which remain outstanding after giving effect to the respective Permitted Refinancing; and (f) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor or guarantor of, and shall not have greater guarantees or security than, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Pledged ABL Priority Collateral” shall have the meaning set forth in Section 3.4(f).

“Pledged Pari Term Debt Priority Collateral” shall have the meaning set forth in Section 2.4(f).

“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Collateral Agent or any Grantor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Processing and Sale Period” shall have the meaning set forth in Section 4.3(a).

“Promissory Note” shall mean a “promissory note” as such term is defined in Article 9 of the UCC.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for Inventory sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Property, together with all of a Grantor’s rights, if any, in any Inventory giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to Receivables, whether in the possession or under the control of a Grantor or any computer bureau or agent from time to time acting for a Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

“Record” shall have the meaning specified in Article 9 of the UCC.

“Recovery” shall have the meaning set forth in Section 8.17.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, retire, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, treasurer or assistant treasurer of a Grantor or any of the other individuals designated in writing to the applicable Collateral Agent by an existing Responsible Officer of a Grantor as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Grantor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Grantor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Grantor.

“Second Priority” shall mean (i) with respect to any Lien purported to be created on any ABL Priority Collateral pursuant to the Pari Term Loan Security Documents, that such Lien is prior in right to any other Lien thereon, other than (x) Liens permitted pursuant to clause (x) of Section 10.1 of the Term Credit Agreement and (y) Pari Term Debt Permitted Liens that are prior to the Liens on the ABL Priority Collateral as a matter of law and (ii) with respect to any Lien purported to be created on any Pari Term Debt Priority Collateral pursuant to the ABL Security Documents, that such Lien is prior in right to any other Lien thereon, other than (x) Liens permitted pursuant to clause (r) or (y) of the definition of Permitted Encumbrances in the ABL Credit Agreement and (y) other ABL Permitted Encumbrances that are prior to the Liens on the Pari Term Debt Priority Collateral as a matter of law.

“Secured Credit Document” means (i) ABL Documents and (ii) Pari Term Debt Documents.

“Secured Parties” shall mean the ABL Secured Parties and the Pari Term Debt Secured Parties.

“Securities” shall mean all “securities” as such term is defined in Article 8 of the UCC, any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, together with all rules, regulations and interpretations thereunder or related thereto.

“Series” shall mean with respect to any Pari Term Debt Obligations, each of (i) the Term Obligations under the Original Term Credit Agreement, (ii) Term Obligations under any other Term Credit Agreement, and (iii) Additional Pari Term Debt Obligations incurred pursuant to any Additional Pari Term Debt Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Collateral Agent (in such capacity for such Additional Pari Term Debt Obligations).

“Subsequent ABL Collateral Priority Lien” shall have the meaning set forth in Section 3.4(b).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Supporting Obligations” shall mean any “supporting obligation” as such term is defined in the UCC, now or hereafter owned by any Grantor, or in which any Grantor has any rights, and, in any event, shall include, but shall not be limited to all of such Grantor’s rights in any Letter of Credit Right or secondary obligation that supports the payment or performance of, and all security for, any Collateral consisting of Accounts, Chattel Paper, Documents, General Intangibles, Instruments or Investment Properties.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any affiliate of a Lender).

“Term Bank Products Obligations” shall mean Cash Management Services secured under the Term Security Documents and Term Hedging Obligations

“Term Collateral Agent” shall have the meaning set forth in the recitals hereto and includes any New Term Agent to the extent set forth in Section 2.4(g).

“Term Credit Agreement” means (i) the Original Term Credit Agreement and (ii) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Term Credit Agreement or (y) any subsequent Term Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Term Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit A attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Collateral Agent and the Controlling Term Debt Agent, that the obligations under such Term Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Term Credit Agreement shall be deemed a reference to any Term Credit Agreement then in existence.

“Term Documents” shall mean the Term Credit Agreement and the Financing Agreements (as defined in the Term Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any Term Obligation (including any Permitted Refinancing of any Term Obligation), and any other document or instrument executed or delivered at any time in connection with any Term Obligation (including any Permitted Refinancing of any Term Obligation), together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing.

“Term Hedging Obligations” shall mean obligations with respect to any Bank Products (as defined in the Term Credit Agreement) that are secured under the Term Security Documents.

“Term Lenders” shall have the meaning set forth in the recitals hereto.

“Term Obligations” shall mean all obligations (including guaranty obligations) of every nature of each Grantor, from time to time owed to the Term Secured Parties, or any of them, under any Term Document (including any Term Document in respect of a Permitted Refinancing of any Term Obligations) and all Term Hedging Obligations and Cash Management Services that are secured under the Term Security Documents, in each case whether for principal, premium, interest (including interest, fees and other amounts which, but for the filing of a petition in bankruptcy with respect to such Person, would have accrued on any Term Obligation (including any Permitted Refinancing of any Term Obligations), whether or not a claim is allowed against Holdco or any of its Subsidiaries for such interest, fees and other amounts in the related bankruptcy proceeding), reimbursement of amounts drawn under (and obligations to cash collateralize) letters of credit and bank guaranties, fees, expenses, indemnification or otherwise.

“Term Secured Parties” shall mean (a) the lenders and agents under the Term Credit Agreement and shall include all former lenders and agents under the Term Credit Agreement to the extent that any Term Obligations (including any Permitted Refinancing of any Term Obligations) owing to such Persons were incurred while such Persons were lenders or agents under the Term Credit Agreement and such Term Obligations (including any Permitted Refinancing of any Term Obligations) have not been paid or satisfied in full and all new Term Secured Parties to the extent set forth in Section 2.4(f) hereof and (b) each other Person to whom any of the Term Obligations (including any Permitted Refinancing of any Term Obligations) is owed (including in respect of Term Bank Product Obligations that constitute Term Obligations).

“Term Security Agreement” shall mean the Security Agreement (as defined in the Term Credit Agreement).

“Term Security Documents” shall mean the Term Security Agreement and the other Security Documents (as defined in the Term Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted (or purported to be granted) securing any Term Obligations or under which rights or remedies with respect to such Liens are governed, together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing.

“Term Standstill Period” shall have the meaning set forth in Section 3.2(a).

“Trustee” shall have the meaning set forth in the recitals hereto.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Collateral Agent may otherwise determine); provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfections or priority of a Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdictions and any successor statute, as in effect from time to time, for purposes of the provisions hereof relating to such perfection or priority or for purposes of definitions relating to such provisions.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by (ii) the sum of all such payments.

1.2. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement, (d) all references herein to Exhibits or Sections shall be construed to refer to Exhibits or Sections of this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) terms defined in the UCC but not otherwise defined herein shall have the same meanings herein as are assigned thereto in the UCC, (g) reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, and (h) references to Sections or clauses shall refer to those portions of this Agreement, and any references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs.

Section 2. Pari Term Debt Priority Collateral.

2.1. Lien Priorities.

(a) Relative Priorities. Notwithstanding (i) the time, manner, order or method of grant, creation, attachment or perfection of any Liens securing the ABL Obligations granted on the Pari Term Debt Priority Collateral or of any Liens securing the Pari Term Debt Obligations granted on the Pari Term Debt Priority Collateral, (ii) the validity or enforceability of the security interests and Liens granted in favor of any Collateral Agent or any Secured Party on the Pari Term Debt Priority Collateral, (iii) the date on which any ABL Obligations or Pari Term Debt Obligations are extended, (iv) any provision of the

UCC or any other applicable law, including any rule for determining priority thereunder or under any other law or rule governing the relative priorities of secured creditors, including with respect to real property or fixtures, (v) any provision set forth in any ABL Document or any Pari Term Debt Document (other than this Agreement), (vi) the possession or control by any Collateral Agent or any Secured Party or any bailee of all or any part of any Pari Term Debt Priority Collateral as of the date hereof or otherwise, or (vii) any other circumstance whatsoever, the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that:

(i) any Lien on the Pari Term Debt Priority Collateral securing any Pari Term Debt Obligations now or hereafter held by or on behalf of the applicable Collateral Agent or any other Pari Term Debt Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Pari Term Debt Priority Collateral securing any of the ABL Obligations;

(ii) any Lien on the Pari Term Debt Priority Collateral now or hereafter held by or on behalf of the ABL Collateral Agent, any other ABL Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Pari Term Debt Priority Collateral securing any Pari Term Debt;

All Liens on the Pari Term Debt Priority Collateral securing any Pari Term Debt Obligations shall be and remain senior in all respects and prior to all Liens on the Pari Term Debt Priority Collateral securing any ABL Obligations for all purposes, whether or not such Liens securing any Pari Term Debt Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person.

(b) Prohibition on Contesting Liens. Each of the ABL Collateral Agent, for itself and on behalf of each ABL Secured Party and each Pari Term Debt Agent, for itself and on behalf of each respective Pari Term Debt Secured Party agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the priority, validity or enforceability of a Lien held by or on behalf of any of the Pari Term Debt Secured Parties in the Pari Term Debt Priority Collateral or by or on behalf of any of the ABL Secured Parties in the Pari Term Debt Priority Collateral, as the case may be or (ii) the validity or enforceability of any ABL Security Document (or any ABL Obligations thereunder), or any Pari Term Debt Security Document (or any Pari Term Debt Obligations thereunder); provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Secured Party to enforce this Agreement, including the priority of the Liens on the Pari Term Debt Priority Collateral securing the Pari Term Debt Obligations and the ABL Obligations as provided in Sections 2.1(a), and 2.2(a).

(c) No New Liens. So long as the Discharge of Pari Term Debt Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the parties hereto agree that the Company and each other Grantor shall not grant or permit any additional Liens on any asset or property of any Grantor to secure any ABL Obligation unless it has granted or contemporaneously grants (i) a First Priority Lien on such asset or property to secure the Pari Term Debt Obligations if such asset or property constitutes Pari Term Debt Priority Collateral and a (ii) Second Priority Lien on such asset or property to secure the Pari Term Debt Obligations if such asset or property constitutes ABL Priority Collateral. To the extent any additional Liens are granted on any asset or property pursuant to this clause (c), the priority of such additional Liens shall be determined in accordance with Section 2.1(a) or 3.1(a), as applicable. In addition, to the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available hereunder, the Collateral Agents on behalf of themselves and their respective Secured Parties agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted or permitted in contravention of this Section 2.1(c) shall be subject to Section 2.3 or Section 3.3, as applicable.

(d) Effectiveness of Lien Priorities.

(i) Each of the parties hereto acknowledges that the Lien priorities provided for in this Agreement shall not be affected or impaired in any manner whatsoever, including, without limitation, on account of: (i) the invalidity, irregularity or unenforceability of all or any part of the ABL Documents or the Pari Term Debt Documents; (ii) any amendment, change or modification of any ABL Documents or Pari Term Debt Documents; or (iii) any impairment, modification, change, exchange, release or subordination of or limitation on, any liability of, or stay of actions or lien enforcement proceedings against, Holdco or any of its Subsidiaries party to any of the ABL Documents or the Pari Term Debt Documents, its property, or its estate in bankruptcy resulting from any bankruptcy, arrangement, readjustment, composition, liquidation, rehabilitation, similar proceeding or otherwise involving or affecting any Secured Party.

(ii) Notwithstanding anything to the contrary herein, solely as between the Pari Term Debt Secured Parties it is the intention of the Pari Term Debt Secured Parties that the holders of Pari Term Debt Obligations of each Series (and not the holders of Pari Term Debt Obligations of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Pari Term Debt Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than ABL Obligations or Pari Term Debt Obligations of any other Series), (y) any of Pari Term Debt Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of Pari Term Debt Obligations and/or (z) any intervening security interest exists securing any other obligations (other than ABL Obligations or Pari Term Debt Obligations of any other Series) on a basis ranking prior to the security interest of such Series of Pari Term Debt Obligations but junior to the security interest of any other Series of Pari Term Debt Obligations or (ii) the existence of any Collateral for any other Series of Pari Term Debt Obligations that is not Collateral (for the purposes of this Section 2 only, any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Pari Term Debt Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of Pari Term Debt Obligations, solely as between the Pari Term Debt Secured Parties the results of such Impairment shall be borne solely by the holders of such Series of Pari Term Debt Obligations, and the rights of the holders of such Series of Pari Term Debt Obligations (including, without limitation, the right to receive distributions in respect of such Series of Pari Term Debt Obligations pursuant to Section 5.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Pari Term Debt Obligations subject to such Impairment. Additionally, in the event the Pari Term Debt Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such Pari Term Debt Obligations, the Pari Term Debt Security Documents governing such Pari Term Debt Obligations, shall refer to such obligations or such documents as so modified.

(iii) Notwithstanding anything to the contrary herein, solely as between the Pari Term Debt Secured Parties with respect to any Collateral for which a third party (other than a Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Pari Term Debt Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Pari Term Debt Obligations (for the purposes of this Section 2 only, such third party, an “Intervening Creditor”), the value of any Collateral or Proceeds allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds to be distributed in respect of the Series of Pari Term Debt Obligations with respect to which such Impairment exists.

2.2. Exercise of Remedies.

(a) So long as the Discharge of Pari Term Debt has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Holdco, the Company or any other Grantor:

(i) none of the ABL Collateral Agent or the ABL Secured Parties (x) will exercise or seek to exercise any rights or remedies (including, without limitation, setoff) with respect to any Pari Term Debt Priority Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement in respect of Pari Term Debt Priority Collateral to which the ABL Collateral Agent or any ABL Secured Party is a party) or institute or commence, or join with any Person (other than the Controlling Term Debt Agent and the other Pari Term Debt Secured Parties) in commencing any action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution); provided, however, that the ABL Collateral Agent may exercise any or all such rights after the passage of a period of 180 days (subject to extension for any period during which the Controlling Term Debt Agent is diligently pursuing remedies against the Pari Term Debt Priority Collateral or is enjoined, stayed or otherwise prohibited by applicable law from pursuing such remedies and subject to the Controlling Term Debt Agent receiving from the ABL Collateral Agent no more than 30 days and no less than 10 days prior written notice thereof, which notice may be given during such 180-day period) has elapsed since the later of: (A) the date on which the ABL Collateral Agent declared the existence of any ABL Default and demanded the repayment of all the principal amount of any ABL Obligations; and (B) the date on which the Controlling Term Debt Agent received notice from the ABL Collateral Agent of such declaration of an ABL Default and related acceleration of the ABL Obligations (the “ABL Standstill Period”), (y) will contest, protest or object to any foreclosure proceeding or action brought by any Pari Term Debt Agent with respect to, or any other exercise by any Pari Term Debt Agent of any rights and remedies relating to, the Pari Term Debt Priority Collateral under the Pari Term Debt Documents or otherwise, or (z) subject to the rights of the ABL Collateral Agent under clause (i)(x) above, will object to the forbearance by any Pari Term Debt Agent from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Pari Term Debt Priority Collateral, in each case so long as the interests of the ABL Secured Parties attach to the proceeds thereof subject to the relative priorities described in Section 2.1; provided, however, that nothing in this Section 2.2(a) shall be construed to authorize the ABL Collateral Agent or any ABL Secured Party to sell any Pari Term Debt Priority Collateral free of the Lien of any Pari Term Debt Agent or any Pari Term Debt Secured Party; and

(ii) subject to Section 4, the Controlling Term Debt Agent shall have the exclusive right to enforce rights, exercise remedies (including set off and the right to credit bid their debt) and make determinations regarding the disposition of, or restrictions with respect to, the Pari Term Debt Priority Collateral without any consultation with or the consent of the ABL Collateral Agent or any ABL Secured Party; provided, that, notwithstanding anything herein to the contrary:

(1) the ABL Collateral Agent may take any action (not adverse to the prior Liens on the Pari Term Debt Priority Collateral securing the Pari Term Debt Obligations, or the rights of any Pari Term Debt Agent or any Pari Term Debt Secured Parties to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Pari Term Debt Priority Collateral;

(2) the ABL Secured Parties shall be entitled to file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the ABL Secured Parties, as applicable, including without limitation any claims secured by the Pari Term Debt Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(3) the ABL Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either the applicable Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement;

(4) the ABL Secured Parties shall be entitled to vote on any plan of reorganization and file any proof of claim in an Insolvency or Liquidation Proceeding or otherwise and other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Pari Term Debt Priority Collateral; and

(5) the ABL Collateral Agent or any ABL Secured Party may exercise any of its rights or remedies with respect to the Pari Term Debt Priority Collateral after the termination of the ABL Standstill Period to the extent permitted by clause (i)(x) above.

Subject to Section 4, in exercising rights and remedies with respect to the Pari Term Debt Priority Collateral, the Controlling Term Debt Agent may enforce the provisions of the applicable Pari Term Debt Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by it to sell or otherwise dispose of Pari Term Debt Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction.

(b) The ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, agrees that it will not knowingly after due inquiry take or receive any Pari Term Debt Priority Collateral or any proceeds of Pari Term Debt Priority Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Pari Term Debt Priority Collateral unless and until the Discharge of Term Obligations and Discharge of Additional Pari Term Debt Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 2.2(a) or in Section 4. Without limiting the generality of the foregoing, unless and until the Discharge of Term Obligations and Discharge of Additional Pari Term Debt Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 2.2(a) or in Section 4, the sole right of the ABL Collateral Agent and the ABL Secured Parties with respect to the Pari Term Debt Priority Collateral is to hold a Lien on the Pari Term Debt Priority Collateral pursuant to the ABL Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after Discharge of Term Obligations and Discharge of Additional Pari Term Debt Obligations has occurred in accordance with the terms hereof, the Pari Term Debt Documents and applicable law.

(c) Subject to the proviso in clause (ii) of Section 2.2(a) and Section 4:

(i) the ABL Collateral Agent, for itself and on behalf of the ABL Secured Parties, agrees that the ABL Collateral Agent and the ABL Secured Parties will not take any action that would hinder any exercise of remedies under the Pari Term Debt Documents with respect to the Pari Term Debt Priority Collateral or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Pari Term Debt Priority Collateral, whether by foreclosure or otherwise, and

(ii) the ABL Collateral Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor with respect to the Pari Term Debt Priority Collateral or otherwise to object to the manner in which any Pari Term Debt Agent seeks to enforce or collect the Pari Term Debt Obligations or the Liens granted in any of the Pari Term Debt Priority Collateral, regardless of whether any action or failure to act by or on behalf of such Pari Term Debt Agent is adverse to the interest of the ABL Secured Parties.

(d) The ABL Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any ABL Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the Controlling Term Debt Agent or any Pari Term Debt Secured Parties with respect to the Pari Term Debt Priority Collateral as set forth in this Agreement and the Pari Term Debt Documents.

2.3. Payments Over. So long as the Discharge of Term Obligations has not occurred, any Pari Term Debt Priority Collateral, Cash Proceeds thereof or non-Cash Proceeds thereof not constituting ABL Priority Collateral received by the ABL Collateral Agent or any ABL Secured Parties in connection with the exercise of any right or remedy (including set off) relating to the Pari Term Debt Priority Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the Controlling Term Debt Agent for the benefit of the Pari Term Debt Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Controlling Term Debt Agent is hereby authorized to make any such endorsements as agent for the ABL Collateral Agent or any such ABL Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

2.4. Other Agreements.

(a) Releases by Term Collateral Agent.

(i) If, in connection with:

(1) the exercise of the Controlling Term Debt Agent’s remedies in respect of the Pari Term Debt Priority Collateral provided for in Section 2.2(a), including any sale, lease, exchange, transfer or other disposition of any such Pari Term Debt Priority Collateral; or

(2) any sale, lease, exchange, transfer or other disposition of any Pari Term Debt Priority Collateral permitted under the terms of the Pari Term Debt Documents and the ABL Documents (whether or not an event of default thereunder, and as defined therein, has occurred and is continuing), the Controlling Term Debt Agent, for itself and on behalf of any of the Pari Term Debt Secured Parties, releases any of its Liens on any part of the Pari Term Debt Priority Collateral and other than, in the case of clause (2) above, (A) in connection with the Discharge of Term Obligations or Discharge of Additional Pari Term Debt Obligations and (B) after the occurrence and during the continuance of any ABL Default, then the Liens, if any, of the ABL Collateral Agent, for itself and for the benefit of the ABL Secured Parties on such Pari Term Debt Priority Collateral (but not the Proceeds thereof, which shall be subject to the priorities set forth in this Agreement) shall be automatically, unconditionally and simultaneously released and the ABL Collateral Agent, for itself and on behalf of any such ABL Secured Parties promptly shall execute and deliver to the Controlling Term Debt Agent or such Grantor such termination statements, releases and other documents as the Controlling Term Debt Agent or such Grantor may reasonably request to effectively confirm such release; provided that in the case of clause (a)(i) above, any proceeds of such disposition shall be applied in accordance with this Agreement.

(ii) Until the Discharge of Term Obligations and Discharge of Additional Pari Term Debt Obligations occurs, the ABL Collateral Agent, for itself and on behalf of the ABL Secured Parties hereby irrevocably constitute and appoint the Controlling Term Debt Agent and any officer or agent of the Controlling Term Debt Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the ABL Collateral Agent or such holder or in the Controlling Term Debt Agent’s own name, from time to time in the Controlling Term Debt Agent’s discretion, for the purpose of carrying out the terms of this Section 2.4(a) with respect to Pari Term Debt Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 2.4(a) with respect to Pari Term Debt Priority Collateral, including any endorsements or other instruments of transfer or release.

(iii) Until the Discharge of Term Obligations and Discharge of the Additional Pari Term Debt Obligations occurs, to the extent that the Controlling Term Debt Agent, on behalf of the Pari Term Debt Secured Parties (a) has released any Lien on Pari Term Debt Priority Collateral and any such Lien is later reinstated or (b) obtain any new First Priority Liens on assets constituting Pari Term Debt Priority Collateral from Grantors, then the ABL Secured Parties shall be granted a Second Priority Lien on any such Pari Term Debt Priority Collateral on any such Pari Term Debt Priority Collateral.

(iv) If, prior to the Discharge of Term Obligations or Discharge of the Additional Pari Term Debt Obligations, a subordination of the Pari Term Debt Secured Parties’ Lien on any Pari Term Debt Priority Collateral is permitted (or in good faith believed by the Controlling Term Debt Agent to be permitted) under the Pari Term Debt Document and the ABL Credit Agreement, to another Lien permitted under the Pari Term Debt Documents and the ABL Credit Agreement (a “Pari Term Debt Collateral Priority Lien”), then in the event the Controlling Term Debt Agent executes and delivers a subordination agreement with respect thereto in form and substance reasonably satisfactory to it, and the ABL Collateral Agent, for itself and on behalf of the ABL Secured Parties, shall promptly execute and deliver to each Pari Term Debt Agent a substantially identical subordination agreement subordinating the Liens of the ABL Collateral Agent for the benefit of (and on behalf of) the ABL Secured Parties to such Pari Term Debt Collateral Priority Lien.

[(b) [Reserved]

(c) Insurance. Unless and until the Discharge of Term Obligations and Discharge of Additional Pari Term Debt Obligations has occurred, the Controlling Term Debt Agent shall have the sole and exclusive right, subject to the rights of the Grantors under the Pari Term Debt Documents, to adjust settlement for any insurance policy covering the Pari Term Debt Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the Pari Term Debt Priority Collateral. Following the Discharge of Term Obligations and Discharge of Additional Pari Term Debt Obligations, unless and until the Discharge of ABL Obligations has occurred, the ABL Collateral Agent and the ABL Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the ABL Documents, to adjust settlement for any insurance policy covering the Pari Term Debt Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the Pari Term Debt Priority Collateral.

(d) Amendments to ABL Security Documents.

(i) Without the prior written consent of the Pari Term Debt Agents, no ABL Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new ABL Document, would contravene the provisions of this Agreement. Grantors agree that each ABL Security Document shall include the following language (with any necessary modifications to give effect to applicable definitions) (or language to similar effect approved by the Pari Term Debt Agents):

“Notwithstanding anything herein to the contrary, the liens and security interests granted to the ABL Collateral Agent pursuant to this Agreement in any Pari Term Debt Priority Collateral and the exercise of any right or remedy by the ABL Collateral Agent with respect to any Pari Term Debt Priority Collateral hereunder are subject to the provisions of the Intercreditor Agreement, dated as of March 21, 2013, (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among ALBERTSON’S HOLDINGS, LLC, a Delaware limited liability company, ALBERTSON’S, LLC, a Delaware limited liability company (the “Company”), the other GRANTORS from time to time party thereto, BANK OF AMERICA, N.A., as ABL Collateral Agent, CITIBANK, N.A., as Term Collateral Agent and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

(ii) In the event any Pari Term Debt Agent or the Pari Term Debt Secured Parties and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the Pari Term Debt Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Pari Term Debt Security Document or changing in any manner the rights of any Pari Term Debt Agent, such Pari Term Debt Secured Parties, the Company or any other Grantor thereunder, in each case with respect to or relating to the Pari Term Debt Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable ABL Security Document without the consent of the ABL Collateral Agent or the ABL Secured Parties and without any action by the ABL Collateral Agent, the Company or any other Grantor, provided, that (A) no such amendment, waiver or consent shall have the effect of (i) removing assets that constitute Pari Term Debt Priority Collateral subject to the Lien of the ABL Security Documents, except to the extent that a release of such Lien is permitted or required by Section 2.4(a) and provided that there is a corresponding release of such Lien securing the Pari Term Debt Obligations, (ii) imposing duties on the ABL Collateral Agent without its consent or (iii) permitting other liens on the Pari Term Debt Priority Collateral not permitted under the terms of the ABL Documents or Section 2.5 and (B) written notice of such amendment, waiver or consent shall have been given to the ABL Collateral Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.

(e) Rights As Unsecured Creditors. Except as otherwise set forth in Section 2.1, the ABL Documents, the ABL Collateral Agent and the ABL Secured Parties may exercise rights and remedies as unsecured creditors against the Company or any other Grantor that has guaranteed the ABL Obligations in accordance with the terms of the ABL Documents and applicable law. Except as otherwise set forth in Section 2.1, nothing in this Agreement shall prohibit the receipt by the ABL Collateral Agent or any ABL Secured Parties of the required payments of interest, principal and other amounts in respect of the ABL Obligations, as applicable, so long as such receipt is not the direct or indirect result of the exercise by the ABL Collateral Agent or any ABL Secured Parties of rights or remedies as a secured creditor (including setoff) in respect of the Pari Term Debt Priority Collateral in contravention of this Agreement or enforcement in contravention of this Agreement of any Lien held by any of them.

(f) Bailee for Perfection.

(i) The Controlling Term Debt Agent agrees to hold that part of the Pari Term Debt Priority Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Pari Term Debt Priority Collateral being the “Pledged Pari Term Debt Priority Collateral”) as collateral agent for the Pari Term Debt Secured Parties and as bailee for the benefit and on behalf of and, with respect to any collateral that cannot be perfected in such manner, as agent for the benefit and on behalf of, the ABL Collateral Agent (on behalf of the ABL Secured Parties) and any assignee thereof and act as such agent under all control agreements relating to the Pledged Pari Term Debt Priority Collateral, in each case solely for the purpose of perfecting the security interest granted under the Pari Term Debt Documents and the ABL Documents, as applicable, subject to the terms and conditions of this Section 2.4(f). Following the Discharge of Term Obligations and Discharge of the Additional Pari Term Debt Obligations, the ABL Collateral Agent agrees to hold the Pledged Pari Term Debt Priority Collateral as collateral agent for the ABL Secured Parties solely for the purpose of perfecting the security interest granted under the ABL Documents, as applicable, subject to the terms and conditions of this Section 2.4(f). As security for the payment and performance in full of all the ABL Obligations each Grantor hereby grants to the Controlling Term Debt Agent, for itself and behalf of the Pari Term Debt Secured Parties for the benefit of the ABL Secured Parties a lien on and security interest in all of the right, title and interest of such Grantor, in and to and under the Pledged Pari Term Debt Priority Collateral wherever located and whether now existing or hereafter arising or acquired from time to time.

(ii) [Reserved].

(iii) The Controlling Term Debt Agent shall have no obligation whatsoever to any Pari Term Debt Party, the ABL Collateral Agent or any ABL Secured Party to ensure that the Pledged Pari Term Debt Priority Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.4(f). The duties or responsibilities of the Controlling Term Debt Agent under this Section 2.4(f) shall be limited solely to holding the Pledged Pari Term Debt Priority Collateral as bailee or agent in accordance with this Section 2.4(f). The ABL Collateral Agent shall have no obligation whatsoever to any ABL Secured Party to ensure that the Pledged Pari Term Debt Priority Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.4(f). The duties or responsibilities of the ABL Collateral Agent under this Section 2.4(f) shall be limited solely to holding the Pledged Pari Term Debt Priority Collateral agent in accordance with this Section 2.4(f).

(iv) The Controlling Term Debt Agent acting pursuant to this Section 2.4(f) shall not have by reason of the Pari Term Debt Security Documents, the ABL Security Documents, this Agreement or any other document a fiduciary relationship in respect of any Pari Term Debt Secured Party, the ABL Collateral Agent or any ABL Secured Party. The ABL Collateral Agent acting pursuant to this Section 2.4(f) shall not have by reason of the ABL Security Documents, this Agreement or any other document a fiduciary relationship in respect of any ABL Secured Party.

(v) Upon the Discharge of Term Obligations and the Discharge of the Additional Pari Term Debt Obligations under all the Pari Debt Term Documents, the Controlling Term Debt Agent shall deliver or cause to be delivered the remaining Pledged Pari Term Debt Priority Collateral (if any) in

its possession or in the possession of its agents or bailees, together with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, first, to the ABL Collateral Agent until the Discharge of ABL Obligations has occurred and second to the applicable Grantor to the extent no Pari Term Debt Obligations or ABL Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged Pari Term Debt Priority Collateral) and will cooperate with the ABL Collateral Agent in assigning (without recourse to or warranty by the Controlling Term Debt Agent or any Pari Term Debt Secured Party or agent or bailee thereof) control over any other Pledged Pari Term Debt Priority Collateral under its control. The Controlling Term Debt Agent further agrees to take all other action reasonably requested by such Person in connection with such Person obtaining a first priority security interest in the Pledged Pari Term Debt Priority Collateral or as a court of competent jurisdiction may otherwise direct.

(vi) Notwithstanding anything to the contrary herein, if, for any reason, any ABL Obligations remain outstanding upon the Discharge of Term Obligations and the Discharge of the Additional Pari Term Debt Obligations, all rights of the Controlling Term Debt Agent hereunder and under the Pari Term Debt Security Documents or the ABL Security Documents (1) with respect to the delivery and control of any part of the Pari Term Debt Priority Collateral, and (2) to direct, instruct, vote upon or otherwise influence the maintenance or disposition of such Pari Term Debt Priority Collateral, shall immediately, and (to the extent permitted by law) without further action on the part of either of the ABL Collateral Agent or the Controlling Term Debt Agent, pass to the ABL Collateral Agent, who shall thereafter hold such rights for the benefit of the ABL Secured Parties. Each of the Controlling Term Debt Agent and the Grantors agrees that it will, if any ABL Obligations remain outstanding upon the Discharge of Term Obligations and the Discharge of Additional Pari Term Debt Obligations, take any other action required by any law or reasonably requested by the ABL Collateral Agent, in connection with the ABL Collateral Agent’s establishment and perfection of a first priority security interest in the Pari Term Debt Priority Collateral.

(vii) Notwithstanding anything to the contrary contained herein, if for any reason, prior to the Discharge of the ABL Obligations, the Controlling Term Debt Agent acquires possession of any Pledged ABL Priority Collateral, the Controlling Term Debt Agent shall hold same as bailee and/or agent to the same extent as is provided in preceding clause (i) with respect to Pledged Pari Term Debt Priority Collateral, provided that as soon as is practicable the Controlling Term Debt Agent shall deliver or cause to be delivered such Pledged ABL Priority Collateral to the ABL Collateral Agent in a manner otherwise consistent with the requirements of preceding clause (v).

(g) When Discharge of Term Obligations or Discharge of Additional Pari Term Debt Obligations Deemed to Not Have Occurred. Notwithstanding anything to the contrary herein, if at any time after the Discharge of Term Obligations or Discharge of Additional Pari Term Debt Obligations has occurred (or concurrently therewith) the Company or any other Grantor immediately thereafter (or concurrently therewith) enters into any Permitted Refinancing of any Pari Term Debt Obligations, then such Discharge of Term Obligations or Discharge of Pari Term Debt Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Term Obligations), and the obligations under the Permitted Refinancing shall automatically be treated as Pari Term Debt Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, the term “Term Credit Agreement” or “Additional Pari Term Debt Document,” as applicable, shall be deemed appropriately modified to refer to such Permitted Refinancing and the Pari Term Debt Agent under such Pari Term Debt Documents shall be a Pari Term Debt Collateral Agent for all purposes hereof and the new secured parties under such Pari Term Debt Documents shall automatically be treated as Pari Term Debt Secured Parties for all purposes of this Agreement. Upon receipt of a notice stating that the Company or any other Grantor has entered into a new Pari Term Debt Document in respect of a Permitted Refinancing of Pari Term Debt Obligations (which notice shall include the identity of the new collateral agent, such agent, the “New Term Agent”), and delivery by the New Term Agent of an Intercreditor Agreement Joinder, the ABL Collateral Agent shall promptly (i) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New Term Agent shall reasonably request in order to provide to the New Term Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (ii) deliver to the New Term Agent any Pledged Pari Term Debt Priority Collateral held by the ABL Collateral Agent together with any necessary endorsements (or otherwise allow the New Term Agent to obtain control of such Pledged Pari Term Debt Priority Collateral). The New Term Agent shall agree to be bound by the terms of this Agreement. If the new Pari Term Debt Obligations under the new Pari Term Debt Documents are secured by assets of the Grantors of the type constituting Pari Term Debt Priority Collateral that do not also secure the ABL Obligations, then the ABL Obligations shall be secured at such time by a Second Priority Lien on such assets to the same extent provided in the ABL Security Documents with respect to the other Pari Term Debt Priority Collateral. If the new Pari Term Debt Obligations under the new Pari Term Debt Documents are secured by assets of the Grantors of the type constituting ABL Priority Collateral that do not also secure the ABL Obligations, then the ABL Obligations shall be secured at such time by a First Priority Lien on such assets to the same extent provided in the ABL Security Documents with respect to the other ABL Priority Collateral.

(h) [Reserved]

2.5. Insolvency or Liquidation Proceedings.

(a) Finance and Sale Issues. (i) Until the Discharge of Term Obligations and Discharge of the Additional Pari Term Debt Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Controlling Term Debt Agent shall desire to permit the use of cash collateral constituting Pari Term Debt Priority Collateral on which the Controlling Term Debt Agent or any other creditor has a Lien or to propose or permit the Company or any other Grantor to obtain financing, whether from the Pari Term Debt Secured Parties or any other entity under Section 363 or Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (each, a “DIP Financing”) that is to be secured by the Pari Term Debt Priority Collateral, then the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, agrees that it will raise no objection to such use of cash collateral constituting Pari Term Debt Priority Collateral or to the fact that such DIP Financing may be granted Liens on the Pari Term Debt Priority Collateral and will not request adequate protection or any other relief in connection therewith (except, as expressly, agreed by the Controlling Term Debt Agent or to the extent permitted by Section 2.5(c)) and, to the extent the Liens on the Pari Term Debt Priority Collateral securing the Pari Term Debt Obligations are subordinated or pari passu with the Liens on the Pari Term Debt Priority Collateral securing such DIP Financing, the ABL Collateral Agent will subordinate its Liens in the Pari Term Debt Priority Collateral to the Liens securing such DIP Financing (and all obligations relating thereto), any adequate protection Liens granted to the Pari Term Debt Agents on behalf of the respective Pari Term Debt Secured Parties on the Pari Term Debt Priority Collateral, and to any “carve-out” from the Pari Term Debt Priority Collateral for professional or United States Trustee fees agreed to by the Controlling Term Debt Agent. The foregoing shall not limit the right of the Controlling Term Debt Agent to consent to the use of cash collateral constituting proceeds of the Pari Term Debt Priority Collateral or consent to or provide any DIP Financing on terms other than the terms set forth above or the right of ABL Collateral Agent to object to such use of cash collateral or DIP Financing; provided, that any Lien on ABL Priority Collateral securing any such DIP Financing provided by the holders of the Pari Term Debt Obligations or the Pari Term Debt Agents shall be subject to the lien priorities set forth in this Agreement. The ABL Collateral Agent, on behalf of the ABL Secured Parties, agrees that it will not raise any objection or oppose a sale or other disposition of any Pari Term Debt Priority Collateral free and clear of its Liens (subject to attachment of proceeds with respect to the First Priority Lien on the Pari Term Debt Priority Collateral in favor of the Pari Term Debt Agents and the Second Priority Lien on the Pari

Term Debt Priority Collateral in favor of the ABL Collateral Agent in the same order and manner as otherwise set forth herein) or other claims under Section 363 of the Bankruptcy Code (or any other applicable provision of the governing Bankruptcy Law) if the Pari Term Debt Secured Parties represented by the Controlling Term Debt Agent have consented to such sale or disposition of such assets; provided, however that the ABL Secured Parties may assert any objection to such sale or other disposition of any Pari Tem Debt Priority Collateral that may be asserted by an unsecured creditor of the Grantors.

(b) Relief from the Automatic Stay. Until the Discharge of Term Obligations and Discharge of Additional Pari Term Debt Obligations have occurred, the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, agrees that it shall not (i) seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Pari Term Debt Priority Collateral without the prior written consent of the Controlling Term Debt Agent or the Controlling Term Debt Agent has first also sought and been granted relief from the automatic stay with respect to such Pari Term Debt Priority Collateral, or (ii) object to any motion by the Controlling Term Debt Agent seeking relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Pari Term Debt Priority Collateral.

(c) Adequate Protection. The ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, agrees that it shall not contest (or support any other person contesting) (i) any request by any Pari Term Debt Agent or any Pari Term Debt Secured Parties for adequate protection in any form with respect to any Pari Term Debt Priority Collateral or (ii) any objection by any Pari Term Debt Agent or any Pari Term Debt Secured Parties to any motion, relief, action or proceeding based on any Pari Term Debt Agent or any Pari Term Debt Secured Parties claiming a lack of adequate protection with respect to the Pari Term Debt Priority Collateral. Notwithstanding the foregoing provisions in this Section 2.5(c), in any Insolvency or Liquidation Proceeding, (I)(A) if any Pari Term Debt Secured Parties (or any subset thereof) are granted adequate protection in the form of additional or replacement collateral in the nature of assets constituting Pari Term Debt Priority Collateral in connection with any DIP Financing or otherwise, then the ABL Collateral Agent, on behalf of itself or any of the ABL Secured Parties, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral, which Lien of the ABL Collateral Agent will be subordinated to the Liens securing the Pari Term Debt Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens on Pari Term Debt Priority Collateral securing the ABL Obligations are so subordinated to the Term Obligations under this Agreement, and (B) in the event the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, or, seeks or requests adequate protection in respect of Pari Term Debt Priority Collateral securing ABL Obligations, and such adequate protection is granted in the form of additional or replacement collateral in the nature of assets constituting Pari Term Debt Priority Collateral, then the ABL Collateral Agent, on behalf of itself or any of the ABL Secured Parties, agrees that each Pari Term Debt Agent shall also be granted a senior Lien on such additional or replacement collateral as security for the applicable Pari Term Debt Obligations and for any such DIP Financing provided by the applicable Pari Term Debt Secured Parties and that any Lien on such additional or replacement collateral securing the ABL Obligations shall be subordinated to the Liens on such collateral securing the Pari Term Debt Obligations and any such DIP Financing provided by the applicable Pari Term Debt Secured Parties (and all obligations relating thereto) and to any other Liens on the Pari Term Debt Priority Collateral granted to the Pari Term Debt Secured Parties as adequate protection on the same basis as the other Liens on Pari Term Debt Priority Collateral securing the ABL Obligations are so subordinated to such Pari Term Debt Obligations under this Agreement, and (II)(A) if any Pari Term Debt Secured Parties (or any subset thereof) are granted adequate protection in the form of the grant of an inadequate protection claim to the extent authorized by Section 507(b) of the Bankruptcy Code in connection with any DIP Financing that is to be secured by the Pari Term Debt Priority Collateral or otherwise with respect to the Pari Term Debt Priority Collateral, then the ABL Collateral Agent, on behalf of itself or any of the ABL Secured Parties, may seek or request adequate protection in the form of the grant of an inadequate protection claim to the extent authorized by Section 507(b) of the Bankruptcy Code, which claim of the ABL Collateral Agent will be subordinated to the claims granted with respect to the Pari Term Debt Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other claims of the ABL Secured Parties with respect to the Pari Term Debt Priority Collateral are so subordinated to the Term Obligations under this Agreement, and (B) in the event the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, seeks or requests adequate protection in respect of Pari Term Debt Priority Collateral securing ABL Obligations, and such adequate protection is granted in the form of an inadequate protection claim to the extent authorized by Section 507(b) of the Bankruptcy Code with respect to the Pari Term Debt Priority Collateral, then the ABL Collateral Agent, on behalf of itself or any of the ABL Secured Parties, agrees that each Pari Term Debt Collateral Agent shall also be granted an inadequate protection claim to the extent authorized by Section 507(b) of the Bankruptcy Code with respect to the Pari Term Debt Obligations and for any such DIP Financing provided by such Pari Term Debt Secured Parties and that any such inadequate protection claim granted to holders of the ABL Obligations shall be subordinated to the inadequate protection claim granted with respect to the Pari Term Debt Obligations and any such DIP Financing provided by the applicable Pari Term Debt Secured Parties (and all obligations relating thereto) and to any other claims granted to the Pari Term Debt Secured Parties as adequate protection with respect to the Pari Term Debt Priority Collateral on the same basis as the other claims of the holders of the ABL Obligations are so subordinated to such Term Obligations under this Agreement.

(d) No Waiver. Subject to the proviso in clause (ii) of Section 2.2(a), nothing contained herein shall prohibit or in any way limit any Pari Term Debt Collateral Agent or any Pari Term Debt Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the ABL Collateral Agent, any of the ABL Secured Parties, in respect of the Pari Term Debt Priority Collateral, including the seeking by the ABL Collateral Agent or any ABL Secured Parties, of adequate protection in respect thereof or the asserting by the ABL Collateral Agent or any ABL Secured Parties of any of its rights and remedies under the ABL Documents otherwise in respect thereof.

(e) Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any of the Pari Term Debt Priority Collateral of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of Pari Term Debt Obligations and on account of ABL Obligations, then, to the extent the debt obligations distributed on account of the Pari Term Debt Obligations and on account of the ABL Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(f) Post-Petition Interest.

(i) None of the ABL Collateral Agent or any ABL Secured Party shall oppose or seek to challenge any claim by any Pari Term Debt Collateral Agent or any Pari Term Debt Secured Party for allowance in any Insolvency or Liquidation Proceeding of Pari Term Debt Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Pari Term Debt Secured Party’s Lien on the Pari Term Debt Priority Collateral, without regard to the existence of the Lien of the ABL Collateral Agent on behalf of the ABL Secured Parties on the Pari Term Debt Priority Collateral (so long as the payment thereof is not made from the proceeds of ABL Priority Collateral).

(ii) Neither any Pari Term Debt Collateral Agent nor any other Pari Term Debt Secured Party shall oppose or seek to challenge any claim by the ABL Collateral Agent or any ABL Secured Party, for allowance in any Insolvency or Liquidation Proceeding of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the ABL Collateral Agent on behalf of the ABL Secured Parties on the Pari Term Debt Priority Collateral (after taking into account the Lien of the Pari Term Debt Secured Parties on the Pari Term Debt Priority Collateral).

(g) Waivers. The ABL Collateral Agent, for itself and on behalf of the ABL Secured Parties, waives any claim it may hereafter have against any Pari Term Debt Secured Party arising out of the election of any Pari Term Debt Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code with respect to the Pari Term Debt Priority Collateral, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Pari Term Debt Priority Collateral in any Insolvency or Liquidation Proceeding. In addition, until the Discharge of the Pari Term Debt Obligations and Discharge of Additional Pari Term Debt Obligations has occurred, the ABL Collateral Agent, for itself and on behalf of the ABL Secured Parties, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens issued to any Pari Term Debt Collateral Agent on the Pari Term Debt Priority Collateral for costs or expenses of preserving or disposing of any such Collateral.

(h) Separate Grants of Security and Separate Classification. Each ABL Secured Party, the ABL Collateral Agent, each Pari Term Debt Secured Party and each Pari Term Debt Agent, acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Security Documents and the Pari Term Debt Security Documents, constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Pari Term Debt Obligations, on the one hand, are fundamentally different from the ABL Obligations, on the other hand, and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Pari Term Debt Secured Parties and the ABL Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of secured claims), then the Pari Term Debt Secured Parties and the ABL Secured Parties hereby acknowledge and agree that all distributions from the Collateral shall be made as if there were separate classes of Pari Term Debt Obligation claims and ABL Obligation claims, claims against the Company and the Grantors (with the effect being that, to the extent that the aggregate value of the Pari Term Debt Priority Collateral is sufficient (for this purpose ignoring all claims held by the ABL Secured Parties) and the Pari Term Debt Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from the Pari Term Debt Priority Collateral (regardless of whether any such claims may or may not be allowed or allowable in whole or in part as against the Company or any Grantor in the applicable Insolvency or Liquidation Proceeding(s) pursuant to Section 506(b) of the Bankruptcy Code or otherwise), before any distribution is made from the Pari Term Debt Priority Collateral in respect of the claims held by the ABL Secured Parties with the ABL Secured Parties hereby acknowledging and agreeing to turn over to the Pari Term Debt Secured Parties amounts otherwise received or receivable by them from such Pari Term Debt Priority Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries of the ABL Secured Parties.

2.6. Reliance; Waivers; Etc.

(a) Reliance. Other than any reliance on the terms of this Agreement, the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, acknowledges that it and such ABL Secured Parties have, independently and without reliance on any Pari Term Debt Agent or any Pari Term Debt Secured Parties, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such ABL Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the ABL Credit Agreement or this Agreement.

(b) No Warranties or Liability. The ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, acknowledges and agrees that the Pari Term Debt Agents and the respective Pari Term Debt Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Pari Term Debt Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Pari Term Debt Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under their respective Pari Term Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Pari Term Debt Agents and the Pari Term Debt Secured Parties shall have no duty to the ABL Collateral Agent or any of the ABL Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the Pari Term Debt Documents and the ABL Documents), regardless of any knowledge thereof which they may have or be charged with.

(c) No Waiver of Lien Priorities.

(i) No right of the Pari Term Debt Secured Parties, the Pari Term Debt Agents or any of them to enforce any provision of this Agreement or any Pari Term Debt Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any Pari Term Debt Secured Party or the Pari Term Debt Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Pari Term Debt Documents or any of the ABL Documents, regardless of any knowledge thereof which the Pari Term Debt Agents or the Pari Term Debt Secured Parties, or any of them, may have or be otherwise charged with.

(ii) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the Pari Term Debt Documents and subject to the provisions of Section 2.4(c)), the Pari Term Debt Secured Parties, the Pari Term Debt Agents and any of them may, at any time and from time to time in accordance with the Pari Term Debt Documents and/or applicable law, without the consent of, or notice to, the ABL Collateral Agent and any ABL Secured Party, without incurring any liabilities to the ABL Collateral Agent and any ABL Secured Party, and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the ABL Collateral Agent or any ABL Secured Party, affected, impaired or extinguished thereby) do any one or more of the following:

(1) sell, exchange, realize upon, enforce or otherwise deal with in any manner (subject to the terms hereof) and in any order any part of the Pari Term Debt Priority Collateral or any liability of the Company or any other Grantor to any Series of Pari Term Debt Secured Parties or any Pari Term Debt Agent, or any liability incurred directly or indirectly in respect thereof;

(2) settle or compromise any Pari Term Debt Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof; and

(3) exercise or delay in or refrain from exercising any right or remedy against the Company or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Company, any other Grantor or any Pari Term Debt Priority Collateral and any security and any guarantor or any liability of the Company or any other Grantor to the Pari Term Debt Secured Parties or any liability incurred directly or indirectly in respect thereof.

(iii) The ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, also agrees that the Pari Term Debt Secured Parties and the Pari Term Debt Agents shall have no liability to the ABL Collateral Agent or any ABL Secured Party, and the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, hereby waives any claim against any Pari Term Debt Secured Party or any Pari Term Debt Agent, arising out of any and all actions which any Series of Pari Term Debt Secured Parties or the relevant Pari Term Debt Agent may take or permit or omit to take with respect to:

(1) the Pari Term Debt Documents (other than this Agreement);

(2) the collection of the Pari Term Debt Obligations; or

(3) the foreclosure upon, or sale, liquidation or other disposition of, any Pari Term Debt Priority Collateral.

The ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, agrees that the Pari Term Debt Secured Parties and the Pari Term Debt Agents have no duty to the ABL Collateral Agent or the ABL Secured Parties, in respect of the maintenance or preservation of the Pari Term Debt Priority Collateral, the Pari Term Debt Obligations or otherwise.

(iv) The ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, agrees not to assert and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Pari Term Debt Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

(d) Obligations Unconditional. All rights, interests, agreements and obligations of the Pari Term Debt Agent and the Pari Term Debt Secured Parties and the ABL Collateral Agent and the ABL Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any Pari Term Debt Document or any ABL Document;

(ii) except as otherwise set forth in the Agreement, any change permitted hereunder in the time, manner or place of payment of, or in any other terms of, all or any of the Pari Term Debt Obligations or the ABL Obligations, or any amendment or waiver or other modification permitted hereunder, whether by course of conduct or otherwise, of the terms of any Pari Term Debt Document or any ABL Document;

(iii) any exchange of any security interest in any Pari Term Debt Priority Collateral or any amendment, waiver or other modification permitted hereunder, whether in writing or by course of conduct or otherwise, of all or any of the Pari Term Debt Obligations or the ABL Obligations;

(iv) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(v) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the Pari Term Debt Obligations, or of the ABL Collateral Agent or any ABL Secured Party, in respect of this Agreement.

Section 3. ABL Priority Collateral.

3.1. Lien Priorities.

(a) Relative Priorities. Notwithstanding (i) the time, manner, order or method of grant, creation, attachment or perfection of any Liens securing the Pari Term Debt Obligations granted on the ABL Priority Collateral or of any Liens securing the ABL Obligations granted on the ABL Priority Collateral, (ii) the validity or enforceability of the security interests and Liens granted in favor of any Collateral Agent or any Secured Party on the ABL Priority Collateral, (iii) the date on which any ABL Obligations or Pari Term Debt Obligations are extended, (iv) any provision of the UCC or any other applicable law, including any rule for determining priority thereunder or under any other law or rule governing the relative priorities of secured creditors, including with respect to real property or fixtures, (v) any provision set forth in any ABL Document or any Pari Term Debt Document (other than this Agreement), (vi) the possession or control by any Collateral Agent or any Secured Party or any bailee of all or any part of any ABL Priority Collateral as of the date hereof or otherwise, or (vii) any other circumstance whatsoever, the Pari Term Debt Agents, on behalf of themselves and the Pari Term Debt Secured Parties, hereby agree that:

(i) any Lien on the ABL Priority Collateral securing any ABL Obligations now or hereafter held by or on behalf of the ABL Collateral Agent or any other ABL Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the ABL Priority Collateral securing any of the Pari Term Debt Obligations; and

(ii) any Lien on the ABL Priority Collateral now or hereafter held by or on behalf of the Pari Term Debt Agents, any other Pari Term Debt Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the ABL Priority Collateral securing any ABL Obligations.

All Liens on the ABL Priority Collateral securing any ABL Obligations shall be and remain senior in all respects and prior to all Liens on the ABL Priority Collateral securing any Pari Term Debt Obligations, for all purposes whether or not such Liens securing any ABL Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person.

(b) Prohibition on Contesting Liens. Each of the Pari Term Debt Agents, for itself and on behalf of each Series of Pari Term Debt Secured Parties and the ABL Collateral Agent, for itself and on behalf of each ABL Secured Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the priority, validity or enforceability of a Lien held by or on behalf of any of the ABL Secured Parties in the ABL Priority Collateral or by or on behalf of any of the Pari Term Debt Secured

Parties in the ABL Priority Collateral, as the case may be, or (ii) the validity or enforceability of any Pari Term Debt Security Document (or any Pari Term Debt Obligations thereunder) or any ABL Security Document (or any ABL Obligations thereunder); provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Secured Party to enforce this Agreement, including the priority of the Liens on the ABL Priority Collateral securing the ABL Obligations and the Pari Term Debt Obligations as provided in Sections 3.1(a) and 3.2(a).

(c) No New Liens. So long as the Discharge of ABL Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the parties hereto agree that the Company and each other Grantor shall not grant or permit any additional Liens on any asset or property of any Grantor to secure any Pari Term Debt Obligation unless it has granted or contemporaneously grants (i) a First Priority Lien on such asset or property to secure the ABL Obligations if such asset or property constitutes ABL Priority Collateral and (ii) a Second Priority Lien on such assets or property if such assets or property constitute Pari Term Debt Priority Collateral. To the extent any additional Liens are granted on any asset or property pursuant to this clause (c), the priority of such additional Liens shall be determined in accordance with Section 2.1(a) or Section 3.1(a), as applicable. In addition, to the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies, each of the Collateral Agents on behalf of themselves and their respective Series of Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted or permitted in contravention of this Section 3.1(c) shall be subject to Section 2.3 or Section 3.3, as applicable.

(d) Effectiveness of Lien Priorities. Each of the parties hereto acknowledges that the Lien priorities provided for in this Agreement shall not be affected or impaired in any manner whatsoever, including, without limitation, on account of: (i) the invalidity, irregularity or unenforceability of all or any part of the ABL Documents or the Pari Term Debt Documents; (ii) any amendment, change or modification of any ABL Documents or Term Documents; or (iii) any impairment, modification, change, exchange, release or subordination of or limitation on, any liability of, or stay of actions or lien enforcement proceedings against, Holdco or any of its Subsidiaries party to any of the ABL Documents or the Pari Term Debt Documents, its property, or its estate in bankruptcy resulting from any bankruptcy, arrangement, readjustment, composition, liquidation, rehabilitation, similar proceeding or otherwise involving or affecting any Secured Party.

3.2. Exercise of Remedies.

(a) So long as the Discharge of ABL Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Holdco, the Company or any other Grantor:

(i) none of the Pari Term Debt Agents and the Pari Term Debt Secured Parties (x) will exercise or seek to exercise any rights or remedies (including, without limitation, setoff) with respect to any ABL Priority Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement in respect of ABL Priority Collateral to which a Pari Term Debt Agent and a corresponding Pari Term Debt Secured Party is a party) or institute or commence or join with any Person (other than the ABL Collateral Agent and the ABL Secured Parties) in commencing any action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution); provided, however, that the Controlling Term Debt Agent may exercise any or all such rights after the passage of a period of 180 days (subject to extension for any period during which the ABL Collateral Agent is diligently pursuing remedies against the ABL Priority Collateral or is enjoined, stayed or otherwise prohibited by applicable law from pursuing such remedies and subject to the ABL Collateral Agent receiving from the Controlling Term Debt Agent no more than 30 days and no less than 10 days prior written notice thereof, which notice may be given during such 180-day period) has elapsed since the later of: (A) the date on which the Controlling Term Debt Agent declared the existence of any Pari Term Debt Default and demanded the repayment of all the principal amount of any Pari Term Debt Obligations; and (B) the date on which the ABL Collateral Agent received notice from the Controlling Term Debt Agent of such declaration of a Pari Term Debt Default and related acceleration of the applicable Series of Pari Term Debt Obligations (the “Term Standstill Period”), (y) will contest, protest or object to any foreclosure proceeding or action brought by the ABL Collateral Agent or any ABL Secured Party with respect to, or any other exercise by the ABL Collateral Agent or any ABL Secured Party of any rights and remedies relating to, the ABL Priority Collateral under the ABL Documents or otherwise, or (z) subject to the rights of the Controlling Term Debt Agent under clause (i)(x) above, will object to the forbearance by the ABL Collateral Agent or the ABL Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the ABL Priority Collateral, in each case so long as the interests of the Pari Term Debt Secured Parties attach to the proceeds thereof subject to the relative priorities described in Section 3.1; provided, however, that nothing in this Section 3.2(a) shall be construed to authorize the Controlling Term Debt Agent on behalf of the Pari Term Debt Secured Parties to sell any ABL Priority Collateral free of the Lien of the ABL Collateral Agent or any ABL Secured Party; and

(ii) the ABL Collateral Agent and the ABL Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the disposition of, or restrictions with respect to, the ABL Priority Collateral without any consultation with or the consent of the Controlling Term Debt Agent or any Pari Term Debt Secured Party; provided, that, notwithstanding anything herein to the contrary:

(1) each Pari Term Debt Agent may take any action (not adverse to the prior Liens on the ABL Priority Collateral securing the ABL Obligations, or the rights of any ABL Collateral Agent or the ABL Secured Parties to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the ABL Priority Collateral;

(2) each Pari Term Debt Agent shall be entitled to file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the applicable Pari Term Debt Secured Parties, including without limitation any claims secured by the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(3) each Pari Term Debt Agent shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either the applicable Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement;

(4) the Controlling Term Debt Agent shall be entitled to vote on any plan of reorganization and file any proof of claim in an Insolvency or Liquidation Proceeding or otherwise and other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the ABL Priority Collateral; and

(5) each Pari Term Debt Agent may exercise any of its rights or remedies with respect to the ABL Priority Collateral after the termination of the Term Standstill Period to the extent permitted by clause (i)(x) above.

In exercising rights and remedies with respect to the ABL Priority Collateral, the ABL Collateral Agent and the ABL Secured Parties may enforce the provisions of the ABL Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of ABL Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction.

(b) Each of the Pari Term Debt Agents, on behalf of itself and the applicable Series of Pari Term Debt Secured Parties agrees that it will not knowingly after due inquiry take or receive any ABL Priority Collateral or any proceeds of ABL Priority Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any ABL Priority Collateral unless and until the Discharge of ABL Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.2(a). Without limiting the generality of the foregoing, unless and until the Discharge of ABL Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.2(a), the sole right of the Pari Term Debt Agents or any Pari Term Debt Secured Party with respect to the ABL Priority Collateral is to hold a Lien on the ABL Priority Collateral pursuant to the Term Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of ABL Obligations has occurred in accordance with the terms hereof, the Term Documents and applicable law.

(c) Subject to the proviso in clause (ii) of Section 3.2(a) and Section 4:

(i) the Pari Term Debt Agents, for themselves and on behalf of the respective Series of Pari Term Debt Secured Parties, agree that the Pari Term Debt Agents and the Pari Term Debt Secured Parties will not take any action that would hinder any exercise of remedies under the ABL Documents with respect to the ABL Priority Collateral or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the ABL Priority Collateral, whether by foreclosure or otherwise; and

(ii) the Pari Term Debt Agents, for themselves and on behalf of the respective Series of Pari Term Debt Secured Parties, hereby waive any and all rights they or the Pari Term Debt Secured Parties may have as junior lien creditors with respect to the ABL Priority Collateral or otherwise to object to the manner in which the ABL Collateral Agent seeks to enforce or collect the ABL Obligations or the Liens granted in any of the ABL Priority Collateral, regardless of whether any action or failure to act by or on behalf of the ABL Collateral Agent is adverse to the interest of the Pari Term Debt Secured Parties.

(d) The Pari Term Debt Agents hereby acknowledge and agree that no covenant, agreement or restriction contained in any Pari Term Debt Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the ABL Collateral Agent or the ABL Secured Parties with respect to the ABL Priority Collateral as set forth in this Agreement and the ABL Documents.

3.3. Payments Over.

So long as the Discharge of ABL Obligations has not occurred, any ABL Priority Collateral, Cash Proceeds thereof or non-Cash Proceeds thereof not constituting Pari Term Debt Priority Collateral received by any Pari Term Debt Agent on behalf of any Series of Pari Term Debt Secured Parties in connection with the exercise of any right or remedy (including setoff) relating to the ABL Priority Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the ABL Collateral Agent for the benefit of the ABL Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The ABL Collateral Agent is hereby authorized to make any such endorsements as agent for any Pari Term Debt Agent or any Pari Term Debt Secured Party. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

3.4. Other Agreements.

(a) Releases by ABL Collateral Agent.

(i) If, in connection with:

(1) the exercise of any ABL Collateral Agent’s remedies in respect of the ABL Priority Collateral provided for in Section 3.2(a), including any sale, lease, exchange, transfer or other disposition of any such ABL Priority Collateral; or

(2) any sale, lease, exchange, transfer or other disposition of any ABL Priority Collateral permitted under the terms of the ABL Documents and the Pari Term Debt Documents (whether or not an event of default thereunder, and as defined therein, has occurred and is continuing), the ABL Collateral Agent, for itself and on behalf of any of the ABL Secured Parties, releases any of its Liens on any part of the ABL Priority Collateral other than, in the case of clause (2) above, (A) in connection with the Discharge of ABL Obligations and (B) after the occurrence and during the continuance of any Pari Term Debt Default, then the Liens, if any, of each Pari Term Debt Agent, for itself and for the benefit of the relevant Series of Pari Term Debt Secured Parties, on such ABL Priority Collateral but not the Proceeds thereof, which shall be subject to the priorities set forth in this Agreement) shall be automatically, unconditionally and simultaneously released and each Pari Term Debt Agent, for itself and on behalf of any such Series of Pari Term Debt Secured Parties, promptly shall execute and deliver to the ABL Collateral Agent or such Grantor such termination statements, releases and other documents as the ABL Collateral Agent or such Grantor may reasonably request to effectively confirm such release; provided that in the case of clause (a)(i) above, any proceeds of such disposition shall be applied in accordance with this Agreement.

(ii) Until the Discharge of ABL Obligations occurs, each Pari Term Debt Agent, for itself and on behalf of the relevant Series of Pari Term Debt Secured Parties, hereby irrevocably constitutes and appoints the ABL Collateral Agent and any officer or agent of the ABL Collateral Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of such Pari Term Debt Agent or such holder or in the ABL Collateral Agent’s own name, from time to time in the ABL Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 3.4(a) with respect to ABL Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 3.4(a) with respect to ABL Priority Collateral, including any endorsements or other instruments of transfer or release.

(iii) Until the Discharge of ABL Obligations occurs, to the extent that the ABL Secured Parties (a) have released any Lien on ABL Priority Collateral and any such Lien is later reinstated or (b) obtain any new First Priority Liens on assets constituting ABL Priority Collateral from Grantors, then the Pari Term Debt Secured Parties shall be granted a Second Priority Lien on any such ABL Priority Collateral.

(iv) If, prior to the Discharge of ABL Obligations, a subordination of the ABL Collateral Agent’s Lien on any ABL Priority Collateral is permitted (or in good faith believed by the ABL Collateral Agent to be permitted) under the ABL Credit Agreement and the Pari Term Debt Documents to another Lien permitted under the ABL Credit Agreement and the Pari Term Debt Documents (an “ABL Collateral Priority Lien”), then in the event the ABL Collateral Agent executes and delivers a subordination agreement with respect thereto in form and substance reasonably satisfactory to it, and each Pari Term Debt Agent, for itself and on behalf of the respective Series of Pari Term Debt Secured Parties, shall promptly execute and deliver to the ABL Collateral Agent a substantially identical subordination agreement subordinating the Liens of such Pari Term Debt Agent for the benefit of (and on behalf of) the respective Pari Term Debt Secured Parties to such ABL Collateral Priority Lien.

(b) Insurance. Unless and until the Discharge of ABL Obligations has occurred, the ABL Collateral Agent and the ABL Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the ABL Documents, to adjust settlement for any insurance policy covering the ABL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the ABL Priority Collateral. Following the Discharge of ABL Obligations, unless and until the Discharge of Term Obligations and the Discharge of Additional Pari Term Debt Obligations has occurred, the Controlling Term Debt Agent shall have the sole and exclusive right, subject to the rights of the Grantors under the Pari Term Debt Documents, to adjust settlement for any insurance policy covering the ABL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the ABL Priority Collateral.

(c) Amendments to Term Security Documents.

(i) Without the prior written consent of the ABL Collateral Agent, no Pari Term Debt Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Pari Term Debt Document, would contravene the provisions of this Agreement. Grantors agree that any Pari Term Debt Security Document shall include the following language (with any necessary modifications to give effect to applicable definitions) (or language to similar effect approved by the ABL Collateral Agent):

“Notwithstanding anything herein to the contrary, the liens and security interests granted to the [applicable Pari Term Debt Agent] pursuant to this Agreement in any ABL Priority Collateral and the exercise of any right or remedy by the [applicable Pari Term Debt Agent] with respect to any ABL Priority Collateral hereunder are subject to the provisions of the Intercreditor Agreement, dated as of March 21, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among ALBERTSON’S HOLDINGS, LLC, a Delaware limited liability company, ALBERTSON’S, LLC, a Delaware limited liability company (the “Company”), the other GRANTORS from time to time party thereto, BANK OF AMERICA, N.A., as ABL Collateral Agent, BANK OF AMERICA, N.A., as Term Collateral Agent, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

(ii) In the event any ABL Collateral Agent or the ABL Secured Parties and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the ABL Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any ABL Security Document or changing in any manner the rights of the ABL Collateral Agent, such ABL Secured Parties, the Company or any other Grantor thereunder, in each case with respect to or relating to the ABL Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Term Security Document without the consent of the Pari Term Debt Agents or the Pari Term Debt Secured Parties and without any action by the Pari Term Debt Agents, the Company or any other Grantor, provided that (A) no such amendment, waiver or consent shall have the effect of (i) removing assets that constitute ABL Priority Collateral subject to the Lien of the Pari Term Debt Security Documents except to the extent that a release of such Lien is permitted or required by Section 3.4(a) and provided that there is a corresponding release of such Lien securing the ABL Obligations, (ii) imposing duties on any Pari Term Debt Agent without its consent or (iii) permitting other liens on the ABL Priority Collateral not permitted under the terms of the Pari Term Debt Documents, or Section 3.5 and (B) written notice of such amendment, waiver or consent shall have been given to each Pari Term Debt Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.

(d) Rights As Unsecured Creditors. Except as otherwise set forth in Section 3.1, each Pari Term Debt Agent and the Pari Term Debt Secured Parties may exercise rights and remedies as unsecured creditors against the Company or any other Grantor that has guaranteed the Pari Term Debt Obligations in accordance with the terms of the Pari Term Debt Documents and applicable law. Except as otherwise set forth in Section 3.1, nothing in this Agreement shall prohibit the receipt by any Pari Term Debt Agent or any Pari Term Debt Secured Parties of the required payments of interest, principal and other amounts in respect of the respective Series of Pari Term Debt Obligations, so long as such receipt is not the direct or indirect result of the exercise by such Pari Term Debt Agent or any Pari Term Debt Secured Party of rights or remedies as a secured creditor (including set-off) in respect of the ABL Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them.

(e) Bailee for Perfection.

(i) The ABL Collateral Agent agrees to hold that part of the ABL Priority Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such ABL Priority Collateral being the “Pledged ABL Priority Collateral”) as collateral agent for the ABL Secured Parties and as bailee for the benefit and on behalf of and, with respect to any collateral that cannot be perfected in such manner, as agent for the benefit and on behalf of, the Pari Term Debt Agents (on behalf of the respective Series of Pari Term Debt Secured Parties) and any assignee thereof and act as such agent under all control agreements relating to the Pledged ABL Priority Collateral, in each case solely for the purpose of perfecting the security interest granted under the ABL Documents and the Pari Term Debt Documents, as applicable, subject to the terms and conditions of this Section 3.4(e). As security for the payment and performance in full of all the Pari Term Debt Obligations each Grantor hereby grants to the ABL Collateral Agent for the benefit of the Pari Term Debt Secured Parties a lien on and security interest in all of the right, title and interest of such Grantor, in and to and under the Pledged ABL Priority Collateral wherever located and whether now existing or hereafter arising or acquired from time to time.

(ii) [Reserved].

(iii) The ABL Collateral Agent shall have no obligation whatsoever to any ABL Secured Party, the Pari Term Debt Agents or any Pari Term Debt Secured Party, to ensure that the Pledged ABL Priority Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 3.4(e). The duties or responsibilities of the ABL Collateral Agent under this Section 3.4(f) shall be limited solely to holding the Pledged ABL Priority Collateral as bailee or agent in accordance with this Section 3.4(e).

(iv) The ABL Collateral Agent acting pursuant to this Section 3.4(e) shall not have by reason of the ABL Security Documents, the Pari Term Debt Security Documents, this Agreement or any other document a fiduciary relationship in respect of any ABL Secured Party, any Pari Term Debt Agent or any Pari Term Debt Secured Party.

(v) Upon the Discharge of ABL Obligations under the ABL Documents to which the ABL Collateral Agent is a party, the ABL Collateral Agent shall deliver or cause to be delivered the remaining Pledged ABL Priority Collateral (if any) in its possession or in the possession of its agents or bailees, together with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, first, to the Controlling Term Debt Agent until the Discharge of Term Obligation and Discharge of Additional Pari Term Debt Obligations has occurred and second, to the applicable Grantor to the extent no ABL Obligations or Pari Term Debt Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged ABL Priority Collateral) and will cooperate with the Controlling Term Debt Agent in assigning (without recourse to or warranty by the ABL Collateral Agent or any ABL Secured Party or agent or bailee thereof) control over any other Pledged ABL Priority Collateral under its control. The ABL Collateral Agent further agrees to take all other action reasonably requested by such Person in connection with such Person obtaining a first priority security interest in the Pledged ABL Priority Collateral or as a court of competent jurisdiction may otherwise direct.

(vi) Notwithstanding anything to the contrary herein, if, for any reason, any Pari Term Debt Obligations remain outstanding upon the Discharge of ABL Obligations, all rights of the ABL Collateral Agent hereunder and under the Pari Term Debt Security Documents or the ABL Security Documents (1) with respect to the delivery and control of any part of the ABL Priority Collateral, and (2) to direct, instruct, vote upon or otherwise influence the maintenance or disposition of such ABL Priority Collateral, shall immediately, and (to the extent permitted by law) without further action on the part of any Pari Term Debt Agent or the ABL Collateral Agent, pass to the Controlling Term Debt Agent, who shall thereafter hold such rights for the benefit of the Pari Term Debt Secured Parties. Each of the ABL Collateral Agent and the Grantors agrees that it will, if any Pari Term Debt Obligations remain outstanding upon the Discharge of ABL Obligations, take any other action required by any law or reasonably requested by the Controlling Term Debt Agent in connection with the Controlling Term Debt Agent’s establishment and perfection of a first priority security interest in the ABL Priority Collateral.

(vii) Notwithstanding anything to the contrary contained herein, if for any reason, prior to the Discharge of Term Obligations and the Discharge of the Additional Pari Term Debt Obligations, the ABL Collateral Agent acquires possession of any Pledged Pari Term Debt Priority Collateral, the ABL Collateral Agent shall hold same as bailee and/or agent to the same extent as is provided in preceding clause (i) with respect to Pledged ABL Priority Collateral, provided that as soon as is practicable the ABL Collateral Agent shall deliver or cause to be delivered such Pledged Term Priority Collateral to the Controlling Term Debt Agent in a manner otherwise consistent with the requirements of preceding clause (v).

(f) When Discharge of ABL Obligations Deemed to Not Have Occurred. Notwithstanding anything to the contrary herein, if at any time after the Discharge of ABL Obligations has occurred (or concurrently therewith) the Company or any other Grantor immediately thereafter (or concurrently therewith) enters into any Permitted Refinancing of any ABL Obligations, then such Discharge of ABL Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of ABL Obligations), and the obligations under the Permitted Refinancing shall automatically be treated as ABL Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, the term “ABL Credit Agreement” shall be deemed appropriately modified to refer to such Permitted Refinancing and the ABL Collateral Agent under such ABL Documents shall be a ABL Collateral Agent for all purposes hereof and the new secured parties under such ABL Documents shall automatically be treated as ABL Secured Parties for all purposes of this Agreement. Upon receipt of a notice stating that the Company or any other Grantor has entered into a new ABL Document in respect of a Permitted Refinancing of ABL Obligations (which notice shall include the identity of the new collateral agent, such agent, the “New ABL Agent”), and delivery by the New ABL Agent of an Intercreditor Agreement Joinder, the each Pari Term Debt Agent shall promptly (i) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New ABL Agent shall reasonably request in order to provide to the New ABL Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (ii) deliver to the New ABL Agent any Pledged ABL Priority Collateral held by such Pari Term Debt Agent together with any necessary endorsements (or otherwise allow the New ABL Agent to obtain control of such Pledged ABL Priority Collateral). The New ABL Agent shall agree to be bound by the terms of this Agreement. If the new ABL Obligations under the new ABL Documents are secured by assets of the Grantors of the type constituting ABL Priority Collateral that do not also secure the Pari Term Debt Obligations, then the Pari Term Debt Obligations shall be secured at such time by a Second Priority Lien on such assets to the same extent provided in the Pari Term Debt Security Documents with respect to the other ABL Priority Collateral. If the new ABL Obligations under the new ABL Documents are secured by assets of the Grantors of the type constituting Pari Term Debt Priority Collateral that do not also secure the Pari Term Debt Obligations, then the Pari Term Debt Obligations shall be secured at such time by a First Priority Lien on such assets to the same extent provided in the Pari Term Debt Security Documents with respect to the other Pari Term Debt Priority Collateral.

(g) [Reserved]

3.5. Insolvency or Liquidation Proceedings.

(a) Finance and Sale Issues. Until the Discharge of ABL Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the ABL Collateral Agent shall desire to permit the use of cash collateral constituting ABL Priority Collateral on which the ABL Collateral Agent or any other creditor has a Lien or to propose or permit the Company or any other Grantor to obtain a DIP Financing to be secured by the ABL Priority Collateral, then the Controlling Term Debt Agent, on behalf of itself and the Pari Term Debt Secured Parties, agrees that it will raise no objection to such use of cash collateral constituting ABL Priority Collateral or to the fact that such DIP Financing may be granted Liens on the ABL Priority Collateral and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the ABL Collateral Agent or to the extent permitted by Section 3.5(c)) and, to the extent the Liens on the ABL Priority Collateral securing the ABL Obligations are subordinated or pari passu with the Liens on the ABL Priority Collateral securing such DIP Financing, the Pari Term Debt Agents on behalf of the respective Series of Pari Term Debt Secured Parties will subordinate their Liens in the ABL Priority Collateral to the Liens securing such DIP Financing (and all obligations relating thereto), any adequate protection Liens granted to ABL Collateral Agent on the ABL Priority Collateral, and to any “carve-out” from the ABL Priority Collateral for professional or United States Trustee fees agreed to by the ABL Collateral Agent. The foregoing shall not limit the right of the ABL Collateral Agent to consent to the use of cash collateral constituting proceeds of the ABL Priority Collateral or consent to or provide any DIP Financing on terms other than the terms set forth above or the right of the Controlling Term Debt Agent to object to such use of cash collateral or DIP Financing; provided, that any Lien on Pari Term Debt Priority Collateral securing any such DIP Financing provided by ABL Collateral Agent or the ABL Secured Parties shall be subject to the lien priorities set forth in this Agreement. The Controlling Term Debt Agent, on behalf of the Pari Term Debt Secured Parties, agrees that it will not raise any objection or oppose a sale or other disposition of any ABL Priority Collateral free and clear of its Liens (subject to attachment of proceeds with respect to the First Priority Lien on the ABL Priority Collateral in favor of the ABL Collateral Agent and the Second Priority Lien on the ABL Priority Collateral in favor of the Pari Term Debt Agents, in the same order and manner as otherwise set forth herein) or other claims under Section 363 of the Bankruptcy Code (or any other applicable provision of the governing Bankruptcy Law) if the ABL Secured Parties have consented to such sale or disposition of such assets; provided, however, that the Pari Term Debt Secured Parties of any Series may assert any objection to such sale or other disposition of any ABL Priority Collateral that may be asserted by an unsecured creditor of the Grantors.

(b) Relief from the Automatic Stay. Until the Discharge of ABL Obligations has occurred, each Pari Term Debt Agent, on behalf of itself and the relevant Series of Pari Term Debt Secured Parties, agrees that none of them shall (i) seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Priority Collateral, without the prior written consent of the ABL Collateral Agent or the ABL Collateral Agent has first also sought and been granted relief from the automatic stay with respect to such ABL Priority Collateral or (ii) object to any motion by the ABL Collateral Agent seeking relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Priority Collateral.

(c) Adequate Protection.

(i) Each Pari Term Debt Agent, on behalf of itself and the relevant Series of Pari Term Debt Secured Parties, agrees none of them shall contest (or support any other person contesting) (i) any request by the ABL Collateral Agent or the ABL Secured Parties for adequate protection in any form with respect to any ABL Priority Collateral or (ii) any objection by the ABL Collateral Agent or the ABL Secured Parties to any motion, relief, action or proceeding based on the ABL Collateral Agent or the ABL Secured Parties claiming a lack of adequate protection with respect to the ABL Priority Collateral. Notwithstanding the foregoing provisions in this Section 3.5(c), in any Insolvency or Liquidation Proceeding, (I)(A) if the ABL Secured Parties (or any subset thereof) are granted adequate protection in the form of additional or replacement collateral in the nature of assets constituting ABL Priority Collateral in connection with any DIP Financing or otherwise, then any Pari Term Debt Agent, on behalf of itself and its applicable Series of Pari Term Debt Secured Parties, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral, which Lien of such Pari Term Debt Agent will be subordinated to the Liens securing the ABL Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens on ABL Priority Collateral securing the Pari Term Debt Obligations are so subordinated to the ABL Obligations under this Agreement, and (B) in the event a Pari Term Debt Agent, on behalf of itself and its Pari Term Debt Secured Parties, seeks or requests adequate protection in respect of ABL Priority Collateral securing Pari Term Debt Obligations and such adequate protection is granted in the form of additional or replacement collateral in the nature of assets constituting ABL Priority Collateral, then such Pari Term Debt Agent, on behalf of itself and the relevant Series of Pari Term Debt Secured Parties, agrees that the ABL Collateral Agent shall also be granted a senior Lien on such additional or replacement collateral as security for the ABL Obligations and for any such DIP Financing provided by the ABL Secured Parties and that any Lien on such additional or replacement collateral securing the Pari Term Debt Obligations shall be subordinated to the Liens on such collateral securing the ABL Obligations and any such DIP Financing provided by the ABL Secured Parties (and all obligations relating thereto) and to any other Liens on the ABL Priority Collateral granted to the ABL Secured Parties as adequate protection on the same basis as the other Liens on ABL Priority Collateral securing the Pari Term Debt Obligations are so subordinated to such ABL Obligations under this Agreement, and (II)(A) if the ABL Secured Parties (or any subset thereof) are granted adequate protection in the form of the grant of an inadequate protection claim to the extent authorized by Section 507(b) of the Bankruptcy Code in connection with any DIP Financing to be secured by the ABL Priority Collateral or otherwise with respect to the ABL Collateral, then each Pari Term Debt Agent, on behalf of itself and its respective Series of Pari Term Debt Secured Parties, may seek or request adequate protection in the form of the grant of an inadequate protection claim to the extent authorized by Section 507(b) of the Bankruptcy Code, which claim of the Pari Term Debt Agents will be subordinated to the claims granted with respect to the ABL Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other claims of the Pari Term Debt Secured Parties with respect to the ABL Priority Collateral are so subordinated to the ABL Obligations under this Agreement, and (B) in the event the Pari Term Debt Agents, on behalf of themselves and the relevant Series of Pari Term Debt Secured Parties, seeks or requests adequate protection in respect of ABL Priority Collateral securing Pari Term Debt Obligations and such adequate protection is granted in the form of an inadequate protection claim to the extent authorized by Section 507(b) of the Bankruptcy Code with respect to the ABL Priority Collateral, then the Pari Term Debt Agents, on behalf of themselves and their relevant Series of Pari Term Debt Secured Parties, agrees that the ABL Collateral Agent shall also be granted an inadequate protection claim to the extent authorized by Section 507(b) of the Bankruptcy Code with respect to the ABL Obligations and for any such DIP Financing provided by the ABL Secured Parties and that any such inadequate protection claim granted to holders of the Pari Term Debt Obligations shall be subordinated to the inadequate protection claim granted with respect to the ABL Obligations and any such DIP Financing provided by the ABL Secured Parties (and all obligations relating thereto) and to any other claims granted to the ABL Secured Parties as adequate protection with respect to the ABL Priority Collateral on the same basis as the other claims of the holders of the Pari Term Debt Obligations are so subordinated to such ABL Obligations under this Agreement.

(ii) [Reserved]

(d) No Waiver. Subject to the proviso in clause (ii) of Section 3.2(a), nothing contained herein shall prohibit or in any way limit the ABL Collateral Agent or any ABL Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Pari Term Debt Agent or any of the Pari Term Debt Secured Parties, in respect of the ABL Priority Collateral, including the seeking by any Pari Term Debt Agent or any Pari Term Debt Secured Parties of adequate protection in respect thereof or the asserting by any Pari Term Debt Agent or any Pari Term Debt Secured Parties, of any of its rights and remedies under the applicable Pari Term Debt Documents, or otherwise in respect thereof.

(e) Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any of the ABL Priority Collateral of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of ABL Obligations and on account of Pari Term Debt Obligations, then, to the extent the debt obligations distributed on account of the ABL Obligations and on account of the Pari Term Debt Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(f) Post-Petition Interest.

(i) None of the Pari Term Debt Agents or any Pari Term Debt Secured Party shall oppose or seek to challenge any claim by the ABL Collateral Agent or any ABL Secured Party for allowance in any Insolvency or Liquidation Proceeding of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the ABL Secured Party’s Lien on the ABL Priority Collateral, without regard to the existence of the Lien of the Pari Term Debt Agents on behalf of the applicable Series of Pari Term Debt Secured Parties on the ABL Priority Collateral (so long as the payment thereof is not made from the proceeds of Pari Term Debt Priority Collateral).

(ii) Neither the ABL Collateral Agent nor any other ABL Secured Party shall oppose or seek to challenge any claim by any Pari Term Debt Agent or any Pari Term Debt Secured Party for allowance in any Insolvency or Liquidation Proceeding of Pari Term Debt Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the Pari Term Debt Agents on behalf of the Pari Term Debt Secured Parties on the ABL Priority Collateral (after taking into account the Lien of the ABL Secured Parties on the ABL Priority Collateral).

(g) Waivers. Each Pari Term Debt Agents, for itself and on behalf of the applicable Series of Pari Term Debt Secured Parties, waives any claim it may hereafter have against any ABL Secured Party arising out of the election of any ABL Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code with respect to the ABL Priority Collateral, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the ABL Priority Collateral in any Insolvency or Liquidation Proceeding. In addition, until the Discharge of the ABL Obligations has occurred, the Pari Term Debt Agents, for itself and on behalf of the Pari Term Debt Secured Parties, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens issued to the ABL Collateral Agent on the ABL Priority Collateral for costs or expenses of preserving or disposing of any such Collateral.

(h) Separate Grants of Security and Separate Classification. Each ABL Secured Party, the ABL Collateral Agent, each Pari Term Debt Secured Party and each Pari Term Debt Agent acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Security Documents and the Pari Term Debt Security Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the ABL Obligations, on the one hand, are fundamentally different from each of the Pari Term Debt Obligations, on the other hand, and must each be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Pari Term Debt Secured Parties and the ABL Secured Parties, in respect of the Collateral constitute only one secured claim (rather than separate classes of secured claims), then the Pari Term Debt Secured Parties and the ABL Secured Parties hereby acknowledge and agree that all distributions from the Collateral shall be made as if there were separate classes of Pari Term Debt Obligation claims and ABL Obligation claims against the Company and the Grantors (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral is sufficient (for this purpose ignoring all claims held by the Pari Term Debt Secured Parties), the ABL Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from the ABL Priority Collateral (regardless of whether any such claims may or may not be allowed or allowable in whole or in part as against the Company or any Grantor in the applicable Insolvency or Liquidation Proceeding(s) pursuant to Section 506(b) of the Bankruptcy Code or otherwise), before any distribution is made from the ABL Priority Collateral in respect of the claims held by the Pari Term Debt Secured Parties with the Pari Term Debt Secured Parties hereby acknowledging and agreeing to turn over to the ABL Secured Parties amounts otherwise received or receivable by them from such ABL Priority Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries of the Pari Term Debt Secured Parties.

3.6. Reliance; Waivers; Etc.

(a) Reliance. Other than any reliance on the terms of this Agreement, each Pari Term Debt Agent, on behalf of itself and the applicable Series of Pari Term Debt Secured Parties,

acknowledges that it and such Pari Term Debt Secured Parties has, independently and without reliance on the ABL Collateral Agent or any ABL Secured Parties, and based on documents and information deemed by it appropriate, made its own credit analysis and decision to enter into such Pari Term Debt Documents and be bound by the terms of this Agreement and it will continue to make its own credit decision in taking or not taking any action under the Pari Term Debt Documents or this Agreement.

(b) No Warranties or Liability. Each Pari Term Debt Agent, on behalf of itself and the applicable Series of Pari Term Debt Secured Parties, acknowledges and agrees that the ABL Collateral Agent and the ABL Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the ABL Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The ABL Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under their respective ABL Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The ABL Collateral Agent and the ABL Secured Parties shall have no duty to the Pari Term Debt Agents, or any of the Pari Term Debt Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the ABL Documents and the Pari Term Debt Documents), regardless of any knowledge thereof which they may have or be charged with.

(c) No Waiver of Lien Priorities.

(i) No right of the ABL Secured Parties, the ABL Collateral Agent or any of them to enforce any provision of this Agreement or any ABL Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any ABL Secured Party or the ABL Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the ABL Documents or any of the Pari Term Debt Documents, regardless of any knowledge thereof which the ABL Collateral Agent or the ABL Secured Parties, or any of them, may have or be otherwise charged with.

(ii) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the ABL Documents and subject to the provisions of Section 3.4(c)), the ABL Secured Parties, the ABL Collateral Agent and any of them may, at any time and from time to time in accordance with the ABL Documents and/or applicable law, without the consent of, or notice to, the Pari Term Debt Agents or any Pari Term Debt Secured Party, without incurring any liabilities to the Pari Term Debt Agents or any Pari Term Debt Secured Parties, and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Pari Term Debt Agents or any Pari Term Debt Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

(1) sell, exchange, realize upon, enforce or otherwise deal with in any manner (subject to the terms hereof) and in any order any part of the ABL Priority Collateral or any liability of the Company or any other Grantor to the ABL Secured Parties or the ABL Collateral Agent, or any liability incurred directly or indirectly in respect thereof;

(2) settle or compromise any ABL Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof; and

(3) exercise or delay in or refrain from exercising any right or remedy against the Company or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Company, any other Grantor or any ABL Priority Collateral and any security and any guarantor or any liability of the Company or any other Grantor to the ABL Secured Parties or any liability incurred directly or indirectly in respect thereof.

(iii) Each Pari Term Debt Agent, on behalf of itself and the respective Series of Pari Term Debt Secured Parties, also agrees that the ABL Secured Parties and the ABL Collateral Agent shall have no liability to any Pari Term Debt Agent or any Pari Term Debt Secured Party, and each Pari Term Debt Agent, on behalf of itself and the respective Series of Pari Term Debt Secured Parties, hereby waives any claim against any ABL Secured Party or the ABL Collateral Agent, arising out of any and all actions which the ABL Secured Parties or the ABL Collateral Agent may take or permit or omit to take with respect to:

(1) the ABL Documents (other than this Agreement);

(2) the collection of the ABL Obligations; or

(3) the foreclosure upon, or sale, liquidation or other disposition of, any ABL Priority Collateral.

The Pari Term Debt Agents, on behalf of themselves and the Pari Term Debt Secured Parties agree that the ABL Secured Parties and the ABL Collateral Agent have no duty to the Pari Term Debt Agents or the Pari Term Debt Secured Parties in respect of the maintenance or preservation of the ABL Priority Collateral, the ABL Obligations or otherwise.

(iv) [Reserved]

(v) The Pari Term Debt Agents, on behalf of themselves and the Pari Term Debt Secured Parties, agree not to assert and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

(vi) [Reserved]

(d) Obligations Unconditional. All rights, interests, agreements and obligations of the ABL Collateral Agent and the ABL Secured Parties, the Pari Term Debt Agents and Pari Term Debt Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any ABL Document or any Pari Term Debt Document;

(ii) except as otherwise set forth in the Agreement, any change permitted hereunder in the time, manner or place of payment of, or in any other terms of, all or any of the ABL Obligations or Pari Term Debt Obligations, or any amendment or waiver or other modification permitted hereunder, whether by course of conduct or otherwise, of the terms of any ABL Document or any Pari Term Debt Document;

(iii) any exchange of any security interest in any ABL Priority Collateral or any amendment, waiver or other modification permitted hereunder, whether in writing or by course of conduct or otherwise, of all or any of the ABL Obligations or Pari Term Debt Obligations;

(iv) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(v) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the ABL Obligations, or of the Pari Term Debt Agents or any Pari Term Debt Secured Party, in respect of this Agreement.

Section 4. Cooperation With Respect To ABL Priority Collateral and Pari Term Debt Priority Collateral.

4.1. [Reserved].

4.2. Access to Information. If any Pari Term Debt Agent takes actual possession of any documentation of a Grantor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of any Pari Term Debt Agent, then upon request of the ABL Collateral Agent and reasonable advance notice, such Pari Term Debt Agent will permit the ABL Collateral Agent or its representative to inspect and copy such documentation if and to the extent the ABL Collateral Agent certifies to such Pari Term Debt Agent that:

(a) such documentation contains or may contain information necessary or appropriate, in the good faith opinion of the ABL Collateral Agent, to the enforcement of the ABL Collateral Agent’s Liens upon any ABL Priority Collateral; and

(b) the ABL Collateral Agent and the ABL Secured Parties are entitled to receive and use such information under applicable law and, in doing so, will comply with all obligations imposed by law or contract in respect of the disclosure or use of such information.

4.3. Access to Property to Process and Sell Inventory.

(a) (i) If the ABL Collateral Agent commences any action or proceeding with respect to any of its rights or remedies (including, but not limited to, any action of foreclosure), enforcement, collection or execution with respect to the ABL Priority Collateral (“ABL Priority Collateral Enforcement Actions”) or if the Controlling Term Debt Agent commences any action or proceeding with respect to any of its rights or remedies (including any action of foreclosure), enforcement, collection or execution with respect to the Pari Term Debt Priority Collateral and the Controlling Term Debt Agent (or a purchaser at a foreclosure sale conducted in foreclosure of any Pari Term Debt Agent’s Liens) takes actual or constructive possession of Pari Term Debt Priority Collateral of any Grantor (“Pari Term Debt Priority Collateral Enforcement Actions”), then the Pari Term Debt Secured Parties and the Pari Term Debt Agents shall (subject to, in the case of any Pari Term Debt Priority Collateral Enforcement Action, a prior written request by the ABL Collateral Agent to the Controlling Term Debt Agent (the “Pari Term Debt Priority Collateral Enforcement Action Notice”)) (x) cooperate with the ABL Collateral Agent (and with its officers, employees, representatives and agents) in its efforts to conduct ABL Priority Collateral Enforcement Actions in the ABL Priority Collateral and to finish any work-in-process and process, ship, produce, store, complete, supply, lease, sell or otherwise handle, deal with, assemble or dispose of, in any lawful manner, the ABL Priority Collateral, (y) not hinder or restrict in any respect the ABL Collateral Agent from conducting ABL Priority Collateral Enforcement Actions in the ABL Priority Collateral or from finishing any work-in-process or processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Collateral, and (z) permit the ABL Collateral Agent, its employees, agents, advisers and representatives, at the cost and expense of the ABL Secured Parties (but with the Grantors’ reimbursement and indemnity obligation with respect thereto, which shall not be limited), to enter upon and use the

Pari Term Debt Priority Collateral (including, without limitation, equipment, processors, computers and other machinery related to the storage or processing of records, documents or files), for a period commencing on (I) the date of the initial ABL Priority Collateral Enforcement Action or the date of delivery of the Pari Term Debt Priority Collateral Enforcement Action Notice, as the case may be, and (II) ending on the earlier of the date occurring 180 days thereafter and the date on which all ABL Priority Collateral (other than ABL Priority Collateral abandoned by the ABL Collateral Agent in writing) has been removed from the Pari Term Debt Priority Collateral (such period, the “ABL Priority Collateral Processing and Sale Period”), for purposes of:

(A) assembling and storing the ABL Priority Collateral and completing the processing of and turning into finished goods any ABL Priority Collateral consisting of work-in-process, in each case, located in or on such Pari Term Debt Priority Collateral;

(B) selling any or all of the ABL Priority Collateral located in or on such Pari Term Debt Priority Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise;

(C) removing and transporting any or all of the ABL Priority Collateral located in or on such Pari Term Debt Priority Collateral;

(D) otherwise processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Collateral in each case, located in or on such Pari Term Debt Priority Collateral; and/or

(E) taking reasonable actions to protect, secure, and otherwise enforce the rights or remedies of the ABL Secured Parties and/or the ABL Collateral Agent (including with respect to any ABL Priority Collateral Enforcement Actions) in and to the ABL Priority Collateral in each case, located in or on such Pari Term Debt Priority Collateral;

provided, however, that nothing contained in this Agreement shall restrict the rights of any Pari Term Debt Agent from selling, assigning or otherwise transferring any Pari Term Debt Priority Collateral prior to the expiration of such ABL Priority Collateral Processing and Sale Period if the purchaser, assignee or transferee thereof agrees in writing (for the benefit of the ABL Collateral Agent and the ABL Secured Parties) to be bound by the provisions of this Section 4.3. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Priority Collateral has been entered by a court of competent jurisdiction, such ABL Priority Collateral Processing and Sale Period shall be tolled during the pendency of any such stay or other order.

(ii) During the period of actual occupation, use and/or control by the ABL Secured Parties and/or the ABL Collateral Agent (or their respective employees, agents, advisers and representatives) of any Pari Term Debt Priority Collateral, the ABL Secured Parties and the ABL Collateral Agent shall be obligated to repair at their expense any physical damage to such Pari Term Debt Priority Collateral resulting from such occupancy, use or control, and to leave such Pari Term Debt Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. Notwithstanding the foregoing, in no event shall the ABL Secured Parties or the ABL Collateral Agent have any liability to the Pari Term Debt Secured Parties and/or to the Pari Term Debt Agents pursuant to this Section 4.3(a) as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Pari Term Debt Priority Collateral existing prior to the date of the exercise by the ABL Secured Parties (or the ABL Collateral Agent, as the case may be) of their rights under this Section 4.3(a) and the ABL Secured Parties shall have no duty or liability to maintain the Pari Term Debt Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Secured Parties, or for any diminution in the value of the Pari Term Debt Priority Collateral that results from ordinary wear and tear resulting from the use of the Pari Term Debt Priority Collateral by the ABL Secured Parties in the manner and for the time periods specified under this Section 4.3(a). Without limiting the rights granted in this Section 4.3(a), the ABL Secured Parties and the ABL Collateral Agent shall cooperate with the Pari Term Debt Secured Parties and/or the Pari Term Debt Agents in connection with any efforts made by the Pari Term Debt Secured Parties and/or the Pari Term Debt Agents to sell the Pari Term Debt Priority Collateral.

(b) At any time during an ABL Priority Collateral Enforcement Action, each Pari Term Debt Agent and each Grantor hereby grants (to the full extent of their respective rights and interests) the ABL Collateral Agent and its agents, representatives and designees (i) a royalty free, rent free non-exclusive license and lease to use all of the Pari Term Debt Priority Collateral constituting IP Collateral, to complete the sale of inventory and (ii) a royalty free non-exclusive license (which will be binding on any successor or assignee of such IP Collateral) to use any and all of such IP Collateral, in each case, at any time in connection with its ABL Priority Collateral Enforcement Action; provided, however, the royalty free, rent free non-exclusive license and lease granted in clause (i) above shall immediately expire upon the sale, lease, transfer or other disposition of all such inventory.

(c) the Pari Term Debt Agents shall be entitled, as a condition of permitting such access and use, to demand and receive assurances reasonably satisfactory to it that the access or use requested and all activities incidental thereto:

(i) will be permitted, lawful and enforceable under applicable law and will be conducted in accordance with prudent manufacturing practices; and

(ii) will be adequately insured for damage to property and liability to persons, including property and liability insurance for the benefit of the Pari Term Debt Agents and the holders of the Pari Term Debt Obligations, at no cost to the Pari Term Debt Agents or such holders.

The Pari Term Debt Agents (x) shall provide reasonable cooperation to the ABL Collateral Agent in connection with the manufacture, production, completion, handling, removal and sale of any ABL Priority Collateral by the ABL Collateral Agent as provided above and (y) shall be entitled to receive, from the ABL Collateral Agent, fair compensation and reimbursement for their reasonable costs and expenses incurred in connection with such cooperation, support and assistance to the ABL Collateral Agent. The Pari Term Debt Agents and/or any such purchaser (or its transferee or successor) shall not otherwise be required to manufacture, produce, complete, remove, insure, protect, store, safeguard, sell or deliver any Inventory subject to any First Priority Lien held by the ABL Collateral Agent or to provide any support, assistance or cooperation to the ABL Collateral Agent in respect thereof.

4.4. Pari Term Debt Agents Assurances. The Pari Term Debt Agents may condition their performance of any obligation set forth in this Article 4 upon their prior receipt (without cost to it) of:

(i) such assurances as it may reasonably request to confirm that the performance of such obligation and all activities of the ABL Collateral Agent or its officers, employees and agents in connection therewith or incidental thereto:

(a) will be permitted, lawful and enforceable under applicable law; and

(b) will not impose upon the Pari Term Debt Agents (or any Pari Term Debt Secured Party) any legal duty, legal liability or risk of uninsured loss; and

(ii) such indemnity or insurance as the Pari Term Debt Agents may reasonably request in connection therewith.

4.5. ABL Collateral Agent Assurances. The ABL Collateral Agent may condition its performance of any obligation set forth in this Article 4 upon its prior receipt (without cost to it) of:

(i) such assurances as it may reasonably request to confirm that the performance of such obligation and all activities of the Term Collateral Agent or its officers, employees and agents in connection therewith or incidental thereto: (a) will be permitted, lawful and enforceable under applicable law; and

(b) will not impose upon the ABL Collateral Agent (or any ABL Secured Party) any legal duty, legal liability or risk of uninsured loss; and

(ii) such indemnity or insurance as the ABL Collateral Agent may reasonably request in connection therewith.

4.6. Grantor Consent.

(a) The Company and the other Grantors consent to the performance by the Pari Term Debt Agents of the obligations set forth in this Article 4 and acknowledge and agree that none of the Pari Term Debt Agents (nor any holder of Pari Term Debt Obligations) shall ever be accountable or liable for any action taken or omitted by the ABL Collateral Agent or any ABL Secured Party or its or any of their officers, employees, agents successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other intellectual property by the ABL Collateral Agent or any ABL Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by the ABL Collateral Agent or its officers, employees, agents, successors or assigns, so long as such action or omission does not constitute gross negligence or willful misconduct.

(b) The Company and the other Grantors consent to the performance by the ABL Collateral Agent of the obligations set forth in this Article 4 and acknowledge and agree that neither the ABL Collateral Agent (nor any holder of ABL Obligations) shall ever be accountable or liable for any action taken or omitted by any Pari Term Debt Agent or any Pari Term Debt Secured Party or any of their officers, employees, agents successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other intellectual property by any Pari Term Debt Agent or any Pari Term Debt Secured Party or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by any Pari Term Debt Agent or its officers, employees, agents, successors or assigns, so long as such action or omission does not constitute gross negligence or willful misconduct.

Section 5. Application of Proceeds.

5.1. Application of Proceeds in Distributions by the Controlling Term Debt Agent.

(a) The Controlling Term Debt Agent will apply the proceeds of any collection, sale, foreclosure or other realization upon any Pari Term Debt Priority Collateral and, after the Discharge of ABL Obligations, the proceeds of any collection, sale, foreclosure or other realization of any ABL Priority Collateral by any Pari Term Debt Agent as expressly permitted hereunder, and, in each case the proceeds of any title insurance policy required under any Pari Term Debt Document or ABL Document, in the following order of application:

First, to the payment of all amounts payable under the Pari Term Debt Documents on account of the Pari Term Debt Agents’ fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Pari Term Debt Agents or any co-trustee or agent of the Pari Term Debt Agents in connection with any Pari Term Debt Document;

Second, subject to Section 2.1(d) to each Pari Term Debt Agent for application to a pro rata payment of all outstanding Pari Term Debt Obligations that are then due and payable in an amount sufficient to pay in full in cash all outstanding Pari Term Debt Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, and including any applicable post-default rate, specified in the Pari Term Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding);

Third, to the payment of all amounts payable under the ABL Documents on account of the ABL Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the ABL Collateral Agent or agent of the ABL Collateral Agent in connection with any ABL Document;

Fourth, to the ABL Collateral Agent for application to the payment of all outstanding ABL Obligations that are then due and payable in such order as may be provided in the ABL Documents in an amount sufficient to pay in full in cash all outstanding ABL Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the ABL Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at 105% of the aggregate undrawn amount) of all outstanding letters of credit and bank guaranties, if any, constituting ABL Obligations); and

Fifth, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Company or the applicable Grantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

(b) In connection with the application of proceeds pursuant to Section 5.1(a), except as otherwise directed by the applicably Pari Term Debt Secured Parties under the applicable Pari Term Debt Documents, the Controlling Pari Term Debt Agent may sell any non-Cash Proceeds for cash prior to the application of the proceeds thereof.

(c) If any Pari Term Debt Agent or any Pari Term Debt Secured Party collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the ABL Obligations in accordance with Section 5.2(a) below, whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, such Pari Term Debt Secured Party will forthwith deliver the same to the ABL Collateral Agent, for the account of the holders of the ABL Obligations, to be applied in accordance with Section 5.2(a). Until so delivered, such proceeds will be held by that Pari Term Debt Secured Party for the benefit of the holders of the ABL Obligations.

5.2. Application of Proceeds in Distributions by the ABL Collateral Agent.

(a) The ABL Collateral Agent will apply the proceeds of any collection, sale, foreclosure or other realization upon any ABL Priority Collateral and, after the Discharge of Pari Term Debt Obligations, the proceeds of any collection, sale, foreclosure or other realization of any Pari Term Debt Priority Collateral by the ABL Collateral Agent as expressly permitted hereunder, and the proceeds of any title insurance policy required under any Pari Term Debt Document or ABL Document permitted to be received by it, in the following order of application:

First, to the payment of all amounts payable under the ABL Documents on account of the ABL Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the ABL Collateral Agent or any co-trustee or agent of the ABL Collateral Agent in connection with any ABL Document;

Second, to the ABL Collateral Agent for application to the payment of all outstanding ABL Obligations that are then due and payable in such order as may be provided in the ABL Documents in an amount sufficient to pay in full in cash all outstanding ABL Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, and including any applicable post-default rate, specified in the ABL Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding and including the discharge or cash collateralization (at 103% of the aggregate undrawn amount) of all outstanding letters of credit and bank guaranties, if any, constituting ABL Obligations);

Third, to the payment of all amounts payable under the Pari Term Debt Documents on account of the Pari Term Debt Agents’ fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Pari Term Debt Agents or any co-trustee or agent of the Pari Term Debt Agents in connection with any Pari Term Debt Document;

Fourth, to the Controlling Term Debt Agent for application, subject to Section 2.1(d), to the pro rata payment of all outstanding Pari Term Debt Obligations that are then due and payable in an amount sufficient to pay in full in cash all outstanding Pari Term Debt Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, and including any applicable post-default rate, specified in the Pari Term Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding); and

Fifth, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Company or the other applicable Grantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

(b) In connection with the application of proceeds pursuant to Section 5.2(a), except as otherwise directed by the Required Lenders under (and as defined in) the ABL Documents, the ABL Collateral Agent may sell any non-Cash Proceeds for cash prior to the application of the proceeds thereof.

(c) If the ABL Collateral Agent or any ABL Secured Party collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the Pari Term Debt Obligations in accordance with Section 5.1(a) above, whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, such ABL Secured Party will forthwith deliver the same to the Controlling Term Debt Agent, for the account of the holders of the Pari Term Debt Obligations to be applied in accordance with Section 5.1(a). Until so delivered, such proceeds will be held by that ABL Secured Party for the benefit of the holders of the Pari Term Debt Obligations.

Whenever a Collateral Agent shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Obligations of any Series, it may request that such information be furnished to it in writing by each other Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Collateral Agent e may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Secured Party or any other person as a result of such determination.

Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Term Debt Agent to any other Pari Term Debt Secured Party represented by the Controlling Term Debt Agent, with respect to other Pari Term Debt Secured Parties, except that the Controlling Pari Term Debt Agent shall be obligated to distribute proceeds of any Collateral in accordance with Section 5.1 hereof. In furtherance of the foregoing, each Pari Term Debt Secured Party acknowledges and agrees that the Controlling Pari Term Debt Agent shall be entitled, for the benefit of the Pari Term Debt Secured Parties, to sell, transfer or otherwise dispose of or deal with any Collateral as provided herein, without regard to any rights to which the Pari Term Debt Secured Parties would otherwise be entitled as a result of the Pari Term Debt Obligations held by such Pari Term Debt Secured Parties. Without limiting the foregoing, each Pari Term Debt Secured Party agrees that the Controlling Pari Term Debt Agent shall not have any duty or obligation first to marshal or realize upon any type of Collateral, or to sell, dispose of or otherwise liquidate all or any portion of such Collateral, in any manner that would maximize the return to such Pari Term Debt Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Pari Term Debt Secured Parties from such realization, sale, disposition or liquidation. Each of the Pari Term Debt Secured Parties waives any claim it may now or hereafter have against the Controlling Pari Term Debt Agent arising out of (i) any actions which the Controlling Pari Term Debt Agent takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Pari Term Debt Obligations from any account debtor, guarantor or any other party) in accordance with the applicable Pari Term Debt Security Documents or any other agreement related thereto or to the collection of the Pari Term Debt Obligations or the valuation, use, protection or release of any security for the Pari Term Debt Obligations, (ii) any election by Controlling Pari Term Debt Agent, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.5, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or any sale or other disposition of any of the Pari Term Debt Priority Collateral under Section 363 of the Bankruptcy Code (including pursuant to Section 363(k)) (or any other applicable provision of the governing Bankruptcy Law), by the Company or any of its Subsidiaries, as debtor-in-possession.

Section 6. Set-Off and Tracing of and Priorities in Proceeds.

The ABL Agent, for itself and on behalf of the ABL Secured Parties, and the Pari Term Loan Debt Agents, for themselves and on behalf of the Pari Term Loan Debt Secured Parties, further agree that prior to an issuance of any Enforcement Notice or the commencement of any Insolvency or Liquidation Proceeding, any proceeds of Collateral, whether or not deposited under any control agreements, which are used by any Grantor to acquire other property which is Collateral shall not (solely as between the ABL Agent, the ABL Secured Parties, the Pari Term Loan Debt Agents and the Pari Term Loan Debt Secured Parties) be treated as proceeds of Collateral for purposes of determining the relative priorities in the Collateral which was so acquired. In addition, the Pari Term Loan Debt Agents and the Pari Term Loan Debt Secured Parties each hereby consents to the application, prior to the receipt by the ABL Agent of an Enforcement Notice issued by any Pari Term Loan Debt Agent, of cash or other proceeds of Collateral, deposited under control agreements with the ABL Collateral Agent pursuant to the ABL Debt Documents; provided that after the receipt by the ABL Agent of an Enforcement Notice from any Pari Term Loan Debt Agent, any identifiable proceeds of Pari Term Debt Priority Collateral (whether or not deposited under any control agreements with the ABL Agent) shall be treated as Pari Term Debt Priority Collateral.

Section 7. Additional Pari Term Debt.

(a) Each Grantor will be permitted to designate as Pari Term Debt Obligations hereunder the Additional Pari Term Debt incurred by such Grantor after the date of this Agreement in accordance with the terms of all applicable Secured Credit Documents. Each Grantor may effect such designation by delivering to each Pari Term Debt Agent and the ABL Collateral Agent, each of the following:

(i) an Officer’s Certificate stating that such Grantor intends to incur Additional Pari Term Debt, the initial aggregate principal amount or face amount thereof and certifying that such obligations are permitted by each applicable Secured Credit Document to be incurred and secured by a Pari Term Debt Lien, and

(ii) the Company shall have delivered to each Collateral Agent true and complete copies of each of the Additional Pari Term Debt Security Documents relating to such Additional Pari Term Debt, certified as being true and correct by an authorized officer of the Company

(iii) the Additional Pari Term Debt Agent, on behalf of itself and the Additional Pari Term Loan Secured Parties of the applicable Series must, prior to such designation, sign and deliver an Additional Pari Term Debt Agent Joinder.

(b) Notwithstanding the foregoing, nothing in this Agreement will be construed to allow any Grantor to incur additional indebtedness unless otherwise permitted by the terms of each applicable Secured Credit Document.

(c) Any Series of Additional Pari Term Debt shall rank equal in right of security with the Term Obligations and any other Series of Additional Pari Term Debt subject to Section 2.1(d).

Section 8. Miscellaneous.

8.1. Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the Pari Term Debt Documents or the ABL Documents, the provisions of this Agreement shall govern and control. Each Secured Party acknowledges and agrees that the terms and provisions of this Agreement do not violate any term or provisions of its respective Pari Term Debt Document or ABL Document.

8.2. Effectiveness; Continuing Nature of This Agreement; Severability.

(a) This Agreement shall become effective as of the date hereof when executed and delivered by the parties hereto. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding; without limiting the generality of the foregoing, the provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor in possession and any receiver or trustee for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

(b) This Agreement shall terminate and be of no further force and effect:

(i) with respect to the ABL Collateral Agent, the ABL Secured Parties and the ABL Obligations, upon the Discharge of ABL Obligations, subject to the rights of the ABL Secured Parties under Section 8.17; and

(ii) with respect to the Term Collateral Agent, the Term Secured Parties and the Term Obligations, upon the Discharge of Term Obligations, subject to the rights of the Term Secured Parties under Section 8.17; and

(iii) with respect to any Additional Pari Term Debt Agent, any Additional Pari Term Debt Secured Parties and the Additional Pari Term Debt Obligations, upon the Discharge of Additional Pari Term Debt Obligations, subject to the rights of the Additional Pari Term Debt Secured Parties under Section 8.17

8.3. Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by any Collateral Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Company or any other Grantor shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly affected (which includes any amendment to the Grantors’ ability to cause additional obligations to constitute Pari Term Debt Obligations or ABL Obligations as the Company and/or any other Grantor may designate).

8.4. Information Concerning Financial Condition of Holdco and Its Subsidiaries. None of the Pari Term Debt Agents and the Pari Term Debt Secured Parties, the ABL Collateral Agent and the ABL Secured Parties shall be responsible for keeping any other party informed of (a) the financial condition of Holdco and its Subsidiaries and all endorsers and/or guarantors of the Pari Term Debt Obligations, the ABL Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Pari Term Debt Obligations. The Pari Term Debt Agents and Pari Term Debt Secured Parties shall have no duty to advise the ABL Collateral Agent, any ABL Secured Parties, of information known to it or them regarding such condition or any such circumstances or otherwise. The ABL Collateral Agent and ABL Secured Parties shall have no duty to advise any Pari Term Debt Agent, or any Pari Term Debt Secured Parties of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any of the Pari Term Debt Agents, any of the Pari Term Debt Secured Parties, the ABL Collateral Agent and any of the ABL Secured Parties, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party hereto, it or they shall be under no obligation (w) to make, and such informing party shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5. Submission to Jurisdiction; Waivers.

(a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.6; AND (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b) EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.5(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.6. Notices. All notices to the ABL Secured Parties and the Pari Term Debt Secured Parties permitted or required under this Agreement shall also be sent to the ABL Collateral Agent and the Pari Term Debt Agents, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth in the ABL Credit Agreement, the Term Credit Agreement or each Additional Pari Term Debt Document, as applicable, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.7. Further Assurance. Each Pari Term Debt Agent, on behalf of itself, the Pari Term Debt Secured Parties, the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, and each Grantor, agrees that each of them shall take such further action and shall execute (without recourse or warranty) and deliver such additional documents and instruments (in recordable form, if requested) as any Pari Term Debt Agent, the ABL Collateral Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement. The parties hereto agree, subject to the other provisions of this Agreement:

(a) upon request by any Pari Term Debt Agent or the ABL Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Pari Term Debt Priority Collateral and the ABL Priority Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Pari Term Debt Documents and the ABL Documents; and

(b) that the Pari Term Debt Security Documents and the ABL Security Documents creating Liens on the Pari Term Debt Priority Collateral and the ABL Priority Collateral shall be in all material respects the same forms of documents other than with respect to the First Priority and the Second Priority nature of the Liens created thereunder in such Collateral.

8.8. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTIONS-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAWS).

8.9. Binding on Successors and Assigns. This Agreement shall be binding upon the parties hereto, the Pari Term Debt Secured Parties, the ABL Secured Parties and their respective successors and assigns. The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

8.10. Specific Performance. Each of the Term Collateral Agent and the ABL Collateral Agent may demand specific performance of this Agreement. The Pari Term Debt Agents, on behalf of themselves and the Pari Term Debt Secured Parties and the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Pari Term Debt Agents or the ABL Collateral Agent, as the case may be.

8.11. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.12. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.13. Authorization; No Conflict. Each of the parties represents and warrants to all other parties hereto that the execution, delivery and performance by or on behalf of such party to this Agreement has been duly authorized by all necessary action, corporate or otherwise, does not violate any provision of law, governmental regulation, or any agreement or instrument by which such party is bound, and requires no governmental or other consent that has not been obtained and is not in full force and effect.

8.14. No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of the Pari Term Debt Secured Parties and the ABL Secured Parties and each of their respective successors and assigns. No other Person shall have or be entitled to assert rights or benefits hereunder.

8.15. Provisions Solely to Define Relative Rights.

(a) The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Pari Term Debt Secured Parties and the ABL Secured Parties. None of the Company, any other Grantor or any other creditor thereof shall have any rights hereunder. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the Pari Term Debt Obligations and the ABL Obligations as and when the same shall become due and payable in accordance with their terms.

(b) Nothing in this Agreement shall relieve the Company or any Grantor from the performance of any term, covenant, condition or agreement on the Company’s or such Grantor’s part to be performed or observed under or in respect of any of the Collateral pledged by it or from any liability to any Person under or in respect of any of such Collateral or impose any obligation on any Collateral Agent to perform or observe any such term, covenant, condition or agreement on the Company’s or such Grantor’s part to be so performed or observed or impose any liability on any Collateral Agent for any act or omission on the part of the Company’s or such any Grantor relative thereto or for any breach of any representation or warranty on the part of the Company or such Grantor contained in this Agreement or any ABL Document or any Pari Term Debt Document, or in respect of the Collateral pledged by it. The obligations of the Company and each Grantor contained in this paragraph shall survive the termination of this Agreement and the discharge of the Company’s or such Grantor’s other obligations hereunder.

(c) Each of the Collateral Agents acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document or any Pari Term Debt Document. Except as otherwise provided in this Agreement, each of the Collateral Agents will be entitled to manage and supervise their respective extensions of credit to Holdco or any of its Subsidiaries in accordance with law and their usual practices, modified from time to time as they deem appropriate.

8.16. Additional Grantors. Holdco and the Company will cause each Person that becomes a Grantor or is a Domestic Subsidiary required by any Pari Term Debt Document or ABL Document to become a party to this Agreement to become a party to this Agreement, for all purposes of this Agreement, by causing such Person to execute and deliver to the parties hereto an Intercreditor Agreement

Joinder, whereupon such Person will be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof. Holdco and the Company shall promptly provide each Collateral Agent with a copy of each Intercreditor Agreement Joinder executed and delivered pursuant to this Section 8.16.

8.17. Avoidance Issues. If any ABL Secured Party or Pari Term Debt Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount (a “Recovery”), then such ABL Secured Party or Pari Term Debt Secured Party, as applicable, shall be entitled to a reinstatement of ABL Obligations or Pari Term Debt Obligations, as applicable, with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

8.18. Intercreditor Agreement. This Agreement is the Intercreditor Agreement referred to in the ABL Credit Agreement, the Term Credit Agreement and any Additional Pari Term Debt Facility. Nothing in this Agreement shall be deemed to subordinate the right of any ABL Secured Party to receive payment to the right of any Pari Term Debt Secured Party to receive payment or of any Pari Term Debt Secured Party to receive payment to the right of any ABL Secured Party to receive payment (whether before or after the occurrence of an Insolvency or Liquidation Proceeding), it being the intent of the parties that this Agreement shall effectuate a subordination of Liens but not a subordination of Indebtedness.

*        *        *

IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement to be executed by their respective officers or representatives as of the day and year first above written.

ALBERTSON’S LLC, as a Grantor

By:
Name:
Title:

ALBERTSON’S HOLDINGS LLC, as a Grantor

By:
Name:
Title:

FRESH HOLDINGS LLC, as a Grantor

By:
Name:
Title:

GOOD SPIRITS LLC, as a Grantor

By:
Name:
Title:

AMERICAN FOOD AND DRUG LLC, as a Grantor

By:
Name:
Title:

EXTREME LLC, as a Grantor

By:
Name:
Title:

NEWCO INVESTMENTS, LLC, as a Grantor

By:
Name:
Title:

NHI INVESTMENT PARTNERS, LP, as a Grantor

By:
Name:
Title:

AMERICAN STORES PROPERTIES LLC, as a Grantor

By:
Name:
Title:

JEWEL OSCO SOUTHWEST LLC, as a Grantor

By:
Name:
Title:

SUNRICH MERCANTILE LLC, as a Grantor

By:
Name:
Title:

ABS REAL ESTATE HOLDINGS LLC, as a Grantor

By:
Name:
Title:

ABS REAL ESTATE INVESTOR HOLDINGS LLC, as a Grantor

By:
Name:
Title:

ABS REAL ESTATE CORP., as a Grantor

By:
Name:
Title:

ABS REAL ESTATE OWNER HOLDINGS LLC, as a Grantor

By:
Name:
Title:

ABS MEZZANINE I LLC, as a Grantor

By:
Name:
Title:

ABS TX INVESTOR GP LLC, as a Grantor

By:
Name:
Title:

ABS FLA INVESTOR LLC, as a Grantor

By:
Name:
Title:

ABS TX INVESTOR LP, as a Grantor

By:
Name:
Title:

ABS SW INVESTOR LLC, as a Grantor

By:
Name:
Title:

ABS RM INVESTOR LLC, as a Grantor

By:
Name:
Title:

ABS DFW INVESTOR LLC, as a Grantor

By:
Name:
Title:

ABS DFW LEASE OWNER LLC, as a Grantor

By:
Name:
Title:

ASP SW INVESTOR LLC, as a Grantor

By:
Name:
Title:

ABS TX LEASE INVESTOR GP LLC, as a Grantor

By:
Name:
Title:

ABS FLA LEASE INVESTOR LLC, as a Grantor

By:
Name:
Title:

ABS TX LEASE INVESTOR LP, as a Grantor

By:
Name:
Title:

ABS SW LEASE INVESTOR LLC, as a Grantor

By:
Name:
Title:

ABS RM LEASE INVESTOR LLC, as a Grantor

By:
Name:
Title:

ASP SW LEASE INVESTOR LLC, as a Grantor

By:
Name:
Title:

AFDI NOCAL LEASE INVESTOR LLC, as a Grantor

By:
Name:
Title:

ABS NOCAL LEASE INVESTOR LLC, as a Grantor

By:
Name:
Title:

ASR TX INVESTOR GP LLC, as a Grantor

By:
Name:
Title:

ASR TX INVESTOR LP, as a Grantor

By:
Name:
Title:

ABS REALTY INVESTOR LLC, as a Grantor

By:
Name:
Title:

ASR LEASE INVESTOR LLC, as a Grantor

By:
Name:
Title:

ABS REALTY LEASE INVESTOR LLC, as a Grantor

By:
Name:
Title:

ABS MEZZANINE II LLC, as a Grantor

By:
Name:
Title:

ABS TX OWNER GP LLC, as a Grantor

By:
Name:
Title:

ABS FLA OWNER LLC, as a Grantor

By:
Name:
Title:

ABS TX OWNER LP, as a Grantor

By:
Name:
Title:

ABS TX LEASE OWNER GP LLC, as a Grantor

By:
Name:
Title:

ABS TX LEASE OWNER LP, as a Grantor

By:
Name:
Title:

ABS SW OWNER LLC, as a Grantor

By:
Name:
Title:

ABS SW LEASE OWNER LLC, as a Grantor

By:
Name:
Title:

LUCKY (DEL) LEASE OWNER LLC, as a Grantor

By:
Name:
Title:

SHORTCO OWNER LLC, as a Grantor

By:
Name:
Title:

ABS NOCAL LEASE OWNER LLC, as a Grantor

By:
Name:
Title:

LSP LEASE LLC, as a Grantor

By:
Name:
Title:

ABS RM OWNER LLC, as a Grantor

By:
Name:
Title:

ABS RM LEASE OWNER LLC, as a Grantor

By:
Name:
Title:

ABS DFW OWNER LLC, as a Grantor

By:
Name:
Title:

ASP SW OWNER LLC, as a Grantor

By:
Name:
Title:

ASP SW LEASE OWNER LLC, as a Grantor

By:
Name:
Title:

NHI TX OWNER GP LLC, as a Grantor

By:
Name:
Title:

EXT OWNER LLC, as a Grantor

By:
Name:
Title:

NHI TX OWNER LP, as a Grantor

By:
Name:
Title:

SUNRICH OWNER LLC, as a Grantor

By:
Name:
Title:

NHI TX LEASE OWNER GP LLC, as a Grantor

By:
Name:
Title:

ASR OWNER LLC, as a Grantor

By:
Name:
Title:

EXT LEASE OWNER LLC, as a Grantor

By:
Name:
Title:

NHI TX LEASE OWNER LP, as a Grantor

By:
Name:
Title:

ASR TX LEASE OWNER GP LLC, as a Grantor

By:
Name:
Title:

ASR TX LEASE OWNER LP, as a Grantor

By:
Name:
Title:

ABS MEZZANINE III LLC, as a Grantor

By:
Name:
Title:

ABS CA-O LLC, as a Grantor

By:
Name:
Title:

ABS CA-GL LLC, as a Grantor

By:
Name:
Title:

ABS ID-O LLC, as a Grantor

By:
Name:
Title:

ABS ID-GL LLC, as a Grantor

By:
Name:
Title:

ABS MT-O LLC, as a Grantor

By:
Name:
Title:

ABS MT-GL LLC, as a Grantor

By:
Name:
Title:

ABS NV-O LLC, as a Grantor

By:
Name:
Title:

ABS NV-GL LLC, as a Grantor

By:
Name:
Title:

ABS OR-O LLC, as a Grantor

By:
Name:
Title:

ABS OR-GL LLC, as a Grantor

By:
Name:
Title:

ABS UT-O LLC, as a Grantor

By:
Name:
Title:

ABS UT-GL LLC, as a Grantor

By:
Name:
Title:

ABS WA-O LLC, as a Grantor

By:
Name:
Title:

ABS WA-GL LLC, as a Grantor

By:
Name:
Title:

ABS WY-O LLC, as a Grantor

By:
Name:
Title:

ABS WY-GL LLC, as a Grantor

By:
Name:
Title:

ABS CA-O DC1 LLC, as a Grantor

By:
Name:
Title:

ABS CA-O DC2 LLC, as a Grantor

By:
Name:
Title:

ABS ID-O DC LLC, as a Grantor

By:
Name:
Title:

ABS OR-O DC LLC, as a Grantor

By:
Name:
Title:

ABS UT-O DC LLC, as a Grantor

By:
Name:
Title:

Address:	BANK OF AMERICA, N.A., as Term Collateral Agent
100 Federal Street, 9th Floor Suite 2200	By:
Chicago, Illinois 60606-4202		Name:
Title:

Address:	BANK OF AMERICA, N.A., as ABL Collateral Agent
100 Federal Street, 9th Floor Suite 2200	By:
Chicago, Illinois 60606-4202		Name:
Title:

Exhibit A

FORM OF

INTERCREDITOR AGREEMENT JOINDER

The undersigned,                                         , a                     , hereby agrees to become party as [a Grantor] [a ABL Collateral Agent] [a Term Collateral Agent] under the Intercreditor Agreement dated as of March 21. 2013 (the “Intercreditor Agreement”) among ALBERTSON’S HOLDINGS, LLC, a Delaware limited liability company, ALBERTSON’S, LLC, a Delaware limited liability company (the “Company”), the other GRANTORS from time to time party thereto, BANK OF AMERICA, N.A., as ABL Collateral Agent and BANK OF AMERICA, N.A., as Term Collateral Agent, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

The provisions of Article 8 of the Intercreditor Agreement will apply with like effect to this Intercreditor Agreement Joinder.

IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement Joinder to be executed by their respective officers or representatives as of                     , 20    .

[ ]

By:
Name:
Title:

A-1

Exhibit B

[FORM OF JOINDER – ADDITIONAL PARI TERM DEBT AGENT]

JOINDER NO. [        ] dated as of [            ], 201[    ] to the INTERCREDITOR AGREEMENT dated as of March 21, 2013 (the “Intercreditor Agreement”), among ALBERTSONS, LLC, a Delaware limited liability company (the “Company”), ALBERTSON’S HOLDINGS, LLC (“Holdco”), and certain subsidiaries and affiliates of the Company (each, a “Grantor”), BANK OF AMERICA, N.A., as Collateral Agent under the ABL Credit Agreement, BANK OF AMERICA, N.A., as Collateral Agent under the Term Security Documents, and the additional Collateral Agents from time to time a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B. As a condition to the ability of the Company to incur Additional Pari Term Debt and to secure such Additional Pari Term Debt with the liens and security interests created by the Additional Pari Term Debt Security Agreements relating thereto, the Additional Pari Term Debt Agent in respect of such Additional Pari Term Debt is required to become an Collateral Agent, and such Additional Pari Term Debt and the Additional Pari Term Debt Secured Parties in respect thereof are required to become subject to and bound by, the Intercreditor Agreement. Section 7 of the Intercreditor Agreement provides that such Additional Pari Term Debt Agent may become an Collateral Agent, and such Additional Pari Term Debt and such Additional Pari Term Debt Secured Parties may become subject to and bound by the Intercreditor Agreement as Pari Term Debt Obligations and Pari Term Debt Secured Parties, respectively, upon the execution and delivery by the Additional Pari Term Debt Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 7 of the Intercreditor Agreement. The undersigned Additional Pari Term Debt Agent (the “New Agent”) is executing this Joinder Agreement in accordance with the requirements of the Intercreditor Agreement and the Secured Credit Documents.

Accordingly, each Collateral Agent and the New Agent agree as follows:

SECTION 1. In accordance with Section 7 of the Intercreditor Agreement, the New Agent by its signature below becomes an Collateral Agent under, and the related Additional Pari Term Debt and Additional Pari Term Debt Secured Parties become subject to and bound by, the Intercreditor Agreement as Pari Term Debt Obligations and Pari Term Debt Secured Parties, with the same force and effect as if the New Agent had originally been named therein as an Collateral Agent and the New Agent, on its behalf and on behalf of such Additional Pari Term Debt Secured Parties, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as Collateral Agent and to the Additional Pari Term Debt Secured Parties that it represents as Pari Term Debt Secured Parties. Each reference to a “Collateral Agent” in the Intercreditor Agreement shall be deemed to include the New Agent. The Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Agent represents and warrants to each Collateral Agent and the other Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [trustee/agent] under [describe new Additional Pari Term Debt Facility (the “Additional Pari Term Debt Facility”)], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and (iii) the Additional Pari Term Debt Security Agreements relating to such Additional Pari Term Debt Facility provide that, upon the New Agent’s entry into this Agreement, the Additional Pari Term Debt Secured Parties in respect of such Additional Pari Term Debt Facility will be subject to and bound by the provisions of the Intercreditor Agreement as Pari Term Debt Secured Parties.

SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Agent. Delivery of an executed signature page to this Joinder by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.6 of the Intercreditor Agreement. All communications and notices hereunder to the New Agent shall be given to it at its address set forth below its signature hereto.

SECTION 8. The Company agrees to reimburse each Collateral Agent for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel, in each case as required by the applicable Secured Credit Documents.

IN WITNESS WHEREOF, the New Agent has duly executed this Joinder to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW AGENT], as [ ] and as collateral agent for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Acknowledged by:

BANK OF AMERICA, N.A., as the ABL Collateral Agent,

By:
Name:
Title:

BANK OF AMERICA, N.A., as the Term Collateral Agent,

By:
Name:
Title:

[OTHER AGENTS]

ALBERTSON’S, LLC, as Company

By:
Name:
Title:

ALBERTSON’S HOLDINGS, LLC, as Holdco

By:
Name:
Title:

THE OTHER GRANTORS LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

Schedule I to the

Joinder to the

Intercreditor Agreement

Grantors

I-1

EXHIBIT I

FORM OF GUARANTY

GUARANTY (this “Guaranty”), dated as of March 21, 2013, by the entities set forth on Schedule I hereto (each such Person and any other Person that becomes a party to this Agreement after the Closing Date pursuant to Section 20 hereto, individually, a “Guarantor” and, collectively, the “Guarantors”) executed in favor of (a) BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for itself and the other Lenders (as defined below), (b) BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “Collateral Agent,” and together with the Administrative Agent, individually, an “Agent,” and collectively, the “Agents”)) for itself and the other Credit Parties (as defined in the Credit Agreement referred to below), and (c) the other Credit Parties.

W I T N E S S E T H

WHEREAS, reference is made to that certain Asset-Based Revolving Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), by, among others, (i) Albertson’s LLC, a Delaware limited liability company for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto from time to time (together with the Lead Borrower, individually, a “Borrower” and, collectively, the “Borrowers”), (ii) Albertson’s Holdings LLC, a Delaware limited liability company (“Holdco”), (iii) the Borrowers from time to time party thereto, (iv) the Guarantors party thereto from time to time, (v) the Lenders from time to time party thereto (the “Lenders”), and (vi) Bank of America, N.A., as Administrative Agent, Collateral Agent and L/C Issuer. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

WHEREAS, the Lenders have agreed to make Loans to the Borrowers, and the L/C Issuer has agreed to issue Letters of Credit for the account of the Borrowers, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.

WHEREAS, each Guarantor acknowledges that it is an integral part of a consolidated enterprise and that it will receive direct and indirect benefits from the availability of the credit facility provided for in the Credit Agreement, from the making of the Loans by the Lenders, and the issuance of the Letters of Credit by the L/C Issuer.

WHEREAS, the obligations of the Lenders to make Loans and of the L/C Issuer to issue Letters of Credit are each conditioned upon, among other things, the execution and delivery by the Guarantors of a guaranty in the form hereof. As consideration therefor, and in order to induce the Lenders to make Loans and the L/C Issuer to issue Letters of Credit, each Guarantor is willing to execute this Guaranty.

Accordingly, the parties hereto agree as follows:

SECTION 1. Guaranty. Each Guarantor irrevocably and unconditionally guaranties, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment when due (whether at the stated maturity, by required prepayment, by acceleration or otherwise) and performance by the Borrowers of all Obligations (collectively, the “Guaranteed Obligations”), including all such Guaranteed Obligations which shall become due but for the operation of any Debtor Relief Law. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon this Guaranty notwithstanding any extension or renewal of any Guaranteed Obligation.

SECTION 2. Guaranteed Obligations Not Affected. To the fullest extent permitted by applicable Law, each Guarantor waives presentment to, demand of payment from, and protest to, any Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of this Guaranty, notice of protest for nonpayment and all other notices of any kind. To the fullest extent permitted by applicable Law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of the Credit Agreement, any other Loan Document or otherwise or against any other party with respect to any of the Guaranteed Obligations, (b) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Guaranty, any other Loan Document or any other agreement, with respect to any Loan Party or with respect to the Guaranteed Obligations, (c) the failure to perfect any security interest in, or the release of, any of the Collateral held by or on behalf of the Collateral Agent or any other Credit Party, or (d) the lack of legal existence of any Loan Party or legal obligation to discharge any of the Guaranteed Obligations by any Loan Party for any reason whatsoever, including, without limitation, in connection with any Debtor Relief Laws.

SECTION 3. Security. Each Guarantor hereby acknowledges and agrees that the Collateral Agent and each of the other Credit Parties may (a) take and hold security for the payment of this Guaranty and the Guaranteed Obligations and exchange, enforce, waive and release any such security, (b) apply such security and direct the order or manner of sale thereof as provided in the Credit Agreement and the other Security Documents, and (c) release or substitute any one or more endorsees, the Borrowers, other Loan Parties or other obligors, in each case without affecting or impairing in any way the liability of any Guarantor hereunder.

SECTION 4. Guaranty of Payment. Each Guarantor further agrees that this Guaranty constitutes a guaranty of payment and performance when due of all Guaranteed Obligations and not of collection and, to the fullest extent permitted by applicable Law, waives any right to require that any resort be had by the Collateral Agent or any other Credit Party to any of the Collateral or other security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of any Agent or any other Credit Party in favor of any Loan Party or any other Person or to any other Guarantor of all or part of the Guaranteed Obligations. Any payment required to be made by any Guarantor hereunder may be required by any Agent or any other Credit Party on any number of occasions and shall be payable to the Administrative Agent, for the benefit of the Agents and the other Credit Parties, in the manner provided in the Credit Agreement.

SECTION 5. [Intentionally Omitted].

SECTION 6. No Discharge or Diminishment of Guaranty. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than any indemnification obligations or similar contingent obligations for which a claim has not been asserted)), including any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Guaranty, the Credit Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of any of the Guaranteed Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 7. Defenses of Loan Parties Waived. To the fullest extent permitted by applicable Law, each Guarantor waives any defense based on or arising out of any defense of any Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Loan Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Each Guarantor hereby acknowledges that the Agents and the other Credit Parties may, in accordance with the Loan Documents, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Loan Party, or exercise any other right or remedy available to them against any Loan Party, without affecting or impairing in any way the liability of each such Guarantor hereunder except to the extent that the Aggregate Commitments have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Guaranteed Obligations have been indefeasibly paid in full in cash (other than any indemnification obligations or similar contingent obligations for which a claim has not been asserted), (iii) all Letters of Credit have (A) expired or terminated and have been reduced to zero, (B) been Cash Collateralized to the extent required by the Credit Agreement, or (C) been supported by another letter of credit in a manner reasonably satisfactory to the L/C Issuer and the Administrative Agent, and (iv) all Unreimbursed Amounts have been indefeasibly paid in full in cash. Pursuant to, and to the extent permitted by, applicable Law, each Guarantor waives any defense arising out of any such election and waives any benefit of and right to participate in any such foreclosure action, even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement, indemnity, contribution or subrogation or other right or remedy of such Guarantor against any Loan Party, as the case may be, or any security. Each Guarantor agrees that it shall not assert any claim in competition with any Agent or any other Credit Party in respect of any payment made hereunder in connection with any proceedings under any Debtor Relief Laws.

SECTION 8. Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Agents or any other Credit Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Agents or such other Credit Party as designated thereby in cash the amount of such unpaid Guaranteed Obligations. Upon payment by any Guarantor of any sums to any Agent or any other Credit Party as provided above, all rights of such Guarantor against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations. In addition, any indebtedness of any Borrower or any other Loan Party now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full of all of the Guaranteed Obligations. Notwithstanding the foregoing, prior to the occurrence of an Event of Default, any Borrower or any other Loan Party may make payments to any Guarantor on account of any such indebtedness. Subject to the foregoing, to the extent that any Guarantor shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the Guaranteed Obligations constituting Loans made to another Loan Party under the Credit Agreement (an “Accommodation Payment”), then the Guarantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Guarantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Guarantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Guarantors; provided that such rights of contribution and indemnification shall be subordinated to the prior payment in full, in cash, of all of the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made).

As of any date of determination, the “Allocable Amount” of each Guarantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Guarantor hereunder and under the Credit Agreement without (a) rendering such Guarantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code of the United States, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code of the United States, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code of the United States or Section 4 of the UFTA, or Section 5 of the UFCA. After the occurrence and during the continuance of an Event of Default, no Guarantor will demand, sue for, or otherwise attempt to collect any such indebtedness until (i) the Aggregate Commitments have expired or been terminated, (ii) all of the Guaranteed Obligations have been paid in full in cash (other than any indemnification obligations or similar contingent obligations for which a claim has not been asserted) or otherwise satisfied, (iii) all L/C Obligations have been reduced to zero (or fully Cash Collateralized in a manner reasonably satisfactory to the L/C Issuer and the Administrative Agent), and (iv) the L/C Issuer has no further obligation to issue Letters of Credit under the Credit Agreement. If any amount shall erroneously be paid to any Guarantor on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.

SECTION 9. Limitation on Guaranty of Guaranteed Obligations. In any action or proceeding with respect to any Guarantor involving any state corporate law, the Bankruptcy Code of the United States or any other Debtor Relief Law, if the obligations of such Guarantor under SECTION 1 hereof would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said SECTION 1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Agent, any other Credit Party, or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 10. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Agents or the other Credit Parties will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

SECTION 11. Costs of Enforcement. Without limiting or duplicating any of its obligations under the Credit Agreement or the other Loan Documents, from and after the Closing Date, the Guarantors, jointly and severally, agree to pay on demand therefor any Credit Party’s reasonable and documented out-of-pocket expenses in connection with (i) the administration, negotiation, documentation or amendment of this Guaranty, and (ii) any Agent’s or any other Credit Party’s efforts to collect and/or to enforce any of the Guaranteed Obligations of any Guarantor hereunder and/or to enforce any of the rights, remedies, or powers of any Agent or any other Credit Party against or in respect of any Guarantor (whether or not suit is instituted by or against any Agent or any other Credit Party).

SECTION 12. Binding Effect; Assignments. Whenever in this Guaranty, any Guarantor is referred to, such reference shall be deemed to include the successors and assigns of such Guarantor, and all covenants, promises and agreements by or on behalf of such Guarantor that are contained in this Guaranty shall bind and inure to the benefit of such Guarantor and its successors and assigns. This Guaranty shall be binding upon each Guarantor and its successors and assigns, and shall inure to the benefit of the Agents and the other Credit Parties, and their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such attempted assignment or transfer shall be void), except as expressly permitted by this Guaranty or the Credit Agreement. This Guaranty shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 13. Waivers; Amendment.

(a) The rights, remedies, powers, privileges, and discretions of the Administrative Agent hereunder and under applicable Law (herein, the “Administrative Agent’s Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No delay or omission by the Administrative Agent in exercising or enforcing any of the Administrative Agent’s Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Administrative Agent of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Administrative Agent’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Administrative Agent and any Person, at any time, shall preclude the other or further exercise of the Administrative Agent’s Rights and Remedies. No waiver by the Administrative Agent of any of the Administrative Agent’s Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. The Administrative Agent’s Rights and Remedies may be exercised at such time or times and in such order of preference as the Administrative Agent may determine. The Administrative Agent’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Guaranteed Obligations. No waiver of any provisions of this Guaranty or any other Loan Document or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor or any other Guarantor to any other or further notice or demand in the same, similar or other circumstances.

(b) Subject to the Intercreditor Agreement, neither this Guaranty nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into in accordance with Section 10.01 of the Credit Agreement.

SECTION 14. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

SECTION 15. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein or in the Credit Agreement) be in writing and given as provided in Section 10.02 of the Credit Agreement, provided that communications and notices to the Guarantors may be delivered to the Lead Borrower on behalf of each of the Guarantors.

SECTION 16. Survival of Agreement; Severability.

(a) This Guaranty and all covenants, agreements, indemnities, representations and warranties made by the Guarantors herein and in the certificates or other instruments delivered in connection with or pursuant to this Guaranty, the Credit Agreement or any other Loan Document (i) shall be considered to have been relied upon by the Agents and the other Credit Parties and shall survive the execution and delivery of this Guaranty, the Credit Agreement and the other Loan Documents and the making of any Loans by the Lenders and the issuance of any Letters of Credit by the L/C Issuer, regardless of any investigation made by any Agent or any other Credit Party or on their behalf and notwithstanding that any Agent or other Credit Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended, (ii) shall continue in full force and effect until (A) the Aggregate Commitments have expired or been terminated, (B) all of the Guaranteed Obligations have been paid in full in cash (other than any indemnification obligations or similar contingent obligations for which a claim has not been asserted) or otherwise satisfied, (C) all L/C Obligations have been reduced to zero (or fully Cash Collateralized in a manner reasonably satisfactory to the L/C Issuer and the Administrative Agent), and (D) the L/C Issuer has no further obligation to issue Letters of Credit under the Credit Agreement, and (iii) shall be reinstated if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by any Credit Party or any Guarantor upon the bankruptcy or reorganization of any Loan Party or otherwise. Upon request, the Administrative Agent shall release a Guarantor from its obligations hereunder to the extent that the release of such Guarantor is permitted under Section 9.10 of the Credit Agreement, provided that such release will not alter, vary or diminish in any way the terms and conditions of this Guaranty as to any and all Guarantors not expressly released, and this Guaranty shall continue in full force and effect with respect to any and all Guarantors not expressly released. In connection with any such release, the Administrative Agent will execute and deliver to the applicable Guarantor, at such Guarantor’s expense, such documents as such Guarantor may reasonably request to evidence the release of such Guarantor from its obligations under this Guaranty, in each case in accordance with the terms of the Loan Documents and Section 9.10 of the Credit Agreement. Any execution and delivery of releases or other documents pursuant to this SECTION 16(a) shall be without recourse to, or warranty by, the Agents. The provisions of SECTION 5, SECTION 11 and SECTION 17 hereof shall survive and remain in full force and effect regardless of the repayment of the Guaranteed Obligations, the expiration or termination of the Letters of Credit and the Aggregate Commitments or the termination of this Guaranty or any provision hereof.

(b) Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 17. Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. This Guaranty and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Guaranty.

SECTION 18. Rules of Interpretation. The rules of interpretation specified in Section 1.02 through 1.05 of the Credit Agreement shall be applicable to this Guaranty.

SECTION 19. Jurisdiction; Waiver of Venue; Consent to Service of Process.

(a) EACH OF THE GUARANTORS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN,

CITY AND STATE OF NEW YORK AND OF THE COURTS OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE GUARANTORS IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE GUARANTORS AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH OF THE GUARANTORS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH OF THE GUARANTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH OF THE GUARANTORS IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 16. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 20. Waiver of Jury Trial. EACH GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER INITIATED BY OR AGAINST ANY SUCH PERSON OR IN WHICH ANY SUCH PERSON IS JOINED AS A PARTY LITIGANT) AND WAIVES THE RIGHT TO ASSERT ANY SETOFF, COUNTERCLAIM OR CROSS-CLAIM IN RESPECT OF SUCH ACTION OR PROCEEDING. EACH GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.

SECTION 21. Additional Restricted Subsidiaries. Each Restricted Subsidiary that is required to become a Guarantor pursuant to Section 6.11 of the Credit Agreement shall enter in this Agreement as Guarantor (for avoidance of doubt, the Lead Borrower may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a guaranty supplement in the form of Exhibit 1 hereto (the “Guaranty Supplement”) in accordance with the provisions of this Section 21 and any such Restricted Subsidiary shall be a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein). Upon execution and delivery by the Administrative Agent and a Restricted Subsidiary of a Guaranty Supplement, such Restricted Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

SECTION 22. Intercreditor Agreement. The Guarantors, the Collateral Agent and the Administrative Agent acknowledge that the exercise of certain of the Collateral Agent’s and the Administrative Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreement. Except as specified herein, nothing contained in the Intercreditor Agreement or any other intercreditor agreement shall be deemed to modify any of the provisions of this Agreement, which, as among the Guarantors, the Collateral Agent and the Administrative Agent shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Guarantor has duly executed this Guaranty as of the day and year first above written.

GUARANTORS:

ALBERTSONS HOLDINGS LLC, as Holdco

By:
Name:
Title:

FRESH HOLDINGS LLC, as a Guarantor

By:
Name:
Title:

GOOD SPIRITS LLC, as a Guarantor

By:
Name:
Title:

AMERICAN FOOD AND DRUG LLC, as a Guarantor

By:
Name:
Title:

EXTREME LLC, as a Guarantor

By:
Name:
Title:

Signature Page to Guaranty

NEWCO INVESTMENTS, LLC, as a Guarantor

By:
Name:
Title:

NHI INVESTMENT PARTNERS, LP, as a Guarantor

By:
Name:
Title:

AMERICAN STORES PROPERTIES LLC, as a Guarantor

By:
Name:
Title:

JEWEL OSCO SOUTHWEST LLC, as a Guarantor

By:
Name:
Title:

SUNRICH MERCANTILE LLC, as a Guarantor

By:
Name:
Title:

ABS REAL ESTATE HOLDINGS LLC, as a Guarantor

By:
Name:
Title:

Signature Page to Guaranty

ABS REAL ESTATE INVESTOR HOLDINGS LLC, as a Guarantor

By:
Name:
Title:

ABS MEZZANINE I LLC, as a Guarantor

By:
Name:
Title:

ABS TX INVESTOR GP LLC, as a Guarantor

By:
Name:
Title:

ABS FLA INVESTOR LLC, as a Guarantor

By:
Name:
Title:

ABS TX INVESTOR LP, as a Guarantor

By:
Name:
Title:

ABS SW INVESTOR LLC, as a Guarantor

By:
Name:
Title:

Signature Page to Guaranty

ABS RM INVESTOR LLC, as a Guarantor

By:
Name:
Title:

ABS DFW INVESTOR LLC, as a Guarantor

By:
Name:
Title:

ASP SW INVESTOR LLC, as a Guarantor

By:
Name:
Title:

ABS TX LEASE INVESTOR GP LLC, as a Guarantor

By:
Name:
Title:

ABS FLA LEASE INVESTOR LLC, as a Guarantor

By:
Name:
Title:

ABS TX LEASE INVESTOR LP, as a Guarantor

By:
Name:
Title:

Signature Page to Guaranty

ABS SW LEASE INVESTOR LLC, as a Guarantor

By:
Name:
Title:

ABS RM LEASE INVESTOR LLC, as a Guarantor

By:
Name:
Title:

ASP SW LEASE INVESTOR LLC, as a Guarantor

By:
Name:
Title:

AFDI NOCAL LEASE INVESTOR LLC, as a Guarantor

By:
Name:
Title:

ABS NOCAL LEASE INVESTOR LLC, as a Guarantor

By:
Name:
Title:

ASR TX INVESTOR GP LLC, as a Guarantor

By:
Name:
Title:

Signature Page to Guaranty

ASR TX INVESTOR LP, as a Guarantor

By:
Name:
Title:

ABS REALTY INVESTOR LLC, as a Guarantor

By:
Name:
Title:

ASR LEASE INVESTOR LLC, as a Guarantor

By:
Name:
Title:

ABS REALTY LEASE INVESTOR LLC, as a Guarantor

By:
Name:
Title:

ABS MEZZANINE II LLC, as a Guarantor

By:
Name:
Title:

ABS TX OWNER GP LLC, as a Guarantor

By:
Name:
Title:

Signature Page to Guaranty

ABS FLA OWNER LLC, as a Guarantor

By:
Name:
Title:

ABS TX OWNER GP LLC, as a Guarantor

By:
Name:
Title:

ABS FLA OWNER LLC, as a Guarantor

By:
Name:
Title:

ABS TX OWNER LP, as a Guarantor

By:
Name:
Title:

ABS TX LEASE OWNER GP LLC, as a Guarantor

By:
Name:
Title:

ABS FLA OWNER LLC, as a Guarantor

By:
Name:
Title:

Signature Page to Guaranty

ABS TX OWNER LP, as a Guarantor

By:
Name:
Title:

ABS TX LEASE OWNER GP LLC, as a Guarantor

By:
Name:
Title:

ABS TX LEASE OWNER LP, as a Guarantor

By:
Name:
Title:

ABS SW OWNER LLC, as a Guarantor

By:
Name:
Title:

ABS SW LEASE OWNER LLC, as a Guarantor

By:
Name:
Title:

LUCKY (DEL) LEASE OWNER LLC, as a Guarantor

By:
Name:
Title:

Signature Page to Guaranty

SHORTCO OWNER LLC, as a Guarantor

By:
Name:
Title:

ABS NOCAL LEASE OWNER LLC, as a Guarantor

By:
Name:
Title:

LSP LEASE LLC, as a Guarantor

By:
Name:
Title:

ABS RM OWNER LLC, as a Guarantor

By:
Name:
Title:

ABS RM LEASE OWNER LLC, as a Guarantor

By:
Name:
Title:

ABS DFW OWNER LLC, as a Guarantor

By:
Name:
Title:

Signature Page to Guaranty

ASP SW OWNER LLC, as a Guarantor

By:
Name:
Title:

ASP SW LEASE OWNER LLC, as a Guarantor

By:
Name:
Title:

NHI TX OWNER GP LLC, as a Guarantor

By:
Name:
Title:

EXT OWNER LLC, as a Guarantor

By:
Name:
Title:

NHI TX OWNER LP, as a Guarantor

By:
Name:
Title:

SUNRICH OWNER LLC, as a Guarantor

By:
Name:
Title:

Signature Page to Guaranty

NHI TX LEASE OWNER GP LLC, as a Guarantor

By:
Name:
Title:

ASR TX LEASE OWNER GP LLC, as a Guarantor

By:
Name:
Title:

ABS MEZZANINE III LLC, as a Guarantor

By:
Name:
Title:

ABS CA-O LLC, as a Guarantor

By:
Name:
Title:

ABS CA-GL LLC, as a Guarantor

By:
Name:
Title:

ABS ID-O LLC, as a Guarantor

By:
Name:
Title:

Signature Page to Guaranty

ABS ID-GL LLC, as a Guarantor

By:
Name:
Title:

ABS MT-O LLC, as a Guarantor

By:
Name:
Title:

ABS MT-GL LLC, as a Guarantor

By:
Name:
Title:

ABS NV-O LLC, as a Guarantor

By:
Name:
Title:

ABS NV-GL LLC, as a Guarantor

By:
Name:
Title:

ABS OR-O LLC, as a Guarantor

By:
Name:
Title:

ABS OR-GL LLC, as a Guarantor

By:
Name:
Title:

Signature Page to Guaranty

ABS UT-O LLC, as a Guarantor

By:
Name:
Title:

ABS UT-GL LLC, as a Guarantor

By:
Name:
Title:

ABS WA-O LLC, as a Guarantor

By:
Name:
Title:

ABS WA-GL LLC, as a Guarantor

By:
Name:
Title:

ABS WY-O LLC, as a Guarantor

By:
Name:
Title:

ABS WY-GL LLC, as a Guarantor

By:
Name:
Title:

Signature Page to Guaranty

ABS CA-O DC1 LLC, as a Guarantor

By:
Name:
Title:

ABS CA-O DC2 LLC, as a Guarantor

By:
Name:
Title:

ABS ID-O DC LLC, as a Guarantor

By:
Name:
Title:

ABS OR-O DC LLC, as a Guarantor

By:
Name:
Title:

ABS UT-O DC LLC, as a Guarantor

By:
Name:
Title:

Signature Page to Guaranty

Annex I

SCHEDULE I TO GUARANTY

GUARANTORS

Albertson’s Holdings LLC

Fresh Holdings LLC

Good Spirits LLC

American Food and Drug LLC

Extreme LLC

Newco Investments, LLC

NHI Investment Partners, LP

American Stores Properties LLC

Jewel Osco Southwest LLC

Sunrich Mercantile LLC

ABS Real Estate Holdings LLC

ABS Real Estate Investor Holdings LLC

ABS Real Estate Corp.

ABS Real Estate Owner Holdings LLC

ABS Mezzanine I LLC

ABS TX Investor GP LLC

ABS FLA Investor LLC

ABS TX Investor LP

ABS SW Investor LLC

ABS RM Investor LLC

ABS DFW Investor LLC

ASP SW Investor LLC

ABS TX Lease Investor GP LLC

ABS FLA Lease Investor LLC

ABS TX Lease Investor LP

ABS SW Lease Investor LLC

ABS RM Lease Investor LLC

ASP SW Lease Investor LLC

AFDI NoCal Lease Investor LLC

ABS NoCal Lease Investor LLC

ASR TX Investor GP LLC

ASR TX Investor LP

ABS Realty Investor LLC

ASR Lease Investor LLC

ABS Realty Lease Investor LLC

ABS Mezzanine II LLC

ABS TX Owner GP LLC

ABS FLA Owner LLC

ABS TX Owner LP

ABS TX Lease Owner GP LLC

ABS TX Lease Owner LP

Signature Page to Guaranty

ABS SW Owner LLC

ABS SW Lease Owner LLC

Lucky (Del) Lease Owner LLC

Shortco Owner LLC

ABS NoCal Lease Owner LLC

LSP Lease LLC

ABS RM Owner LLC

ABS RM Lease Owner LLC

ABS DFW Owner LLC

ABS DFW Lease Owner LLC

ASP SW Owner LLC

ASP SW Lease Owner LLC

NHI TX Owner GP LLC

EXT Owner LLC

NHI TX Owner LP

Sunrich Owner LLC

NHI TX Lease Owner GP LLC

ASR Owner LLC

EXT Lease Owner LLC

NHI TX Lease Owner LP

ASR TX Lease Owner GP LLC

ASR TX Lease Owner LP

ABS Mezzanine III LLC

ABS CA-O LLC

ABS CA-GL LLC

ABS ID-O LLC

ABS ID-GL LLC

ABS MT-O LLC

ABS MT-GL LLC

ABS NV-O LLC

ABS NV-GL LLC

ABS OR-O LLC

ABS OR-GL LLC

ABS UT-O LLC

ABS UT-GL LLC

ABS WA-O LLC

ABS WA-GL LLC

ABS WY-O LLC

ABS WY-GL LLC

ABS CA-O DC1 LLC

ABS CA-O DC2 LLC

ABS ID-O DC LLC

ABS OR-O DC LLC

ABS UT-O DC LLC

Signature Page to Guaranty

EXHIBIT I TO GUARANTY

FORM OF GUARANTY SUPPLEMENT

SUPPLEMENT NO.      dated as of             , 20     , to the Guaranty dated as of March 21, 2013, among Albertson’s LLC, a Delaware limited liability company (the “Lead Borrower”), the other Guarantors party thereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent for the Secured Parties (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Guaranty”).

A. Reference is made to the Revolving Asset-Based Credit Agreement, dated as of March 21, 2013 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Albertsons Holdings, LLC, a Delaware limited liability company (“Holdings”), the Lead Borrower, certain Subsidiaries of the Lead Borrower from time to time party thereto (together with the Lead Borrower, each, a “Borrower” and collectively, the “Borrowers”), the Guarantors, the Lenders party thereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent for the Lenders.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guaranty, as applicable.

C. The Guarantors have entered into the Guaranty in order to induce the Lenders to make Loans to the Borrowers. Section 21 of the Guaranty provides that additional Restricted Subsidiaries of the Guarantors may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty as consideration for Loans previously made.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

Section 1. In accordance with Section 21 of the Guaranty, the New Subsidiary by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof, provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all respects as of such earlier date. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Subsidiary as if originally named therein as a Guarantor. The Guaranty is hereby incorporated herein by reference.

Section 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Administrative Agent has executed a counterpart hereof. Delivery of an executed counterpart of a signature page of this Supplement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Supplement.

Section 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

Section 5.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS AGREEMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY

WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO TIES AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 6. If any provision of this Supplement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Supplement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7. All communications and notices hereunder shall be in writing and given as provided in Section 15 of the Guaranty.

Section 8. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement as provided in Section 11 of the Guaranty.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guaranty as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT J

[FORM OF]

SECURITY AGREEMENT

by

ALBERTSON’S LLC,

as Lead Borrower

and

THE OTHER BORROWERS AND GUARANTORS PARTY HERETO

FROM TIME TO TIME

and

BANK OF AMERICA, N.A.,

as Collateral Agent

Dated as of March 21, 2013

-i-

-ii-

SIGNATURES

EXHIBIT 1	Form of Securities Pledge Amendment
EXHIBIT 2	[Reserved]
EXHIBIT 3	Perfection Certificate
EXHIBIT 4	Copyright Security Agreement
EXHIBIT 5	Patent Security Agreement
EXHIBIT 6	Trademark Security Agreement
SCHEDULE I	Intercompany Notes
SCHEDULE II	Filings, Registration and Recordings
SCHEDULE III	Pledged Interests

-iii-

SECURITY AGREEMENT

SECURITY AGREEMENT dated as of March 21, 2013 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Security Agreement”) by (i) ALBERTSON’S LLC, a Delaware limited liability company as lead borrower for itself and the other Borrowers (the “Lead Borrower”), (ii) THE OTHER BORROWERS LISTED ON THE SIGNATURE PAGES HERETO (together with the Lead Borrower, the “Original Borrowers”) OR FROM TIME TO TIME PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (the “Additional Borrowers,” and together with the Original Borrowers, the “Borrowers”), (iii) THE GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO (the “Original Guarantors”) AND THE OTHER GUARANTORS FROM TIME TO TIME PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (the “Additional Guarantors,” and together with the Original Guarantors, the “Guarantors”), as pledgors, assignors and debtors (the Borrowers, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Grantors,” and each, a “Grantor”), and (iv) BANK OF AMERICA, N.A., in its capacity as collateral agent for the Credit Parties (as defined in the Credit Agreement defined below) pursuant to the Credit Agreement, as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”).

R E C I T A L S :

A. The Borrowers, the Collateral Agent, Bank of America, N.A., as Administrative Agent, and the Lenders party thereto, among others, have, in connection with the execution and delivery of this Security Agreement, entered into that certain Asset-Based Revolving Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. The Guarantors have, pursuant to that certain Facility Guaranty dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), among other things, unconditionally guaranteed the Guaranteed Obligations (as defined in the Guaranty).

C. The Borrowers and the Guarantors will receive substantial benefits from the execution, delivery and performance of the Obligations and each is, therefore, willing to enter into this Security Agreement.

D. This Security Agreement is given by each Grantor in favor of the Collateral Agent for the benefit of the Credit Parties to secure the payment and performance of all of the Secured Obligations (as hereinafter defined).

E. It is a condition to the obligations of the Lenders to make the Loans under the Credit Agreement and a condition to the L/C Issuer issuing Letters of Credit under the Credit Agreement that each Grantor execute and deliver the applicable Loan Documents, including this Security Agreement.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and the Collateral Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Definitions.

(a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC.

(b) Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

(c) The following terms shall have the following meanings:

“Additional Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Borrowers” shall have the meaning assigned to such term in the Preamble hereof.

“Claims” shall mean any and all property taxes and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including, without limitation, landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) against, all or any portion of the Collateral.

“Collateral” shall have the meaning assigned to such term in SECTION 2.1 hereof.

“Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Contracts” shall mean, collectively, with respect to each Grantor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Grantor and any other party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” shall mean (i) in the case of each DDA, “control,” as such term is defined in Section 9-104 of the UCC, and (ii) in the case of any uncertificated security, Securities Account or security entitlement, “control,” as such term is defined in Section 8-106 of the UCC.

“Control Agreements” shall mean, collectively, the Blocked Account Agreements and the Securities Account Control Agreements.

“Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 3 hereto.

“Copyrights” shall mean, collectively, with respect to each Grantor, all copyrights (whether statutory or common Law, whether established or registered in the United States or any other country or any political subdivision thereof whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Grantor, in each case, whether now owned or hereafter created or acquired by or assigned to such Grantor, including, without limitation, the registrations and applications listed on Schedule 11 of the Perfection Certificate, together with any and all (i) rights and privileges arising under applicable Law with respect to such Grantor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Distributions” shall mean, collectively, with respect to each Grantor, all Restricted Payments from time to time received, receivable or otherwise distributed to such Grantor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“Excluded Property” shall mean the following:

(a) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition;

(b) any intent-to-use Trademark applications for which a Statement of Use has not been filed with and accepted by the United States Patent and Trademark Office and any other Intellectual Property Collateral for which the creation by a Grantor of a security interest therein is prohibited without the consent of third party or by applicable Law;

(c) any deposits or securities accounts used solely for trust, payroll, payroll tax or petty cash purposes or employee wage or welfare benefit payments;

(d) any Real Estate with respect to which the appraised value is less than $500,000 but not any Collateral located on such Real Estate;

(e) the Equity Interests in the Excluded Subsidiaries;

(f) motor vehicles and other equipment subject to certificates of title;

(g) pledges and security interests prohibited by applicable law, rule or regulation (but only for so long as such prohibition shall remain in effect);

(h) Equity Interests, deposits with, and other Investments in purchasing cooperatives of which any Loan Party is a member as permitted by the Credit Agreement;

(i) receivables sold in connection with any Qualified Receivables Financing;

(j) assets owned by any Grantor on the date hereof or hereafter acquired and any proceeds thereof that are subject to a Lien securing a purchase money Indebtedness or Capital Lease Obligations permitted to be incurred pursuant to clause (h) of the definition of Permitted Encumbrances in the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money Indebtedness or Capital Lease Obligation) validly prohibits the creation of any other Lien on such assets and proceeds;

(k) any property of a person existing at the time such person is acquired or merged with or into or consolidated with any Grantor that is subject to a Lien permitted by clause (n) of the definition of Permitted Encumbrances in the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such property; and

(l) assets with respect to which the cost of obtaining a security interest in such assets is excessive in relation to the value afforded thereby, as agreed between the Lead Borrower and the Administrative Agent in writing in their good faith reasonable discretion.

provided, however, that in each case described in clauses (a), (b) and (g) of this definition, such property shall constitute “Excluded Property” only to the extent and for so long as (i) with respect to intent-to-use Trademark applications a Statement of Use has not been filed with and accepted by the United States Patent and Trademark Office; and (ii) with respect to all other Collateral, such license, license agreement, contract, permit, lease or applicable Law validly prohibits the creation of a Lien on such property in favor of the Collateral Agent and, upon the acceptance of such Statement of Use with respect to intent-to-use Trademark applications or the termination of such prohibition (howsoever occurring), such property shall cease to constitute “Excluded Property”; provided further, that “Excluded Property” shall not include the right to receive any proceeds arising therefrom or any other rights referred to in Sections 9-406(f), 9-407(a) or 9-408(a) of the UCC or any Proceeds, substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property).

“Goodwill” shall mean, collectively, with respect to each Grantor, the goodwill connected with such Grantor’s business including, without limitation, (i) all goodwill connected with the use of and symbolized by any of the Intellectual Property Collateral in which such Grantor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any Person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Grantor’s business.

“Grantor” shall have the meaning assigned to such term in the Preamble hereof.

“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Guaranty” shall have the meaning assigned to such term in Recital B hereof.

“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Licenses and Goodwill.

“Intercompany Notes” shall mean, with respect to each Grantor, all intercompany notes described on Schedule I hereto and each intercompany note hereafter acquired by such Grantor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent not prohibited by the Loan Documents and to the extent not constituting Excluded Property.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Closing Date, by and among Albertson’s Holdings, LLC, Albertson’s LLC, the other Grantors from time to time party thereto, Bank of America, N.A. as ABL Collateral Agent and Citibank, N.A. as Term Collateral Agent, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“IP Security Agreement” means any Copyright Security Agreement, Patent Security Agreement, or Trademark Security Agreement as the context requires.

“Lead Borrower” shall have the meaning assigned to such term in the Preamble hereof.

“Letters of Credit” unless the context otherwise requires, shall have the meaning given to such term in the UCC.

“Licenses” shall mean, collectively, with respect to each Grantor, all license and distribution agreements with any other Person with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Grantor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto.

“Patents” shall mean, collectively, with respect to each Grantor, all patents issued or assigned to and all patent applications made by such Grantor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), including, without limitation, those patents, patent applications listed on Schedule 11 of the Perfection Certificate, together with any and all (i) rights and privileges arising under applicable Law with respect to such Grantor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Perfection Certificate” shall mean that certain information certificate in the form of Exhibit 3 hereto, dated as of the date hereof, executed and delivered by each Grantor in favor of the Collateral Agent for the benefit of the Credit Parties, and each other Perfection Certificate (which shall be in the form of that certain information certificate, dated as of the date hereof and referred to above or otherwise in form and substance reasonably acceptable to the Collateral Agent) executed and delivered by the applicable Borrower or Guarantor in favor of the Collateral Agent for the benefit of the Credit Parties contemporaneously with the execution and delivery of a joinder agreement hereto, in each case, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement.

“Pledged Interests” shall mean, collectively, with respect to each Grantor, all Equity Interests in any issuer now existing or hereafter acquired or formed that constitute Collateral, including, without limitation, all Equity Interests of such issuer described in Schedule III hereof, together with all rights, privileges, authority and powers of such Grantor relating to such Equity Interests issued by any such issuer under the Organization Documents of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Grantor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Grantor in any manner, and all other Investment Property owned by such Grantor; provided, however, that to the extent applicable, Pledged Interests shall not include any interest possessing more than 65% of the voting power or control of all classes of interests entitled to vote of any foreign Subsidiary to the extent such pledge would result in an adverse tax consequence to the Grantor.

“Pledged Securities” shall mean, collectively, the Pledged Interests and the Successor Interests.

“Secured Obligations” shall mean the Obligations (as defined in the Credit Agreement).

“Securities Account Control Agreement” shall mean an agreement in form and substance satisfactory to the Collateral Agent with respect to any Securities Account of a Grantor.

“Securities Act” means the Securities Exchange Act of 1934 and the applicable regulations promulgated by the Securities and Exchange Commission pursuant to such Act.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

“Security Agreement” shall have the meaning assigned to such in the Preamble hereof.

“Successor Interests” shall mean, collectively, with respect to each Grantor, all shares of each class of the capital stock of the successor corporation or interests or certificates of the successor limited liability company, partnership or other entity owned by such Grantor (unless such successor is such Grantor itself) formed by or resulting from any consolidation or merger in which any Grantor is not the surviving entity; provided, however, that Successor Interests shall not include shares or interests possessing more than 65% of the voting power or control of all classes of capital stock or interests entitled to vote of any foreign Subsidiaries to the extent such pledge would result in an adverse tax consequence to such Grantor.

“Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto.

“Trademarks” shall mean, collectively, with respect to each Grantor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URLs), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Grantor and all registrations and applications for the foregoing (whether statutory or common Law and whether established or registered in the United States or any other country or any political subdivision thereof), including, without limitation, the registrations and applications listed on Schedule 11 of the Perfection Certificate, together with any and all (i) rights and privileges arising under applicable Law with respect to such Grantor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

SECTION 1.2. Interpretation. The rules of interpretation specified in Article I of the Credit Agreement shall be applicable to this Security Agreement.

SECTION 1.3. Perfection Certificate. The Collateral Agent and each Grantor agree that the Perfection Certificate, and all schedules, amendments and supplements thereto are and shall at all times remain a part of this Security Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1. Pledge; Grant of Security Interest.

As collateral security for the payment and performance in full of all the Secured Obligations, each Grantor hereby pledges and grants to the Collateral Agent for its benefit and for the benefit of the other Credit Parties, a lien on and security interest in and to all of the right, title and interest of such Grantor in, to and under all of the following property and interests of such Grantor in such property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”), including, without limitation:

(i) all Accounts;

(ii) all Goods, including Equipment, Inventory and Fixtures;

(iii) all Documents, Instruments and Chattel Paper;

(iv) all Letters of Credit and Letter-of-Credit Rights;

(v) all Securities Collateral;

(vi) all Investment Property;

(vii) all Intellectual Property Collateral;

(viii) all Commercial Tort Claims, including, without limitation, those described in Section 12 of the Perfection Certificate;

(ix) all General Intangibles;

(x) all Deposit Accounts;

(xi) all Supporting Obligations;

(xii) all books and records relating to the Collateral; and

(xiii) to the extent not covered by clauses (i) through (xii) of this sentence, all other personal property of such Grantor, whether tangible or intangible and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Grantor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xiii) above, the security interest created by this Security Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property and the Grantors shall from time to time at the reasonable request of the Collateral Agent give written notice to the Collateral Agent identifying in reasonable detail the Excluded Property and shall provide to the Collateral Agent such other information regarding the Excluded Property as the Collateral Agent may reasonably request.

SECTION 2.2. Secured Obligations. This Security Agreement secures, and the Collateral is collateral security for, the payment and performance in full when due of the Secured Obligations.

SECTION 2.3. Security Interest.

(a) Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to authenticate and file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including, without limitation, (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor, (ii) a description of the Collateral as “all assets of the Grantor, wherever located, whether now owned or hereafter acquired” and (iii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates. Each Grantor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request.

(b) Each Grantor hereby ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any financing statements or amendments thereto relating to the Collateral if filed prior to the date hereof.

(c) Each Grantor hereby further authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office and United States Copyright Office (or any successor office or any similar office in any other country) or other necessary documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Grantor hereunder in any Intellectual Property Collateral, without the signature of such Grantor, and naming such Grantor, as debtor, and the Collateral Agent, as secured party.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;

USE OF COLLATERAL

SECTION 3.1. Delivery of Certificated Securities Collateral. Each Grantor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Collateral Agent or its agent or bailee pursuant to the Intercreditor Agreement in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a perfected security interest therein subject only to the Liens of the Pari Term Debt Agents (as defined in the Intercreditor Agreement). Each Grantor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Grantor after the date hereof, shall promptly (and in any event within ten (10) Business Days) upon receipt thereof by such Grantor be delivered to and held by or on behalf of the Collateral Agent or its agent or bailee pursuant to the Intercreditor Agreement pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, but subject to Section 8.2, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, the Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, with written notice to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations, accompanied by instruments of transfer or assignment and letters of direction duly executed in blank.

SECTION 3.2. Perfection of Uncertificated Securities Collateral. Each Grantor represents and warrants that the Collateral Agent has a perfected first priority security interest (subject to Permitted Encumbrances having priority under applicable Law and the Liens of the Pari Term Debt Agents (as defined in the Intercreditor Agreement)) in all uncertificated Pledged Securities pledged by it hereunder that is in existence on the date hereof and that the applicable Organization Documents do not require the consent of the other shareholders, members, partners or other Person to permit the Collateral Agent or its designee to be substituted for the applicable Grantor as a shareholder, member, partner or other equity owner, as applicable, thereto (other than those consents which have already been obtained). Subject only to the Liens of the Pari Term Debt Agents (as defined in the Intercreditor Agreement), each Grantor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Grantor shall, to the extent permitted by applicable Law and upon the reasonable request of the Collateral Agent, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute customary pledge forms or other documents necessary to complete the pledge and give the Collateral Agent the right to transfer such Pledged Securities under the terms hereof.

SECTION 3.3. Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Grantor represents and warrants that the only filings, registrations and recordings necessary to perfect the security interest granted by each Grantor to the Collateral Agent (for the benefit of the Credit Parties) pursuant to this Security Agreement in respect of the Collateral in which the security interest may be perfected by such filings, recording and registration are listed on Schedule II hereto. Each Grantor represents and warrants that all such filings, registrations and recordings have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule II. Each Grantor agrees that at the sole cost and expense of the Grantors, (i) such Grantor will maintain the security interest created by this Security Agreement in the Collateral as a perfected security interest subject to no liens other than Permitted Encumbrances and shall defend such security interest against the claims and demands of all Persons (other than with respect to Permitted Encumbrances), (ii) such Grantor shall furnish to the Collateral Agent from time to time such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail and (iii) at any time and from time to time, upon the reasonable written request of the Collateral Agent, such Grantor shall promptly and duly execute and deliver, and file and have recorded, such further instruments and documents and take such further action as the Collateral Agent may reasonably request, including the filing of any financing statements, continuation statements and other documents (including this Security Agreement) under the UCC (or other applicable Laws) in effect in any United States jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, all in form reasonably satisfactory to the Collateral Agent and in such offices (including, without limitation, the United States Patent and Trademark Office and the United States Copyright Office) wherever required by applicable Law in each case to perfect, continue and maintain a valid, enforceable, first priority security interest (subject to Permitted Encumbrances having priority under applicable Law and the Liens of the Pari Term Debt Agents (as defined in the Intercreditor Agreement) in the Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against the Grantors and third parties (other than with respect to Permitted Encumbrances), with respect to the Collateral.

SECTION 3.4. Further Filings. Each Grantor hereby further authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents for the purpose of perfecting or continuing the security interest granted by such Grantor hereunder, without the signature of such Grantor, and naming such Grantor, as debtor, and the Collateral Agent, as secured party.

SECTION 3.5. Other Actions. In order to further evidence the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Collateral, each Grantor represents, warrants and agrees, in each case at such Grantor’s own expense, with respect to the following Collateral that:

(a) Instruments and Tangible Chattel Paper. As of the date hereof (i) no amount payable under or in connection with any of the Collateral in excess of $500,000 is evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed on Schedule 10 of the Perfection Certificate and (ii) each Instrument and each item of Tangible Chattel Paper evidencing an obligation in excess of $500,000 listed in Schedule 10 of the Perfection Certificate, to the extent requested by the Collateral Agent, has been properly endorsed, assigned and delivered to the Collateral Agent or its agent or bailee pursuant to the Intercreditor Agreement, accompanied by instruments of transfer or assignment and letters of direction duly executed in blank. If any amount payable under or in connection with any of the Collateral in excess of $500,000 shall be evidenced by any Instrument or Tangible Chattel Paper, the Grantor acquiring such Instrument or Tangible Chattel Paper shall forthwith endorse, assign and deliver the same to the Collateral Agent or its agent or bailee pursuant to the Intercreditor Agreement, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may reasonably request from time to time.

(b) Blocked Accounts. Each Grantor agrees that starting after expiration of 90 days after the Closing Date or such longer period as the Administrative Agent may reasonably agree, it will not establish or maintain any Blocked Accounts, other than Blocked Accounts subject to a Blocked Account Agreement.

(c) Investment Property.

(i) As of the date hereof (1) it has no Securities Accounts other than those listed on Schedule 13 of the Perfection Certificate, (2) it does not hold, own or have any interest in any certificated securities or uncertificated securities constituting Collateral other than those constituting Pledged Securities with respect to which the Collateral Agent has a perfected first priority security interest in such Pledged Securities (subject to Permitted Encumbrances having priority under applicable Law and the Liens of the Pari Term Debt Agents (as defined in the Intercreditor Agreement)).

(ii) If any Grantor shall at any time hold or acquire any certificated securities constituting Collateral required to be pledged hereunder, such Grantor shall promptly (a) notify the Collateral Agent thereof and if requested by the Collateral Agent, endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to the Collateral Agent or (b) if requested by the Collateral Agent, deliver such securities into a Securities Account with respect to which a Securities Account Control Agreement is in effect in favor of the Collateral Agent. If any securities constituting Collateral required to be pledged hereunder now or hereafter acquired by any Grantor are uncertificated, such Grantor shall promptly notify the Collateral Agent thereof and, if requested by the Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (a) grant Control to the Collateral Agent and cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee, (b) cause a security entitlement with respect to such uncertificated security to be held in a Securities Account with respect to which the Collateral Agent has Control or (c) arrange for the Collateral Agent to become the registered owner of the securities. Grantor shall not, beginning after expiration of 90 days after the Closing Date or such longer period as the Administrative Agent may reasonably agree, hereafter establish and maintain any Securities Account with any Securities Intermediary unless (1) the applicable Grantor shall have given the Collateral Agent ten (10) Business Days’ prior written notice of its intention to establish such new Securities Account with such Securities Intermediary, and (2) such Securities Intermediary and such Grantor shall have duly executed and delivered a Control Agreement with respect to such Securities Account. Each Grantor shall accept any cash and Investment Property which are proceeds of the Pledged Interests in trust for the benefit of the Collateral Agent and promptly upon receipt thereof, deposit any cash received by it into an account in which the Collateral Agent has Control, or with respect to any Investment Properties or additional securities, take such actions as required above with respect to such securities. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any entitlement orders or instructions or directions to any issuer of uncertificated securities or Securities Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Grantor, unless a Trigger Event has occurred and is continuing. No Grantor shall grant control over any Pledged Securities constituting Collateral and required to be pledged hereunder to any Person other than the Collateral Agent and any Pari Term Debt Agent (as defined in and pursuant to the Intercreditor Agreement).

(iii) As between the Collateral Agent and the Grantors, the Grantors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a security entitlement or deposit by, or subject to the control of, the Collateral Agent, a Securities Intermediary, any Grantor or any other Person; provided, however, that nothing contained in this Section 3.4(b) shall release or relieve any Securities Intermediary of its duties and obligations to the Grantors or any other Person under any Control

Agreement or under applicable Law. Each Grantor shall promptly pay all Claims and fees of whatever kind or nature with respect to the Pledged Securities pledged by it under this Security Agreement. In the event any Grantor shall fail to make such payment contemplated in the immediately preceding sentence, the Collateral Agent may do so for the account of such Grantor and the Grantors shall promptly reimburse and indemnify the Collateral Agent for all costs and expenses incurred by the Collateral Agent under this Section 3.4(b) in accordance with Section 10.4 of the Credit Agreement.

(d) Electronic Chattel Paper and Transferable Records. As of the date hereof no amount payable under or in connection with any of the Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction). If any amount payable under or in connection with any of the Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record with an amount in excess of $500,000, individually, the Grantor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Collateral Agent thereof and shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act of Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

(e) Letter-of-Credit Rights. If such Grantor is at any time a beneficiary under a Letter of Credit with an amount in excess of $500,000, individually, now or hereafter issued in favor of such Grantor, (which, for the avoidance of doubt, shall not include any Letter of Credit issued pursuant to the Credit Agreement), such Grantor shall promptly notify the Collateral Agent thereof and such Grantor shall use its commercially reasonable efforts, at the request of the Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of, and to pay to the Collateral Agent, the proceeds of, any drawing under the Letter of Credit or (ii) arrange for the Collateral Agent to become the beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in the Credit Agreement.

(f) Commercial Tort Claims. As of the date hereof it holds no Commercial Tort Claims other than those listed on Schedule 12 of the Perfection Certificate. If any Grantor shall at any time hold or acquire a Commercial Tort Claim with an amount in excess of $500,000, individually, such Grantor shall immediately notify the Collateral Agent in writing signed by such Grantor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Security Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 3.6. Supplements, Further Assurances. Each Grantor shall take such further actions, and execute and deliver to the Collateral Agent such additional assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary, wherever required by Law, in order to perfect, preserve and protect the security interest in the Collateral as and to the extent provided herein and the rights and interests granted to the Collateral Agent hereunder, or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral. If an Event of Default has occurred and is continuing, subject to the terms of the Intercreditor Agreement, the Collateral Agent may institute and maintain, in its own name or in the name of any Grantor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Collateral. All of the foregoing shall be at the sole cost and expense of the Grantors. The Grantors and the Collateral Agent acknowledge that this Security Agreement is intended to grant to the Collateral Agent for the benefit of the Credit Parties a security interest in and Lien upon the Collateral and shall not constitute or create a present assignment of any of the Collateral.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to, and without limitation of, each of the representations, warranties and covenants set forth in the Credit Agreement and the other Loan Documents, each Grantor represents, warrants and covenants as follows:

SECTION 4.1. Title. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent pursuant to this Security Agreement, any Pari Term Debt Agent (as defined in the Intercreditor Agreement) or as are permitted by the Credit Agreement. No Person other than the Collateral Agent has control or possession of all or any part of the Collateral consisting of Instruments, Pledged Securities, Investment Property, Securities Accounts and Deposit Accounts, except as permitted by the Credit Agreement.

SECTION 4.2. Limitation on Liens; Defense of Claims; Transferability of Collateral. Each Grantor is as of the date hereof, and, as to Collateral acquired by it from time to time after the date hereof, such Grantor will be, the sole direct and beneficial owner of all Collateral pledged by it hereunder free from any Lien or other right, title or interest of any Person other than the Liens and security interest created by this Security Agreement and Permitted Encumbrances. Each Grantor shall, at its own cost and expense, defend title to the Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all Persons, at its own cost and expense, at any time claiming any interest therein adverse to the Collateral Agent or any other Credit Party other than Permitted Encumbrances. Except as permitted by the Credit Agreement, there is no agreement, and no Grantor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Collateral or otherwise impair or conflict with such Grantors’ obligations or the rights of the Collateral Agent hereunder.

SECTION 4.3. Chief Executive Office; Change of Name; Jurisdiction of Organization.

(a) The exact legal name, type of organization, jurisdiction of organization, federal taxpayer identification number, organizational identification number and chief executive office of such Grantor is indicated next to its name on Schedules 1 and 2 of the Perfection Certificate.

(b) The Collateral Agent may rely on opinions of counsel as to whether any or all UCC financing statements of the Grantors need to be amended as a result of any of the changes described in Section 4.3(a). If any Grantor fails to provide information to the Collateral Agent about any changes to information on Schedules 1 and 2 Perfection Certificate when required by the Credit Agreement, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Grantor’s property constituting Collateral, for which the Collateral Agent needed to have information relating to such changes. The Collateral Agent shall have no duty to inquire about such changes if any Grantor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Grantor.

SECTION 4.4. Location of Inventory and Equipment. As of the Closing Date, all Equipment and Inventory of such Grantor is located at the chief executive office or such other location listed in the Perfection Certificate.

SECTION 4.5. Reserved.

SECTION 4.6. Due Authorization and Issuance. All of the Pledged Interests have been, and to the extent any Pledged Interests are hereafter issued, such shares or other equity interests will be, upon such issuance, duly authorized, validly issued and, to the extent applicable, fully paid and non-assessable. All of the Pledged Interests have been fully paid for, and there is no amount or other obligation owing by any Grantor to any issuer of the Pledged Interests in exchange for or in connection with the issuance of the Pledged Interests or any Grantor’s status as a partner or a member of any issuer of the Pledged Interests.

SECTION 4.7. No Conflicts, Consents, etc. No consent of any party (including, without limitation, equity holders or creditors of such Grantor) and no consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required (A) for the grant of the security interest by such Grantor of the Collateral pledged by it pursuant to this Security Agreement or for the execution, delivery or performance hereof by such Grantor, (B) for the exercise by the Collateral Agent of the voting or other rights provided for in this Security Agreement or (C) subject to Section 6.1 hereof, for the exercise by the Collateral Agent of the remedies in respect of the Collateral pursuant to this Security Agreement except, in each case, for such consents which have been obtained prior to the date hereof and for those filings contemplated by Section 5.18 of the Credit Agreement. Following the occurrence and during the continuation of an Event of Default, if the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Security Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Collateral Agent, such Grantor agrees to use commercially reasonable efforts to assist and aid the Collateral Agent to obtain as soon as commercially practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.8. Collateral. All information set forth herein, including the schedules annexed hereto, and all information contained in the Perfection Certificate, in each case, relating to the Collateral, is accurate and complete in all material respects. As of the Closing Date, the Collateral described on the schedules annexed hereto constitutes all of the property of such type of Collateral owned or held by the Grantors.

SECTION 4.9. Insurance. Such Grantor shall (i) maintain or shall cause to be maintained such insurance as is required pursuant to Section 6.07 of the Credit Agreement; (ii) maintain such other insurance as may be required by applicable Law; and (iii) furnish to the Collateral Agent, upon written request, full information as to the insurance carried. Each Grantor hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact), exercisable only after the occurrence and during the continuance of an Event of Default, for the purpose of making, settling and adjusting claims in respect of the Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or in part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 4.9, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

SECTION 4.10. Reserved.

SECTION 4.11. Reserved.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1. Pledge of Additional Securities Collateral. Each Grantor shall, upon obtaining any Pledged Securities or Intercompany Notes of any Person required to be pledged hereunder, accept the same in trust for the benefit of the Collateral Agent and forthwith deliver to the Collateral Agent or its agent or bailee pursuant to the Intercreditor Agreement, a pledge amendment, duly executed by such Grantor, in substantially the form of Exhibit 1 annexed hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Security Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Grantor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Security Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Collateral.

SECTION 5.2. Voting Rights; Distributions; etc.

(i) Subject to the terms of the Intercreditor Agreement, so long as no Event of Default shall have occurred and be continuing, each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other Loan Document evidencing the Secured Obligations. The Collateral Agent shall be deemed without further action or formality to have granted to each Grantor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Grantor and at the sole cost and expense of the Grantors, from time to time execute and deliver (or cause to be executed and delivered) to such Grantor all such instruments as such Grantor may reasonably request in order to permit such Grantor to exercise the voting and other rights which it is entitled to exercise pursuant to this Section 5.2(i).

(ii) Upon the occurrence and during the continuance of any Event of Default, and after written notice from the Collateral Agent to the Lead Borrower, subject to the Intercreditor Agreement all rights of each Grantor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(i) hereof without any action, other than, in the case of any Securities Collateral, or the giving of any notice shall immediately cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights; provided that, subject to the Intercreditor Agreement, the Collateral Agent shall have the right, in its sole discretion, from time to time following the occurrence and continuance of an Event of Default to permit such Grantor to exercise such rights under Section 5.2(i). After such Event of Default is no longer continuing, each Grantor shall have the right to exercise the voting, managerial and other consensual rights and powers that it would otherwise be entitled to pursuant to Section 5.2(i) hereof.

(iii) So long as no Dominion Trigger Event shall have occurred and be continuing, each Grantor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with, and to the extent permitted by, the provisions of the Credit Agreement; provided, however, that subject to the Intercreditor Agreement any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Collateral Agent to hold as Collateral and shall, if received by any Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement). The Collateral Agent shall, if necessary, upon written request of any Grantor and at the sole cost and expense of the Grantors, from time to time execute and deliver (or cause to be executed and delivered) to such Grantor all such instruments as such Grantor may reasonably request in order to permit such Grantor to receive the Distributions which it is authorized to receive and retain pursuant to this Section 5.2(iii).

(iv) Upon the occurrence and during the continuance of any Dominion Trigger Event, all rights of each Grantor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(iii) hereof shall cease and all such rights shall thereupon, subject to the Intercreditor Agreement, become vested in the Collateral Agent, which shall thereupon, subject to the Intercreditor Agreement, have the sole right to receive and hold as Collateral such Distributions. After such Dominion Trigger Event is no longer continuing, each Grantor shall have the right to receive the Distributions which it would be authorized to receive and retain pursuant to Section 5.2(ii).

(v) Each Grantor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may reasonably request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(ii) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(iv) hereof.

(vi) All Distributions which are received by any Grantor contrary to the provisions of Section 5.2(ii) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall immediately be paid over to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).

SECTION 5.3. Reserved.

SECTION 5.4. Defaults, Etc. Such Grantor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Grantor is a party relating to the Pledged Securities pledged by it, and such Grantor is not in violation of any other provisions of any such agreement to which such Grantor is a party, or otherwise in default or violation thereunder. No Securities Collateral pledged by such Grantor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Grantor by any Person with respect thereto, and as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organization Documents and certificates, if any, delivered to the Collateral Agent) which evidence any Pledged Securities of such Grantor.

SECTION 5.5. Certain Agreements of Grantors As Issuers and Holders of Equity Interests.

(i) In the case of each Grantor which is an issuer of Securities Collateral, such Grantor agrees to be bound by the terms of this Security Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(ii) In the case of each Grantor which is a partner in a partnership, limited liability company or other entity that is an issuer of Equity Interests pledged hereunder, such Grantor hereby consents to the extent required by the applicable Organization Documents to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Interests in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Interests to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner or a limited partner or member, as the case may be.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL

PROPERTY COLLATERAL

SECTION 6.1. Grant of License. Without limiting the rights of Collateral Agent as the holder of a Lien on the Intellectual Property Collateral, for the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Grantor, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof. For the avoidance of doubt, the foregoing license grant shall not include any rights, the grant of which shall constitute a breach of any license to which a Grantor is a party, and shall be limited solely to the extent required for the Collateral Agent to exercise its rights hereunder.

SECTION 6.2. Registrations. Except pursuant to material licenses and material other user agreements entered into by any Grantor in the ordinary course of business that are listed Schedule 11 of the Perfection Certificate, on and as of the date hereof (i) each Grantor owns and possesses the right to use, and has done nothing to authorize any other Person to use, any material Copyright, Patent or Trademark listed on Schedule 11 of the Perfection Certificate, and (ii) all registrations listed on Schedule 11 of the Perfection Certificate as owned by such Grantor are valid and in full force and effect.

SECTION 6.3. No Violations or Proceedings. To each Grantor’s knowledge, on and as of the date hereof, there is no violation by others of any right of such Grantor with respect to any Copyright, Patent or Trademark listed on Schedule 11 of the Perfection Certificate, respectively, pledged by it under the name of such Grantor.

SECTION 6.4. Protection of Collateral Agent’s Security. On a continuing basis, each Grantor shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Collateral Agent of (A) any adverse determination in any proceeding in the United States Patent and Trademark Office or the United States Copyright Office with respect to any Patent, Trademark or Copyright necessary for the conduct of business of such Grantor or (B) the institution of any proceeding or any adverse determination in any federal, state or local court or administrative body regarding such Grantor’s claim of ownership in or right to use any of the Intellectual Property Collateral material to the use and operation of the Collateral, its right to register such Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) maintain and protect the Intellectual Property Collateral necessary for the conduct of business of such Grantor, (iii) not permit to lapse or become abandoned any Intellectual Property Collateral necessary for the conduct of business of such Grantor, and not settle or compromise any pending or future litigation or administrative proceeding with respect to such Intellectual Property Collateral, in each case except as shall be consistent with commercially reasonable business judgment and, if any Event of Default has occurred and is continuing, with the prior approval of the Collateral Agent (such approval not to be unreasonably withheld), (iv) upon such Grantor’s obtaining knowledge thereof, promptly notify the Collateral Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of the Intellectual Property Collateral or any portion thereof material to the use and operation of the Collateral, the ability of such Grantor or the Collateral Agent to dispose of the Intellectual Property Collateral or any material portion thereof or the rights and remedies of the Collateral Agent in relation thereto including, without limitation, a levy or threat of levy or any legal process against the Intellectual Property Collateral or any material portion thereof, (v) not license the Intellectual Property Collateral other than licenses entered into by such Grantor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the material licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of the Intellectual Property Collateral or the Lien on and security interest in the Intellectual Property Collateral intended to be granted to the Collateral Agent for the benefit of the Credit Parties, without the consent of the Collateral Agent, (vi) until the Collateral Agent exercises its rights to make collection, diligently keep adequate records respecting the Intellectual Property Collateral and (vii) furnish to the Collateral Agent from time to time upon the Collateral Agent’s reasonable request therefor detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to the Intellectual Property Collateral as the Collateral Agent may from time to time reasonably request. Notwithstanding the foregoing, nothing herein shall prevent any Grantor from selling, disposing of or otherwise using any Intellectual Property Collateral as permitted under the Credit Agreement.

SECTION 6.5. After-Acquired Property. If any Grantor shall, at any time before this Security Agreement shall have been terminated in accordance with Section 9.5(a), (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in clause (i) or (ii) of this Section 6.5 with respect to such Grantor shall automatically constitute Intellectual Property Collateral if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Security Agreement without further action by any party. With respect to any federally registered Intellectual Property Collateral owned by a Grantor, each such Grantor shall promptly (a) provide to the Collateral Agent written notice of any of the foregoing and (b) upon the Collateral Agent’s request, confirm the attachment of the Lien and security interest created by this Security Agreement to any rights described in clauses (i) and (ii) of the immediately preceding sentence of this Section 6.5 by execution and filing of the applicable IP Security Agreement.

SECTION 6.6. Modifications. Each Grantor authorizes the Collateral Agent to modify this Security Agreement by amending Schedule 11 of the Perfection Certificate to include any Intellectual Property Collateral acquired or arising after the date hereof of such Grantor including, without limitation, any of the items listed in Section 6.5 hereof.

SECTION 6.7. Litigation. Unless there shall occur and be continuing any Event of Default, each Grantor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Grantors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Grantor, the Collateral Agent or the other Credit Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, each Grantor shall, at the reasonable request of the Collateral Agent, do any and all lawful acts and execute any and all documents requested by the Collateral Agent in aid of such enforcement and the Grantors shall promptly reimburse and indemnify the Collateral Agent, as the case may be, for all costs and expenses incurred by the Collateral Agent in the exercise of its rights under this Section 6.7 in accordance with Section 10.4 of the Credit Agreement. In the event that the Collateral Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Grantor agrees, at the request of the Collateral Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by others.

SECTION 6.8. Third Party Consents. Each Grantor shall use reasonable commercial efforts to obtain the consent of third parties to the extent such consent is necessary to create a valid, perfected security interest in favor of the Collateral Agent in any Intellectual Property Collateral.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING ACCOUNTS

SECTION 7.1. Special Representations and Warranties. As of the time when each of its Accounts is included in the Borrowing Base as an Eligible Credit Card Receivable or an Eligible Pharmacy Receivable each Grantor shall be deemed to have represented and warranted that such Account and all records, papers and documents relating thereto (i) are genuine and correct and in all material respects what they purport to be, (ii) represent the legal, valid and binding obligation of the account debtor, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, evidencing indebtedness unpaid and owed by such account debtor, arising out of the performance of labor or services or the sale, lease, license, assignment or other disposition and delivery of the goods or other property listed therein or out of an advance or a loan, and (iii) are in all material respects in compliance and conform with all applicable material federal, state and local Laws and applicable Laws of any relevant foreign jurisdiction.

SECTION 7.2. Maintenance of Records. Each Grantor shall keep and maintain at its own cost and expense materially complete records of each Account, in a manner consistent with prudent business practice, including, without limitation, records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Grantor shall, at such Grantor’s sole cost and expense, upon the Collateral Agent’s written demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Accounts, including, without limitation, all documents evidencing Accounts and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor).

SECTION 7.3. Legend. Each Grantor shall legend, at the request of the Collateral Agent made at any time after the occurrence and during the continuance of any Event of Default and in form and manner reasonably satisfactory to the Collateral Agent, the books, records and documents of such Grantor evidencing or pertaining to the Accounts with an appropriate reference to the fact that the Accounts have been collaterally assigned to the Collateral Agent for the benefit of the Credit Parties and that the Collateral Agent has a security interest therein.

SECTION 7.4. Modification of Terms, Etc. No Grantor shall rescind or cancel any indebtedness evidenced by any Account or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice or in accordance with the Credit Agreement, or extend or renew any such indebtedness except in the ordinary course of business consistent with prudent business practice or in accordance with the Credit Agreement or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Account or interest therein except in the ordinary course of business consistent with prudent business practice or in accordance with the Credit Agreement without the prior written consent of the Collateral Agent.

SECTION 7.5. Collection. Each Grantor shall use commercially reasonable efforts to cause to be collected from the account debtor of each of the Accounts, as and when due in the ordinary course of business consistent with prudent business practice, any and all amounts owing under or on account of such Account, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account. The costs and expenses (including, without limitation, reasonable attorneys’ fees) of collection, in any case, whether incurred by any Grantor, the Collateral Agent or any other Credit Party, shall be paid by the Grantors.

ARTICLE VIII

REMEDIES

SECTION 8.1. Remedies. Upon the occurrence and during the continuance of any Event of Default the Collateral Agent may, subject to the Intercreditor Agreement, and at the direction of the Required Lenders, shall, from time to time in respect of the Collateral, in addition to the other rights and remedies provided for herein, under applicable Law or otherwise available to it:

(i) Personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from any Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Grantor’s premises where any of the Collateral is located, remove such Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Grantor;

(ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral including, without limitation, instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Grantor, prior to receipt by any such obligor of such instruction, such Grantor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly pay such amounts to the Collateral Agent;

(iii) Sell, assign, grant a license to use or otherwise liquidate, or direct any Grantor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv) Take possession of the Collateral or any part thereof, by directing any Grantor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event such Grantor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Collateral Agent and therewith delivered to the Collateral Agent, (B) store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (C) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Grantor’s obligation to deliver the Collateral as contemplated in this Section 8.1 is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by any Grantor of such obligation;

(v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Grantor constituting Collateral for application to the Secured Obligations;

(vi) Retain and apply the Distributions to the Secured Obligations as provided in Article V hereof;

(vii) Exercise any and all rights as beneficial and legal owner of the Collateral, including, without limitation, perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Collateral; and

(viii) Exercise all the rights and remedies of a secured party under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 8.2 hereof, sell, assign or grant a license to use the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other Credit Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of any Collateral payable by such Person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives, to the fullest extent permitted by Law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the fullest extent permitted by Law, each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

SECTION 8.2. Notice of Sale. Each Grantor acknowledges and agrees that, to the extent notice of sale or other disposition of Collateral shall be required by applicable Law and unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Collateral Agent shall provide such Grantor such advance notice as may be practicable under the circumstances), ten (10) days’ prior notice to such Grantor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Grantor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying (as permitted under Law) any right to notification of sale or other intended disposition.

SECTION 8.3. Waiver of Notice and Claims. Each Grantor hereby waives, to the fullest extent permitted by applicable Law, but except as provided in Section 8.2 of this Security Agreement, notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of any of the Collateral pursuant to this Security Agreement, the Intercreditor Agreement or the Credit Agreement, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Grantor would otherwise have under law, and each Grantor hereby further waives, to the fullest extent permitted by applicable Law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable Law. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article VIII in the absence of bad faith, gross negligence or willful misconduct. Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Grantor.

SECTION 8.4. Certain Sales of Collateral.

(i) Each Grantor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Grantor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable Law, the Collateral Agent shall have no obligation to engage in public sales.

(ii) Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities Laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to Persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities Laws, even if such issuer would agree to do so.

(iii) If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Grantor shall from time to time furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(iv) Each Grantor further agrees that a breach of any of the covenants contained in this Section 8.4 will cause irreparable injury to the Collateral Agent and the other Credit Parties, that the Collateral Agent and the other Credit Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8.4 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

SECTION 8.5. No Waiver; Cumulative Remedies.

(i) No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

(ii) In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Security Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Grantors, the Collateral Agent and each other Credit Party shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Collateral Agent and the other Credit Parties shall continue as if no such proceeding had been instituted.

SECTION 8.6. Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of Collateral Agent, and subject to the Intercreditor Agreement each Grantor shall execute and deliver to Collateral Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and such other documents as are necessary or appropriate to carry out the intent and purposes hereof to the extent such assignment does not result in any loss of rights therein under applicable Law. Within five (5) Business Days of written notice thereafter from Collateral Agent, each Grantor shall use commercially reasonable efforts to make available to Collateral Agent, such personnel in such Grantor’s employ on the date of the Event of Default as Collateral Agent may reasonably designate to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Grantor under the registered Patents, Trademarks and/or Copyrights, and such Persons shall be available to perform their prior functions on Collateral Agent’s behalf.

SECTION 8.7. Application of Proceeds. Subject to the Intercreditor Agreement the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Security Agreement, in accordance with and as set forth in Section 8.03 of the Credit Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. Concerning Collateral Agent.

(i) The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Collateral), in accordance with this Security Agreement and the Credit Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Security Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Security Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was the Collateral Agent.

(ii) The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the other Credit Parties shall have responsibility for, without limitation (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Credit Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any Person with respect to any Collateral.

(iii) The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining to this Security Agreement and its duties hereunder, upon advice of counsel selected by it.

(iv) If any item of Collateral also constitutes collateral granted to Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral (other than the Credit Agreement), Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

SECTION 9.2. Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If any Grantor shall fail to perform any covenants contained in this Security Agreement or in the Credit Agreement (including, without limitation, such Grantor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay Claims, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any other obligations of such Grantor with respect to any Collateral) or if any warranty on the part of any Grantor contained herein shall be breached, the Collateral Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that Collateral Agent shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which such Grantor fails to pay or perform as and when required hereby. Any and all amounts so expended by the Collateral Agent shall be paid by the Grantors in accordance with the provisions of Section 10.4 of the Credit Agreement. Neither the provisions of this Section 9.2 nor any action taken by Collateral Agent pursuant to the provisions of this Section 9.2 shall prevent any such failure to observe any covenant contained in this Security Agreement nor any breach of warranty from constituting an Event of Default. Each Grantor hereby appoints the Collateral Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, or otherwise, from time to time after the occurrence and during the continuation of an Event of Default in the Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement and the other Security Documents which the Collateral Agent may deem necessary to accomplish the purposes hereof. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 9.3. Reserved.

SECTION 9.4. Continuing Security Interest; Assignment. This Security Agreement shall create a continuing security interest in the Collateral and shall (i) be binding upon the Grantors, their respective successors and assigns, and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Credit Parties and each of their respective successors, transferees and assigns. No other Persons (including, without limitation, any other creditor of any Grantor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Credit Party may assign or otherwise transfer any indebtedness held by it secured by this Security Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Credit Party, herein or otherwise, subject, however, to the provisions of the Credit Agreement.

SECTION 9.5. Termination; Release.

(a) This Security Agreement, the Lien in favor of the Collateral Agent (for the benefit of itself and the other Credit Parties) and all other security interests granted hereby shall terminate with respect to all Secured Obligations when (i) the Commitments shall have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Secured Obligations shall have been paid in full in cash, (iii) all Letters of Credit (as defined in the Credit Agreement) shall have (A) expired or terminated and have been reduced to zero, (B) been Cash Collateralized to the extent required by the Credit Agreement, or (C) been supported by another letter of credit in a manner reasonably satisfactory to the L/C Issuer and the Administrative Agent, and (iv) all Unreimbursed Amounts shall have been indefeasibly paid in full in cash, provided, however, that in connection with the termination of this Security Agreement, the Collateral Agent may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Secured Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities, and (z) any Secured Obligations that may thereafter arise under Section 10.04 of the Credit Agreement.

(b) Provided that no Event of Default is then occurring, a Grantor shall automatically be released from its obligations hereunder and the Lien in favor of the Collateral Agent on the Collateral of such Grantor shall be automatically released if (i) such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Credit Agreement or becomes an Excluded Subsidiary or (ii) is the parent holding company of a Real Estate Subsidiary party to a Qualified Real Estate Financing Facility if such guarantee is prohibited by the terms of such Qualified Real Estate Financing Facility; provided that no such release shall occur if such Grantor continues to be a guarantor in respect of any Term Loan Facility Indebtedness, any Permitted Ratio Debt, any Permitted First Priority Refinancing Debt, any Permitted Junior Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt or any Permitted Refinancing of any of the foregoing (each as defined in and incurred in compliance with the terms of the Term Loan Credit Agreement as in effect on the date hereof).

(c) Upon any Permitted Disposition by any Grantor of any Collateral, any pledge by a parent holding company of the stock of a Real Estate Subsidiary securing a Qualified Real Estate Financing Facility if such pledge is prohibited by the terms of such Qualified Real Estate Financing Facility, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement, provided that no Event of Default is then occurring, the security interest in such Collateral shall be automatically released.

(d) Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, upon (i) the release of any Lien or security interest created in any Pari Term Debt Priority Collateral by all Pari Term Debt Secured Parties, other than any such release in connection with the termination of the Term Facility, and (ii) delivery to the Collateral Agent of an officer’s certificate of the Borrowers certifying that such release has occurred, the lien and security interest created hereunder shall automatically terminate with respect to such Pari Term Debt Priority Collateral.

(e) Notwithstanding clause (d) above, if, after any release of collateral pursuant to such clause (d), any Indebtedness that would constitute Pari Term Debt Obligations under the Intercreditor Agreement becomes secured by any Pari Term Debt Priority Collateral, such Pari Term Debt Priority Collateral and related Security Documents, and all Liens granted or purported to be granted therein, released pursuant to clause (d) above shall be automatically reinstated on the same terms as of the date they were terminated and the Grantors shall take all actions and deliver all documents (collectively, the “New Collateral Documents”) reasonably requested by the Collateral Agent as may be necessary to create and perfect the Liens of the Collateral Agent in such Collateral, in form and substance reasonably satisfactory to the Collateral Agent, within 60 days of such date (or such longer period as the Administrative Agent may agree in its reasonable discretion); provided that any Collateral constituting Real Estate shall be reinstated within 180 days of such date (or such longer period as the Administrative Agent may agree in its reasonable discretion). The Collateral Agent is hereby authorized to enter into any New Collateral Documents.

(f) The Collateral shall be released from the Lien of this Security Agreement in accordance with the provisions of this Security Agreement, the Intercreditor Agreement and the Credit Agreement. Upon termination hereof or any release of Collateral in accordance with the provisions of this Security Agreement, the Intercreditor Agreement or the Credit Agreement, the Collateral Agent shall, upon the request and at the sole cost and expense of the Grantors, assign, transfer and deliver to the Grantors, against receipt and without recourse to or warranty by the Collateral Agent, such of the Collateral to be released (in the case of a release) or all of the Collateral (in the case of termination of this Security Agreement) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Collateral, as the case may be.

(g) At any time that the respective Grantor desires that the Collateral Agent take any action described in clause (f) of this Section 9.5, such Grantor shall, upon request of the Collateral Agent, deliver to the Collateral Agent an officer’s certificate certifying that the release of the respective Collateral is permitted pursuant to this Section 9.5. The Collateral Agent shall have no liability whatsoever to any other Credit Party as the result of any release of Collateral by it as permitted (or which the Collateral Agent in good faith believes to be permitted) by this Section 9.5.

SECTION 9.6. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Grantor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Grantor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Security Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

SECTION 9.7. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Grantor, addressed to it at the address of the Lead Borrower set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other parties hereto complying as to delivery with the terms of this Section 9.7.

SECTION 9.8. GOVERNING LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 9.9. CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GRANTOR

IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECURITY AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH GRANTOR AGREES THAT ANY ACTION COMMENCED BY ANY GRANTOR ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AS THE COLLATERAL AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.7. NOTHING IN THIS SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER INITIATED BY OR AGAINST ANY SUCH PERSON OR IN WHICH ANY SUCH PERSON IS JOINED AS A PARTY LITIGANT). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.10. Severability of Provisions. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 9.11. Execution in Counterparts; Effectiveness. This Security Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Security Agreement.

SECTION 9.12. No Release. Nothing set forth in this Security Agreement shall relieve any Grantor from the performance of any term, covenant, condition or agreement on such Grantor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any Person under or in respect of any of the Collateral or shall impose any obligation on the Collateral Agent or any other Credit Party to perform or observe any such term, covenant, condition or agreement on such Grantor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Credit Party for any act or omission on the part of such Grantor relating thereto or for any breach of any representation or warranty on the part of such Grantor contained in this Security Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Collateral or made in connection herewith or therewith. The obligations of each Grantor contained in this Section 9.12 shall survive the termination hereof and the discharge of such Grantor’s other obligations under this Security Agreement, the Credit Agreement and the other Loan Documents.

SECTION 9.13. Obligations Absolute. All obligations of each Grantor hereunder, to the extent permitted by applicable Law, shall be absolute and unconditional irrespective of:

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Grantor;

(ii) any lack of validity or enforceability of the Credit Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 9.6 hereof; or

(vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Grantor (other than the termination of this Security Agreement in accordance with Section 9.5(a) hereof).

SECTION 9.14. Intercreditor Agreement. Notwithstanding anything to the contrary herein, this Agreement and each other Loan Documents are subject to the terms and conditions set forth in the Intercreditor Agreement in all respects and, in the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern. Notwithstanding anything herein to the contrary, the priority of the Lien and security interest granted to the Collateral Agent pursuant to any Loan Document and the exercise of any right or remedy in respect of the Collateral by the Collateral Agent hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreement. The delivery of any Collateral that constitutes Pari Term Debt Priority Collateral (as such term is defined in the Intercreditor Agreement) to the collateral agent under and pursuant to any Pari Term Debt Document shall satisfy any delivery requirement hereunder or under any other Loan Document to the extent that such delivery is consistent with the terms of the Intercreditor Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Grantors and the Collateral Agent have caused this Security Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

ALBERTSON’S, LLC, as a Grantor

By:
Name:
Title:

ALBERTSONS HOLDINGS LLC, as a Grantor

By:
Name:
Title:

FRESH HOLDINGS LLC, as a Grantor

By:
Name:
Title:

GOOD SPIRITS LLC, as a Grantor

By:
Name:
Title:

AMERICAN FOOD AND DRUG LLC, as a Grantor

By:
Name:
Title:

EXTREME LLC, as a Grantor

By:
Name:
Title:

NEWCO INVESTMENTS, LLC, as a Grantor

By:
Name:
Title:

NHI INVESTMENT PARTNERS, LP, as a Grantor

By:
Name:
Title:

AMERICAN STORES PROPERTIES LLC, as a Grantor

By:
Name:
Title:

JEWEL OSCO SOUTHWEST LLC, as a Grantor

By:
Name:
Title:

SUNRICH MERCANTILE LLC, as a Grantor

By:
Name:
Title:

ABS REAL ESTATE HOLDINGS LLC, as a Grantor

By:
Name:
Title:

ABS REAL ESTATE INVESTOR HOLDINGS LLC, as a Grantor

By:
Name:
Title:

ABS MEZZANINE I LLC, as a Grantor

By:
Name:
Title:

ABS TX INVESTOR GP LLC, as a Grantor

By:
Name:
Title:

ABS FLA INVESTOR LLC, as a Grantor

By:
Name:
Title:

ABS TX INVESTOR LP, as a Grantor

By:
Name:
Title:

ABS SW INVESTOR LLC, as a Grantor

By:
Name:
Title:

ABS RM INVESTOR LLC, as a Grantor

By:
Name:
Title:

ABS DFW INVESTOR LLC, as a Grantor

By:
Name:
Title:

ASP SW INVESTOR LLC, as a Grantor

By:
Name:
Title:

ABS TX LEASE INVESTOR GP LLC, as a Grantor

By:
Name:
Title:

ABS FLA LEASE INVESTOR LLC, as a Grantor

By:
Name:
Title:

ABS TX LEASE INVESTOR LP, as a Grantor

By:
Name:
Title:

ABS SW LEASE INVESTOR LLC, as a Grantor

By:
Name:
Title:

ABS RM LEASE INVESTOR LLC, as a Grantor

By:
Name:
Title:

ASP SW LEASE INVESTOR LLC, as a Grantor

By:
Name:
Title:

AFDI NOCAL LEASE INVESTOR LLC, as a Grantor

By:
Name:
Title:

ABS NOCAL LEASE INVESTOR LLC, as a Grantor

By:
Name:
Title:

ASR TX INVESTOR GP LLC, as a Grantor

By:
Name:
Title:

ASR TX INVESTOR LP, as a Grantor

By:
Name:
Title:

ABS REALTY INVESTOR LLC, as a Grantor

By:
Name:
Title:

ASR LEASE INVESTOR LLC, as a Grantor

By:
Name:
Title:

ABS REALTY LEASE INVESTOR LLC, as a Grantor

By:
Name:
Title:

ABS MEZZANINE II LLC, as a Grantor

By:
Name:
Title:

ABS TX OWNER GP LLC, as a Grantor

By:
Name:
Title:

ABS FLA OWNER LLC, as a Grantor

By:
Name:
Title:

ABS TX OWNER GP LLC, as a Grantor

By:
Name:
Title:

ABS FLA OWNER LLC, as a Grantor

By:
Name:
Title:

ABS TX OWNER LP, as a Grantor

By:
Name:
Title:

ABS TX LEASE OWNER GP LLC, as a Grantor

By:
Name:
Title:

ABS FLA OWNER LLC, as a Grantor

By:
Name:
Title:

ABS TX OWNER LP, as a Grantor

By:
Name:
Title:

ABS TX LEASE OWNER GP LLC, as a Grantor

By:
Name:
Title:

ABS TX LEASE OWNER LP, as a Grantor

By:
Name:
Title:

ABS SW OWNER LLC, as a Grantor

By:
Name:
Title:

ABS SW LEASE OWNER LLC, as a Grantor

By:
Name:
Title:

LUCKY (DEL) LEASE OWNER LLC, as a Grantor

By:
Name:
Title:

SHORTCO OWNER LLC, as a Grantor

By:
Name:
Title:

ABS NOCAL LEASE OWNER LLC, as a Grantor

By:
Name:
Title:

LSP LEASE LLC, as a Grantor

By:
Name:
Title:

ABS RM OWNER LLC, as a Grantor

By:
Name:
Title:

ABS RM LEASE OWNER LLC, as a Grantor

By:
Name:
Title:

ABS DFW OWNER LLC, as a Grantor

By:
Name:
Title:

ASP SW OWNER LLC, as a Grantor

By:
Name:
Title:

ASP SW LEASE OWNER LLC, as a Grantor

By:
Name:
Title:

NHI TX OWNER GP LLC, as a Grantor

By:
Name:
Title:

EXT OWNER LLC, as a Grantor

By:
Name:
Title:

NHI TX OWNER LP, as a Grantor

By:
Name:
Title:

SUNRICH OWNER LLC, as a Grantor

By:
Name:
Title:

NHI TX LEASE OWNER GP LLC, as a Grantor

By:
Name:
Title:

ASR TX LEASE OWNER GP LLC, as a Grantor

By:
Name:
Title:

ABS MEZZANINE III LLC, as a Grantor

By:
Name:
Title:

ABS CA-O LLC, as a Grantor

By:
Name:
Title:

ABS CA-GL LLC, as a Grantor

By:
Name:
Title:

ABS ID-O LLC, as a Grantor

By:
Name:
Title:

ABS ID-GL LLC, as a Grantor

By:
Name:
Title:

ABS MT-O LLC, as a Grantor

By:
Name:
Title:

ABS MT-GL LLC, as a Grantor

By:
Name:
Title:

ABS NV-O LLC, as a Grantor

By:
Name:
Title:

ABS NV-GL LLC, as a Grantor

By:
Name:
Title:

ABS OR-O LLC, as a Grantor

By:
Name:
Title:

ABS OR-GL LLC, as a Grantor

By:
Name:
Title:

ABS UT-O LLC, as a Grantor

By:
Name:
Title:

ABS UT-GL LLC, as a Grantor

By:
Name:
Title:

ABS WA-O LLC, as a Grantor

By:
Name:
Title:

ABS WA-GL LLC, as a Grantor

By:
Name:
Title:

ABS WY-O LLC, as a Grantor

By:
Name:
Title:

ABS WY-GL LLC, as a Grantor

By:
Name:
Title:

ABS CA-O DC1 LLC, as a Grantor

By:
Name:
Title:

ABS CA-O DC2 LLC, as a Grantor

By:
Name:
Title:

ABS ID-O DC LLC, as a Grantor

By:
Name:
Title:

ABS OR-O DC LLC, as a Grantor

By:
Name:
Title:

ABS UT-O DC LLC, as a Grantor

By:
Name:
Title:

Signature Page to Security Agreement

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

Signature Page to Security Agreement

EXHIBIT 1

[Form of]

SECURITIES PLEDGE AMENDMENT

This Securities Pledge Amendment, dated as of                     , is delivered pursuant to Section 5.1 of that certain Security Agreement (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of March 21, 2013, made by and among (i) ALBERTSON’S LLC, as lead borrower for itself and the other Borrowers (the “Lead Borrower”), (ii) THE BORROWERS party thereto from time to time (together with the Lead Borrower, the “Borrowers”), (iii) THE GUARANTORS party thereto from time to time (the “Guarantors”), as pledgors, assignors and debtors (the Borrowers, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Grantors,” and each, a “Grantor”), and (iv) BANK OF AMERICA, N.A., in its capacity as collateral agent for the Credit Parties, as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”). The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Collateral and shall secure all Secured Obligations.

Ex. 1-1

PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S).	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

Ex. 1-2

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

[ ],
as Grantor

By:
Name:
Title:

AGREED TO AND ACCEPTED:

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

Ex. 1-3

SCHEDULE I

Intercompany Notes

None.

Sch. I-1

SCHEDULE II

Filings, Registrations and Recordings

Type of Filing	Entity	Applicable Collateral Document Mortgage, Security Agreement or Other	Jurisdictions

UCC-1 financing statement	Albertson’s Holdings LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	Albertson’s LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	Fresh Holdings LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	Good Spirits LLC	ABL Security Agreement	Texas

UCC-1 financing statement	American Food and Drug LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	Extreme LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	Newco Investments, LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	NHI Investment Partners, LP	ABL Security Agreement	Delaware

UCC-1 financing statement	American Stores Properties LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	Jewel Osco Southwest LLC	ABL Security Agreement	Illinois

UCC-1 financing statement	Sunrich Mercantile LLC	ABL Security Agreement	California

UCC-1 financing statement	ABS Real Estate Holdings LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS Real Estate Investor Holdings LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS Real Estate Corp.	ABL Security Agreement	Delaware

Sch. II-1

UCC-1 financing statement	ABS Real Estate Owner Holdings LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS Mezzanine I LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS TX Investor GP LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS FLA Investor LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS TX Investor LP	ABL Security Agreement	Texas

UCC-1 financing statement	ABS SW Investor LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS RM Investor LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS DFW Investor LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ASP SW Investor LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS TX Lease Investor GP LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS FLA Lease Investor LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS TX Lease Investor LP	ABL Security Agreement	Texas

UCC-1 financing statement	ABS SW Lease Investor LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS RM Lease Investor LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ASP SW Lease Investor LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	AFDI NoCal Lease Investor LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS NoCal Lease Investor LLC	ABL Security Agreement	Delaware

Sch. II-2

UCC-1 financing statement	ASR TX Investor GP LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ASR TX Investor LP	ABL Security Agreement	Texas

UCC-1 financing statement	ABS Realty Investor LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ASR Lease Investor LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS Realty Lease Investor LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS Mezzanine II LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS TX Owner GP LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS FLA Owner LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS TX Owner LP	ABL Security Agreement	Texas

UCC-1 financing statement	ABS TX Lease Owner GP LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS TX Lease Owner LP	ABL Security Agreement	Texas

UCC-1 financing statement	ABS SW Owner LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS SW Lease Owner LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	Lucky (Del) Lease Owner LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ASP NoCal Lease Owner LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	Shortco Owner LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	LSP Lease LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS RM Owner LLC	ABL Security Agreement	Delaware

Sch. II-3

UCC-1 financing statement	ABS RM Lease Owner LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS DFW Owner LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS DFW Lease Owner LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ASP SW Owner LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ASP SW Lease Owner LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	NHI TX Owner GP LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	EXT Owner LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	NHI TX Owner LP	ABL Security Agreement	Texas

UCC-1 financing statement	Sunrich Owner LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	NHI TX Lease Owner GP LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ASR Owner LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	EXT Lease Owner LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	NHI TX Lease Owner LP	ABL Security Agreement	Texas

UCC-1 financing statement	ASR TX Lease Owner GP LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ASR TX Lease Owner LP	ABL Security Agreement	Texas

UCC-1 financing statement	ABS Mezzanine III LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS CA-O LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS CA-GL LLC	ABL Security Agreement	Delaware

Sch. II-4

UCC-1 financing statement	ABS ID-O LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS ID-GL LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS MT-O LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS MT-GL LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS NV-O LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS NV-GL LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS OR-O LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS OR-GL LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS UT-O LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS UT-GL LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS WA-O LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS WA-GL LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS WY-O LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS WY-GL LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS CA-O DC1 LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS CA-O DC2 LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS ID-O DC LLC	ABL Security Agreement	Delaware

UCC-1 financing statement	ABS OR-O DC LLC	ABL Security Agreement	Delaware

Sch. II-5

UCC-1 financing statement	ABS UT-O DC LLC	ABL Security Agreement	Delaware

Short form intellectual property security agreement	Albertson’s LLC	ABL Security Agreement	United States Patent & Trademark Office

Sch. II-6

SCHEDULE III

Pledged Interests

Issuer	Grantor	No. Shares/Interest	Total Shares Outstanding	% Pledged	Certificate No.
Albertson’s LLC	Albertson’s Holdings LLC	100% owned	N/A	100%	Uncertificated
Fresh Holdings LLC	Albertson’s LLC	100% owned	N/A	100%	Uncertificated
Good Spirits LLC	Albertson’s LLC	100% owned	N/A	100%	Uncertificated
American Food and Drug LLC	Albertson’s LLC	100% owned	N/A	100%	Uncertificated
Extreme LLC	Fresh Holdings LLC	100% owned	N/A	100%	Uncertificated
Newco Investments, LLC	Extreme LLC	100% owned	N/A	100%	Uncertificated
NHI Investment Partners, LP	Newco Investments, LLC	99% owned	N/A	100%	Uncertificated
	Extreme LLC	1% owned
American Stores Properties LLC	American Food and Drug LLC	100% owned	N/A	100%	Uncertificated
Jewel Osco Southwest LLC	American Food and Drug LLC	100% owned	N/A	100%	Uncertificated
Sunrich Mercantile LLC	American Food and Drug LLC	100% owned	N/A	100%	Uncertificated
ABS Real Estate Holdings LLC	Albertson’s, LLC	100% common interest	N/A	100%	Uncertificated
ABS Real Estate Investor Holdings LLC	ABS Real Estate Holdings LLC	99% owned	N/A	100%	Uncertificated
	ABS Real Estate Corp.	1% owned
ABS Real Estate Corp.	ABS Real Estate Holdings LLC	100% owned	N/A	100%	Uncertificated
ABS Real Estate Owner Holdings LLC	ABS Real Estate Holdings LLC	99% owned	N/A	100%	Uncertificated
	ABS Real Estate Corp.	1% owned

Sch. III-1

Issuer	Grantor	No. Shares/Interest	Total Shares Outstanding	% Pledged	Certificate No.
ABS Mezzanine I LLC	ABS Real Estate Investor Holdings LLC	100% owned	N/A	100%	Uncertificated
ABS TX Investor GP LLC	ABS Mezzanine I LLC	100% owned	N/A	100%	1.01
ABS FLA Investor LLC	ABS Mezzanine I LLC	100% owned	N/A	100%	1.01
ABS TX Investor LP	ABS Mezzanine I LLC	99% owned	N/A	100%	1.01
	ABS TX Investor GP LLC	1% owned			1.01
ABS SW Investor LLC	ABS Mezzanine I LLC	100% owned	N/A	100%	1.01
ABS RM Investor LLC	ABS Mezzanine I LLC	100% owned	N/A	100%	1.01
ABS DFW Investor LLC	ABS Mezzanine I LLC	100% owned	N/A	100%	1.01
ASP SW Investor LLC	ABS Mezzanine I LLC	100% owned	N/A	100%	1.01
ABS TX Lease Investor GP LLC	ABS TX Investor LP	100% owned	N/A	100%	1.01
ABS FLA Lease Investor LLC	ABS FLA Investor LLC	100% owned	N/A	100%	1.01
ABS TX Lease Investor LP	ABS TX Investor LP	99% owned	N/A	100%	1.01
	ABS TX Lease Investor GP LLC	1% owned			1.01
ABS SW Lease Investor LLC	ABS SW Investor LLC	100% owned	N/A	100%	1.01
ABS RM Lease Investor LLC	ABS RM Investor LLC	100% owned	N/A	100%	1.01
ASP SW Lease Investor LLC	ASP SW Investor LLC	100% owned	N/A	100%	1.01

Sch. III-2

Issuer	Grantor	No. Shares/Interest	Total Shares Outstanding	% Pledged	Certificate No.
AFDI NoCal Lease Investor LLC	ABS DFW Investor LLC	100% owned	N/A	100%	1.01
ABS NoCal Lease Investor LLC	ABS DFW Investor LLC	100% owned	N/A	100%	1.01
ASR TX Investor GP LLC	ABS Mezzanine I LLC	100% owned	N/A	100%	1.01
ASR TX Investor LP	ASR TX Investor GP LLC	1% owned	N/A	100%	1.01
	ABS Mezzanine I LLC	99% owned			1.01
ABS Realty Investor LLC	ABS Mezzanine I LLC	100% owned	N/A	100%	1.01
ASR Lease Investor LLC	ASR TX Investor LP	100% owned	N/A	100%	1.01
ABS Realty Lease Investor LLC	ABS Realty Investor LLC	100% owned	N/A	100%	1.01
ABS Mezzanine II LLC	ABS Real Estate Owner Holdings LLC	100% owned	N/A	100%	Uncertificated
ABS TX Owner GP LLC	ABS Mezzanine II LLC	100% owned	N/A	100%	1.01
ABS FLA Owner LLC	ABS Mezzanine II LLC	100% owned	N/A	100%	1.01
ABS TX Owner LP	ABS TX Owner GP LLC	1% owned	N/A	100%	1.01
	ABS Mezzanine II LLC	99% owned			1.01
ABS TX Lease Owner GP LLC	ABS TX Owner LP	100% owned	N/A	100%	1.01
ABS TX Lease Owner LP	ABS TX Owner LP	99% owned	N/A	100%	1.01
	ABS TX Lease Owner GP LLC	1% owned			1.01
ABS SW Owner LLC	ABS Mezzanine II LLC	100% owned	N/A	100%	1.01
ABS SW Lease Owner LLC	ABS SW Owner LLC	100% owned	N/A	100%	1.01

Sch. III-3

Issuer	Grantor	No. Shares/Interest	Total Shares Outstanding	% Pledged	Certificate No.
Lucky (Del) Lease Owner LLC	ABS SW Owner LLC	100% owned	N/A	100%	1.01
Shortco Owner LLC	ABS SW Owner LLC	100% owned	N/A	100%	1.01
ABS NoCal Lease Owner LLC	ABS SW Owner LLC	100% owned	N/A	100%	1.01
LSP Lease LLC	ABS SW Owner LLC	100% owned	N/A	100%	1.01
ABS RM Owner LLC	ABS Mezzanine II LLC	100% owned	N/A	100%	1.01
ABS RM Lease Owner LLC	ABS RM Owner LLC	100% owned	N/A	100%	1.01
ABS DFW Owner LLC	ABS Mezzanine II LLC	100% owned	N/A	100%	1.01
ABS DFW Lease Owner LLC	ABS DFW Owner LLC	100% owned	N/A	100%	1.01
ASP SW Owner LLC	ABS Mezzanine II LLC	100% owned	N/A	100%	1.01
ASP SW Lease Owner LLC	ASP SW Owner LLC	100% owned	N/A	100%	1.01
NHI TX Owner GP LLC	ABS Mezzanine II LLC	100% owned	N/A	100%	1.01
EXT Owner LLC	ABS Mezzanine II LLC	100% owned	N/A	100%	1.01
NHI TX Owner LP	ABS Mezzanine II LLC	99% owned	N/A	100%	1.01
	NHI TX Owner GP LLC	1% owned			1.01
Sunrich Owner LLC	ABS Mezzanine II LLC	100% owned	N/A	100%	1.01
NHI TX Lease Owner GP LLC	NHI TX Owner LP	100% owned	N/A	100%	1.01
ASR Owner LLC	ABS Mezzanine II LLC	100% owned	N/A	100%	1.01
EXT Lease Owner LLC	EXT Owner LLC	100% owned	N/A	100%	1.01

Sch. III-4

Issuer	Grantor	No. Shares/Interest	Total Shares Outstanding	% Pledged	Certificate No.
NHI TX Lease Owner LP	NHI TX Lease Owner GP LLC	1% owned	N/	100%	1.01
	NHI TX Owner LP	99% owned			1.01
ASR TX Lease Owner GP LLC	ASR Owner LLC	100% owned	N/A	100%	1.01
ASR TX Lease Owner LP	ASR Owner LLC	99% owned	N/A	100%	1.01
	ASR TX Lease Owner GP LLC	1% owned			1.01
ABS Mezzanine III LLC	ABS Real Estate Holdings LLC	100% owned	N/A	100%	Uncertificated
ABS CA-O LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated
ABS CA-GL LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated
ABS ID-O LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated
ABS ID-GL LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated
ABS MT-O LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated
ABS MT-GL LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated
ABS NV-O LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated
ABS NV-GL LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated
ABS OR-O LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated
ABS OR-GL LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated
ABS UT-O LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated
ABS UT-GL LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated
ABS WA-O LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated

Sch. III-5

Issuer	Grantor	No. Shares/Interest	Total Shares Outstanding	% Pledged	Certificate No.
ABS WA-GL LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated
ABS WY-O LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated
ABS WY-GL LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated
ABS CA-O DC1 LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated
ABS CA-O DC2 LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated
ABS ID-O DC LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated
ABS OR-O DC LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated
ABS UT-O DC LLC	ABS Mezzanine III LLC	100% owned	N/A	100%	Uncertificated

Sch. III-6

EXHIBIT 3

Form of Perfection Certificate

Reference is hereby made to (i) that certain Security Agreement dated as of March 21, 2013 (the “ABL Security Agreement”), between Albertson’s LLC, a Delaware limited liability company (“Borrower”), the Guarantors party thereto (collectively, the “Guarantors”) and the ABL Collateral Agent (as hereinafter defined) and (ii) that certain Credit Agreement dated as of March 21, 2013 (the “ABL Credit Agreement”) among the Borrower, the Guarantors, certain other parties thereto and Bank of America, N.A., as Collateral Agent (in such capacity, the “ABL Collateral Agent”), (iii) that certain Security Agreement dated as of March 21, 2013 (the “Term Loan Security Agreement” and together with the ABL Security Agreement, the “Security Agreements”), between the Borrower, the Guarantors party thereto (collectively, the “Guarantors”) and the Term Loan Collateral Agent (as hereinafter defined) and (iv) that certain Credit Agreement dated as of March 21, 2013 (the “Term Loan Credit Agreement” and together with the ABL Credit Agreement, the “Credit Agreements”) among the Borrower, the Guarantors, certain other parties thereto and Citibank, N.A., as Collateral Agent (in such capacity, the “Term Loan Collateral Agent” and together with the ABL Collateral Agent, the “Collateral Agents”)

Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreements.

As used herein, the term “Companies” means Holdings, Borrower and each of its U.S. Subsidiaries.

The undersigned hereby certify to the Collateral Agents as follows:

1. Names.

(a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. The chief executive office of each Company is located at the address set forth in Schedule 2(a) hereto. Set forth on Schedule 2(b) are all the locations where each Company currently maintains any of its tangible personal property (including Goods, Inventory and Equipment) of such Company (indicating whether such Collateral is held by such Company or a landlord, lessor, warehouseman, bailee or a third party).

3. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

4. File Search Reports. Attached hereto as Schedule 4 is a true and accurate summary of file search reports from (A) the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule (1)(c) or Schedule 3 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral and (B) each real estate recording office identified in Schedule 7 with respect to real estate on which Collateral consisting of fixtures is or is to be located. A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Collateral Agents.

5. UCC Filings. The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 relating to the Security Agreements or the applicable Mortgage, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5, (ii) the appropriate filing offices for the filings described in Schedule 11(c), (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 7(a) and (iv) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agents pursuant to the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agents pursuant to the Collateral Documents.

7. Real Property. (a) Attached hereto as Schedule 7(a) is a list of all (i) real property owned, leased or otherwise held by each Company located in the United States as of the Closing Date, (ii) real property to be encumbered by a Mortgage and fixture filing, which real property includes all real property owned, leased or otherwise held by each Company as of the Closing Date having a value in excess of $500,000 (such real property, the “Mortgaged Property”), (iii) common names, addresses and uses of each Mortgaged Property (stating improvements located thereon) and (iv) other information relating thereto required by such Schedule. Except as described in Schedule 7(b) attached hereto: (i) no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described in Schedule 7(a) and (ii) no Company has any Leases which require the consent of the landlord, tenant or other party thereto to the Transactions. The Mortgages when delivered as of the date hereof are in the appropriate form for filing in the filing offices in the jurisdictions identified in Schedule 6.

8. Termination Statements. Attached hereto as Schedule 8(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8(b) hereto with respect to each Lien described therein.

9. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreements. Also set forth in Schedule 9(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreements.

10. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries.

11. Intellectual Property. (a) Attached hereto as Schedule 11(a) is a schedule setting forth all of each Company’s Patents and Trademarks (each as defined in the Security Agreements) applied for or registered with the United States Patent and Trademark Office, and all other Patents and Trademarks (each as defined in the Security Agreements), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Company.

(b) Attached hereto as Schedule 11(b) is a schedule setting forth all of each Company’s United States Copyrights (each as defined in the Security Agreements), and all other Copyrights, including the name of the registered owner and the registration number of each Copyright owned by each Company.

(c) Attached hereto as Schedule 11(c) is a schedule setting forth all Patent Licenses, Trademark Licenses and Copyright Licenses, whether or not recorded with the USPTO or USCO, as applicable, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

(d) Attached hereto as Schedule 11(d) in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and United States Copyright Office (the “USCO”) are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth in Schedule 11(a), Schedule 11(b), and Schedule 11(c), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

12. Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreements) held by each Company, including a brief description thereof.

13. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 13 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreements) maintained by each Company, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account and stating if such account is required to be subject to a control agreement pursuant to the Security Agreements and the reason for such account to be excluded from the control agreement requirement.

14. Letter-of-Credit Rights. Attached hereto as Schedule 14 is a true and correct list of all Letters of Credit issued in favor of each Company, as beneficiary thereunder.

15. Insurance. Attached hereto as Schedule 15 is a true and correct list of all insurance policies of the Companies.

16. Other Collateral. Attached hereto as Schedule 16 is a true and correct list of all of the following types of collateral, if any, owned or held by each Company: (a) all agreements and contracts with any Governmental Authority, (b) all FCC licenses, (c) all aircraft and airplanes, (d) all ships and boats vessels, (e) all rolling stock and trains, (f) all oil, gas, minerals and as extracted collateral.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this [    ] day of [            ], 2013.

ALBERTSON’S LLC

By:
Name:
Title:

[Each of the Guarantors]

By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[1]	Federal Taxpayer Identification Number	State of Formation

[1]	If none, so state.

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate]

Schedule 2(a)

Chief Executive Offices

Company/Subsidiary	Address	County	State

Schedule 2(b)

Locations Where Company Maintains Tangible Personal Property

Company/Subsidiary	Address	County	State

Schedule 3

Transactions Other Than in the Ordinary Course of Business

Company/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 4

File Search Reports

Company/Subsidiary	Search Report dated	Prepared by	Jurisdiction

See attached.

Schedule 5

Copy of Financing Statements To Be Filed

See attached.

Schedule 6

Filings/Filing Offices

Type of Filing[2]	Entity	Applicable Collateral Document [Mortgage, Security Agreement or Other]	Jurisdictions

[2]	UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

Schedule 7(a)

Real Property

I.	Owned Real Property

Entity of Record	Common Name and Address	Purpose/ Use	Improvements Located on Real Property	Approximate Square Footage	Legal Description (if Encumbered by Mortgage and/or Fixture Filing)	To be Encumbered by Mortgage and Fixture Filing	Option to Purchase/ Right of First Refusal
[ ]	[ ] [COUNTY, STATE]	[ ]	[ ]	[ ]	[See Schedule A to Mortgage and/or fixture filing encumbering this property.]	[YES/NO]	[YES/NO]

II.	Leased or Other Interests in Real Property

Entity of Record	Common Name and Address	Landlord / Owner	Description of Lease or Other Documents Evidencing Interest	Purpose/ Use	Improvements Located on Real Property	Approximate Square Footage	Legal Description (if Encumbered by Mortgage and/or Fixture Filing)	To be Encumbered by Mortgage	To be Encumbered by Fixture Filing	Option to Purchase/ Right of First Refusal
[ ]	[ ] [COUNTY, STATE]	[ ]	[ ]	[ ]	[ ]	[ ]	[See Schedule A to Mortgage and/or fixture filing encumbering this property.]	[YES/NO]	[YES/NO]	[YES/NO]

Schedule 7(b)

Required Consents; Company Held Landlord’s/ Grantor’s Interests

I. Landlord’s / Grantor’s Consent Required

1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE LANDLORD’S / GRANTOR’S CONSENT IS REQUIRED].

II. Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Company holds Landlord’s / Grantor’s Interest

1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE COMPANY HOLDS LANDLORD’S / GRANTOR’S INTEREST]

Schedule 8(a)

Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

Schedule 8(b)

Termination Statement Filings

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number

Schedule 9

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Schedule 10

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Payee	Payor	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2.	Chattel Paper:

Description

Schedule 11(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Schedule 11(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

OTHER COPYRIGHTS

Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Schedule 11(c)

Intellectual Property Licenses

Patent Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Trademark Licenses

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

Copyright Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Schedule 11(d)

Intellectual Property Filings

Schedule 12

Commercial Tort Claims

Description

Schedule 13

Deposit Accounts

Owner	Type Of Account	Bank	Account Numbers	Subject to control agreement? [Yes/No]	Reason for Exclusion from Control Requirement

Securities Accounts

Owner	Type Of Account	Intermediary	Account Numbers	Subject to control agreement? [Yes/No]	Reason for Exclusion from Control Requirement

Commodity Accounts

Owner	Type Of Account	Intermediary	Account Numbers	Subject to control agreement? [Yes/No]	Reason for Exclusion from Control Requirement

Schedule 14

Letter of Credit Rights

Issuer	Beneficiary	Principal Amount	Date of Issuance	Maturity Date

Schedule 15

Insurance

Schedule 16

Other Collateral

(a) Agreements and Contracts with Governmental Authorities

Description

(b) FCC Licenses

Description

(c) Aircraft and Airplanes

Description

(d) Ships, Boats and Vessels

Description

(e) Rolling Stock And Trains

Description

(f) Oil, Gas, Minerals and As Extracted Collateral

Description

EXHIBIT 4

[Form of]

Copyright Security Agreement

Copyright Security Agreement, dated as of [                    ], by [                    ] and [                    ] (individually, a “Grantor”, and, collectively, the “Grantors”), in favor of BANK OF AMERICA, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Grantors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Grantors are required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Copyright Collateral. Each Grantor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Grantor:

(a) Copyrights of such Grantor listed on Schedule I attached hereto; and

(b) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Grantors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights under this Copyright Security Agreement.

SECTION 5. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts. Delivery of an executed counterpart of a signature page of this Copyright Security Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Copyright Security Agreement.

SECTION 6. Governing Law. This Copyright Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Copyright Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[GRANTORS]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A.,
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS

Copyright registrations:

OWNER	REGISTRATION NUMBER	TITLE

Copyright applications:

OWNER	TITLE

EXHIBIT 5

[Form of]

Patent Security Agreement

Patent Security Agreement, dated as of [                    ], by [                    ] and [                    ] (individually, a “Grantor”, and, collectively, the “Grantors”), in favor of BANK OF AMERICA, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Grantors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Grantors are required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral. Each Grantor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Grantor:

(a) Patents of such Grantor listed on Schedule I attached hereto; and

(b) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Grantors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Patent Security Agreement.

SECTION 5. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts. Delivery of an executed counterpart of a signature page of this Patent Security Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Patent Security Agreement.

SECTION 6. Governing Law. This Patent Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Patent Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[GRANTORS]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A.,
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I

to

PATENT SECURITY AGREEMENT

PATENT REGISTRATIONS AND PATENT APPLICATIONS

Patent Registrations:

OWNER	REGISTRATION NUMBER	NAME

Patent Applications:

OWNER	APPLICATION NUMBER	NAME

EXHIBIT 6

[Form of]

Trademark Security Agreement

Trademark Security Agreement, dated as of [                    ], by [                    ] and [                    ] (individually, a “Grantor”, and, collectively, the “Grantors”), in favor of BANK OF AMERICA, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Grantors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Grantors are required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. Each Grantor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Grantor:

(a) Trademarks of such Grantor listed on Schedule I attached hereto;

(b) all goodwill associated with such Trademarks; and

(c) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Grantors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under this Trademark Security Agreement.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts. Delivery of an executed counterpart of a signature page of this Trademark Security Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Trademark Security Agreement.

SECTION 6. Governing Law. This Trademark Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Trademark Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[GRANTORS]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A.,
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

Trademark registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Trademark applications:

OWNER	APPLICATION NUMBER	TRADEMARK